     As filed with the Securities and Exchange Commission on March 24, 1997
                                                      Registration No. 333-19077
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                   -----------
                                 Amendment No. 1
                                       to
                                    Form S-4


                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                   -----------
                                 SunSource Inc.
             (Exact name of registrant as specified in its charter)

              Delaware                                   6719                                  23-2874736
  (State or other jurisdiction of             (Primary Standard Industrial        (I.R.S. Employer Identification No.)
  incorporation or organization)                   Classification No.)


                              2600 One Logan Square
                        Philadelphia, Pennsylvania 19103
                                 (215) 665-3650
  (Address, I ncluding zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 ---------------
                               DONALD T. MARSHALL
                      President and Chief Executive Officer
                              2600 One Logan Square
                        Philadelphia, Pennsylvania 19103
                                 (215) 665-3650
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                 ---------------
                             SunSource Capital Trust
             (Exact name of registrant as specified in its charter)

             Delaware                                6719                                  23-2874735
 (State or other jurisdiction of          (Primary Standard Industrial        (I.R.S. Employer Identification No.)
  incorporation or organization)                Classification No.)


                              2600 One Logan Square
                        Philadelphia, Pennsylvania 19103
                                 (215) 665-3650
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 ---------------
                               DONALD T. MARSHALL
                              2600 One Logan Square
                        Philadelphia, Pennsylvania 19103
                                 (215) 665-3650
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

        DONALD A. SCOTT                 ANDREW R. KELLER             WILLIAM G. LAWLOR
  Morgan, Lewis & Bockius LLP      Simpson Thacher & Bartlett      Dechert Price & Rhoads
     2000 One Logan Square            425 Lexington Avenue            1717 Arch Street
     Philadelphia, PA 19103            New York, NY 10017          Philadelphia, PA 19103
         (215) 963-5000                  (212) 455-2000                (215) 994-4000

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this Registration Statement and the satisfaction or waiver of all other conditions to the merger of SunSource L.P. (the "Partnership") anda wholly-owned subsidiary of the Partnership with and into the Registrant pursuant to the Agreement and Plan of Conversion dated March __, 1997 among the Registrant, the Partnership, PartSub Inc., a Delaware corporation, Lehman/SDI, Inc., a Delaware corporation and the limited partners of SDI Partners I, L.P., described in the enclosed Proxy Statement/Prospectus.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X].
                           ---------------------------
                         CALCULATION OF REGISTRATION FEE

==============================================================================================================================
                                                                                Proposed
                                                                                 maximum                           Amount of
                      Title of each class of                                    aggregate                        registration
                    securities to be registered                             offering price(1)                         fee
-------------------------------------------------------------------------------------------------------------------------------
Common Stock of SunSource Inc., par value $.01 per share(2).......             $90,436,552                        $28,261(3)
-------------------------------------------------------------------------------------------------------------------------------
Trust Preferred Securities of SunSource Capital Trust,                        $124,870,196                        $39,022(3)
liquidation value $25.00 per share................................
-------------------------------------------------------------------------------------------------------------------------------
Junior Subordinated Debentures of SunSource Inc.                                   (4)                               (4)
-------------------------------------------------------------------------------------------------------------------------------
Guarantee of the Trust Preferred Securities by SunSource Inc.                      (5)                               (5)
==============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(2) Includes rights attached to shares of Common Stock pursuant to the Registrant's Stockholders Rights Plan.

(3) In accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, a filing fee of $23,979 was paid to the Commission on December 30, 1996, when the preliminary proxy was filed along with Schedule 13E-3 of SunSource L.P. and the remainder of the filing fee was paid on December 31, 1996 with the initial filing of the Registration Statement.

(4) Held by the Trust for holders of Trust Preferred Securities.

(5) No payment will be received by SunSource Inc. or SunSource Capital Trust for the guarantee.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

                                                     Philadelphia, Pennsylvania
                                                                 April __, 1997

                  NOTICE OF SPECIAL MEETING OF LIMITED PARTNERS
                          To Be Held On April __, 1997

To the Limited Partners of SunSource L.P.:

         NOTICE IS HEREBY GIVEN that a Special Meeting of the limited partners of SunSource L.P., a Delaware limited partnership (the "Partnership"), will be held at _______________________, Philadelphia, Pennsylvania on April __, 1997 at 10:00 a.m., local time.

         At the Special Meeting, the limited partners will vote upon a proposal (the "Conversion Proposal") to convert the Partnership to corporate form (the "Conversion"). If the limited partners approve the Conversion Proposal:

o Each Class A limited partnership interest ("A Interest") will be exchanged for $1.30 in cash and 0.38 of an 11.6% Trust Preferred Security of SunSource Capital Trust, a business trust holding 11.6% Junior Subordinated Debentures of the Corporation. The Trust Preferred Securities will have a liquidation preference of $25, will be entitled to cumulative distributions of $2.90 per year payable monthly and will mature in 30 years, subject to optional redemption after five years or earlier upon the occurrence of a Tax Event.

o Each Class B limited partnership interest ("B Interest") will be exchanged for 0.25 share of Common Stock of the Corporation (the "Common Stock").

The Conversion will be accomplished by the following:

o The contribution by the Partnership of its limited partnership interest in SDI Operating Partners, L.P. (the "Operating Partnership") and by Lehman/SDI, Inc. ("Lehman/SDI") of its general partnership interest in SDI Partners I, L.P., the general partner of the Partnership and the Operating Partnership (the "General Partner"), to a subsidiary of the Partnership ("LPSub") in exchange for common stock of LPSub.

o The contribution by certain current and former members of management of their limited partnership interests in the General Partner to SunSource Inc., a newly formed Delaware corporation (the "Corporation"), in exchange for 462,000 shares of Common Stock, of which 75,000 shares will be held in escrow to be distributed after two years if all distributions on the Trust Preferred Securities have then been paid, and the contribution by the Corporation of the limited partnership interests to a wholly owned subsidiary.

o A merger (the "Merger") of the Partnership and LPSub with and into the Corporation, in which (i) the A Interests will be converted into 4,217,837 Trust Preferred Securities and cash; (ii) the B Interests will be converted into 5,418,936 shares of Common Stock and (iii) the common stock of LPSub held by Lehman/SDI will be converted into 538,000 shares of Common Stock.

         As a result of the Conversion, the Partnership will cease to exist and subsidiaries of the Corporation will own all of the partnership interests in the Operating Partnership and the General Partner. Unaffiliated holders of A Interests will hold 4,187,543 and affiliated holders of A Interests will hold 30,294 Trust Preferred Securities (in each case, less the number of fractional shares for which holders will receive cash in the Conversion) Trust Preferred Securities and unaffiliated holders of B Interests will hold 2,954,601 (less the number of fractional shares for which holders will receive cash in the Conversion) shares of Common Stock (46.0% of the total outstanding). The partners of the General Partner and other affiliates of the General Partner who presently hold B Interests will hold 3,464,335 shares of Common Stock (54.0% of the total outstanding).

         The Conversion Proposal and related matters are more fully described in the attached Proxy Statement/Prospectus, which (together with the exhibits thereto and the documents incorporated by reference therein) forms a part of this Notice and is incorporated herein by reference. Frequently used capitalized terms are defined in Exhibit A thereto and a chart illustrating the relative relationships of the entities before and after the Conversion is set forth before the Summary to the Proxy Statement/Prospectus.


         The Conversion will require (i) the approval of limited partners holding a majority of the outstanding A Interests and B Interests, each voting separately as a class, and (ii) the approval of unaffiliated limited partners (limited partners other than affiliates of the General Partner) holding a majority of the A Interests and B Interests held by unaffiliated limited partners, each voting separately as a class. Only limited partners of the Partnership of record at the close of business on March __, 1997 are entitled to notice of and to vote at the Special Meeting.


         You are cordially invited to attend the Special Meeting. If you cannot attend, please sign and date the accompanying form of proxy and return it promptly in the enclosed envelope. If you attend the meeting, you may vote in person regardless of whether you have given your proxy. Any proxy may be revoked at any time before it is exercised, as indicated herein.

                                       By Order of the General Partner

                                       Joseph M. Corvino, Secretary
                                       SDI Partners I, L.P.

Your vote is important. Accordingly, you are asked to complete, sign and return the accompanying proxy card in the envelope provided, which requires no postage if mailed in the United States.

Proxy Statement/Prospectus

                                 SUNSOURCE INC.
                        6,418,936 Shares of Common Stock


                             SUNSOURCE CAPITAL TRUST
                   4,217,837 11.6% Trust Preferred Securities
              (Liquidation Amount $25 per Trust Preferred Security)
          Fully and unconditionally guaranteed, as described herein, by
                                 SUNSOURCE INC.

         This Proxy Statement (which is also a Prospectus) relates to the issuance of (i) Common Stock, par value $0.01 per share ("Common Stock") of SunSource Inc., a Delaware corporation which has been newly formed by SunSource L.P., a Delaware limited partnership, and (ii) 11.6% Trust Preferred Securities (the "Trust Preferred Securities") of SunSource Capital Trust, a Delaware statutory business trust (the "Trust"), representing preferred undivided beneficial interests in the assets of the Trust, which will consist of 11.6% Junior Subordinated Debentures ("Junior Subordinated Debentures") of SunSource Inc. In this Proxy Statement/Prospectus, SunSource Inc. is referred to as the "Corporation" and SunSource L.P. as the "Partnership." Other frequently used capitalized terms are defined in Exhibit A hereto (located inside the back cover).

         This Proxy Statement is being sent by the Partnership to the holders of Class A limited partnership interests ("A Interests") and Class B limited partnership interests ("B Interests," and together with A Interests, "Interests") in connection with the solicitation by SDI Partners I, L.P., a Delaware limited partnership which is the general partner of the Partnership (the "General Partner"), of proxies to be voted at a Special Meeting of the Partnership's limited partners in Philadelphia on April __, 1997. At the Special Meeting, the limited partners will vote on a proposal (the "Conversion Proposal") that, if approved, will result in the conversion of the Partnership to corporate form (the "Conversion").

         The Conversion will be accomplished through a merger (the "Merger") of the Partnership and a subsidiary of the Partnership ("LPSub") with and into the Corporation. Upon consummation of the Merger, each A Interest will be exchanged for 0.38 of a Trust Preferred Security and $1.30 in cash. The Trust Preferred Securities will have a liquidation preference of $25, will be entitled to cumulative distributions of $2.90 per year payable monthly and will mature in 30 years, subject to optional redemption after five years or earlier upon the occurrence of a Tax Event. Each B Interest will be exchanged for 0.25 share of Common Stock of the Corporation. The general partnership interest in the General Partner held by Lehman/SDI, Inc. ("Lehman/SDI") will be exchanged for 538,000 shares of Common Stock. The limited partnership interests in the General Partner held by current and former members of management will be exchanged with the Corporation for 462,000 shares of Common Stock, of which 75,000 shares will be held in escrow to be distributed after two years if all distributions on the Trust Preferred Securities have then been paid. As a result of the Conversion,
(i) the Partnership will cease to exist and subsidiaries of the Corporation will own all of the partnership interests in the Operating Partnership and the General Partner; (ii) the unaffiliated holders of A Interests will hold 4,187,543 and affiliated holders of A Interests will hold 30,294 Trust Preferred Securities (in each case, less the number of fractional shares for which holders will receive cash in the Conversion); (iii) unaffiliated holders of B Interests will hold 2,954,601 (less the number of fractional shares for which holders will receive cash in the Conversion) shares of Common Stock (46.0% of the total outstanding); and (iv) the partners of the General Partner and affiliates of the General Partner who presently hold B Interests will hold 3,464,335 shares of Common Stock (54.0% of the total outstanding).
                                                         (cover page continued)

                                 -------------


       NEITHER THIS TRANSACTION NOR THESE SECURITIES HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
     COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION
         OR THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                ----------------

                 The date of this Proxy Statement/Prospectus is April __, 1997.

         The General Partner believes that the Conversion is in the best interests of the Partnership and its limited partners and recommends that the limited partners approve the Conversion. There are conflicts of interest between the General Partner and the limited partners with respect to certain matters relating to the Conversion.


         The Conversion involves certain factors that should be considered by all limited partners. The effects of the Conversion may differ for each limited partner and may be disadvantageous to some depending upon their individual circumstances and investment objectives. See "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS" and "SPECIAL FACTORS." In particular, limited partners should consider that:


o There are conflicts of interest between the General Partner and the limited partners in the Conversion. A benefit to the partners of the General Partner which is not shared by the limited partners is the elimination of liability of the General Partner for liabilities of the Partnership which occur after the Conversion. Limited partners were not separately represented in establishing the terms of the Conversion. Such representation might have caused the terms of the Conversion to be different in some respects from those described herein. The fiduciary duties owed by the directors of the Corporation after the Conversion may be less than those owed by the General Partner of the Partnership before the Conversion, which may result in decreased potential liability of the directors of the Corporation. See "COMPARISON OF INTERESTS AND SECURITIES TO BE ISSUED -- Fiduciary Duties." In addition, certain members of management will receive accelerated payments under certain deferred compensation plans of the Operating Partnership.

o If the Conversion is approved, the Partnership and the limited partners will forego the potential future tax benefits associated with operating in partnership form (e.g., no tax paid at the Partnership level on its taxable income) immediately, rather than beginning after December 31, 1997.

o After the Conversion, holders of A Interests will no longer have their contractual right under the Partnership Agreement to the Priority Return (as defined herein), although they will be entitled to receive distributions on the Trust Preferred Securities in an amount equal to such Priority Return before dividends are paid on the Common Stock. Holders of B Interests will no longer have the right to receive tax distributions with respect to their allocable share of the Partnership's taxable income, although they will no longer be taxed with respect to income of the Corporation. If the Conversion is approved, the Board of Directors will have discretion to defer payments on the Junior Subordinated Debentures for up to five years. If such payments are deferred, the Trust will be unable to make distributions on the Trust Preferred Securities, and the Corporation will be prohibited from paying dividends on the Common Stock. Provided distributions on the Trust Preferred Securities are not in arrears, the Board of Directors will have discretion to declare and pay dividends on the Common Stock, but there can be no assurance that the Corporation will make dividend distributions. Management presently intends not to recommend the payment of dividends on the Common Stock in order to retain cash to fund the Corporation's acquisition program and general corporate requirements.

o Limited partners have no dissenters' or appraisal rights in the Conversion. Therefore, limited partners will not be entitled to receive a cash payment from the Partnership for the fair value of their interests if they dissent and the Conversion is approved and consummated.

o Prior to the Conversion, there has been no public market for the Trust Preferred Securities or the Common Stock. Because the consideration received by the holders of A Interests includes $1.30 in cash for each A Interest, it is likely that the Trust Preferred Securities received in respect of each A Interest will trade at prices below the market price of the A Interests immediately prior to the Merger. The Common Stock received by the holders of B Interests may trade at prices below the market price of the B Interests. If a large number of holders of Trust Preferred Securities or Common Stock were to offer their securities for sale immediately after consummation of the Conversion, the market prices of the securities could decline substantially absent a corresponding demand for the securities from other investors.

o Transaction costs of approximately $3,600,000 will be incurred by the Partnership, of which approximately $3,000,000 will be paid whether or not the Conversion is completed.

     Holders of A Interests should also consider the following additional risks:

o The receipt of Trust Preferred Securities and cash by the holders of A Interests will be a taxable event. The receipt of Trust Preferred Securities, Common Stock and cash by the holders who hold both A Interests and B Interests will be a taxable event. In addition, holders of Trust Preferred Securities will be required to accrue original issue discount income with respect to any unpaid distributions on the Trust Preferred Securities.

o Unlike the A Interests, which are not subject to mandatory or optional redemption by the Partnership, the Junior Subordinated Debentures held by the Trust may be redeemed by the Corporation at 100% of the principal amount plus accrued and unpaid interest at any time after April 30, 2002 or earlier at 101% of the principal amount plus accrued and unpaid interest upon the occurrence of a Tax Event. See "DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES -- Optional Redemption."

o The obligations of the Corporation under the Junior Subordinated Debentures will be unsecured obligations and will be subordinate and junior in right of payment to senior indebtedness of the Corporation and will be structurally subordinated to all liabilities and obligations of the Operating Partnership and the Corporation's other subsidiaries. As of September 30, 1996 (on a pro forma basis, assuming the Merger had occurred on such date), the Corporation would have had approximately $97.3 million principal amount of senior indebtedness outstanding, and the Operating Partnership and the Corporation's other subsidiaries would have had approximately $85.3 million of indebtedness and other liabilities. There are no terms in the Trust Preferred Securities or the Junior Subordinated Debentures that limit the Corporation's or its subsidiaries' ability to incur additional indebtedness.

     Holders of B Interests should also consider the following additional risks:

o There are conflicts of interest between the A Interests and the B Interests and between the General Partner and the B Interests with respect to the determination of the consideration to be received in the Conversion. To the extent the partners of the General Partner receive Common Stock in the Conversion, the interest in the Corporation represented by the shares of Common Stock to be received by holders of B Interests will be diluted. Also, the value of the consideration to be received by holders of B Interests and by the partners of the General Partner will be reduced to the extent of the consideration to be received by holders of A Interests.

o Certain provisions of Delaware law and the Corporation's organizational documents may reduce the likelihood of a takeover of the Corporation that, if successful, would permit stockholders to receive a premium over the market price of the Common Stock.

o Issuances of additional shares of Common Stock or Preferred Stock by the Corporation could adversely affect existing stockholders' equity interest in the Corporation and the market price of the Common Stock.

o The Corporation has agreed to file registration statements for the sale of shares of Common Stock by Lehman/SDI and certain of its affiliates (collectively, "Lehman Brothers") and, subject to certain limitations, by management, after the Conversion. Lehman Brothers and management have agreed to cooperate to execute an underwritten secondary offering of all or some portion of their shares of Common Stock as soon as practicable after the effective date of the Conversion, subject to market conditions. The Corporation has agreed not to sell any additional shares of Common Stock prior to the earlier of such initial secondary offering and the nine-month anniversary of the Conversion, except in connection with acquisitions. In addition, Lehman Brothers Capital Partners I, an affiliate of Lehman/SDI holding 5,788,124 B Interests, may distribute the shares of Common Stock it receives in the Merger (a majority of which shares would be freely tradeable immediately after such distribution) to its partners. See "RESALE OF SECURITIES -- Resales by Lehman Brothers and Management."

o The Corporation's unaudited pro forma balance sheet at September 30, 1996 reflect a stockholders' deficit of approximately $19 million and a negative net book value per common share of $2.97. Counsel has advised the Partnership and the Corporation that under Delaware law, dividends or distributions on the stock of a Delaware corporation may be declared or paid out of surplus, so that the net assets of the corporation after such payment shall at least equal the amount of its capital. However, such a dividend or distribution is permissible under such provision only if the corporation's board of directors concludes that (a) immediately following payment of such dividend or distribution, the fair market value of the corporation's assets will exceed its liabilities and (b) the payment of such dividend or distribution is being made out of the corporation's surplus (net assets minus capital) and not out of capital in contravention of Delaware law. In case there shall be no surplus, dividends may also be paid out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. The foregoing restrictions will not affect the payment of distributions on the Trust Preferred Securities which are issued by the Trust rather than the Corporation. In addition, it is the current intention of the Board of Directors of the Corporation not to declare dividends on the Common Stock.


         In addition to the factors noted above, an investment in SunSource (whether in partnership or corporate form) is subject to risks associated with operating conditions, competitive factors, economic conditions, industry conditions and equity market conditions.

         The General Partner believes that the Conversion will provide SunSource and the holders of B Interests the following benefits:

o Expand the base of potential investors in SunSource to include persons and institutional entities who do not typically invest in limited partnership securities. In addition, the General Partner anticipates that the Common Stock (as compared to Interests) will receive additional investor interest through increased review and evaluation by research analysts.

o Conserve cash by the retention of the annual management fee of $3,330,000 and the retention of distributions on the General Partner's ownership in the Partnership and the Operating Partnership amounting to approximately $400,000 annually.

o Although the Corporation will have to pay tax on its income, SunSource will conserve additional cash (i) because the interest payable on the Junior Subordinated Debentures, which will approximately equal the distributions currently paid on the A Interests, will be deductible for federal income tax purposes, resulting in a corporate tax benefit of approximately $4,900,000 annually and (ii) because of the difference in rates between the B Tax Distribution (as defined herein), which will be eliminated, and the tax that will become payable by the Corporation. Subject to changes in federal income tax laws, approval of the Conversion Proposal should assure tax deductibility on the distributions in respect of the Trust Preferred Securities, which will replace the Priority Return. If the Conversion is not approved, the Priority Return would have to be paid from net income after corporate income taxes after December 31, 1997.

o Permit greater flexibility to consummate acquisitions due to conservation of cash resources and the ability to use capital stock as acquisition currency.

o Provide greater access to public and private debt and equity capital markets at a potentially lower cost of capital.

o    Simplify and reduce costs of tax reporting for investors in SunSource.


     The General Partner also believes that the Conversion will provide the holders of A Interests with benefits in the form of the cash payment of $1.30, the continuation of the $1.10 distribution and a more readily tradeable security, and will simplify and reduce costs of tax reporting for holders. In addition, to the extent the benefits described above for the holders of B Interests strengthen the financial condition of the Corporation, the risk that distributions on the Trust Preferred Securities will not be paid will decrease.

     The Conversion will require (i) the approval of limited partners holding a majority of the outstanding A Interests and B Interests, each voting separately as a class, and (ii) the approval of unaffiliated limited partners (limited partners other than affiliates of the General Partner) holding a majority of the A Interests and B Interests held by unaffiliated limited partners, each voting separately as a class. Such majority approvals will bind all limited partners regardless of whether they vote against the Conversion. The affiliates of the General Partner, who own approximately 46% of the B Interests, have advised the Partnership that they will vote in favor of the Conversion Proposal. Failure to forward a proxy or to vote in person at the Special Meeting will have the same effect as if a limited partner had voted against the Conversion Proposal.


     This Proxy Statement/Prospectus and the related form of proxy are first being sent to limited partners on or about March __, 1997.


     Application has been made to list the Trust Preferred Securities and Common Stock on the New York Stock Exchange.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement/Prospectus, and any information or representation not contained herein must not be relied upon as having been authorized by the Partnership, the General Partner, the Corporation or the Trust. This Proxy Statement/Prospectus does not constitute an offer of any securities other than the registered securities to which it relates or an offer to any person in any jurisdiction where such offer would be unlawful. Neither the delivery of this Proxy Statement/Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Partnership or the Corporation since the date hereof.


Until 25 days after the date of this Proxy Statement/Prospectus, all dealers effecting transactions in the Trust Preferred Securities and the Common Stock, whether or not participating in this distribution, may be required to deliver a Proxy Statement/Prospectus.

                                                 TABLE OF CONTENTS

ORGANIZATION CHART.......................................................................................................1

SUMMARY..................................................................................................................2

RISK FACTORS, CONFLICTS OF INTEREST AND
OTHER IMPORTANT CONSIDERATIONS..........................................................................................16
     Risks Applicable to Holders of A Interests and B
         Interests .....................................................................................................16
     Additional Risks Applicable to Holders of A
         Interests......................................................................................................18
     Additional Risks Applicable to Holders of
         B Interests....................................................................................................21

VOTING AND PROXY INFORMATION............................................................................................22

SPECIAL FACTORS.........................................................................................................23
     Background of the Conversion.......................................................................................23
     Existing Partnership Structure.....................................................................................24
     Existing Economic Interests of the Partners........................................................................25
     Alternatives to the Conversion.....................................................................................25
     Reasons to Convert to Corporate Form...............................................................................27
     Terms of the Conversion............................................................................................28
     Consequences if Conversion is Not Approved.........................................................................29
     Limited Partner Litigation.........................................................................................30
     Determinations of the Special Committee............................................................................30
     Opinion of Smith Barney............................................................................................41
     Recommendation of the General Partner and
         Fairness Determination.........................................................................................46
     Source and Amount of Funds.........................................................................................46
     Accounting Treatment...............................................................................................46
     Fees and Expenses..................................................................................................47
     Exchange of Depositary Receipts....................................................................................47
     Treatment of Fractional Shares.....................................................................................47

COMPARISON OF INTERESTS AND SECURITIES
     TO BE ISSUED.......................................................................................................48

CERTAIN FEDERAL INCOME TAX
     CONSEQUENCES.......................................................................................................55
     Partnership Status and Taxation of the
         Partnership....................................................................................................56
     General Tax Treatment of the Conversion............................................................................56
     Certain Tax Consequences of the Conversion
         to Holders of B Interests......................................................................................57
     Certain Tax Consequences of the Conversion
         to Holders of A Interests......................................................................................58
     Other Tax Issues Affecting Limited Partners........................................................................61
     Tax Consequences to the Corporation
         and the Partnership............................................................................................61
     Unrelated Business Taxable Income..................................................................................62
     Other Tax Aspects..................................................................................................62

MARKET PRICES AND DISTRIBUTIONS.........................................................................................62

CAPITALIZATION..........................................................................................................62

SELECTED HISTORICAL
     FINANCIAL INFORMATION..............................................................................................66

MANAGEMENT'S DISCUSSION AND ANALYSIS
     OF FINANCIAL CONDITION AND RESULTS
     OF OPERATIONS......................................................................................................68

BUSINESS................................................................................................................80
     General............................................................................................................80
     Acquisition Strategy...............................................................................................81
     Products and Services..............................................................................................82
     Marketing..........................................................................................................82
     Competition........................................................................................................83
     Insurance Arrangements.............................................................................................83
     Employees..........................................................................................................83
     Backlog............................................................................................................84
     Federal Income Tax Considerations..................................................................................84
     Legal Proceedings..................................................................................................85

MANAGEMENT..............................................................................................................86
     Executive Officers and Directors...................................................................................86
     Directors and Executive Officers After the
         Conversion.....................................................................................................87
     Compensation.......................................................................................................88
     Deferred Compensation Plans........................................................................................89
     Change in Control Arrangements.....................................................................................89
     Management Fee.....................................................................................................89
     Certain Business Relations.........................................................................................89

SECURITY OWNERSHIP OF CERTAIN
     BENEFICIAL OWNERS AND
     MANAGEMENT.........................................................................................................90

SUNSOURCE CAPITAL TRUST.................................................................................................91

DESCRIPTION OF TRUST PREFERRED
     SECURITIES.........................................................................................................93
     General............................................................................................................94
     Distributions......................................................................................................94
     Mandatory Redemption...............................................................................................95
     Special Event Redemption or Distribution...........................................................................96
     Redemption Procedures..............................................................................................97
     Subordination of Trust Common Securities...........................................................................98

                                      -vi-

     Liquidation Distribution Upon Dissolution..........................................................................98
     No Merger, Consolidation or Amalgamation
         of the Trust...................................................................................................99
     Declaration Events of Default......................................................................................99
     Voting Rights......................................................................................................99
     Modification and Amendment of the
         Declaration...................................................................................................101
     Book-Entry; Delivery and Form.....................................................................................102
     Expenses and Taxes................................................................................................103
     Registrar, Transfer Agent and Paying Agent........................................................................103
     Information Concerning the Property Trustee.......................................................................104
     Governing Law.....................................................................................................104
     Miscellaneous.....................................................................................................104

DESCRIPTION OF PREFERRED
     SECURITIES GUARANTEE..............................................................................................104
     General...........................................................................................................104
     Certain Covenants of the Corporation..............................................................................105
     Amendments and Assignment.........................................................................................105
     Termination of the Preferred Securities
         Guarantee.....................................................................................................105
     Status of the Preferred Securities Guarantee......................................................................106
     Governing Law.....................................................................................................106

DESCRIPTION OF JUNIOR
     SUBORDINATED DEBENTURES...........................................................................................106
     General...........................................................................................................106
     Optional Redemption...............................................................................................107
     Proposed Tax Legislation..........................................................................................107
     Interest..........................................................................................................108
     Option to Extend Interest Payment Period..........................................................................108
     Compounded Interest...............................................................................................109
     Certain Covenants of the Corporation
         Applicable to the Junior Subordinated
         Debentures....................................................................................................109
     Subordination.....................................................................................................109
     Indenture Events of Default.......................................................................................110
     Modification of the Indenture.....................................................................................111
     Book-Entry and Settlement.........................................................................................111
     Consolidation, Merger and Sale....................................................................................111
     Defeasance and Discharge..........................................................................................111
     Governing Law.....................................................................................................112
     Information Concerning the Indenture Trustee......................................................................112
     Miscellaneous.....................................................................................................112

RELATIONSHIP AMONG THE TRUST
     PREFERRED SECURITIES, THE
     JUNIOR SUBORDINATED DEBENTURES
     AND THE PREFERRED
     SECURITIES GUARANTEE..............................................................................................112

DESCRIPTION OF CAPITAL STOCK...........................................................................................114
     Preferred Stock...................................................................................................114
     Common Stock......................................................................................................114
     Stockholders Agreement............................................................................................114
     Anti-takeover Provisions..........................................................................................115
     Limitation of Liability...........................................................................................116
     Transfer Agent and Registrar......................................................................................116

RESALE OF SECURITIES...................................................................................................116

LEGAL MATTERS..........................................................................................................117

EXPERTS................................................................................................................118

AVAILABLE INFORMATION..................................................................................................118

INCORPORATION OF CERTAIN DOCUMENTS
     BY REFERENCE......................................................................................................118


INDEX TO FINANCIAL STATEMENTS........................................................................................F - 1

EXHIBIT A - GLOSSARY OF DEFINED TERMS............................................................................... A - 1

EXHIBIT B - CONVERSION AGREEMENT.....................................................................................B - 1

EXHIBIT C -  SMITH BARNEY FAIRNESS
     OPINION.........................................................................................................C - 1

                               ORGANIZATION CHART
                               BEFORE CONVERSION

 Lehman Brothers
  Holdings, Inc.
    (Lehman)


     100%


   Lehman/SDI, Management
      Inc.

     53.8%     46.2%          A Holders   Public B      Lehman     Management
      GP        LP                         Holders    Affiliates
                                 100%       53.7%        27.2%       19.1%
   SDI Partners I, L.P.           A           B            B           B
  (The General Partner)   1%  Interests   Interests   Interests    Interests
                          GP
                                               SunSource L.P.
                                             (The Partnership)

                                                    99%
                                                    LP

              GP                               SDI Operating
          1% and Fee                           Partners, L.P.
                                         (The Operating Partnership)






                                AFTER CONVERSION

  Former                        Public Former       Lehman and
A Holders                        B Holders          Affiliates        Management
    |                               |                  |                  |
    |                               |                  |                  |
   100%                          46.0%               31.4%              22.6%
 Preferred                       Common              Common             Common
Securities                       Stock               Stock              Stock
     |                |
--------------      Junior      ----------------------------------------------
  SunSource      Subordinated
Capital Trust     Debentures                   SunSource Inc.
 (The Trust)          |                      (The Corporation)
--------------     Common
                 Securities     ----------------------------------------------
                                    |                                   |
                                   100%                                100%
                                    |                                   |
                                SunSub A                            SunSub B
                              |         |                              |
                              LP       LP                              GP
                              |         |                              |
                              |         |----------------- SDI Partners I, L.P.
                              |                           (The General Partner)
                              |
                           SDI Operating Partners, L.P.
                           (The Operating Partnership) ------- GP
                                                              Fee

                                     SUMMARY


      The following is not intended to be complete and is qualified in all respects by the more detailed information set forth elsewhere in this Proxy Statement/Prospectus and the documents incorporated by reference herein. Unless otherwise indicated, all information in this Prospectus assumes a 1-for-4 reverse stock split that will be effected by the exchange ratio of 0.25 share of Common Stock for each B Interest in the Conversion. A glossary of frequently used capitalized and other specialized terms is attached as Exhibit A and a chart describing the SunSource structure before and after the Conversion is set forth immediately preceding this Summary. Limited partners are urged to review carefully the entire Proxy Statement/Prospectus and to request such documents incorporated by reference herein as they desire. This Proxy Statement/Prospectus contains forward-looking statements that address, among other things, source and amount of funds, amount of sales, projected capital expenditures and acquisition strategy. These statements may be found under "SPECIAL FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," and "BUSINESS," as well as in the Proxy Statement/Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including without limitation, those discussed in "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS" and matters set forth in the Proxy Statement/Prospectus generally.


The Partnership, the Corporation and the Trust

      SunSource L.P.(the "Partnership") was organized as a Delaware limited partnership in 1986 under the name Sun Distributors L.P. to conduct the business formerly conducted by Sun Distributors, Inc. when it was a subsidiary of Sun Company, Inc. The Partnership assumed its present name in April 1996. The general partner of the Partnership is SDI Partners I, L.P. (the "General Partner"), a Delaware limited partnership, whose general partner is Lehman/SDI, Inc. ("Lehman/SDI"), a Delaware corporation, and whose limited partners are current or former members of management of the Partnership and the Operating Partnership. Lehman/SDI is an indirect wholly owned subsidiary of Lehman Brothers Holdings Inc.

      The business of the Partnership is conducted through SDI Operating Partners, L.P. (the "Operating Partnership"), a Delaware limited partnership. The General Partner is the general partner of the Operating Partnership and the limited partner of the Operating Partnership is the Partnership. The Operating Partnership is one of the largest wholesale distributors of industrial products and services in the United States, organized in three segments: industrial services, hardware merchandising and glass merchandising. See "BUSINESS." The principal executive offices of the Partnership and the Operating Partnership are located at 2600 One Logan Square, Philadelphia, PA 19103 and their telephone number is (215) 665-3650.


      SunSource Inc. (the "Corporation") is a Delaware corporation which has been newly formed to accomplish the conversion of the Partnership to corporate form (the "Conversion"). The outstanding shares of the Corporation are presently owned by the Partnership. The Corporation's address and telephone number are the same as the Partnership.

      In this Proxy Statement/Prospectus, the term SunSource means the Partnership prior to the Conversion and/or the Corporation after the Conversion, in each case including subsidiaries.

      SunSource Capital Trust (the "Trust") is a newly formed Delaware statutory business trust which has been organized to issue the Trust Preferred Securities (the "Trust Preferred Securities"), representing preferred undivided beneficial interests in the assets of the Trust, which will be exchanged for A Interests in the Merger. All of the Trust Common Securities, representing common undivided beneficial interests in the assets of the Trust, are owned by the Corporation. The Trust's address is 501 Silverside Road, Suite 17, Wilmington, DE and its telephone number is (302) 798-6665.

Overview of the Conversion

      In the Conversion:

o The Partnership and a subsidiary of the Partnership will merge with and into the Corporation (the "Merger").

o In the Merger each A Interest will be exchanged for 0.38 (with a liquidation preference of $9.50) of a Trust Preferred Security and $1.30 in cash. Each B Interest will be exchanged for 0.25 share of Common Stock. Through the Merger and other contributions, the interests of the general and limited partners of the General Partner in the Partnership and the Operating

     Partnership will be exchanged for 1,000,000 shares of Common Stock, of which 75,000 shares will be held in escrow to be distributed after two years if all distributions on the Trust Preferred Securities have then been paid.

o As a result of the Conversion, subsidiaries of the Corporation will own all of the partnership interests in the Operating Partnership and the General Partner.

o At the time of the Conversion, the existing bank credit agreement will be canceled and the Partnership's long-term debt will be repaid and replaced with new credit facilities at interest rates expected to be lower than financing rates currently incurred by the Partnership. Prepayment of the Partnership's long-term debt will result in the payment of a make-whole penalty of approximately $5 million.

      The chart on page 1 describes the ownership structure of SunSource before and after the Conversion.

      As a result of the Conversion, the Partnership will cease to exist, the holders of A Interests will own 100% of the outstanding Trust Preferred Securities, the holders of B Interests who are not affiliated with the General Partner will own 46.0% of the Common Stock and affiliates of the General Partner will own 54.0% of the Common Stock. The directors and certain officers of Lehman/SDI will become directors and officers of the Corporation. The Corporation will own, through its wholly owned subsidiaries, 100% of the equity in the business and operations owned by the Operating Partnership which will remain in partnership form after the Conversion. The employees of the Operating Partnership will continue as employees after the Conversion.

The following table illustrates the proposed exchange of partnership interests for Common Stock:

                                               Partnership                             Corporation
                                            ---------------------                   ---------------------
                                            B Interests        %                    Common Stock       %
Public Investors                             11,633,603      53.7                     2,954,601      46.0
Lehman Holdings and Affiliates                5,896,678      27.2                     2,012,169      31.4
Executive Officers and Directors              4,145,465      19.1                     1,452,166      22.6
                                            -----------    ------                     ---------     -----
                                             21,675,746     100.0                     6,418,936     100.0
                                             ==========     =====                     =========     =====

      The General Partner may decide not to pursue the Conversion at any time before it becomes effective, whether before or after approval by the Partnership's limited partners.

Existing Economic Interests of the Partners


      All cash receipts of the Partnership, less cash used to pay or establish a reserve for expenses, ("Available Cash") are distributed 99% to the holders of A Interests and 1% to the General Partner until holders of A Interests have received annually a $1.10 simple, cumulative return, which has historically been paid on a monthly basis to holders of record on the first day of the month.

      After distribution of the Priority Return, Available Cash is distributed 1% to the General Partner and 99% to the holders of B Interests until such holders have received an annual distribution (the "B Tax Distribution") equal to the product of (i) 125% of the then applicable maximum Federal income tax rate for individuals and (ii) the taxable income allocable to the B Interests. The B Tax Distribution has historically been partially distributed on a monthly basis to holders of record on the first day of the month with the balance distributed by March 31 of the succeeding year. See Note 3 of Notes to Consolidated Financial Statements. The Partnership suspended the payment of monthly advance B Tax Distributions effective January 1, 1997 pending approval of the Conversion.

      Upon liquidation of the Partnership, after provision for all liabilities, the holders of A Interests would receive a preferential distribution equal to $10 per A Interest plus any unpaid Priority Return and the balance would be distributed to the General Partner and the holders of B Interests in accordance with their respective capita accounts.

      The Operating Partnership distributes its Cash Available for Distribution 99% to the Partnership and 1% to the General Partner until the amount distributed to the Partnership is sufficient to pay the Priority Return and the B Tax Distribution. The General Partner also receives a management fee from the Operating Partnership of $3,330,000 annually. To the extent that the Priority Return and the B Tax Distribution have not been paid on a cumulative basis, the management fee will not be paid, but will be deferred and be paid, together with any management fees then owed with respect to any other year, after the Priority Return and B Tax Distribution have been paid. In addition, the management fee can be paid only if the Operating Partnership complies with the covenants required by the Operating Partnership's credit agreements. See Notes 8 and 9 of Notes to Consolidated Financial Statements.

Risk Factors, Conflicts of Interest and Other Important Considerations

      In evaluating the Conversion, limited partners should take into account the following risk factors and other special considerations, which are discussed at greater length in "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS" and "SPECIAL FACTORS."

Risk Factors Applicable to Holders of A Interests and B Interests

o There are conflicts of interest between the General Partner and the limited partners in the Conversion. The General Partner's economic and other interests and risks in the Partnership differ from those of the limited partners. A benefit to the partners of the General Partner of the Conversion which is not shared by the limited partners is the elimination of liability of the partners of the General Partner for obligations and liabilities of SunSource which occur after the Conversion. Limited partners were not separately represented in establishing the terms of the Conversion. Such representation might have caused the terms of the Conversion to be different in some respects from those described herein. See "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS -- Risks Applicable to Holders of A Interests and B Interests -- Potential Conflicts of Interest." The fiduciary duties owed by the directors of the Corporation after the Conversion may be less than those owed by the General Partner of the Partnership before the Conversion, which may result in decreased potential liability of the directors of the Corporation. See "COMPARISON OF INTERESTS AND SECURITIES TO BE ISSUED -- Fiduciary Duties." In addition, certain members of management will receive accelerated payments under certain deferred compensation plans of the Operating Partnership.

o If the Conversion is approved, the Partnership and the limited partners will forego the potential future tax benefits associated with operating in partnership form immediately, rather than after December 31, 1997 and these benefits will not therefore be available to the Partnership and the limited partners. A corporation pays taxes on its taxable income and its stockholders generally pay taxes on any dividends from the corporation, whereas a partnership pays no tax and its partners pay tax on their share of partnership net income whether or not distributions are made. Efforts have been made over the last several years to have the December 31, 1997 deadline extended or eliminated. To date such efforts have been unsuccessful. See "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS -- Risks Applicable to Holders of A Interests and B Interests -- Adverse Tax Implications."

o If the Conversion is approved, holders of A Interests will no longer have their contractual right under the Partnership Agreement to the Priority Return, although they will be entitled to distributions on the Trust Preferred Securities in an amount equal to such Priority Return before dividends, if any, are paid on the Common Stock. If the Conversion is approved, holders of B Interests will no longer have the right to receive tax distributions with respect to their allocable share of the Partnership's taxable income, although they will no longer be taxed with respect to income of the Corporation. If the Conversion is approved, the Board of Directors of the Corporation will have discretion to defer payments on the Junior Subordinated Debentures for up to five years. If such payments are deferred, the Trust will be unable to make distributions on the Trust Preferred Securities, and the Corporation will be prohibited from paying dividends on the Common Stock. Provided distributions on the Trust Preferred Securities are not in arrears, the Board of Directors will have discretion to declare and pay dividends on the Common Stock, and there can be no assurance that the Corporation will make dividend distributions. Management presently intends not to recommend the payment of dividends on the Common Stock in order to retain cash to fund the Corporation's acquisition program and corporate requirements.

o Limited partners have no dissenters' or appraisal rights in the Conversion. Therefore, limited partners will not be entitled to receive cash payments from SunSource for the fair value of their Interests if they dissent and the Conversion is approved and consummated.

o Prior to the Conversion, there has been no public market for the Trust Preferred Securities or Common Stock. Because the consideration received by the holders of A Interests includes $1.30 in cash for each A Interest, it is likely that the Trust Preferred Securities received in respect of each A Interest will trade at prices below the market price of the A Interests immediately prior to the Merger. The Common Stock received by the holders of the B Interests may trade at prices below the historical trading levels of the B Interests. If a large number of holders of Trust Preferred Securities or Common Stock were to offer their securities for sale immediately after consummation of the Conversion, the market price of the particular security could decline. Various anti-takeover provisions which would apply to the Corporation after the Conversion could also have a negative effect on the market price of the Common Stock.

o Transaction costs of approximately $3,600,000 will be incurred by the Partnership, of which approximately $3,000,000 will be paid, whether or not the Conversion is completed.

Additional Risk Factors Applicable to Holders of A Interests

o The receipt of Trust Preferred Securities and cash by the holders of A Interests will be a taxable event. The receipt of Trust Preferred Securities, Common Stock and cash by holders who hold both A Interests and B Interests will be a taxable event. In addition, holders of Trust Preferred Securities will be required to accrue original issue discount income with respect to any unpaid distributions on the Trust Preferred Securities.

o Unlike the A Interests, which are not subject to mandatory or optional redemption by the Partnership, the Junior Subordinated Debentures held by the Trust may be redeemed by the Corporation at 100% of the principal amount plus accrued and unpaid interest at any time after April 30, 2002 or earlier at 101% of the principal amount plus accrued and unpaid interest upon the occurrence of a Tax Event. See "DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES -- Optional Redemption."

o The obligations of the Corporation under the Junior Subordinated Debentures will be unsecured obligations and will be subordinate and junior in right of payment to senior indebtedness of the Corporation and will be structurally subordinated to all liabilities and obligations of the Operating Partnership and the Corporation's other subsidiaries. As of September 30, 1996 (on a pro forma basis, assuming the Merger had occurred on such date), the Corporation would have had approximately $97.3 million principal amount of senior indebtedness outstanding, and the Operating Partnership and the Corporation's other subsidiaries would have had approximately $85.3 million of indebtedness and other liabilities. There are no terms in the Trust Preferred Securities or the Junior Subordinated Debentures that limit the Corporation's or its subsidiaries' ability to incur additional indebtedness.

Additional Risk Factors Applicable to Holders of B Interests

o There are conflicts of interest between the A Interests and the B Interests and between the General Partner and the B Interests with respect to the determination of the consideration to be received in the Conversion. To the extent the partners of the General Partner receive Common Stock in the Conversion, the interest in the Corporation represented by the shares of Common Stock to be received by holders of B Interests will be diluted. Also, the value of the consideration to be received by holders of B Interests and by the General Partner will be reduced to the extent of the consideration to be received by holders of A Interests.

o Certain provisions of Delaware law and the Corporation's organizational documents, as well as provisions of the Stockholders Agreement dated as of March __, 1997 among the Corporation and certain of its stockholders (the "Stockholders Agreement") and the stockholder rights plan, contain provisions that may reduce the likelihood of a takeover of the Corporation that, if successful, might permit stockholders to receive a premium over the market price for the Common Stock. See "DESCRIPTION OF CAPITAL STOCK."

o Issuances of additional shares of Common Stock or Preferred Stock by the Corporation could adversely affect existing stockholders' equity interest in the Corporation and the market price of the Common Stock. Although it has no present plans to do so, after the Conversion, the Corporation may consider issuing additional shares of Common Stock or Preferred Stock to raise capital or for acquisitions, subject to certain restrictions in the Registration Rights Agreement. Issuances of additional shares may be more likely after the Conversion because the General Partner believes that one of the advantages of the Conversion is that the corporate form will expand the potential investor base, provide greater access to equity markets and permit the use of capital stock as acquisition currency.

o The Corporation has agreed to file registration statements for the sale of shares of Common Stock by Lehman Brothers and, subject to certain limitations, by management, after the Conversion. Lehman Brothers and management have agreed to cooperate to execute an underwritten secondary offering of all or some portion of their shares of Common Stock as soon as practicable after the effective date of the Conversion, subject to market conditions. The Corporation has agreed not to sell any additional shares of Common Stock prior to the earlier of such initial secondary offering and the nine-month anniversary of the Conversion, except in connection with acquisitions. In addition, Lehman Brothers Capital Partners I, an affiliate of Lehman/SDI holding 5,788,124 B Interests, may distribute the shares of Common Stock it receives in the Merger (a majority of which shares would be freely tradeable immediately after such distribution) to its partners. See "RESALES OF SECURITIES -- Resales by Lehman Brothers and Management."

o The Corporation's unaudited pro forma balance sheet at ended September 30, 1996 reflect a stockholders' deficit of approximately $19 million and a negative net book value per common share of $2.97. Counsel has advised the Partnership and the Corporation that under Delaware law, dividends or distributions on the stock of a Delaware corporation may be declared or paid out of surplus, so that the net assets of the corporation after such payment shall at least equal the amount of its capital. However, such a dividend or distribution is permissible under such provision only if the corporation's board of directors concludes that (a) immediately following payment of such dividend or distribution, the fair market value of the corporation's assets will exceed its liabilities and (b) the payment of such dividend or distribution is being made out of the corporation's surplus (net assets minus capital) and not out of capital in contravention of Delaware law. In case there shall be no surplus, dividends may also be paid out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. The foregoing restrictions will not affect the payment of distributions on the Trust Preferred Securities which are issued by the Trust rather than the Corporation. In addition, it is the current intention of the Board of Directors of the Corporation not to declare dividends on the Common Stock.

     In addition to the factors noted above, an investment in SunSource (whether in partnership or corporate form) is subject to risks associated with operating conditions, competitive factors, economic conditions, industry conditions and equity market conditions.

Reasons to Convert to Corporate Form

     The Conversion will convert SunSource to corporate form, replacing partnership interests presently held by limited partners with securities of the Corporation and the Trust. The General Partner believes that there are six principal reasons for converting to corporate form at this time, which are discussed at greater length in "SPECIAL FACTORS -- Reasons to Convert to Corporate Form":

o Expansion of Potential Investor Base. The General Partner anticipates that the Conversion will expand SunSource's potential investor base to include institutional and other investors who do not typically invest in limited partnership securities because of various tax and administrative reasons. In addition, the General Partner anticipates that the Common Stock (as compared to Interests) will receive additional investor interest through increased review and evaluation by research analysts.


o Conservation of Cash. The Corporation will conserve cash by the retention of the annual management fee of $3,330,000 and the retention of distributions on the General Partner's ownership in the Partnership and the Operating Partnership amounting to approximately $400,000 annually.

o Tax Consequences. The benefit of being taxed as a partnership will end under current law after December 31, 1997. Although the Corporation will also have to pay tax on its income, SunSource will conserve additional cash
     (i) because the interest payable on the Junior Subordinated Debentures, which will approximately equal the distributions currently paid on the A Interests, is deductible for federal income tax purposes, resulting in a corporate tax benefit of approximately $4,900,000 annually and (ii) because of the difference in rates between the B Tax Distribution, which will be eliminated, and the tax that will become payable by the Corporation. Subject to changes in federal income tax laws, approval of the Conversion Proposal should assure tax deductibility on the distributions in respect of the Trust Preferred Securities, which will replace the Priority Return. If the Conversion is not approved, the Priority Return would have to be paid from net income after corporate income taxes after December 31, 1997.


o Acquisition Currency. The General Partner believes that current industry conditions may provide opportunities for SunSource to grow through the acquisition of businesses and assets which are complementary to its existing businesses. In certain cases, SunSource may want to be able to issue equity interests as payment of the purchase price for such acquisitions. The General Partner believes that an equity interest in a corporation will be a more attractive acquisition currency to sellers than an interest in a partnership. SunSource is not presently party to any agreement or understanding regarding a material acquisition and currently has no plans to make a material acquisition.

o Greater Access to Equity Markets. The General Partner expects that the Corporation will have greater access to the public and private equity capital markets than the Partnership, potentially enabling it to raise capital on more favorable terms than are now available to the Partnership. This greater access may be of particular benefit if SunSource proposes to issue equity securities to reduce existing debt or to seek additional funds for capital expenditures or otherwise expand its business.


o Tax Reporting. The General Partner believes that the complexities of tax reporting associated with partnership investments are regarded as unduly burdensome for most limited partners under current conditions. The ownership of stock rather than Interests will greatly simplify tax reporting with respect to an investment in SunSource on each limited partner's individual federal and state income tax returns for future years.

Alternatives to the Conversion

      The alternatives to the Conversion which were considered by the General Partner were continuing the existence of the Partnership as a limited partnership and the liquidation of the Partnership. The Board of Directors of Lehman/SDI believes that the Conversion will be more beneficial to the limited partners than either of these alternatives. The General Partner believes that other long-term strategies available to SunSource, such as diversification, disposition of assets and acquisition of assets, are not materially adversely affected by the decision to convert.

o The benefit of continuing the existence of the Partnership as a limited partnership by reason of the possible reduction of aggregate federal income taxes payable by the Partnership and its partners compared to the aggregate federal income taxes payable by the Corporation and its stockholders with respect to the income of SunSource, ends under current law on December 31, 1997. See "SPECIAL FACTORS -- Alternatives to the Conversion" and "-- Reasons to Convert to Corporate Form."

o The benefit of liquidating the Partnership at this time rather than effecting the Conversion would be the possibility that the currently realizable value of the Partnership assets may exceed the value of SunSource as a continuing business. The General Partner believes that a liquidation of the Partnership's assets at this time would not result in a price which would produce an acceptable return to the limited partners, after the repayment of debt and after paying all costs and expenses of liquidating and winding up the Partnership, including taxes on the sale of the assets. Furthermore, the holders of B Interests would not be able to have a continuing equity interest in the business of the Partnership. See "SPECIAL FACTORS -- Alternatives to the Conversion" and "-- Recommendation of the General Partner and Fairness Determination."


Structure of the Conversion

      If approved by the limited partners, the Conversion will be effected as follows:

o The Partnership will contribute its limited partnership interest in the Operating Partnership and Lehman/SDI, Inc. will contribute its general partnership interest in the General Partner to a newly formed subsidiary of the Partnership in exchange for common stock of such subsidiary. Certain members of management of the General Partner will contribute their limited partnership interests in the General Partner to the Corporation, in exchange for 462,000 shares of Common Stock, of which 75,000 shares will be held in escrow to distributed after two years if all distributions on the Trust Preferred Securities have then been paid. The Partnership and its subsidiary will then merge with and into the Corporation and (i) the A Interests will be converted into 4,217,837 Trust Preferred Securities and cash; (ii) the B Interests will be converted into 5,418,936 shares of Common Stock and
      (iii) the common stock of LPSub held by Lehman/SDI will be converted into 538,000 shares of Common Stock. The Corporation will contribute the limited partnership interests in the Operating Partnership and the General Partner and the general partnership interest in the General Partner to a wholly owned subsidiary.

o As a result of the Conversion, the former holders of the A Interests will be holders of Trust Preferred Securities and the former holders of B Interests and the partners of the General Partner will be holders of shares of Common Stock of the Corporation.

o The Corporation, through its subsidiaries, will then be the holder of the general and limited partnership interests in the Operating Partnership and the General Partner. See page 1 above for a diagram of the corporate structure after the Conversion.

Control of SunSource

      The directors and certain officers of Lehman/SDI will become the directors and officers of the Corporation at the time of the Conversion. For a list of the directors and executive officers of the Corporation at the time of the Conversion, see "MANAGEMENT--Directors and Executive Officers After the Conversion."

Special Committee

      Because of its concern regarding the conflicts of interest between the General Partner and the limited partners with respect to the determination of the exchange ratios for the exchange of partnership interests for shares of the Corporation, in June 1996, the Board of Directors of Lehman/SDI appointed a special committee consisting of two members of the Board of Directors, O. Gordon Brewer, Jr. and Ernest L. Ransome, III (the "Special Committee"), to consider and advise the Board with respect to the terms of the Conversion as to the fairness of the terms of the Conversion to the limited partners, and to make a recommendation to the Board of Directors with respect to the Conversion. The members of the Special Committee were not otherwise affiliated with the Partnership. Smith Barney Inc. ("Smith Barney") was retained to advise the Special Committee as to the fairness from a financial point of view to the limited partners of the exchange ratios. The Special Committee retained Dechert Price & Rhoads as its counsel. The limited partners were not independently represented in the evaluation or negotiation of the Conversion.

      For a more detailed description of the deliberations of the Special Committee and its determinations regarding certain matters related to the Conversion, see "SPECIAL FACTORS -- Determinations of the Special Committee," and "-- Opinion of Smith Barney," and the opinion of Smith Barney attached as Exhibit C to this Proxy Statement/Prospectus.

      For its services, Smith Barney has been paid a fee of $1,250,000. The fee was not contingent upon the consummation of the Conversion or any other occurrence. Smith Barney will also be indemnified against certain liabilities, including liabilities under the Securities Act and the Exchange Act.

      SunSource and its affiliates have had no relationship with Smith Barney other than that described above.


Recommendation of General Partner and Fairness Determination

      The Board of Directors of Lehman/SDI has determined that the Conversion is fair in all respects, including with regard to procedural matters, to the limited partners. See "SPECIAL FACTORS--Recommendation of the General Partner and Fairness Determination." This belief is principally based on the fairness opinion of Smith Barney, the deliberations concerning the exchange ratios of the Special Committee consisting of disinterested directors and the requirement that the Conversion be approved by a majority of the unaffiliated holders of the A Interests and the B Interests, each voting separately as a class. The Board of Directors of Lehman/SDI took into account the benefits of the Conversion to SunSource, the alternatives of continuing in existence as a partnership and liquidation, and other considerations, including the fact that the General Partner will no longer have a fiduciary duty to the Partnership and its partners, and the fact that it will no longer have any liability for the liabilities of SunSource after the Conversion. See "SPECIAL FACTORS -- Determinations of the Special Committee."

      The General Partner believes that the Conversion is in the best interests of the Partnership and the limited partners and recommends that the limited partners approve the Conversion. There are conflicts of interest between the General Partner and the limited partners with respect to certain matters relating to the Conversion. See "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS," "SPECIAL FACTORS -- Determinations of the Special Committee," "-- Opinion of Smith Barney," and "-- Recommendation of the General Partner and Fairness Determination."

Summary Description of Trust Preferred Securities

      The Trust is a statutory business trust that was formed under the Delaware Business Trust Act (the "Business Trust Act") pursuant to a declaration of trust (as amended and restated, the "Declaration"). The Declaration has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Trust exists, among other things, for the purpose of (a) issuing (i) its Trust Preferred Securities to the Corporation in consideration for the deposit by the Corporation of Junior Subordinated Debentures in the Trust as trust assets, and (ii) the Trust Common Securities to the Corporation in exchange for cash and investing the proceeds thereof in an equivalent amount of Junior Subordinated Debentures. The rights of the holders of the Trust Securities, including economic rights, rights to information and voting rights, are as set forth in the Declaration, the Business Trust Act and the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). See "SUNSOURCE CAPITAL TRUST" and "DESCRIPTION OF TRUST PREFERRED SECURITIES." The Corporation has agreed to pay for all debts and obligations (other than with respect to the Trust Securities) and all costs and expenses of the Trust, including the fees and expenses of the Trustees and any income taxes, duties and other governmental charges, and all costs and expenses with respect thereto, to which the Trust may become subject, except for United States withholding taxes. See "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS -- Additional Risks Applicable to Holders of A Interests," "SUNSOURCE CAPITAL TRUST" and "DESCRIPTION OF TRUST PREFERRED SECURITIES."

      The Trust Preferred Securities evidence preferred undivided beneficial interests in the assets of the Trust and will rank pari passu with, and have terms equivalent to, the Trust Common Securities; provided that (i) if an Event of Default under the Declaration occurs and is continuing, the holders of Trust Preferred Securities will have a priority over holders of the Trust Common Securities with respect to payments in respect of distributions and payments upon liquidation, redemption or otherwise and (ii) holders of Trust Common Securities have the exclusive right (subject to the terms of the Declaration) to appoint, remove and replace Trustees and to increase or decrease the number of Trustees, subject to the right of holders of Trust Preferred Securities to appoint a Special Regular Trustee upon the occurrence of an Appointment Event (as defined herein). The Declaration does not permit the issuance by the Trust of any securities or beneficial interests in the assets of the Trust other than the Trust Preferred Securities and the Trust Common Securities, the incurrence of any indebtedness for borrowed money by the Trust or the making of any investments other than in the Junior Subordinated Debentures. The Declaration defines an event of default with respect to the Trust Securities (an "Event of Default") as the occurrence and continuance of an "event of default" under the Indenture with respect to the Junior Subordinated Debentures (an "Indenture Event of Default").

      Periodic cash distributions on each Trust Preferred Security will be fixed at a rate per annum of $2.90 (11.6% of the stated liquidation amount of $25 per Trust Preferred Security). Distributions in arrears will compound monthly at the rate per annum of 11.6% of the amount in arrears. Distributions on the Trust Preferred Securities will be cumulative, will accrue from the Accrual Date (as defined herein) and, except as otherwise described herein, will be made monthly in arrears, on the last day of each calendar month of each year, commencing on May 31, 1997, but only if and to the extent that interest payments are made in respect of the Junior Subordinated Debentures.

      The distribution rate and the distribution and other payment dates for the Trust Preferred Securities will correspond to the interest rate and the interest and other payment dates on the Junior Subordinated Debentures deposited in the Trust as trust assets. As a result, if principal or interest is not paid on the Junior Subordinated Debentures, including as a result of the Corporation's election to extend the interest payment period on the Junior Subordinated Debentures as described below, the Trust will not make payments on the Trust Securities. The Junior Subordinated Debentures provide that, so long as the Corporation shall not be in default in the payment of interest on the Junior Subordinated Debentures, the Corporation has the right under the Indenture to defer payments of interest on the Junior Subordinated Debentures by extending the interest payment period from time to time on the Junior Subordinated Debentures for a period not exceeding 60 consecutive months (each, an "Extension Period") and, as a consequence, monthly distributions on the Trust Preferred Securities would not be made (but would continue to accrue with interest thereon at the rate of 11.6% per annum, compounded monthly by the Trust during any such Extension Period). During an Extension

Period, the Corporation may not declare or pay dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its Common Stock or Preferred Stock or make any guarantee payments with respect thereto during such Extension Period. See "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS -- Additional Risks Applicable to Holders of A Interests"; "DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES -- Interest" and "-- Option to Extend Interest Payment Period."

      The payment of distributions on the Trust Preferred Securities and payments on liquidation of the Trust and the redemption of Trust Preferred Securities, as set forth below, are guaranteed by the Corporation on a subordinated basis as and to the extent set forth under "DESCRIPTION OF PREFERRED SECURITIES GUARANTEE." The Preferred Securities Guarantee is a full and unconditional guarantee from the time of issuance of the Trust Preferred Securities, but the Preferred Securities Guarantee covers distributions and other payments on the Trust Preferred Securities only if and to the extent that the Corporation has made a payment to the Property Trustee of interest or principal on the Junior Subordinated Debentures deposited in the Trust as trust assets.

      The Trust Preferred Securities and Trust Common Securities are redeemable on a Pro Rata Basis (as defined herein) from time to time, in whole or in part, to the same extent as the Junior Subordinated Debentures are redeemable by the Corporation, on or after April 30, 2002, upon not less than 30 nor more than 60 days' notice, at $25 per Trust Preferred Security plus accrued and unpaid distributions thereon to the date of redemption, including distributions accrued as a result of the Corporation's election to defer payments of interest on the Junior Subordinated Debentures (the "Redemption Price"), payable in cash. The Trust Preferred Securities will be redeemed upon the maturity or earlier redemption of the Junior Subordinated Debentures. See "DESCRIPTION OF TRUST PREFERRED SECURITIES -- Mandatory Redemption." As used in this Proxy Statement/Prospectus, the term "Pro Rata Basis" shall mean pro rata to each holder of Trust Securities according to the aggregate liquidation amount of the Trust Securities held by the relevant holder in relation to the aggregate liquidation amount of all Trust Securities outstanding unless, in relation to a payment, an Event of Default under the Declaration has occurred and is continuing, in which case any funds available to make such payment shall be paid first to each holder of the Trust Preferred Securities pro rata according to the aggregate liquidation amount of the Trust Preferred Securities held by the relevant holder in relation to the aggregate liquidation amount of all Trust Preferred Securities outstanding, and only after satisfaction of all amounts owed to the holders of the Trust Preferred Securities, to each holder of Trust Common Securities pro rata according to the aggregate liquidation amount of the Trust Common Securities held by the relevant holder in relation to the aggregate liquidation amount of all the Trust Common Securities outstanding.

      In addition, upon the occurrence and during the continuation of a Tax Event or an Investment Company Event (each as defined herein) arising from a change in law or a change in legal interpretation or other specified circumstances, the Trust shall, unless the Junior Subordinated Debentures are redeemed in the limited circumstances described below, be dissolved with the result that, after satisfaction of creditors of the Trust, the Junior Subordinated Debentures will be distributed to the holders of the Trust Preferred Securities and the Trust Common Securities on a Pro Rata Basis, in lieu of any cash distribution. If the Junior Subordinated Debentures are distributed to the holders of the Trust Preferred Securities, the Corporation will use its best efforts to have the Junior Subordinated Debentures listed on the New York Stock Exchange or on such other exchange as Trust Preferred Securities are then listed. In the case of a Tax Event, the Corporation will have the right in certain circumstances to redeem the Junior Subordinated Debentures at any time with the result that the Trust will redeem the Trust Securities on a Pro Rata Basis to the same extent as the Junior Subordinated Debentures are redeemed. Any redemption for a Tax Event will be at a Redemption Price of $25.25 per Trust Preferred Security if the redemption occurs within five years after the Effective Time of the Conversion and at $25 thereafter plus, in each case, accrued and unpaid distributions to the date of redemption. If such redemption occurs while the 75,000 shares of Common Stock are held in escrow on behalf of management employees, Lehman Brothers has agreed that, to the extent it has disposed of any shares of Common Stock it received in the Conversion, it will pay to the Corporation a portion of the 1% premium paid by the Corporation on such redemption proportionate to the percentage interest in the Corporation that it so disposed of. See "DESCRIPTION OF TRUST PREFERRED SECURITIES -- Special Event Redemption or Distribution."

      The Junior Subordinated Debentures will be issued pursuant to an indenture, dated as of _______ (the "Indenture") between the Corporation and Bank of New York, as trustee (the "Indenture Trustee"). See "DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES." The Junior Subordinated Debentures will mature on April 30, 2027 and will bear interest at an annual rate of 11.6% from the Accrual Date. Interest will be payable monthly in arrears on the last day of each calendar month of each year, commencing on April 30, 1997; provided that, as described above, so long as the Corporation shall not be in default in the payment of interest on the Junior Subordinated Debentures, the Corporation shall have the right to extend the interest payment period from time to time for a period not exceeding 60 consecutive months. The Corporation has no current intention of exercising its right to extend an interest payment period. However, should the Corporation determine to exercise such right in the future, the market price of the Trust Preferred Securities is likely to be adversely affected. See "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS -- Additional Risks Applicable to Holders of A Interests" and "DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES -- Option to Extend Interest Payment Period."

      The Corporation shall have the right to redeem the Junior Subordinated Debentures, in whole or in part, from time to time, on or after April 30, 2002, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount to be redeemed, plus any accrued and unpaid interest to the redemption date, including interest accrued as a result of the Corporation's election to defer payments of interest on the Junior Subordinated Debentures, payable in cash. In addition, upon the occurrence of a Tax Event, the Corporation will also have the right if certain conditions are met to redeem the Junior Subordinated Debentures in whole (but not in part), upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 101% of the principal amount to be redeemed if the redemption occurs within five years after the Effective Time and 100% thereafter, plus, in each case, any accrued and unpaid interest, to the redemption date.

Comparative Rights of the Interests and the Securities to be Issued

      If the Conversion is approved, the rights and limitations to which holders of Trust Preferred Securities and Common Stock will be subject will be similar in some respects and will differ in other respects from those to which they are subject as holders of Interests. These rights and limitations are discussed below under "COMPARISON OF INTERESTS AND SECURITIES TO BE ISSUED."

Summary of Certain Federal Income Tax Consequences

      See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES" for a general description of the tax consequences of the Merger and the Conversion to holders of A Interests and B Interests and tax consequences generally.

Conditions to the Conversion

      The principal conditions to the Conversion are (i) the affirmative vote of limited partners holding an aggregate of more than 50% of the outstanding A Interests and B Interests, each voting separately as a class; (ii) the affirmative vote of unaffiliated limited partners (limited partners other than affiliates of the General Partner) holding an aggregate of more than 50% of the A Interests and B Interests held by unaffiliated limited partners, each voting separately as a class; (iii) approval of the Trust Preferred Securities and Common Stock for listing on the NYSE; (iv) no withdrawal of the Special Committee's determination that the Conversion is fair to the holders of A Interests and B Interests or of the fairness opinion of Smith Barney; (v) receipt of a satisfactory tax opinion; (vi) the availability of financing to refinance existing senior debt on terms acceptable to the Corporation; and (vii) no material change in applicable law, including with respect to the taxation of the Conversion, the Corporation or the Trust Preferred Securities.

No Appraisal Rights

      Limited partners who object to the Conversion will have no appraisal, dissenters' or similar rights. Therefore, limited partners will not be entitled to receive cash payments from SunSource for the fair value of their Interests if they dissent and the Conversion is approved and consummated. See "VOTING AND PROXY INFORMATION -- No Appraisal Rights."

Consequences if Conversion Is Not Approved

      If the Conversion is not approved by the limited partners, or if the Conversion is not consummated for any other reason, the Partnership presently intends to continue to operate as an ongoing business in its current form, although the General Partner anticipates that, after December 31, 1997, the Partnership would be taxed as a corporation for federal income tax purposes and there would be no tax distributions with respect to the B Interests. No other transaction is currently being considered by the Partnership as an alternative to the Conversion, although the Partnership may from time to time explore other alternatives. See "SPECIAL FACTORS -- Consequences if Conversion is Not Approved."


Limited Partner Litigation

      On January 16, 1997, a holder of B Interests filed a purported class action in the Delaware Court of Chancery seeking to enjoin the Conversion on the terms proposed as well as an order requiring the defendants to account to the plaintiff and the class for damages and requiring the General Partner or its affiliates to hold the consideration received in trust pending a determination of the amounts properly attributable to the General Partner's interest. Defendants named in the complaint are the Partnership, the Corporation, the General Partner, Lehman/SDI, Lehman Brothers Holdings Inc. and all of the directors of Lehman/SDI. The complaint alleges that the terms of the Conversion unfairly transfer substantial equity to the General Partner to the detriment of the B Interests and constitute a breach of fiduciary duty. A second complaint containing substantially identical allegations was filed by a limited partner in the Delaware Court of Chancery on February 11, 1997. The defendants believe the complaints are without merit and intend to vigorously defend themselves.

Voting at the Special Meeting

The Special Meeting......................... The Special Meeting will be held at ____________________________,
                                             Philadelphia, Pennsylvania on April __, 1997 at 10:00 a.m., local time.

Voting...................................... Each Interest entitles the holder thereof on the record date to one vote.
                                             Only limited partners of the Partnership on the record date are entitled to vote at the Special Meeting. March __, 1997 is the record date for the determination of limited partners entitled to vote at the Special Meeting.

Interests Outstanding....................... On the record date, 11,099,573 A Interests and 21,675,746 B Interests were outstanding.

Vote Required............................... Approval of the Conversion will require (i) the favorable vote of limited partners holding a majority of the  outstanding A Interests and B
                                             Interests, each voting separately as a class and (ii) the favorable vote of unaffiliated limited partners (limited partners other than affiliates of the
                                             General Partner) holding a majority of the A Interests and B Interests held by unaffiliated limited partners, each voting separately as a class.
                                             Directors, executive officers and other affiliates of the General Partner own less than 1% of the outstanding A Interests and 46.3% of the outstanding B Interests and have advised the Partnership that they each intend to vote their Interests in favor of the Conversion in the first vote described above.

List of Partners

      Each limited partner has the right for a proper purpose reasonably related to the limited partner's interest in the Partnership, upon reasonable demand and at the limited partner's own expense, to have furnished to the limited partner, upon notification to the General Partner at 2600 One Logan Square, Philadelphia, PA 19103, Attention: Joseph M. Corvino, Secretary and Vice President - Finance, a current list of the name and last known business, residence or mailing address of each partner.


Delivery of Depositary Receipts

      Promptly after the Effective Time, the Corporation will cause to be mailed to all limited partners of record a letter of transmittal containing instructions with respect to the surrender of Depositary Receipts for A and B Interests in exchange for certificates representing Trust Preferred Securities and shares of Common Stock and cash in the case of A Interests. Upon surrender to the Corporation of one or more Depositary Receipts, together with a properly completed letter of transmittal, there will be issued and mailed to former limited partners a certificate or certificates representing the number of Trust Preferred Securities and shares of Common Stock (and related Rights) to which such holder is entitled and a check for cash in the case of A Interests. From and after the Effective Time, each such Depositary Receipt will evidence only the right to receive Trust Preferred Securities or shares of Common Stock. No fractional shares will be issued. Instead, (i) each holder of A Interests will be entitled to receive cash in an amount equal to the fraction of a share of Trust Preferred Securities to which the holder is otherwise entitled multiplied by the average closing price of the Trust Preferred Securities for the five trading days following the Effective Time; and (ii) each holder of B Interests shall be entitled to receive cash in an amount equal to the fraction of a share of Common Stock to which the holder is otherwise entitled multiplied by the average closing price of the Common Stock for the five trading days following the Effective

Time. Limited partners should not send any Depositary Receipts with the enclosed proxy. They should retain such Depositary Receipts until their receipt of the letter of transmittal after the Effective Time.

Reverse Stock Split

      As a result of the one-for-four reverse stock split, each holder of B Interests will receive one post-split share of Common Stock for every four B Interests held by such holder prior to the Conversion. The General Partner believes that current trading prices for the B Interests reduce the attractiveness of the Corporation's equity securities to the financial community and the investing public. The reverse stock split will not affect a holder's percentage ownership in the Corporation or of the outstanding Common Stock (except for minor differences resulting from the elimination of fractional shares as described herein). It is impossible to predict the market's reaction to any reverse stock split or, in this case, to separate that reaction from the market's reaction to the Conversion as a whole. However, the Corporation expects that immediately after the reverse stock split each share of Common Stock would be valued at a price approximately four times greater than without the split.

                Summary Financial Information of the Partnership and Summary Unaudited Pro Forma Financial Information of the Corporation
                (dollars in thousands, except for per unit data)

The following tables set forth summary consolidated historical and unaudited pro forma financial and operating data of the Partnership and the Corporation as of the dates and for the periods indicated. The summary historical financial information of the Partnership for the five years ended December 31, 1995 has been derived from financial statements which have been audited by Coopers & Lybrand L.L.P., independent accountants. The financial data for the nine-month periods ending September 30, 1996 and 1995 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Partnership considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1996. The summary unaudited pro forma financial information gives effect to the Conversion as if it occurred at the beginning of the period for the pro forma income statement data presented and as of the date presented with respect to the balance sheet data. The pro forma financial information is also presented excluding gains and results of operations from divested divisions. The summary financial information should be read in conjunction with the Consolidated Financial Statements and Notes thereto of the Partnership and the unaudited Pro Forma Financial Statements and Notes thereto of the Corporation included elsewhere herein. See "INDEX TO FINANCIAL STATEMENTS." See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" for acquisitions and divestitures that affect comparability, and for a discussion of the Corporation's recently announced restructuring plans.



                                                                  P A R T N E R S H I P - H I S T O R I C A L
                                    -----------------------------------------------------------------------------------------------
                                          Nine Months Ended
                                            September 30,                                       Years Ended
                                             (Unaudited)                                       December 31,
                                    --------------------------   -----------------------------------------------------------------
INCOME STATEMENT DATA:                  1996           1995         1995          1994           1993          1992           1991
                                     ----------     ----------   ----------    ----------      --------      --------       ------
Net sales                             $489,517       $481,826     $628,935      $735,861       $655,707      $612,052      $573,457
Income from operations                  24,914         25,623       31,302        37,759         28,975        29,712        27,225
Gain on Sale of Divisions                   --         16,500       20,644         3,523             --            --            --
Provision (benefit) for income
   taxes                                  (372)           362          537           100            869           493           630
Income before extraordinary loss
   and cumulative effect of change in
   accounting principle                 20,609         36,067       44,745        29,544         18,506        17,691        15,073
Extraordinary loss                          --           (629)        (629)           --             --        (3,434)           --
Cumulative effect on prior years of
   change in accounting principle           --             --           --            --             --           822            --
Net income                            $ 20,609       $ 35,438     $ 44,116      $ 29,544       $ 18,506      $ 15,079      $ 15,073
Net income per limited partner
   interest:
   -  Class A                         $   0.82       $   0.82     $   1.10      $   1.10       $   1.10      $   1.10      $   1.10
   -  Class B                         $   0.52       $   1.20     $   1.45      $   0.79       $   0.28      $   0.13      $   0.13
Cash distributions declared per
   limited partnership interest:
   -  Class A                         $   0.82       $   0.82     $   1.10      $   1.10       $   1.10      $   1.10      $   1.10
   -  Class B                         $   0.23       $   0.55     $   0.67      $   0.49       $   0.27      $   0.13      $   0.13
Weighted average number of
   outstanding limited partner
   interests
   -  Class A                       11,099,573     11,099,573   11,099,573    11,099,573     11,099,573    11,099,573    11,099,573
   -  Class B                       21,675,746     21,675,746   21,675,746    21,675,746     21,675,746    21,675,746    21,675,746


                                          Nine Months Ended
                                            September 30,                                       Years Ended
                                             (Unaudited)                                        December 31,
                                     --------------------------   -----------------------------------------------------------------
OTHER DATA:                             1996           1995          1995           1994          1993          1992         1991
                                     ----------     ----------    ----------     ----------     --------      --------     ------

Cash provided by operating
  activities                           $20,623       $  7,683       $17,050        $17,704       $23,571       $27,056      $30,038

BALANCE SHEET DATA:
Total assets                           263,303        257,567       254,591        266,186       273,493       261,588      264,544
Long-term debt and capitalized
   lease obligations                    63,934         70,465        63,934         74,781       104,185       115,503      120,108
Total liabilities                      162,143        159,385       159,648        186,967


                                    C O R P O R A T I O N  -  P R O F O R M A
                                   --------------------------------------------

                                        Nine Months Ended          Year Ended
                                          September 30,           December 31,
                                   --------------------------  ----------------
INCOME STATEMENT DATA:                1996           1995             1995
                                      ----           ----             ----
Net sales                           $489,517       $455,501         $599,865
Income from operations                27,405         27,718           34,362
Distribution on guaranteed
  preferred beneficial interest
  in theCorporation's junior
  subordinateddebentures              (9,174)        (9,174)         (12,232)
Income before income taxes            12,848         12,222           14,598
Provision for income taxes             7,013          6,157            7,194
Net income                             7,067          6,839            8,026

Net income per common share            $1.09           $.96            $1.12
Weighted average number of
   outstanding common shares       6,418,936      6,418,936        6,418,936


BALANCE SHEET DATA:                      September 30,
                                              1996
                                         -------------
Total assets                               $268,924
Long-term debt                               97,259
Guaranteed preferred beneficial
  interests in Corporation's Junior
  Subordinated Debentures                   105,446
Stockholders' deficit                      $(19,073)
Book value per common share
                                           $  (2.97)

     RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS

      Before completing the enclosed form of proxy, each limited partner should carefully read this entire Proxy Statement/Prospectus, including the Exhibits and the Partnership's Form 10-K for the year ended December 31, 1995 and the other documents incorporated herein by reference, and should give particular attention to the following considerations.


Risks Applicable to Holders of A Interests and B Interests

      Conflicts of Interest

      The General Partner has conflicts of interest with the limited partners in the Conversion. The General Partner's economic and other interests and risks in the Partnership differ from those of the limited partners. A benefit to the General Partner from the Conversion which is not shared by the limited partners is the elimination of its liability for obligations and liabilities of SunSource which may occur after the Conversion. If these conflicts of interest did not exist, it is possible that the terms of the Conversion might be different than the terms approved by the Board of Directors of the General Partner. For additional information concerning the conflicts of interest between the General Partner and the limited partners in the Conversion, see "SPECIAL FACTORS -- Background of the Conversion," "-- Determinations of the Special Committee," "-- Opinion of Smith Barney," and "-- Recommendation of the General Partner and Fairness Determination." In addition, certain members of management will receive accelerated payments under certain deferred compensation plans of the Operating Partnership.

      Possible Reduction in Fiduciary Standards

      At least one Delaware court has stated that the fiduciary duties of a general partner to limited partners are comparable to those of a director to stockholders. Other courts, however, have indicated that the fiduciary duties of a general partner are greater than those of a director to stockholders. Therefore, although it is unclear whether or to what extent there are any differences in such fiduciary duties, it is possible that the fiduciary duties of directors of the Corporation to its stockholders could be less than those of the General Partner to the limited partners, which may result in decreased potential liability of the directors of the Corporation. The Certificate of Incorporation of the Corporation expressly limits the potential liabilities of the directors for certain breaches of their fiduciary duties. See "COMPARISON OF INTERESTS AND SECURITIES TO BE ISSUED -- Fiduciary Duties."

      No Independent Representation

      The Conversion was proposed by the General Partner and negotiated by the Special Committee with the General Partner without independent representation of the limited partners. Independent representation on behalf of the limited partners might have caused the terms of the Conversion to be different in material respects from those described herein. In addition, Smith Barney, the independent investment banking firm retained by the Special Committee on behalf of the Partnership to render its opinion as to the fairness, from a financial point of view, of the exchange ratios, was not separately selected by the limited partners.

      Adverse Tax Implications

      A primary disadvantage of converting to corporate form is tax related. The principal tax disadvantage is that a corporation pays taxes on its taxable income, and its stockholders generally pay taxes on any dividends from the corporation out of current or accumulated earnings and profits; whereas a partnership pays no tax and its partners pay tax on their distributive share (whether or not actually distributed) of the Partnership's taxable income, gain, loss, deductions and credits. Under current law, the Partnership will be taxed as a corporation after December 31, 1997; however, efforts have been made to extend this date and there can be no assurance that further efforts in this regard will not be successful. As a result of a conversion of the Partnership to corporate form, limited partners will forego the potential future tax benefits associated with operating in partnership form, including primarily the right, through December 31, 1997, to have the Partnership income subject to only one level of federal income taxation.

      In addition, the Conversion will be a taxable transaction to holders of A Interests, who will recognize gain or loss equal to the difference between the cash and the fair market value of the Trust Preferred Securities received in the Conversion and their tax basis in their A Interests, and to holders of both A and B Interests. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES."

      Addition of Provisions that May Discourage Changes of Control

      The Partnership Agreement of the Partnership contains many provisions which are designed to vest in the General Partner the right to manage the business of the Partnership and to restrict the right of the limited partners to change management and to approve transactions of a type which are generally subject to stockholder approval in the case of a corporation. The Partnership does not hold annual meetings of limited partners and does not permit limited partners to vote on many of the matters upon which stockholders of the Corporation will be permitted to vote. Upon effectiveness of the Conversion, the Partnership will terminate and the stockholders will have the rights described under the captions "DESCRIPTION OF TRUST PREFERRED SECURITIES," "DESCRIPTION OF CAPITAL STOCK" and "COMPARISON OF INTERESTS AND SECURITIES TO BE ISSUED."

      The Corporation's Certificate of Incorporation and By-laws, the Stockholders Agreement and the stockholder rights plan contain certain provisions that may have the effect of encouraging persons considering an acquisition or takeover of the Corporation to negotiate with the Board of Directors rather than to pursue non-negotiated acquisitions or takeover attempts that a stockholder might consider to be in the stockholders' best interests, including offers that might result in a premium over market price for the Common Stock. These provisions include authorization for the Board of Directors to issue classes or series of Preferred Stock, a prohibition on stockholder action by written consent and a requirement that stockholders notify the Corporation in advance of any director nominees or items of business to be proposed at any meeting of stockholders. See "DESCRIPTION OF CAPITAL STOCK -- Anti-takeover Provisions." In addition, the deferred compensation plans of the Operating Partnership will continue to provide that, upon the occurrence of a change in control as defined in the plans, the vesting provisions of awards under the plans will be accelerated. See "MANAGEMENT -- Deferred Compensation Plans." These provisions may reduce interest in the Corporation as a potential acquisition target or reduce the likelihood of a change in the management or voting control of the Corporation without the consent of the then incumbent Board of Directors.

      Loss of Contractual Right to Distributions

      The Partnership Agreement requires the Partnership to distribute Cash Available for Distribution to the A Interests to the extent of the Priority Return and to the B Interests to the extent of the B Tax Distribution. However, Cash Available for Distribution is determined after deducting such reserves as the General Partner, in its sole discretion, determines to be necessary for capital expenditures and other business purposes. After converting into corporate form, limited partners will lose this contractual right. Payment of distributions on the Trust Preferred Securities by the Trust will depend on payments by the Corporation on the Junior Subordinated Debentures which can be deferred for as long as five years. The Board of Directors of the Corporation will have complete discretion as to the distribution of dividends on the Common Stock. It is the current intention of the Board of Directors not to declare dividends on the Common Stock; future dividends will depend on, among other things, the future after-tax earnings, operations, capital requirements, borrowing capacity and financial condition of the Corporation and general business conditions.

      Elimination of General Partner Liability for Corporation Obligations

      The partners of the General Partner will receive a benefit from the Conversion which is not shared by all limited partners generally in the elimination of the General Partner's liability for obligations and liabilities of SunSource which may occur after the Conversion. Under Delaware law, as a general partner of the Partnership, the General Partner is liable to the extent of its assets for the debts and obligations of the Partnership. If the Conversion is consummated, the partners of the General Partner would be stockholders of the Corporation and would not have liability for the debts and obligations of the Corporation.

      No Dissenters', Appraisal or Similar Rights for Nonconsenting Limited Partners

      If the limited partners approve the Conversion, all holders of Interests will be bound by such approval even though they, individually, may have voted against the Conversion. Under applicable state law and the terms of the Partnership Agreement, limited partners will have no dissenters', appraisal or similar rights in connection with the Conversion, nor will such rights be voluntarily accorded to limited partners by the Partnership or the Corporation. Therefore, limited partners will not be entitled to receive cash payment from SunSource for the fair value of their Interests if they dissent and the Conversion is approved and consummated. See "VOTING AND PROXY INFORMATION -- No Appraisal Rights."

      Uncertainty Regarding Market Price for Trust Preferred Securities and Common Stock

      At present there is no trading market for the Trust Preferred Securities and Common Stock. Application has been made to list these securities on the NYSE under the trading symbols SDP for the Trust Preferred Securities and SDPB for the Common Stock. There can be no assurance that holders will be able to sell their securities at favorable prices or that the trading prices for the securities will be comparable to the trading prices for the Interests prior to consummation of the Conversion. A large number of securities may be traded by former limited partners immediately following completion of the Conversion for various reasons, including the perceived increased liquidity that the securities may afford to limited partners. This might tend to depress the market price of the securities. The Corporation has agreed to file registration statements for the sale of shares of Common Stock by Lehman Brothers and subject to certain limitations, by management after the Conversion.

      The closing prices on the New York Stock Exchange on March __, 1997 for A Interests and B Interests were $____ and $___, respectively.

      Various anti-takeover provisions which would apply to the Corporation after the Conversion could also have a negative effect on the market price of the Common Stock.

      Transaction Costs


      Transaction costs of approximately $3,600,000 will be incurred by the Partnership, of which $3,000,000 will be paid by the Partnership whether or not the Conversion is completed.

      Change in Ownership Rights

      As a result of the Conversion, limited partners will lose certain rights associated with their ownership of Interests and will acquire certain rights associated with their ownership of Trust Preferred Securities and shares of Common Stock. A comparison of these factors, which may relate to investment objectives of limited partners, is set forth in "COMPARISON OF INTERESTS AND SECURITIES TO BE ISSUED."

Additional Risks Applicable to Holders of A Interests

      Ranking of Subordinated Obligations under Preferred Securities Guarantee and Junior Subordinated Debentures; Dependence on the Corporation

      The obligations of the Corporation under the Junior Subordinated Debentures are unsecured obligations of the Corporation and will be subordinate and junior in right of payment to Senior Indebtedness of the Corporation but senior to its capital stock. The Corporation's obligations under the Preferred Securities Guarantee are unsecured and will rank (i) subordinate and junior in right of payment to all other liabilities of the Corporation, including the Junior Subordinated Debentures, except those made pari passu or subordinate by their terms, and (ii) senior to all capital stock now or hereafter issued by the Corporation and to any guarantee now or hereafter entered into by the Corporation in respect of its capital stock. Because the Corporation is a holding company, the Junior Subordinated Debentures (and the Corporation's obligations under the Preferred Securities Guarantee) are also effectively subordinated to all existing and future liabilities, including trade payables, of the Operating Partnership and other subsidiaries of the Corporation, except to the extent that the Corporation is a creditor of the subsidiaries recognized as such. There are no terms in the Trust Preferred Securities, the Junior Subordinated Debentures or the Preferred Securities Guarantee that limit the Corporation's ability to incur additional indebtedness, including indebtedness that ranks senior to or pari passu with the Junior Subordinated Debentures and the Preferred Securities Guarantee, or the ability of its subsidiaries to incur additional indebtedness. See "DESCRIPTION OF PREFERRED SECURITIES GUARANTEE -- Status of the Preferred Securities Guarantee" and "DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES -- Subordination."

      The Indenture provides that the Corporation shall pay all debts and obligations (other than with respect to the Trust Securities) and all costs and expenses of the Trust, including any taxes and all costs and expenses with respect thereto, to which the Trust may become subject, except for United States withholding taxes. No assurance can be given that the Corporation will have sufficient resources to enable it to pay such debts, obligations, costs and expenses on behalf of the Trust.

      Enforcement of Certain Rights by Holders of Trust Preferred Securities

      If an Event of Default (as defined herein) under the Declaration occurs and is continuing, then the holders of Trust Preferred Securities would rely on the enforcement by the Property Trustee (as defined herein) of its rights as a holder of the Junior Subordinated Debentures against the Corporation. The holders of a majority in liquidation amount of the Trust Preferred Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of the Junior Subordinated Debentures. If the Property Trustee fails to enforce its rights with respect to the Junior Subordinated Debentures held by the Trust, any record holder of Trust Preferred Securities may institute legal proceedings directly against the Corporation to enforce the Property Trustee's rights under such Junior Subordinated Debentures without first instituting any legal proceedings against such Property Trustee or any other person or entity.

      The Trust's ability to make distributions and other payments on the Trust Preferred Securities is solely dependent upon the Corporation making interest and other payments on the Junior Subordinated Debentures deposited as trust assets as and when required. If the Corporation were not to make distributions or other payments on the Junior Subordinated Debentures for any reason, including as a result of the Corporation's election to defer the payment of interest on the Junior Subordinated Debentures by extending the interest period on the Junior Subordinated Debentures, the Trust will not make payments on the Trust Securities. In such an event, holders of the Trust Preferred Securities would not be able to rely on the Preferred Securities Guarantee since distributions and other payments on the Trust Preferred Securities are subject to such Guarantee only if and to the extent that the Corporation has made a payment to the Property Trustee of interest or principal on the Junior Subordinated Debentures deposited in the Trust as trust assets. Instead, holders of Trust Preferred Securities would rely on the enforcement by the Property Trustee of its rights as registered holder of the Junior Subordinated Debentures against the Corporation pursuant to the terms of the Indenture and may vote to appoint a Special Regular Trustee. In the event the Corporation failed to pay interest on or principal of the Junior Subordinated Debentures on the payment date on which such payment is due and payable (or, in the case of redemption, the redemption date), then a holder of Trust Preferred Securities may directly institute a proceeding against the Corporation under the Indenture for enforcement of payment to such holder of the interest on or principal of such Junior Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of the Trust Preferred Securities of such holder (a "Direct Action"). In connection with such Direct Action, the Corporation will be subrogated to the rights of such holder of Trust Preferred Securities under the Declaration to the extent of any payment made by the Corporation to such holder of Trust Preferred Securities in such Direct Action. Except as set forth herein, holders of Trust Preferred Securities will not be able to exercise directly any other remedy available to the holders of Junior Subordinated Debentures or assert directly any other rights in respect of the Junior Subordinated Debentures. See "DESCRIPTION OF PREFERRED SECURITIES GUARANTEE," and "DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES -- Indenture Events of Default." If the Trust's failure to make distributions on the Trust Preferred Securities is a consequence of the Corporation's exercise of its right to extend the interest payment period for the Junior Subordinated Debentures, the Property Trustee will have no right to enforce the payment of distributions on the Trust Preferred Securities until an Event of Default under the Declaration shall have occurred.

      Option to Extend Interest Payment Period; Tax Impact of Extension

      So long as the Corporation shall not be in default in the payment of interest on the Junior Subordinated Debentures, the Corporation has the right under the Indenture to defer payments of interest on the Junior Subordinated Debentures by extending the interest payment period from time to time for an Extension Period not exceeding 60 consecutive months, during which no interest shall be due and payable. In such an event, monthly distributions on the Trust Preferred Securities would not be made (but would continue to compound monthly at the rate of 11.6% per annum) by the Trust during any such Extension Period. If the Corporation exercises the right to extend an interest payment period, the Corporation may not during such Extension Period declare or pay dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its Common Stock or Preferred Stock.

      Prior to the termination of any Extension Period, the Corporation may further extend such Extension Period; provided that such Extension Period together with all such previous and further extensions thereof may not exceed 60 consecutive months. Upon the termination of any Extension Period and the payment of all amounts then due, the Corporation may commence a new Extension Period, subject to the above requirements. The Corporation may also prepay at any time all or any portion of the interest accrued during an Extension Period. Consequently, there could be multiple Extension Periods of varying lengths throughout the term of the Junior Subordinated Debentures. See "DESCRIPTION OF TRUST PREFERRED SECURITIES -- Distributions" and "DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES -- Option to Extend Interest Payment Period."

      Because the Corporation has the right to extend the interest payment period up to 60 consecutive months on various occasions, the Junior Subordinated Debentures will be treated as issued with "original issue discount" for United States federal income tax purposes. As a result, holders of Trust Preferred Securities will be required to include their pro rata share of original issue discount in gross income as it accrues for United States federal income tax purposes in advance of the receipt of cash. Generally, all of a securityholder's taxable interest income with respect to the Junior Subordinated Debentures will be accounted for as "original issue discount" and actual distributions of stated interest will not be separately reported as taxable income. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES -- Certain Tax Consequences of the Conversion to Holders of A Interests -- Accrual of Original Issue Discount and Premium" and "-- Potential Extension of Payment Period on the Junior Subordinated Debentures."

      As described above, the Corporation has the right to extend an interest payment period on the Junior Subordinated Debentures from time to time for a period not exceeding 60 consecutive monthly interest periods. If the Corporation determines to extend an interest payment period, or if the Corporation thereafter extends an Extension Period or prepays interest accrued during an Extension Period as described above, the market price of the Trust Preferred Securities is likely to be adversely affected. In addition, as a result of such rights, the market price of the Trust Preferred Securities (which represent an undivided beneficial interest in Junior Subordinated Debentures) may be more volatile than other securities on which original issue discount accrues that do not have such rights. A holder that disposes of Trust Preferred Securities during an Extension Period, therefore, may not receive the same return on investment as a holder that continues to hold its Trust Preferred Securities. See "DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES -- Option to Extend Interest Payment Period."

      Unlike the A Interests, which are not subject to mandatory or optional redemption by the Partnership, the Junior Subordinated Debentures held by the Trust may be redeemed by the Corporation at 100% of the liquidation amount plus accrued and unpaid distributions at any time after April 30, 2002.

      Special Event Redemption or Distribution

      Upon the occurrence and during the continuation of a Tax Event or Investment Company Event (each as defined herein), which may occur at any time, the Trust shall, unless the Junior Subordinated Debentures are redeemed in the circumstances described below, be dissolved with the result that, in the manner described in "DESCRIPTION OF TRUST PREFERRED SECURITIES -- Liquidation Distribution Upon Dissolution," Junior Subordinated Debentures having an aggregate principal amount equal to the aggregate stated liquidation amount of, and bearing accrued and unpaid interest equal to accrued and unpaid distributions on, the Trust Preferred Securities and Trust Common Securities would be distributed on a Pro Rata Basis to the holders of the Trust Preferred Securities and Trust Common Securities in liquidation of the Trust. In the case of a Tax Event, in certain circumstances, the Corporation shall have the right to redeem at any time the Junior Subordinated Debentures, in whole or in part, in which event the Trust will redeem Trust Preferred Securities and Trust Common Securities on a Pro Rata Basis to the same extent as the Junior Subordinated Debentures are redeemed. The price paid on such redemption will be $25.25 in respect of each Trust Preferred Security if the redemption in the case of a Tax Event occurs within five years of the Conversion and $25 thereafter. There can be no assurance as to the market prices for Trust Preferred Securities or the Junior Subordinated Debentures which may be distributed in exchange for Trust Preferred Securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the Trust Preferred Securities or the Junior Subordinated Debentures which the investor may receive on dissolution and liquidation of the Trust, may trade at a discount. See "DESCRIPTION OF TRUST PREFERRED SECURITIES -- Special Event Redemption or Distribution" and "DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES -- General."

      Under current United States federal income tax law and interpretation thereof and assuming, as expected, the Trust is treated as a grantor trust for United States federal income tax purposes, a distribution by the Trust of the Junior Subordinated Debentures pursuant to a liquidation of the Trust will not be a taxable event to the Trust or to holders of the Trust Preferred Securities and will result in a holder of the Trust Preferred Securities receiving directly such holder's pro rata share of the Junior Subordinated Debentures (previously held indirectly through the Trust). If, however, the liquidation of the Trust were to occur because the Trust is subject to United States federal income tax with respect to income accrued or received on the Junior Subordinated Debentures as a result of the occurrence of a Tax Event or otherwise, the distribution of Junior Subordinated Debentures to holders of the Trust Preferred Securities by the Trust would be a taxable event to the Trust and each holder, and holders of the Trust Preferred Securities would recognize gain or loss as if they had exchanged their Trust Preferred Securities for the Junior Subordinated Debentures they received upon the liquidation of the Trust. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES -- Certain Tax Consequences of the Conversion to Holders of A Interests -- Distribution of Junior Subordinated Debentures to Holders of Trust Preferred Securities."

      On March 19, 1996, the Revenue Reconciliation Bill of 1996 (the "Bill") was introduced in the 104th Congress which would have, among other things, generally denied interest deductions on an instrument, issued by a corporation, that has a maximum term of more than 20 years and that is not shown as indebtedness on the separate balance sheet of the issuer or, where the instrument is issued to a related party (other than a corporation), where the holder or some other related party issues a related instrument that is not shown as indebtedness on the issuer's consolidated balance sheet. The above-described provisions of the Bill were proposed to be effective generally for instruments issued on or after December 7, 1995. If this provision were to apply to the Junior Subordinated Debentures, the Company would not be able to deduct interest on the Junior Subordinated Debentures. However, on March 29, 1996, the Chairmen of the Senate Finance and House Ways and Means Committees issued a joint statement (the "Joint Statement") to the effect that it was their intention that the effective date of the Bill, if enacted, would be no earlier than the date of appropriate Congressional action. In addition, subsequent to the publication of the Joint Statement, Senator Daniel Patrick

Moynihan and Representatives Sam M. Gibbons and Charles B. Rangel wrote letters to Treasury Department officials concurring with the view expressed in the Joint Statement (the "Democrat Letters"). The 104th Congress adjourned without enacting the Bill. Similar legislation was reproposed by the Treasury Department on February 6, 1997, as part of President Clinton's Fiscal 1998 Budget Proposal (the "Proposed Legislation"). The Proposed Legislation would, however, generally deny an interest deduction with respect to an instrument not shown as indebtedness on the separate or consolidated balance sheet of the issuer (as described above) and with a maximum term of more than 15 years (as contrasted to a maximum term of more than 20 years under the provision of the Bill). Such provision is proposed to be effective generally for instruments issued on or after the date of the first committee action. There can be no assurance that current or future legislative or administrative proposals or final legislation will not adversely affect the ability of the Company to deduct interest on the Junior Subordinated Debentures or otherwise affect the tax treatment described herein. Such a change, therefore, could give rise to a Tax Event, which would permit the Company to cause a redemption of the Trust Preferred Securities or to dissolve the Trust and distribute the Junior Subordinated Debentures to the holders of Trust Securities in liquidation of the Trust upon receiving an opinion of counsel as described more fully under "DESCRIPTION OF CAPITAL STOCK -- Redemption -- Special Event Redemption or Distribution of Junior Subordinated Debentures."

      Limited Voting Rights

      Holders of Trust Preferred Securities will have limited voting rights and, subject to the rights of holders of Trust Preferred Securities to appoint a Special Regular Trustee upon the occurrence of an Appointment Event, will not be able to appoint, remove or replace, or to increase or decrease the number of, Trustees, which rights are vested exclusively in the holders of Trust Common Securities.


Additional Risks Related to Holders of B Interests

      Conflicts of Interest with A Interests and General Partner

      The A Interests and the General Partner have conflicts of interest with the B Interests with respect to the determination of the consideration to be received in the Conversion. To the extent the partners of the General Partner will receive Common Stock in the Conversion, the shares of Common Stock to be received by holders of B Interests will be diluted. Also, the value of the consideration to be received by holders of B Interests and by the General Partner will be reduced to the extent of the consideration to be received by holders of A Interests.

      Future Dilution of Common Stock

      The Corporation will be permitted to issue additional equity or debt securities, including shares of Preferred Stock. Issuances of additional shares of Common Stock or shares of Preferred Stock could adversely affect stockholders' equity interest in the Corporation and the market price of the Common Stock, and the interests in the assets, liabilities, cash flow and results of operations of the Corporation represented by the shares of Common Stock issued pursuant to the Conversion may be diluted. Issuances of additional shares may be more likely after the Conversion if the corporate form expands the potential investor base, provides greater access to equity markets and permits the use of capital stock as acquisition currency. Holders of Common Stock will not be entitled to preemptive rights.

      Sale of Common Stock by Lehman Brothers and Management

      The Corporation has agreed to file registration statements for the sale of shares of Common Stock by Lehman Brothers and, subject to certain limitations, by management after the Conversion. Lehman Brothers and management have agreed to cooperate to execute an underwritten secondary offering of all or some portion of their shares of Common Stock as soon as practicable after the effective date of the Conversion, subject to market conditions.

      The Corporation has agreed not to sell any additional shares of Common Stock prior to the earlier of such initial secondary offering and the nine-month anniversary of the Conversion, except in connection with acquisitions. In addition, Lehman Brothers Capital Partners I, an affiliate of Lehman/SDI holding 5,788,124 B Interests, may distribute the shares of Common Stock it receives in the Merger (a majority of which shares would be freely tradeable immediately after such distribution) to its partners. See "RESALES OF SECURITIES -- Resales by Lehman Brothers and Management."

      Certain Delaware Corporate Law Considerations

      The Corporation's unaudited pro forma balance sheet at September 30, 1996 reflect a stockholders' deficit of approximately $19 million and a negative net book value per common share of $2.97. Counsel has advised the Partnership and the Corporation that under Delaware law, dividends or distributions on the stock of a Delaware corporation may be declared or paid out of surplus, so that the net assets of the corporation after such payment shall at least equal the amount of its capital. However, such a dividend or distribution is permissible under such provision only if the corporation's board of directors concludes that (a) immediately following payment of such dividend or distribution, the fair market value of the corporation's assets will exceed its liabilities and (b) the payment of such dividend or distribution is being made out of the corporation's surplus (net assets minus capital) and not out of capital in contravention of Delaware law. In case there shall be no surplus, dividends may also be paid out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. The foregoing restrictions will not affect the payment of distributions on the Trust Preferred Securities which are issued by the Trust rather than the Corporation. In addition, it is the current intention of the Board of Directors of the Corporation not to declare dividends on the Common Stock.


Other Considerations

      In addition to the factors noted above, an investment in SunSource (whether in partnership or corporate form) is subject to risks associated with operating conditions, competitive factors, economic conditions, industry conditions and equity market conditions. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Recent Developments."

                          VOTING AND PROXY INFORMATION

Voting Procedures

      Under the Partnership Agreement, a holder of an Interest may vote only if the holder has been admitted as a limited partner of the Partnership on or before the record date for the Special Meeting. Each Interest entitles the holder thereof to one vote with respect to matters to be voted on at the Special Meeting. The General Partner has set the close of business on March __, 1997 as the record date (the "Record Date") for the determination of limited partners entitled to vote at the Special Meeting.

      The Partnership will accept proxies at any time before the Conversion is voted on at the Special Meeting. The enclosed form of proxy, when properly completed and returned, will constitute a limited partner's vote for or against, or abstention on, the Conversion. If a limited partner returns a form of proxy duly signed without voting, the limited partner will be deemed to have voted for the Conversion.

Revocation of Proxies

      A limited partner may revoke a proxy any time during the solicitation period before its exercise by (i) delivering written notice of revocation to the Partnership, (ii) executing and delivering to the Partnership a later dated form of proxy or (iii) voting in person at the Special Meeting. Any such written notice or later dated proxy should be sent to SunSource L.P., 2600 One Logan Square, Philadelphia, Pennsylvania 19103, Attention: Joseph M. Corvino, Secretary.

Vote Required; Quorum

      Approval of the Conversion will require (i) the affirmative vote of limited partners holding an aggregate of more than 50% of the outstanding A Interests and B Interests, each voting separately as a class, and (ii) the affirmative vote of unaffiliated limited partners (limited partners other than affiliates of the General Partner) holding an aggregate of more than 50% of the A Interests and B Interests held by unaffiliated limited partners, each voting separately as a class. As of the Record Date, there were 11,099,573 A Interests outstanding, of which 11,019,850 were held by unaffiliated holders, and 21,675,746 B Interests outstanding, of which 11,633,603 were held by unaffiliated holders. The presence, in person or by proxy, of limited partners holding an aggregate of more than 50% of each class will constitute a quorum at the Special Meeting. Abstentions and broker non-votes will be treated as present for the purpose of determining a quorum but will have the effect of votes against the Conversion Proposal.

      The executive officers, directors and other affiliates of the General Partner own less than 1% of the outstanding A Interests and 46.3% of the outstanding B Interests. They have advised the Partnership that they each intend to vote their Interests in favor of the Conversion, although they will not participate in the votes by the unaffiliated holders of A Interests and B Interests. For further information concerning the ownership of Interests by the General Partner's affiliates, executive officers and directors, see "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."


Solicitation of Proxies

      This solicitation is being made by the General Partner on behalf of the Partnership. The Partnership will pay the cost of soliciting proxies. The Partnership will reimburse brokerage houses and other nominees for their reasonable expenses of forwarding proxy materials to beneficial owners of Interests. The Partnership has retained D.F. King & Co., Inc. to aid in the solicitation of proxies and to verify certain records related to the solicitation of proxies for a fee of $10,000, plus an additional fee of $3.00 for each incoming or outgoing limited partner contact, plus line charges and other out-of-pocket expenses. In addition, representatives of SunSource may meet with brokers, research analysts and other members of the investment community to discuss the Conversion. Representatives of SunSource may also contact limited partners in person or by telephone, or arrange meetings with limited partners to discuss the Conversion.

Independent Auditors

      Representatives of Coopers & Lybrand L.L.P., the Partnership's independent accountants, are expected to be present at the Special Meeting.

No Appraisal Rights

      Limited partners who object to the Conversion will have no appraisal, dissenters' or similar rights (i.e., the right, instead of receiving securities of the Corporation, to seek a judicial determination of the "fair value" of their Interests and to compel SunSource to purchase their Interests for cash in that amount) under state law or the Partnership Agreement, nor will such rights be voluntarily accorded to limited partners by SunSource. Thus, approval of the Conversion by the requisite vote of limited partners will bind all limited partners, and objecting limited partners will have no alternative to receipt of securities of the Corporation other than selling their Interests (or securities of the Corporation) in the open market.

Other Matters

      The enclosed form of proxy grants discretionary authority to the persons named to vote on any other matters that may properly come before the Special Meeting. The Partnership is not aware of any other proposals planned to be made at the Special Meeting and has no current intention of making any additional proposals.

                                 SPECIAL FACTORS

Background of the Conversion


      In October 1986, the predecessor to Lehman Brothers acquired all of the capital stock of Sun Distributors, Inc. ("SDI") from Sun Company, Inc. In December 1986, the Partnership and the Operating Partnership were organized as Delaware limited partnerships, and in January 1987 the assets and liabilities of SDI were transferred to the Operating Partnership in exchange for a note and a 99% limited partnership interest in the Operating Partnership. Lehman Brothers' predecessor then contributed the limited partnership interest to the Partnership in exchange for 11,099,573 A Interests and 22,199,146 B Interests. In February 1987, 10,653,990 units (each consisting of one A Interest and one B Interest) were sold in an underwritten public offering.


      At the time of organization, the limited partnership form offered important tax advantages since there was no federal income tax at the partnership level. However, in December 1987 Congress passed the Revenue Act of 1987, one of the provisions of which provided that publicly held limited partnerships ("MLP's"), with certain exceptions not applicable to the Partnership, would be taxed for federal income tax purposes as corporations. MLP's existing on December 17, 1987 were "grandfathered" for ten years until December 31, 1997.

      In addition to the limited time period for the tax benefits, management found that the structure of the Partnership impeded the strategic direction of its business. Prior to 1987, the business had grown principally through acquisitions made either with cash or Sun Company stock. With a limited partnership, acquisitions with Interests became impracticable. Available cash is limited by the required payment of the B Tax Distribution which has to be made at 125% of the maximum individual federal income tax rate.

This meant that, at the outset, 38.75% (125% x 31%) of federal taxable income allocable to the B Interests had to be distributed. In 1993, the maximum tax rate was increased to 39.6% meaning that the B Tax Distribution increased to 49.5% of federal taxable income allocable to the B Interests.

      During the early 1990's the question whether to convert to a corporation was examined from time to time. One of the advantages of conversion was that, if the A Interests could be replaced with debt, the interest on the debt would be deductible which would offset to some degree the tax disadvantages of being taxed as a corporation. However, the amount of this much debt on the balance sheet would have impaired SunSource's ability to borrow money. It therefore became impracticable to convert without the sale of some assets to provide additional net worth.

      In the spring and summer of 1992, Lehman Brothers and Legg Mason Wood Walker, Incorporated ("Legg Mason") were engaged to seek out buyers for the entire Partnership. Lehman Brothers and Legg Mason prepared descriptive memoranda for the operations of the divisions, solicited confidentiality agreements from prospective buyers, assisted in the due diligence efforts of the prospective buyers and received various offers. Approximately 60 companies were contacted but the effort produced no proposals attractive to pursue, due in part to the financial and economic climate at that time and its effect on the Partnership's business.

      On September 13, 1993, the Partnership publicly announced that the Board had begun to explore the possible sale of assets or becoming a publicly traded corporation and had authorized the engagement of financial advisors to assist in the process. Lehman Brothers and Legg Mason (the "Advisors") were again engaged and conducted an extensive search for buyers of the entire Partnership or of divisions of the Partnership. Again, the Advisors prepared memoranda for the operations of the divisions, solicited confidentiality agreements from and assisted in the due diligence efforts of, the prospective buyers and received various offers. The Advisors contacted 77 strategic and 44 financial buyers. They received no interest in the Partnership as a whole from acquirors at an acceptable level. They received a number of bids for divisions, some of which were attractive. However, the Board determined that the realizable sale value of all of the Partnership's assets was not adequate, and also decided that conversion to a corporation at that time would be unattractive. Finally the Board determined that the bids for the Electrical Group and for the Dorman Products division should be pursued further and instructed the Advisors to obtain final bids for these businesses.

      The Operating Partnership sold its Electrical Group on December 5, 1994 and the Dorman Products division on January 3, 1995. In addition, although not the result of the study of strategic alternatives in 1993-1994, the Downey Glass division was sold on October 27, 1995. The Operating Partnership received an aggregate cash consideration, net of expenses, of approximately $70 million, of which $14.2 million was used for a mandatory prepayment on its senior debt. With the regularly scheduled principal payment on the senior debt in December 1995, the Partnership's total debt as a percentage of its consolidated capitalization was reduced to 43.5% at December 31, 1995 compared with 55% at December 31, 1994. The sales not only strengthened the financial position of the Partnership but enabled it to remove the restriction on acquisitions which had been imposed by the lenders for 1993 and 1994.

      The strengthened balance sheet therefore removed one of the negative considerations for conversion to a corporation and, with the deadline of December 31, 1997 approaching, management and Lehman Brothers began to develop a concept for conversion to a corporation. This concept was presented to the Board of Lehman/SDI at its June 12, 1996 meeting. The Board authorized further work on the conversion and appointed the Special Committee to review the terms of the conversion proposal to be prepared by the General Partner. See "-- Determinations of the Special Committee" below.

      At the same meeting, the Board reviewed a presentation prepared by management which outlined a range of values which might be realized if the Partnership were to be liquidated. Because the valuations presented did not suggest an attractive potential sale value for the Partnership and because of the other difficulties in a liquidation described below, the Board decided that pursuit of the conversion alternative offered a higher expected value for Interest holders than the liquidation plan. For more information on the liquidation alternative, see "-- Alternatives to the Conversion."

Existing Partnership Structure

      The Partnership is a Delaware limited partnership. Unless earlier terminated pursuant to the Conversion or the Partnership Agreement, the Partnership will continue in existence until December 31, 2086. The General Partner holds a 1% general partnership interest. The limited partnership interests in the Partnership, representing a 99% limited partnership interest, are represented by 11,099,573 A Interests and 21,675,746 B Interests, both of which are traded on the NYSE. The Partnership holds a 99% limited partnership interest in the Operating Partnership and the General Partner holds a 1% general partnership interest. The Partnership conducts all of its business activities through the Operating Partnership. Lehman/SDI is the general partner of the

General Partner and makes all the decisions relating to the management of the Partnership and the Operating Partnership and manages and controls their activities. Lehman Brothers Holdings Inc., as the sole stockholder of Lehman/SDI, elects the members of the Board of Directors of Lehman/SDI. See the chart on page 1 of this Proxy Statement/Prospectus.

      The General Partner receives, as part of its general partnership interest in the Operating Partnership, a management fee of $3,330,000 per year from the Operating Partnership as well as distributions attributable to its general partnership interests. The Partnership will continue to pay the management fee until the Effective Time of the Conversion. See "-- Existing Economic Interests of the Partners." All expenses incurred by the General Partner are paid or reimbursed by the Operating Partnership, except for the compensation of the non-management directors of Lehman/SDI.

Existing Economic Interests of the Partners

      Cash Available for Distribution of the Partnership (i.e., all cash receipts of the Partnership, less cash used to pay or establish a reserve for expenses) is distributed 99% to the holders of A Interests and 1% to the General Partner until holders of A Interests have received annually a $1.10 simple, cumulative return. The Priority Return has been paid on a monthly basis to holders of record on the first day of the month.

      After distribution of the Priority Return, Cash Available for Distribution is distributed 1% to the General Partner and 99% to the holders of B Interests until such holders have received an annual distribution equal to the product of
(i) 125% of the then applicable maximum Federal income tax rate for individuals and (ii) the taxable income allocable to the B Interests. The B Tax Distribution has been partially distributed on a monthly basis to holders of record on the first day of the month with the balance distributed by March 31 of the succeeding year. See Note 3 of Notes to Consolidated Financial Statements. The Partnership suspended the payment of monthly advance B Tax Distributions effective January 1, 1997.

      Upon liquidation of the Partnership, after provision for all liabilities, the holders of A Interests will receive a preferential distribution equal to $10 per A Interest plus any unpaid Priority Return and the balance will be distributed to the General Partner and the holders of B Interests in accordance with their respective capital accounts.

      The Operating Partnership distributes its available cash 99% to the Partnership and 1% to the General Partner until the amount distributed to the Partnership is sufficient to pay the Priority Return and the B Tax Distribution. The General Partner also receives a management fee from the Operating Partnership of $3,330,000 annually. To the extent that the Priority Return and the B Tax Distribution have not been paid on a cumulative basis, the management fee will not be paid, but will be deferred and be paid, together with any management fees then owed with respect to any other year, after the Priority Return and B Tax Distribution have been paid. In addition, the management fee can be paid only if the Operating Partnership complies with the covenants required by the Operating Partnership's credit agreements. See Notes 8 and 9 of Notes to Consolidated Financial Statements.

Alternatives to the Conversion

      The alternatives to the Conversion which were considered by the General Partner were continuing the existence of the Partnership as a limited partnership and the liquidation of the Partnership, either immediately or over an extended period of time.

      The benefit of continuing the existence of the Partnership as a limited partnership is the possible reduction of aggregate federal income taxes payable by the Partnership and its partners compared to the aggregate federal income taxes payable by the Corporation with respect to the income of SunSource and its stockholders with respect to any dividends received. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES." This federal income tax benefit will end under current law on December 31, 1997 and the Partnership will thereafter be taxed as a corporation. The Partnership will then be subject to tax at the Partnership level and the partners will also be subject to tax on any distributions received. In addition, payments of the Priority Return would not be deductible for tax purposes. In view of the impending double taxation at both the Partnership and the partner levels, the General Partner no longer believes it would be in the best interests of the Partnership and the limited partners to remain in partnership form.

      Another alternative to the Conversion considered by the General Partner was liquidation. One benefit of liquidating the Partnership at this time rather than effecting the Conversion would be the possibility that the currently realizable value of the Partnership assets may exceed the value of SunSource as a continuing business. Another benefit of liquidating in partnership form is that a liquidation of the Partnership would likely result in less federal income taxes payable on any gains recognized by the Partnership than if the Partnership were converted to a corporation and subsequently liquidated because the partners of the Partnership would only pay federal income tax at the partner level on liquidation gains, while a corporation would pay federal income tax on gains derived from liquidating its assets and the corporation's stockholders would also pay federal income tax on the amount by which the liquidation proceeds received by the stockholders exceeded their basis in the shares.

      Management made a presentation to the Board on June 12, 1996 during which it outlined a range of values which might be realized if the Partnership were to be liquidated. Information presented included (i) current and projected earnings before interest, taxes and amortization ("EBITA") for all of the Partnership's business units, and (ii) management's estimate of the costs of liquidation, including transaction costs, severance pay, make-whole penalties on long-term debt, payment of unfunded deferred compensation liabilities, the expenses of closing the Philadelphia home office and miscellaneous administrative expenses. Management also presented a summary table showing how the above information would translate into liquidation values per B Interest using an assumed 6.0x multiple of EBITA, as follows:


                                        Assumed Liquidation Values Per B Interest (1)
                                                   Years Ended December 31

Assumed
EBITA Multiple                      1996             1997             1998             1999            2000
--------------                      ----             ----             ----             ----            ----
6.0 X                                $4.54            $5.84            $5.80            $6.74           $7.79

(1) Figures after 1997 reflect payment of capital gains taxes at the corporate level. The above figures assume redemption of the A Interests at $10.00, plus accrued interest, each in accordance with the terms of the Partnership Agreement. On the day of the presentation, the closing price for the B Interests was $4.50 and the closing price for the A Interests was $11.25.

      The above EBITA multiples were selected based upon information developed by the Partnership's investment bankers during the course of their work in 1992, 1993 and 1994. Management believed such multiples had not subsequently changed materially based on several unsolicited indications of interest the Partnership had received during 1995 and 1996. Also, the Partnership's EBITA from continuing operations during 1995 and 1996 was only modestly higher than the 1994 level.

      In discussing the liquidation alternative, the Board noted that previous efforts by the Partnership's investment bankers had resulted neither in a bid for the entire partnership nor bids as high as 6.0 X EBITA for two of the Partnership's larger business units. In addition, the most aggressive previous bidder for the Partnership's largest business group had sharply curtailed its acquisition activity in the United States. In summary, the Board concluded that there was substantial doubt that the Partnership could realize as much as 6.0 X EBITA for all of its business units within a reasonable time frame.

      The failure to sell all but a few units would prevent the Partnership from liquidating. At the same time, the requirement to pay the A Interest Priority Return would place an onerous cash burden upon the remaining operating units. The Board determined that the administrative burdens that would result from an attempt to sell simultaneously all business units in separate transactions made liquidation an unattractive alternative.

      An additional risk in the liquidation proposal was the amount of time it could take to dispose of multiple businesses on satisfactory terms. Management was concerned that morale could become a problem at those units not sold quickly, and diminished performance and increased employee defections could rapidly impair the value of the affected units. Finally, potential buyers of the last few business units would have superior negotiating power when it became clear that the Partnership had to sell the remaining assets in a short time frame in order to complete the liquidation prior to December 31, 1997, after which any capital gains from liquidation would become subject to corporate taxation.

      The Board also considered that liquidation would create an immediate large taxable gain for the Partnership's investors while the Conversion would result in a substantially smaller taxable gain.

      Based on the considerations described below, the Board believes that a liquidation of the Partnership's assets (either through individual or bulk asset sales or the sale of the Partnership in its entirety) at this time would not result in the limited partners receiving acceptable value. The Board did not obtain an appraisal or other valuation of the assets because, in light of the previous efforts to sell the Partnership's business units and the Board's conclusions regarding the logistical and financial risks of liquidation, the Board believed that a liquidation of assets would not result in sufficient value to the limited partners.

      The Board also rejected the liquidation alternative because liquidation would not provide the limited partners and the General Partner with any continuing equity interest in the Partnership and would be unlikely to be accomplished on a tax-advantaged basis.

The General Partner believes that in the long term the value of the Partnership, whether or not the Conversion is effected, to the General Partner and the limited partners would exceed the value of the proceeds of a liquidation at this time.

      The General Partner believes that other long-term strategies available to SunSource such as diversification, disposition of assets and acquisition of assets are not materially adversely affected by the decision to convert and may be enhanced by the decision to convert as set forth above. From time to time in the past, the General Partner has considered, and in some cases effected, the possibility of disposing of surplus assets, acquiring assets, diversifying its operations geographically and engaging in new lines of business. For example in 1994 and 1995, the Partnership sold its Electrical Group, Dorman Products division, and Downey Glass division. Similarly, the Partnership has acquired a number of companies which complement its operations. See "BUSINESS -- General." The General Partner believes that SunSource will continue to consider, and in some cases effect, similar transactions in the future, regardless of whether SunSource is organized in partnership or corporate form. However, the General Partner believes that the Conversion will enhance SunSource's ability to pursue its long-term strategies by conserving cash and creating the possibility of using Common Stock in future acquisitions. The General Partner currently is not considering any significant transaction involving the Partnership or SunSource's business which is outside the ordinary course of business of the Partnership.

Reasons to Convert to Corporate Form

      The General Partner believes that there are six principal reasons to convert to corporate form at this time: (i) the potential for the Corporation's and the Trust's equity securities to attain greater acceptance within the investment community; (ii) the conservation of cash by the retention of the management fee and reduction in tax payments; (iii) the ability to deduct interest payments on the Junior Subordinated Debentures for federal income tax purposes; (iv) the potential for the Corporation to issue equity in payment of the purchase price for complementary acquisitions; (v) the potential for the Corporation to have greater access to equity capital markets; and (vi) the simplification and reduction in cost of tax reporting for investors in SunSource.

o Expansion of Potential Investor Base. The General Partner anticipates that the Conversion will expand SunSource's potential investor base to include institutional and other investors who do not typically invest in limited partnership securities because of various tax and administrative reasons. In addition, the General Partner anticipates that the Common Stock (as compared to Interests) will receive additional investor interest through increased review and evaluation by research analysts.

o Conservation of Cash. The Corporation will conserve cash by the retention of the annual management fee of $3,330,000 and the retention of distributions on the General Partner's ownership in the Partnership and the Operating Partnership amounting to approximately $400,000 annually.

o Tax Consequences. The benefit of being taxed as a partnership will end under current law after December 31, 1997. Although the Corporation will also have to pay tax on its income, SunSource will conserve additional cash because (i) the interest payable on the Junior Subordinated Debentures, which will approximately equal the distributions currently paid on the A Interests, is deductible for federal income tax purposes, resulting in a corporate tax benefit of approximately $4,900,000 annually and (ii) the difference in rates between the B Tax Distribution, which will be eliminated, and the tax that will become payable by the Corporation. Subject to changes in federal income tax laws, approval of the Conversion Proposal should assure tax deductibility on the distributions in respect of the Trust Preferred Securities, which will replace the Priority Return. If the Conversion is not approved, the Priority Return would have to be paid from net income after corporate income taxes after December 31, 1997.

o Acquisition Currency. The General Partner believes that current industry conditions may provide opportunities for SunSource to grow through the acquisition of businesses and assets which are complementary to its existing businesses. In certain cases, SunSource may want to be able to issue equity interests as payment of the purchase price for such acquisitions. The General Partner believes that an equity interest in a corporation will be a more attractive acquisition currency to sellers than an interest in a partnership. SunSource is not presently party to any agreement or understanding regarding a material acquisition and currently has no plans to make a material acquisition.

o Greater Access to Equity Markets. The General Partner expects that the Corporation will have greater access to the public and private equity capital markets than the Partnership, potentially enabling it to raise capital on more favorable terms than are now available to the Partnership. This greater access may be of particular benefit if SunSource proposes to issue equity securities to reduce existing debt, or to raise additional funds for capital expenditures or otherwise to expand its business.

o Tax Reporting. In addition, the General Partner believes that the complexities of tax reporting associated with partnership investments are regarded as unduly burdensome for most limited partners under current conditions. The ownership of stock rather than Interests will greatly simplify tax reporting with respect to an investment in SunSource on each limited partner's individual federal and state income tax returns for future years.

Terms of the Conversion

      Structure of the Conversion. If approved by the limited partners, the Conversion will be effected as follows:

      If approved by the limited partners, the Conversion will be effected as follows:

o The Partnership will contribute its limited partnership interest in the Operating Partnership and Lehman/SDI, Inc. will contribute its general partnership interest in the General Partner to LPSub in exchange for common stock of such subsidiary. Certain members of management of the General Partner will contribute their limited partnership interests in the General Partner to the Corporation, in exchange for 462,000 shares of Common Stock, of which 75,000 shares will be held in escrow to distributed after two years if all distributions on the Trust Preferred Securities have then been paid. The Partnership and its subsidiary will then merge with and into the Corporation and (i) the A Interests will be converted into 4,217,837 Trust Preferred Securities and cash; (ii) the B Interests will be converted into 5,418,936 shares of Common Stock and (iii) the common stock of LPSub held by Lehman/SDI will be converted into 538,000 shares of Common Stock. The Corporation will then contribute the limited partnership interests in the Operating Partnership and the General Partner and the general partnership interest in the General Partner to a wholly owned subsidiary.

o As a result of the Conversion, the former holders of A Interests will be holders of Trust Preferred Securities and the former holders of B Interests and the partners of the General Partner will be holders of shares of Common Stock of the Corporation.

o The Corporation, through its subsidiaries, will then be the holder of the general and limited partnership interests in the Operating Partnership and the General Partner. See page 1 above for a diagram of the corporate structure after the Conversion.

      The Operating Partnership will be managed by the General Partner, whose general partner will be Sun Sub B, which will act under the direction of its parent, the Corporation. By reason of the Merger, the Corporation will be responsible for all liabilities and obligations of the Partnership.

      The Conversion is proposed to be effected pursuant to an Agreement and Plan of Conversion, attached as Exhibit B and incorporated by reference herein, among the Corporation, the Partnership, the Operating Partnership, the General Partner, SunSub A, Lehman/SDI and the limited partners of the General Partner (the "Conversion Agreement").

      Diagrams illustrating the structure of SunSource and its subsidiaries, both before and after the Conversion, are set forth immediately preceding the Summary.

      Effective Time. If approved at the Special Meeting, the Conversion is expected to become effective on April __, 1997 (the "Effective Time").

      Conditions to the Conversion. The principal conditions to the Conversion are (i) the affirmative vote of limited partners holding an aggregate of more than 50% of the outstanding A Interests and B Interests, each voting separately as a class; (ii) the affirmative vote of unaffiliated limited partners (limited partners other than affiliates of the General Partner) holding an aggregate of more than 50% of the A Interests and B Interests held by unaffiliated limited partners, each voting separately as a class; (iii) approval of the Trust Preferred Securities and Common Stock for listing on the NYSE; (iv) no withdrawal of the Special Committee's determination that the Conversion is fair to the holders of A Interests and B Interests or of the fairness opinion of Smith Barney; (v) receipt of a satisfactory tax opinion; (vi) the availability of financing to refinance existing senior debt on terms acceptable to the Corporation; and (vii) no material change in applicable law, including with respect to the taxation of the Conversion, the Corporation or the Trust Preferred Securities.


     Termination; Amendment. The General Partner may terminate the Conversion Agreement and abandon the Conversion at any time before it becomes effective, whether before or after approval by the limited partners. Any provision of the Conversion Agreement may be waived at any time by the party that is entitled to the benefits thereof, and the Conversion Agreement may be amended at any time before or after approval thereof by the limited partners by agreement of the Board of Directors of Lehman/SDI and the other parties to the Conversion Agreement. After any such approval, however, no amendment or waiver may be made that decreases the amount or changes the type of the consideration or that in any way materially and adversely affects the rights of the holders of Interests without the approval of a majority of such holders.

Consequences if Conversion is Not Approved

      If the Conversion is not approved by the limited partners, or if the Conversion is not consummated for any other reason, the Partnership presently intends to continue to operate as an ongoing business in its current form. No other transaction is currently being considered by the Partnership as an alternative to the Conversion, although the Partnership may from time to time explore other alternatives.


      Failure to convert to corporate form could result in a substantial reduction in income available to B Interests after December 31, 1997, since it is likely that payment of the A Interest Priority Return would be distributed from net income after payment of corporate income taxes. This result could also impede the Partnership's ability to pay the Priority Return after December 31, 1997. The following table shows that the pro forma results for the nine months ended September 30, 1996 would produce net income of $0.273 per existing B Interest if the Partnership were to have converted to corporate form, but only $0.082 per existing B Interest if the Conversion were not approved and the Partnership were to be taxed as a corporation (as it will be after December 31, 1997 under current tax law). Of the $0.191 increase in earnings per B Interest in the pro forma results for the Conversion, $0.169 is attributable to the exchange of A Interests for Trust Preferred Securities and cash (and the tax benefits of the deduction of the interest payments on the related Junior Subordinated Debentures) and $0.022 is attributable to the elimination of the General Partner's management fee and respective 1% ownership interests in the Partnership and the Operating Partnership in exchange for the issuance of 4,000,000 shares of Common Stock (before reverse stock split).


                                                                    Nine Months Ended
                                                                   September 30, 1996
                                                                   ------------------
                                                                 (dollars in thousands)

                                                  Pro Forma Partnership
                                                Taxable as a Corporation     Pro Forma Corporation
                                                ------------------------     ---------------------
Income from Operations                                       $27,405                    $27,405
  Management Fee                                               2,491                        N/A
  Interest Expense, Net                                        5,147                      6,061
  Other Income, Net                                              678                        678
  Distribution on Trust Preferred Securities                      --                    (9,174)
                                                           ---------                  ---------
Income Before Taxes                                          $20,445                    $12,848

Income Tax Provision                                           9,282                      5,835
                                                           ---------                  ---------
Net Income                                                   $11,163                     $7,013
                                                           ---------                  ---------
General Partner Income Allocations                               222                         --
A Interest Priority Return Payments                            9,158                         --
                                                           ---------                  ---------
Net income to holders of B Interests                          $1,783                     $7,013
                                                           ---------                  ---------

Number of B Interests Outstanding                         21,675,746                 25,675,746
(Before reverse stock split)
Earnings Per B Interest
(Before reverse stock split)                                  $0.082                     $0.273
                                                           ---------                  ---------

      Tax cash distributions to B Interest holders would be discontinued after December 31, 1997 even if the Conversion is not approved, because income taxes will be paid by the Partnership after that date.

      Failure to convert pursuant to the terms of the Conversion will result in reduced cash flow, which may inhibit the Partnership's ability to finance adequately future growth by internal expansion or acquisition. The above table shows pro forma net income of $7.0 million to holders of corporate B Interests for the nine months ended September 30, 1996 versus $1.8 million to holders of B Interests if the Partnership were taxed as a corporation. If the Conversion is not approved, the General Partner might reconsider other alternatives, including liquidation of the Partnership. In the event of a liquidation, the A Interests would be entitled to a liquidation preference of $10 per Interest.

Limited Partner Litigation

      On January 16, 1997, a holder of B Interests filed a purported class action in the Delaware Court of Chancery seeking to enjoin the Conversion on the terms proposed as well as an order requiring the defendants to account to the plaintiff and the class for damages and requiring the General Partner or its affiliates to hold the consideration received in trust pending a determination of the amounts properly attributable to the General Partner's interest. Defendants named in the complaint are the Partnership, the Corporation, the General Partner, Lehman/SDI, Lehman Brothers Holdings Inc. and all of the directors of Lehman/SDI. The complaint alleges that the terms of the Conversion unfairly transfer substantial equity to the General Partner to the detriment of the B Interests and constitute a breach of fiduciary duty. A second complaint containing substantially identical allegations was filed by a limited partner in the Delaware Court of Chancery on February 11, 1997. The defendants believe the complaints are without merit and intend to vigorously defend themselves.

Determinations of the Special Committee

      Appointment of the Special Committee and its Independent Advisors. On June 12, 1996, the Board of Directors of Lehman/SDI appointed the Special Committee to review, evaluate and reach a determination with respect to the fairness of the terms of the Conversion to the limited partners, and to make a recommendation to the Board of Directors with respect to the Conversion. In connection with these instructions, the Special Committee was authorized to take such action it deemed necessary or appropriate, including retaining, at the expense of Lehman/SDI (which expenses are payable by the Partnership and Operating Partnership pursuant to the terms of the Partnership Agreement and the Operating Partnership Agreement), legal counsel and a financial advisor. The Special Committee was also authorized to negotiate and document any agreement with respect to the Conversion or any revisions thereto. The resolution establishing the Special Committee provided that the Special Committee is only advisory in nature and is not authorized or empowered to take any action on behalf of, or binding upon, Lehman/SDI or its Board of Directors regarding the Conversion or otherwise. The Board of Directors of Lehman/SDI did not instruct the Special Committee to consider the relative merits of the Conversion as compared to any alternative business strategies that might exist for the Partnership or the effect of any alternative transaction in which the Partnership might engage, including the acquisition by one or more third parties of all or any part of the Partnership or its securities. For a discussion of the review of certain alternatives to the Conversion considered by the Board of Directors of Lehman/SDI, see "--Alternatives to the Conversion."

      O. Gordon Brewer, Jr. and Ernest L. Ransome, III were appointed to serve on the Special Committee and Mr. Brewer was elected to be the Special Committee's Chairman. Except for their directorship in Lehman/SDI and the Corporation and membership on the Special Committee, the members of the Special Committee are not otherwise affiliated with the Partnership, Operating Partnership, General Partner, Corporation or Lehman/SDI. As of December 10, 1996, Mr. Brewer beneficially owned 3,000 A Interests and 1,000 B Interests and Mr. Ransome beneficially owned 5,000 A Interests and 5,000 B Interests. As compensation for serving on the Special Committee, Lehman/SDI agreed to pay to each member of the Special Committee a retainer of $10,000 (subsequently increased to $20,000 in January 1997 at the request of the Special Committee) in recognition of the substantial effort and time commitment invested in the Conversion process by the Special Committee, plus a meeting fee of $1,000 per meeting. Lehman/SDI also provided the Special Committee with a letter acknowledging that the members of the Special Committee would be indemnified, and have expenses advanced, under Lehman/SDI's bylaws to the fullest extent permitted under law for any losses or claims arising out of the performance of the Special Committee.

      On June 24, 1996, the Special Committee selected Dechert Price & Rhoads as its independent legal counsel to advise the Special Committee regarding its fiduciary duties and the legal aspects of the Conversion and any other matters related to fulfilling the purpose of the Special Committee. On July 16, 1996, the Special Committee formally engaged Smith Barney to act as independent financial advisor to the Special Committee and in that capacity, among other things, to (i) assist the Special Committee in its review of the business and operations of the Partnership and the Operating Partnership and their historical and projected financial condition, (ii) assist the Special Committee in its review, evaluation and negotiation of the financial terms and structure of the Conversion and (iii) render an opinion to the Special Committee and to the Board of Directors as to whether (x) the consideration to be received in the Conversion by the holders of A Interests is fair from a financial point of view to such holders, (y) the consideration to be received in the Conversion by the holders of B Interests is fair from a financial point of view to such holders, and (z) the consideration (the "General Partner Consideration") to be received by the General Partner in exchange for the General Partnership Interests (as defined below) is fair from a financial point of view to the holders of A Interests and to the holders of the B Interests, respectively.

Due Diligence, Evaluation and Preliminary Analysis of Initial Conversion Proposal. Beginning in July 1996, at the instruction of the Special Committee, Smith Barney and Dechert Price & Rhoads reviewed certain financial and legal information relating to the Partnership and its operations to assist the Special Committee. In addition, representatives of Smith Barney met with the senior management team to discuss the Partnership's business, operations and prospects.

      On August 8, 1996, the Special Committee received the General Partner's proposal (the "Initial Conversion Proposal"), to convert the Partnership into a corporation. The Initial Conversion Proposal provided for (i) each A Interest to be exchanged for a package of preferred stock and subordinated debt of the Corporation with an aggregate liquidation preference and face value of $10.00 per A Interest and aggregate annual cash distributions of $1.10 per year, (ii) each B Interest to be exchanged for 0.25 of Common Stock(1), and (iii) the General Partner's general partnership interests in and rights under the Partnership and the Operating Partnership (the "General Partnership Interests"), to be exchanged for 2,285,750 shares of Common Stock. The General Partner informed the Special Committee that the number of shares of Common Stock proposed to be exchanged for the General Partnership Interests represented the General Partner's determination of the value of the General Partnership Interests, including the General Partner's percentage interest in each of the Partnership and the Operating Partnership, the value attributable to the General Partner's right to receive the Management Fee pursuant to the terms of the Operating Partnership Agreement, and a "control premium" in addition to the value attributable to the percentage interests and Management Fee. The Initial Conversion Proposal was supplemented on August 16 with a description of the terms of the preferred stock and subordinated debt to be exchanged for the A Interests.

     On August 26, 1996, the Special Committee met with its financial and legal advisors to preliminarily discuss the Initial Conversion Proposal. Smith Barney discussed with the Special Committee its preliminary views of the financial aspects of the Initial Conversion Proposal. The Special Committee's advisors reported on the status of their review of the Partnership and its operations. After extensive discussion of the terms of the Initial Conversion Proposal, the Special Committee instructed its advisors to arrange for a meeting with representatives of the General Partner and its advisors to express a number of areas of concern to the General Partner, including the likely effect on market liquidity for holders of A Interests resulting from the proposed issuance of multiple classes of securities in exchange for the A Interests.

     On September 4, 1996, the General Partner modified the Initial Conversion Proposal and provided the Special Committee and its advisors with draft terms for trust preferred securities which were proposed to be exchanged for the A Interests. Each A Interest would be exchanged for 0.40 trust preferred securities, with a liquidation preference of $25.00 (or $10.00 for each A Interest) and cumulative cash distributions of 11% per annum ($1.10 per year for each A Interest).

Negotiations with the General Partner. On September 9, 1996, representatives of Smith Barney and Dechert Price & Rhoads met with representatives of the General Partner (including Lehman Brothers and the Partnership's management) and legal counsel to Lehman Brothers. The Special Committee's advisors informed the General Partner that in evaluating the fairness of any exchange of securities for A Interests in the Conversion, the Special Committee would attribute significant weight to the current market price of the A Interests as opposed to their liquidation value, and that the terms of the Conversion should reflect the taxable nature of the exchange of A Interests and any elimination of existing economic and other rights currently available to the A Interests. With respect to the proposed consideration for the General Partnership Interests, the General Partner was informed that the Special Committee believed the number of shares of Common Stock proposed to be exchanged for General Partnership Interests substantially overstated the value of the General Partnership Interests. The Special Committee had taken note of certain limitations on the value of the Management Fee, including the limited partners' right under the Partnership Agreement to remove the General Partner by a vote of 80% of the outstanding unaffiliated Interests and the termination of the General Partner's right to receive the Management Fee upon the liquidation of the Partnership. The General Partner was also advised that the Special Committee did not believe that the General Partner was entitled to a "control premium" for the General Partnership Interests (i.e., any value over and above the value attributable to the General Partner's percentage interest in each of the Partnership and the Operating Partnership and the Management Fee), especially in view of the significant Common Stock ownership which Lehman Brothers, its affiliates and management would have in the Corporation after the Conversion and their representation on the Corporation's

--------
(1) All references to shares of Common Stock reflect the one-for-four reverse stock split implied by the exchange ratio for B Interests in the Conversion.

Board of Directors. Moreover, the Special Committee's legal counsel conveyed the Special Committee's concern with a number of issues relating to the governance of the Corporation after the Conversion, including (i) the potential shift in voting power from the current unaffiliated holders of A Interests and B Interests to Lehman Brothers, its affiliates and management as a result of both the issuance of a significant number of shares of Common Stock in exchange for the General Partnership Interests and the loss of voting rights previously belonging to the A Interests, (ii) the potential for a post-Conversion sale by Lehman Brothers of a control block of Common Stock at a premium not available to all holders of Common Stock generally or otherwise in a manner not in the best interests of all holders, and (iii) the need for a meaningful independent check on any decision by Lehman Brothers or management with respect to any major transaction by the Corporation with change of control implications occurring shortly after the Conversion, particularly given the substantial equity to be received by the General Partner in exchange for the General Partnership Interests, and Lehman Brothers' expression of interest in possibly liquidating some or all of its Common Stock holdings after the Conversion.

     From September 10-17, 1996, representatives of Lehman Brothers and Smith Barney had a number of discussions regarding the value and terms of the proposed trust preferred securities. Lehman Brothers indicated that, in response to the Special Committee's concerns, the General Partner was prepared to increase the annual yield on the proposed securities to 11.8%, resulting in the holders of A Interests receiving cash distributions of $1.18 per annum with respect to the trust preferred securities received in exchange for each A Interest. During the same period, counsel to the Special Committee and Lehman Brothers discussed the corporate governance issues raised by the Special Committee.

     On September 17 and 18, 1996, the Special Committee met telephonically and in person with its legal counsel and financial advisors to consider the revisions to the Conversion proposal. The Special Committee received a report from its advisors regarding the September 9 meeting and reviewed with them the revised Conversion proposal. The Special Committee identified as its major areas of concern (i) the value of the trust preferred securities, (ii) the taxable nature of the Conversion to holders of the A Interests, (iii) the differences between the trust preferred securities and the A Interests, including the Corporation's right to call the trust preferred securities at par after five years or at any time upon the occurrence of a Tax Event, and the Corporation's ability to defer payments on the trust preferred securities at any time or from time to time for up to 60 consecutive months, (iv) the number of shares of Common Stock proposed to be issued with respect to the General Partnership Interests, and (v) the need for certain corporate governance provisions for the benefit of unaffiliated holders of Common Stock given the Special Committee's concerns in this area noted above.

     On October 22, 1996, the General Partner presented the Special Committee with a new set of proposed terms for the Conversion (the "Second Conversion Proposal"). The Second Conversion Proposal provided for (i) each A Interest to be exchanged for (a) 0.38 of an 11.6% Trust Preferred Security with a liquidation amount of $25.00 (or $9.50 per A Interest), callable at par in five years, and (b) $1.00 in cash, (ii) each B Interest to be exchanged for 0.25 share of Common Stock, and (iii) the General Partnership Interests to be exchanged for an aggregate of 1,375,000 shares of Common Stock, 1,000,000 shares of which would be received by the General Partner upon consummation of the Conversion, and the remaining 375,000 shares of which would be received by the General Partner in 125,000 share installments on the first three anniversaries of the Conversion, provided that if there were accrued and unpaid distributions on the Trust Preferred Securities on such dates, such shares would not be received by the General Partner until such distributions had been paid. The Second Conversion Proposal also contained a restriction on the ability of Lehman Brothers and management to vote or transfer the shares of Common Stock which they received in exchange for the General Partnership Interests, although such restrictions did not apply to Common Stock received by them with respect to their B Interests. In response to the Special Committee's concerns regarding the dominant influence of certain stockholders after the Conversion, the Second Conversion Proposal also provided for the Corporation's Board of Directors to consist of nine directors, up to two designated by Lehman Brothers and its affiliates, three from management and four independent directors (the "Independent Directors").

     On October 23 and 24, 1996, the Special Committee met telephonically and in person with its financial and legal advisors to discuss the Second Conversion Proposal. At these meetings the Special Committee concluded that the Second Conversion Proposal did not adequately compensate holders of the A Interests and that the 1,375,000 shares of Common Stock proposed to be exchanged for the General Partnership Interests was excessive. The Special Committee discussed with its advisors various alternative structures regarding the timing of the issuance of Common Stock for the General Partnership Interests, including the possibility of issuing a smaller number of shares without any vesting requirements, or linking a portion of the shares to a contingent vesting schedule based on the financial performance of the Corporation after the Conversion. As to the corporate governance aspects of the Second Conversion Proposal, the Special Committee determined to continue negotiating for additional provisions protecting minority, unaffiliated stockholders, including as to voting and resale restrictions on Lehman Brothers' and management's Common Stock, and a provision requiring approval of a majority of the Independent Directors for some period of time following the Conversion with respect to certain types of transactions.

     Later on October 24, the Special Committee and its advisors met with Lehman Brothers, management, and counsel to Lehman Brothers and the Partnership to further negotiate the terms of the Second Conversion Proposal. The parties were unable to reach an agreement with respect to the number of shares comprising the General Partner Consideration, although they did reach agreement on the $1.30 cash payment to be included as part of the consideration for the A Interests and the nature of the restrictions on the voting power of Lehman Brothers and management after the Conversion. See "--Factors Considered by the Special Committee - Certain Corporate Governance Matters" and "DESCRIPTION OF CAPITAL STOCK - Stockholders Agreement."

     During the next three weeks, the Special Committee's advisors continued to discuss the General Partner Consideration, the terms of any vesting of contingent shares and further refinements to the corporate governance provisions with the General Partner and its counsel, including the prohibition on certain resales of Common Stock by Lehman Brothers and certain senior members of management, and the requirement of Independent Director approval of certain types of transactions after the Conversion. See "--Factors Considered by the Special Committee - Certain Corporate Governance Matters" and "DESCRIPTION OF CAPITAL STOCK - Stockholders Agreement." On November 15, 1996, the Special Committee met with Mr. Donald T. Marshall, the Partnership's Chairman and Chief Executive Officer. Mr. Marshall proposed various vesting alternatives and performance targets which resulted in a maximum of 1,125,000 shares being paid out for the General Partnership Interests if all such performance targets were met. The parties were unable to reach agreement on the number of shares or performance targets.

     During telephonic meetings on November 7, 14, 15, 18 and 25 an December 3, the Special Committee continued to examine with its advisors the terms of the Conversion. The Special Committee concluded that it was unlikely that the Special Committee and the General Partner would be able to reach agreement on the appropriate performance vesting targets and determined to drop its request for vesting based on performance targets in exchange for a reduction in the aggregate number of shares to be paid for the General Partnership Interests.

     During November and the first week of December 1996, the Special Committee and its advisors had a series of discussions with Lehman Brothers, management, counsel to Lehman Brothers and counsel to the Partnership regarding the resolution of the remaining issues on the proposal, including the agreement that 1,000,000 shares of Common Stock be issued to the General Partner for the General Partnership Interests. On December 4, 1996, during a telephone conference among the members of the Special Committee, Lehman Brothers, Mr. Marshall and Mr. Edmonson, the parties agreed upon a premium of 101% of liquidation value upon a Tax Event redemption of the Trust Preferred Securities and a two year vesting requirement for 75,000 shares of the Common Stock to be issued to the General Partner. At the Special Committee's request, the General Partner clarified that the three most senior members of management (Messrs. Marshall, Edmonson and McDonnell) would agree to waive any right to receive accelerated payments under the change in control provisions of the Partnership's deferred compensation plans. See "MANAGEMENT -- Change in Control Arrangements." On December 9, 1996, the Special Committee received the final draft of the summary terms of the Conversion proposal (the "Term Sheet") from the General Partner reflecting the terms agreed upon.

     Initial Determination to Recommend the Conversion, Fairness Opinion. On December 2, 1996, and again on December 10, 1996, the Special Committee met with Smith Barney and Dechert Price & Rhoads for a comprehensive review of the terms of the Conversion proposal. At both meetings, Smith Barney made a presentation to the Special Committee regarding the fairness of the consideration to be received in the Conversion from a financial point of view to the holders of the A Interests and the B Interests, respectively, and the fairness from a financial point of view of the General Partner Consideration to the holders of the A Interests and the B Interests, respectively. At the December 10 meeting, Smith Barney, upon the Special Committee's request, rendered its written fairness opinion, dated December 10, 1996, to the effect that, as of such date based upon and subject to certain matters as stated therein, (i) the consideration to be received in the Conversion by the holders of A Interests is fair, from a financial point of view to such holders, (ii) the consideration to be received in the Conversion by the holders of B Interests is fair, from a financial point of view to such holders, and (iii) the General Partner Consideration to be received in the Conversion is fair from a financial point of view to the holders of the A Interests and to the holders of B Interests, respectively. See "-- Opinion of Smith Barney."

     Upon receipt of Smith Barney's written fairness opinion, the Special Committee unanimously determined to recommend to the Board of Directors that, as of such date, (i) the terms of the Conversion set forth on the Term Sheet were
(x) fair to the holders of the A Interests and (y) fair to the holders of the B Interests, and (ii) the consideration to be received in the Conversion by the General Partner (the "General Partner Consideration") in exchange for its general partnership interests in the Partnership and the Operating Partnership is fair to the holders of the A Interests and the holders of the B Interests, respectively. The Special Committee's recommendation was subject to its review of, and satisfaction with, the definitive documentation effecting the Conversion and to its receipt of an updated written fairness opinion of Smith Barney, in form and substance satisfactory to the Special Committee, after such definitive documentation had been completed. Consistent with its instructions from the Board of Directors of Lehman/SDI, the Special Committee also noted that it had not considered the relative merits of the Conversion as compared to any alternative business strategies that might exist for the Partnership or the effect of any alternative transaction in which the Partnership might engage, including the acquisition by one or more third parties of all or any part of the Partnership or its securities. For a discussion of the review of certain alternatives to the Conversion considered by the Board of Directors of Lehman/SDI, see "--Alternatives to the Conversion."

     On December 11, 1996, the Special Committee and its financial and legal advisors met with the Board of Directors and advised the Board of Directors that the Special Committee had reviewed the proposed terms of the Conversion set forth on the Term Sheet submitted to it by the General Partner and that at the Special Committee meeting held the previous afternoon, the Special Committee had received a written fairness opinion dated December 10, 1996 from Smith Barney and the Special Committee delivered to the Board of Directors a letter of recommendation as described above with respect to the proposed terms of the Conversion. The Special Committee and Smith Barney advised the Board of Directors that their analyses did not include any effects of the restructuring charge related to the Partnership's Technology Services divisions and Glass Merchandising business, which was finalized and announced later that day. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Recent Developments." The Special Committee informed the Board of Directors that, when it convened to review the final documentation of the Conversion prior to the mailing of the Proxy Statement/Prospectus, it and Smith Barney would include the effects, if any, of such restructuring charge in any updated recommendations by the Special Committee or fairness opinions rendered by Smith Barney. The Board of Directors then considered the recommendation of the Special Committee and unanimously approved the proposed terms of the Conversion.

     On December 11, 1996, the Partnership issued press releases announcing the Conversion and the restructuring.

Factors Considered by Special Committee

     In reaching its recommendations, the Special Committee considered a number of factors. The Special Committee's recommendations were made after considering all of the factors as a whole with respect to each such recommendation, and were not based on any single factor. In making its recommendations, the members of the Special Committee exercised their independent business judgment assisted by their independent financial and legal advisors. The material factors considered by the Special Committee included the following:

o Fairness Opinion and Related Presentations. The Special Committee reviewed, considered and analyzed information provided by the Partnership and its advisors during various meetings and telephone conferences, including the information as to the historical and forecasted financial performance of the Partnership and the Corporation and the pro forma effects of the Conversion, the information and analyses relating to the Partnership, the Corporation, the A Interests, the B Interests, the General Partnership Interests (including the Management Fee), the Trust Preferred Securities and the Common Stock, and the terms and conditions of the Trust Preferred Securities and the corporate governance arrangements. In reaching its determination as to the fairness of the Conversion to each of the A Interests and the B Interests, the Special Committee placed particular weight on the fairness opinion rendered by Smith Barney. See "-- Opinion of Smith Barney."

o Trading Volumes and Market Prices. The Special Committee considered (i) the relatively low trading volumes of the A Interests and the B Interests, (ii) the relatively narrow trading ranges of $10 1/4 to $11 3/4 for the A Interests and $4 to $5 1/8 for the B Interests between January 1, 1995 and December 9, 1996, (iii) the absence of a trading market for the Trust Preferred Securities and Common Stock at the time of the Special Committee's recommendation, and (iv) the reverse stock split implied by the exchange ratio of B Interests for Common Stock. The closing sales prices of the A Interests and B Interests on December 9, 1996, were $10 1/2 and $4 3/8, respectively. For more information regarding the trading ranges and market prices of the A Interests and the B Interests, see "MARKET PRICES AND DISTRIBUTIONS."

         As to the matters noted in (i) and (ii) above, the Special Committee recognized that the Conversion will benefit the holders of Trust Preferred Securities and Common Stock to the extent the Conversion expands the potential investor base for the Corporation's securities. See "-- Reasons to Convert to Corporate Form." As to the matter noted in (ii) above, the Special Committee considered the presentations and analyses of Smith Barney and its fairness opinion. See "-- Opinion of Smith Barney." In assessing the fairness of the consideration to be received by the holders of the A Interests in the Conversion, the Special Committee attributed significant weight to the current market price of the A Interests (see "MARKET PRICES AND DISTRIBUTIONS") as opposed to their liquidation value of $10.00 per Interest. As to the matter noted in (iii) above, the Special Committee recognized, and discussed with its financial advisor, the possibility of short-term selling pressure on the Trust Preferred Securities and Common Stock as a result of the change in the form of investment for holders of the A Interests and B Interests. The Special Committee was also aware that there could be downward pressure on the market price of the Common Stock after the Conversion to the extent Lehman Brothers or management take steps to sell any of their Common Stock holdings. See "RESALE OF SECURITIES -- Resales by Lehman Brothers and Management." As to the matters noted in (iii) and (iv) above, the Special Committee consulted with Smith Barney with respect to the level of market acceptance of the Trust Preferred Securities and Common Stock. However, Smith Barney's fairness opinion did not express any opinion as to what the value of the Trust Preferred Securities or the Common Stock actually will be when issued to holders of A Interests and B Interests, or the prices at which the Trust Preferred Securities or Common Stock will trade subsequent to the Conversion. See "-- Opinion of Smith Barney." The Special Committee noted that the Trust Preferred Securities and Common Stock will be new securities. See "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS -- Risks Applicable to Holders of A Interests and B Interests -- Uncertainty Regarding Market Price for Trust Preferred Securities and Common Stock." In addition, Smith Barney advised the Special Committee that the valuation of the Trust Preferred Securities was further complicated by the limited number of Trust Preferred Securities of issuers of generally comparable credit quality. As to the matter noted in (iv) above, the Special Committee noted that the General Partner had structured the reverse stock split implied by the exchange ratio in the Conversion with respect to the B Interests because it believes the current trading prices for the B Interests reduce the attractiveness of the Corporation's equity securities to the financial community and the investing public. After consultation with Smith Barney, the Special Committee determined this stated reason was reasonable and credible. See "THE SUMMARY -- Reverse Stock Split."

o General Partner's Reasons to Convert to Corporate Form. The Special Committee considered the reasons expressed by the General Partner in support of the Conversion. See "-- Reasons to Convert to Corporate Form." The Special Committee consulted with its financial and legal advisors to assess the validity of these reasons and determined that they were reasonable and credible.

o Maintain Current Annual Distributions to Holders of A Interests. The Special Committee recognized that holders of the Trust Preferred Securities would receive distributions of $2.90 per annum for each Trust Preferred Security, which equates to the Priority Return paid of $1.10 per annum on each A Interest after giving effect to the exchange ratio of Trust Preferred Securities for A Interests. The Special Committee believed that maintaining the aggregate annual amount of distributions payable was a benefit to the holders of the A Interests.

o Differences Between A Interests and Trust Preferred Securities. In evaluating the Trust Preferred Securities, the Special Committee, considered the various differences between the A Interests and the Trust Preferred Securities. These differences included, among others: (i) the Corporation's ability to defer interest payments on the Junior Subordinated Debentures with respect to the Trust Preferred Securities at any time or from time to time for a period up to 60 consecutive months, in which case no distributions will be paid on the Trust Preferred Securities although holders of Trust Preferred Securities will still be required to accrue original issue discount income with respect to the unpaid distributions on the Trust Preferred Securities (see "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER CONSIDERATIONS -- Additional Risks Applicable to Holders of A Interests -- Option to Extend Interest Payment Period; Tax Impact of Extension"); (ii) the retention of the Management Fee as a payment subordinated to the Priority Return on A Interests; (iii) the Corporation's ability to redeem at par the Junior Subordinated Debentures on or after April 30, 2002; (iv) the Corporation's ability to cause the Trust Preferred Securities to be redeemed at 101% of their liquidation preference during the first five years upon the occurrence of a Tax Event if certain conditions are met (see "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER CONSIDERATIONS -- Additional Risks Applicable to Holders of A Interests -- Special Event Redemption or Distribution"; (v) that holders of A Interests are entitled under the terms of the Partnership Agreement to receive in liquidation, after the satisfaction of all liabilities of the Partnership, an amount equal to their capital account ($10.00), whereas holders of Trust Preferred Securities will receive in liquidation, after satisfaction of all liabilities of the Trust, the equivalent of $9.50 for each A Interest previously held; and (vi) the loss of certain rights associated with the ownership of A Interests, such as voting rights, rights to remove the General Partner, rights to compel dissolution and duration of the holder's investment (see "COMPARISON OF INTERESTS AND SECURITIES TO BE ISSUED").

     As to the matters noted in (i) and (ii) above, the Special Committee discussed with its advisors the credit quality of the Junior Subordinated Debentures and Trust Preferred Securities and the prospective terms of the refinancing, including the circumstances under which the lenders could block payment of the Junior Subordinated Debentures (see "-- Source and Amount of Funds"). The Special Committee also noted that although the Corporation could elect for any reason to defer interest payments on Junior Subordinated Debentures, this unfettered deferral right was counterbalanced by (a) the adverse consequences such a deferral would have on the Corporation and the market value of the Common Stock and the Trust Preferred Securities, (b) the fact that interest would accrue on such unpaid distributions at a rate of 11.6% per annum compounded monthly, and
     (c) the two-year escrow for some of the shares of Common Stock to be issued to senior management of the Corporation in exchange for the General Partnership Interests, with payment of such shares being contingent on prior payment of all dividends due on the Trust Preferred Securities. See "SUMMARY -- Overview of the Conversion." As to the matters noted in (iii) above, the Special Committee discussed with Smith Barney its view of the effect of the optional redemption feature of the Junior Subordinated Securities including its effect on the trading yield of the Trust Preferred Securities. See "--Opinion of Smith Barney - Valuation of the A Consideration." As to the matters noted in (iv) above, the Special Committee discussed with its advisors the possibility of changes in federal tax law which might give rise to a Tax Event redemption. The Special Committee believed that any risk of a Tax Event redemption was mitigated by the redemption price of $25.25 per Trust Preferred Security (101% of liquidation value) negotiated by the Special Committee as well as the other benefits of the Conversion to the holders of the A Interests, including the maintenance of a level of income distributions on the Trust Preferred Securities equivalent to the Priority Return, the $1.30 cash consideration, the conservation of the Corporation's cash resulting from the retention of the Management Fee and the tax deductibility of the interest on Junior Subordinated Debentures, and the simplified tax reporting for investors in the Corporation. The Special Committee considered and discussed with its advisors the possibility of a change in federal tax law affecting securities similar to the Junior Subordinated Securities or the Trust Preferred Securities. See "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS -- Additional Risks Applicable to Holders of A Interests -- Special Event Redemption or Distribution." It is a condition to the effectiveness of the Conversion that no tax legislation be pending or in effect which would adversely affect the tax consequences of the Trust Preferred Securities, although there can be no assurance that a Tax Event will not occur after the Conversion is completed. As to the matters noted in (v) above, the Special Committee believed that the difference in liquidation value between the A Interests and the Trust Preferred Securities was adequately compensated for by the higher distribution rate of the Trust Preferred Securities and the $1.30 in cash to be received with respect to each A Interest in the Conversion. As to the matters noted in
     (vi) above, the Special Committee viewed the A Interests and Trust Preferred Securities as principally yield-oriented securities and, after consultation with its financial and legal advisors, the Special Committee concluded that, on balance, the loss of such voting and other rights was outweighed by the benefits of the Conversion to the holders of the A Interests discussed herein.

o Certain Federal Income Tax Consequences of the Conversion. The Special Committee considered the applicable federal income tax consequences of the Conversion to the Partnership and to the Corporation and the holders of A Interests and B Interests, including the tax consequences noted below:

     o Tax Advantages to Corporation of Trust Preferred Securities. The Special Committee considered the tax benefits to the Corporation of the issuance of the Trust Preferred Securities. See "-- Reasons to Convert to Corporate Form -- Deductibility of Interest."

     o Corporate Level Tax. The Special Committee considered as a negative factor the loss of the potential future tax benefits associated with operating in partnership form, including primarily the right to have Partnership income subject to only one level of federal income taxation. See "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS -- Risks Applicable to Holders of A Interests and B Interests -- Adverse Tax Implications." In addition, the Special Committee considered the loss of the Partnership's favorable tax status for the period from the date of consummation of the Conversion until December 31, 1997.

     o Exchange of A Interest for Trust Preferred Securities and Cash is Taxable. The Special Committee considered the potential tax consequences of the Conversion to holders of A Interests. The Special Committee negotiated the cash portion of the consideration to be exchanged for the A Interests in the Conversion in part to provide that the holders of the A Interests would be compensated for, and have the liquidity to pay, income tax which may be incurred by them as a result of the Conversion. In connection with its consideration of the tax position of holders of A Interests, the Special Committee discussed with its advisors and the General Partner the historical trading prices and volumes of the A Interests, as well as certain tax basis estimates prepared by management. However, the Special Committee realized that it could not determine precisely the financial impact of those federal income tax consequences of the Conversion because the tax basis of each holder of A Interests in his or her A Interests may be different and tax rates vary depending on the circumstances and tax status of each holder. Furthermore, in assessing the tax consequences the Special Committee recognized that the taxes imposed on any gain recognized as a result of the Conversion essentially represent an acceleration of the tax gain which a holder of an A Interest would incur when such holder sold his or her A Interests in the future. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES -- Certain Tax Consequences of the Conversion to Holders of A Interests." The Special Committee also considered the likely income tax consequences of the Conversion to holders of A Interests and B Interests together. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES -- General Tax Treatment of the Conversion."

     o Termination of Tax Distributions on B Interests. The Special Committee considered the termination of the B Tax Distribution as a consequence of the Conversion, and the Corporation's current intention of not paying cash dividends on the Common Stock. The Special Committee noted that the purpose of the B Tax Distribution was to provide holders of the B Interests with the cash required to pay income taxes on the Partnership's taxable income which is allocable and taxable to holders of the B Interests. The Special Committee believed that termination of the B Tax Distribution is mitigated by the fact that holders of Common Stock generally will be taxed only on distributions of money or other property received from the Corporation and not on their allocable share of the Corporation's taxable income. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES -- Certain Tax Consequences of the Conversion to Holders of the B Interests." The Special Committee also compared the B Tax Distribution, which is made at the rate of 49.5% of the taxable income allocated to the B Interests, with the Corporation's estimate of federal, state and local income taxes payable on its taxable income at the effective rate of approximately 40%. The Special Committee was aware that applicable tax rates vary depending upon the individual circumstances and tax status of each holder. The Special Committee viewed as a negative factor the possibility that the B Tax Distribution was a cash resource to B Interest holders to the extent of its monthly payout feature, particularly for certain holders of B Interests with respect to the portion of the B Tax Distribution which exceeded the holders' federal, state and local income taxes on their allocable portion of the taxable income of the Partnership. However, the Special Committee considered that this factor was mitigated by the increased cash flow to the Corporation from this aspect of the Conversion, which in the Special Committee's view benefits both the A Interests and the B Interests, and that, on balance, the loss of the B Tax Distribution was outweighed by the benefits of the Conversion to the holders of the B Interests, including the expansion of the potential investor base for the Common Stock, the conservation of the Corporation's cash resulting from the retention of the Management Fee and the tax deductibility of interest on the Junior Subordinated Debentures, the Corporation's potential for better access to equity markets and the potential use of the Common Stock as an acquisition currency, the simplified tax reporting for investors in the Corporation, and the restrictions on Lehman Brothers' and management's voting power and ability to resell shares under the Stockholders' Agreement.

     o Possible Reduction in Fiduciary Duties. The Special Committee considered the elimination of the fiduciary duties owed to the limited partners by the General Partner, the nature of the fiduciary duties owed to the holders of Common Stock and Trust Preferred Securities, and the absence generally of fiduciary duties of the directors of the Corporation to the Trust holding the Junior Subordinated Debentures or the holders of the Trust Preferred Securities. See "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS -- Additional Risks Applicable to Holders of B Interests -- Possible Reduction in Fiduciary Standards." The Special Committee believed the change in the scope of the fiduciary duties owed to the former limited partners, especially with respect to the A Interests exchanged for Trust Preferred Securities, to be a negative factor, mitigated to some extent because the Special Committee viewed the A Interests as principally yield-oriented securities.

o Certain Effects of the Conversion. The Special Committee also considered the pro forma effects of the Conversion (including the transaction costs associated with the Conversion and the Corporation's pro forma negative stockholders' equity). See "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS -- Risks Applicable to Holders of A Interests and B Interests -- Transaction Costs." For a discussion of the pro forma effects of the Conversion, see the pro forma financial statements included in "INDEX TO FINANCIAL STATEMENTS."

     The Special Committee noted that after giving effect to the Conversion, the Corporation would have pro forma negative stockholders' equity and the Common Stock would have a pro forma negative book value per share, resulting primarily from the exchange of Trust Preferred Securities for the A Interests. The Special Committee did not consider this to be a significant negative factor, because the accounting measures of stockholders' equity and net book value per share are not viewed by Smith Barney as useful benchmarks for determining the fairness of the Conversion from a financial point of view. The Special Committee also considered the effects of the foregoing pro forma computations with respect to the Corporation's ability to legally pay dividends or other distributions on the Trust Preferred Securities and the Common Stock. For a discussion of these restrictions, see "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS -- Risk Factors Applicable to Holders of B Interests -- Certain Delaware Corporate Law Considerations."

     The Special Committee was aware that, as a result of the Conversion, holders of the A Interests and the B Interests would no longer have a contractual right to receive the Priority Return and the B Tax Distribution. See "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS -- Risks Applicable to Holders of A Interests and B Interests -- Loss of Contractual Right to Distributions." The Special Committee was also aware that the shares of Common Stock issued in the Conversion may be diluted by additional issuances, which may be more likely as a result of the Conversion. See "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS -- Additional Risks Applicable to Holders of B Interests -- Future Dilution of Common Stock." Benefits to General Partner of Conversion. In evaluating the fairness to the holders of the A Interests and the B Interests of the allocation of the number of shares of Common Stock to be issued with respect to the General Partnership Interests and the effects of the Conversion, the Special Committee considered and discussed with its financial and legal advisors a number of factors benefiting the General Partner, including: (i) the elimination of the General Partner's liability for obligations of the Partnership and Operating Partnership (see "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS - Risks Applicable to Holders of A Interests and B Interests -- Elimination of General Partner Liability for Corporation Obligations"); (ii) the ability of the General Partner to convert

     o
              its illiquid General Partnership Interests into a liquid security, thereby facilitating the possible sale by the former general and limited partners of some or all of their Common Stock in the Corporation, and the value to Lehman Brothers and management of the registration rights they will receive pursuant to the Registration Rights Agreement; (iii) the value to the General Partner of monetizing the Management Fee and receiving most of its shares of Common Stock immediately upon consummation of the Conversion; (iv) the potential for the General Partner to treat as capital gain income some or all of the income realized by its partners as a result of the exchange of the General Partnership Interests for shares of Common Stock; and (v) the acceleration of benefits under the Operating Partnership's deferred compensation plans due to certain limited partners of the General Partner (although the Special Committee viewed as a mitigating factor the waiver of such acceleration by the three most senior members of the Partnership's management.) See "MANAGEMENT -- Change in Control Arrangements."

     o Valuation of General Partnership Interest. In evaluating the fairness to the holders of the A Interests and the B Interests of the number of shares of Common Stock to be issued with respect to the General Partnership Interests, the Special Committee considered and discussed with its financial and legal advisors a number of factors, including: (i) the value of the General Partner's 1% percentage interest in the capital and income of the Partnership; (ii) the value of the General Partner's 1% percentage interest in the capital and income of the Operating Partnership;
              (iii) the present value of the General Partner's right to receive the Management Fee pursuant to the terms of the Operating Partnership Agreement; (iv) the value to the Partnership of the services provided by the General Partner with respect to the Management Fee; (v) the subordination of the Management Fee to the liabilities and obligations of the Operating Partnership and Partnership and to the Priority Return on the A Interests and the B Tax Distribution on the B Interests; (vi) the potential termination of the Management Fee upon the liquidation of the Partnership; (vii) the potential removal of the General Partner by a vote of 80% of the Interests owned by unaffiliated limited partners, voting as a single class, which would result in the payment to the General Partner of 1.01% of the aggregate fair market value of the A Interests and the B Interests (with no additional payment with respect to the Management Fee); (viii) the potential for all or a portion of the Management Fee to be deductible to the Corporation for income tax purposes after the Conversion if the Corporation and the General Partner entered into a management agreement providing for the continuation of the Management Fee on the same terms and conditions presently applicable; and (ix) the value of the shares of Common Stock after the Conversion. In addition, the Special Committee considered certain benefits to the General Partner arising out of the Conversion discussed under "--Benefits to General Partner of Conversion" above. As to the matters noted above generally, the Special Committee considered the presentations and analyses of Smith Barney and its fairness opinion. See "-- Opinion of Smith Barney." As to the matters noted in (vi) and (vii) above, the Special Committee observed that, although the Partnership Agreement and the Operating Partnership Agreement essentially provided for no payment to the General Partner attributable to the General Partner's right to receive the Management Fee upon liquidation or removal of the General Partner, the Conversion was neither a liquidation nor a removal of the General Partner. The Special Committee recognized that the Board of Directors of Lehman/SDI had considered and rejected the alternative of liquidation at this time, and liquidation would likely be an unattractive option in corporate form because of the two levels of income taxation applicable to corporate liquidations. See "-- Alternatives to the Conversion" and "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS -- Risks Related to the Conversion -- Adverse Tax Implications." In addition, the Special Committee recognized that the right of the Unaffiliated Limited Partners to remove the General Partner required a supermajority vote of the outstanding Interests of the Unaffiliated Limited Partners, which made it difficult for the Unaffiliated Limited Partners to successfully remove the General Partner. The Special Committee also recognized that the General Partner's cooperation was required to engage in the Conversion, and that such cooperation was unlikely to be forthcoming if the General Partner did not receive some value for all of the economic components of its General Partnership Interests, including the Management Fee. As to the matter noted in (viii) above, the Special Committee considered this tax aspect of the Management Fee and during negotiations raised the possibility of continuation of the Management Fee after the Conversion. The Special Committee ultimately concluded that continuation of the Management Fee in corporate form would be unduly burdensome to the Corporation and that the retention of the Management Fee and the substitution of Common Stock for its value, as provided for in the Conversion, more closely aligns the interests of the beneficial owners of the General Partner with the interests of holders of Common Stock. The Special Committee also believed that the resulting incremental cash flow to the Corporation was a benefit to the holders of the A Interests and the B Interests. The Special Committee did not attach any weight to the General Partner's request for a "control premium" during its deliberations.

     o No Appraisal Rights; Separate Class Vote. The Special Committee noted the absence of appraisal or dissenters' rights for the benefit of holders of Interests. The Special Committee believed this factor was mitigated by the requirement that the Conversion be approved by the affirmative vote of Unaffiliated Limited Partners holding an aggregate of more than 50% of the A Interests and B Interests, respectively, each voting separately as a class. See "VOTING AND PROXY INFORMATION -- Vote Required; Quorum" and "-- No Appraisal Rights."

     o Certain Corporate Governance Matters. The Special Committee recognized that the Conversion altered, or could potentially alter, a number of the existing corporate governance relationships among the General Partner, Lehman Brothers, management, and the unaffiliated limited partners. These included in particular (i) the increased voting power that could accrue to Lehman Brothers or senior management, (ii) potential sales of control blocks of stock, and (iii) the potential effect of Conversion on major strategic decisions, in each case as discussed in "-- Negotiations with the General Partner" above.

              As to the matters noted in (i) above, the Special Committee was aware that as a result of the loss of voting rights of the A Interests and the issuance of Common Stock for the General Partnership Interests, Lehman Brothers' and management's pro forma voting power would have increased from 18.0% and 12.7%, respectively, to 31.3% and 22.5%, respectively. Accordingly, the Special Committee negotiated a provision in the Stockholders Agreement with Lehman Brothers and certain members of senior management that restricts the respective voting power of such persons to the voting power held by each of them with respect to a vote of the limited partners prior to the Conversion. See "DESCRIPTION OF CAPITAL STOCK -- Stockholders Agreement." Under the terms of such restriction, such persons will agree to vote, in the same proportion as the shares not owned by them (the "Unaffiliated Shares") that are voted on any such matter, that percentage of Excess Voting Shares held by them at such time that equals the percentage of outstanding Unaffiliated Shares that are voted on such matter. The Special Committee was aware of the significant ownership of Interests by Lehman Brothers and management in partnership form and the absence of any voting restrictions on such Interests in the Partnership Agreement. The Special Committee believed the voting restrictions obtained in the Stockholders Agreement (which effectively provides that, as to matters requiring a majority vote of stockholders of the Corporation, the holders of approximately 73% of the Common Stock held by persons other than Lehman Brothers and its affiliates and certain members of senior management have the ability to control the outcome of any such vote) were of benefit to the other holders of Common Stock, particularly in view of the fact that the provision in the Partnership Agreement providing for the removal of the General Partner upon the affirmative vote of 80% of the Interests of the Unaffiliated Limited Partners would not be carried forward in the Corporation's Certificate of Incorporation or Bylaws. See "COMPARISON OF INTERESTS AND SECURITIES TO BE ISSUED."

              As to the matter noted in (ii) above, the Special Committee viewed the Conversion as significantly enhancing the possibility of change of control transactions involving major stockholders of the Corporation given its more simplified corporate structure and the likelihood of broader market liquidity for its Common Stock. After extensive negotiations with the General Partner, the Special Committee concluded that the general prohibition on sales to third persons which would beneficially own more than 10% (or in certain cases involving institutional stockholders, 15%) of the Common Stock substantially diminished the likelihood of Lehman Brothers or management selling shares of Common Stock for a premium not available to all stockholders, or effecting a change of control transaction without the consent of the Independent Directors. The Special Committee was not aware of any plans or proposals on the part of the General Partner, Lehman Brothers, management or their respective affiliates to engage in any block sales of Common Stock, whether or not prohibited by the terms of the Stockholders Agreement. See "DESCRIPTION OF CAPITAL STOCK -- Stockholders Agreement."

              As to the matter noted in (iii) above, the Special Committee believed it important that there be some meaningful independent check on any decision by Lehman Brothers or management with respect to any major transaction by the Corporation with change of control implications occurring shortly after the Conversion, particularly in light of the substantial equity to be received by the General Partner in exchange for the General Partnership Interests and Lehman Brothers' expression of interest in possibly liquidating some or all of its Common Stock holdings after theConversion. Accordingly, the Special Committee negotiated provisions in the Stockholders Agreement requiring that at least four of the nine members of the Corporation's Board of Directors be Independent Directors, and that, for three years after the Conversion, certain specified transactions, including mergers, asset sales, liquidations and tender and exchange offers for the Corporation, be approved by a majority of the Independent Directors on the Corporation's Board of Directors. Also, the Stockholders Agreement provides for the approval by the Independent Directors of certain transactions between management and Lehman Brothers, on the one hand, and the Corporation, on the other. See "DESCRIPTION OF CAPITAL STOCK -- Stockholders Agreement."

              As to the matters noted in (i), (ii) and (iii) above, the Special Committee was also aware that certain provisions in the Corporation's Certificate of Incorporation and Bylaws and the Corporation's stockholder rights plan could have certain anti-takeover effects. See "DESCRIPTION OF CAPITAL STOCK -- Anti-takeover Provisions." However, the Special Committee believed such provisions and the stockholder rights plan could also facilitate the Special Committee's objectives in preventing sale of control transactions that were not in the best interests of all holders of Common Stock as discussed above.


     o Conflicts of Interest. In considering the proposed Conversion, the Special Committee was aware of certain conflicts of interest with respect to the Committee's deliberations (in addition to those conflicts of interest noted under "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS -- Conflicts of Interest" applicable to the proposed Conversion generally). These conflicts included the following: (i) the Special Committee considered the fairness of the proposed Conversion with respect to both the A Interests and the B Interests (as opposed to having separate committees consider the terms of the proposed Conversion with respect to the A Interests and B Interests, respectively);
              (ii) Smith Barney's fairness opinion, upon which the Special Committee relied in recommending the proposed Conversion to the Board of Directors, dealt with fairness from a financial point of view for both the A Interests and the B Interests (as opposed to having separate investment banks render fairness opinions with respect to the A Interests and B Interests, respectively); (iii) the Special Committee members' beneficial ownership of A Interests and B Interests; (iv) the Special Committee members' compensation for serving on the Special Committee and indemnification rights with respect to their service on the Committee, as described in "-- Appointment of the Special Committee and its Independent Advisors" above; (v) the Special Committee members' status as directors of Lehman/SDI with fiduciary duties to the stockholders of Lehman/SDI; and (vi) the designation of the Special Committee as a committee of the Board of Directors (as opposed to formally and directly representing the holders of the A Interests and B Interests, respectively--see "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS -- Risks Applicable to Holders of A Interests and B Interests -- No Independent Representation" above), as well as the general expectation of the Special Committee members' continuing to serve on the Board of Directors of the Corporation after the consummation of the proposed Conversion.

              As to the matters noted in (i) and (ii) above, the Special Committee believed that the conflicts of interest were mitigated by the different terms of the A Interests and the B Interests. The Special Committee viewed the A Interests as securities with attributes generally like preferred stock, and therefore principally as yield-oriented securities. On the other hand, the Special Committee viewed the B Interests as securities with attributes generally like common stock, and therefore principally as growth-oriented securities. Consequently, the Special Committee considered the two instruments as sufficiently different vis-a-vis their competing claims on the Partnership's resources to accommodate a single committee review and engagement of one financial advisor to render fairness opinions for both classes of securities. In addition, the Special Committee noted the requirement that the Conversion be approved by a majority of the outstanding unaffiliated A Interests and B Interests, voting as separate classes. See "VOTING AND PROXY INFORMATION - Vote Required; Quorum". As to the matter noted in (iii) above, the members of the Special Committee did not consider their ownership of A and B Interests to be meaningful in light of the relatively small number of Interests involved. See "--Appointment of the Special Committee and its Independent Advisors" above. As to the matter noted in (iv) above, the Special Committee viewed as mitigating factors the Committee's belief that the compensation and indemnification provisions are generally customary for transactions of this nature and beneficial to the overall process in light of its complex and time-consuming nature. As to the matters noted in (v) and (vi) above, the Special Committee considered that its designation as a committee of the Board of Directors of Lehman/SDI and its members' prospective continued service on the Corporation's Board of Directors were mitigated by the Special Committee's retention of independent advisors, as well as the Special Committee's charge to negotiate any modifications to the General Partner's proposal if necessary.

     o Extent of Negotiations. The Special Committee and its independent financial and legal advisors were involved in extensive negotiations regarding the terms of the Conversion with the General Partner, Lehman/SDI, management and counsel to Lehman/SDI and the Partnership. The Special Committee believed that it had significant leverage in the these negotiations, because it understood that the Conversion was not likely to proceed without approval from the Special Committee. The Special Committee considered whether further negotiations would have resulted in more favorable results for the A Interests or the B Interests, especially in relation to the amount of consideration exchanged for the General Partnership Interests. In addition, the Special Committee considered that additional delays in the negotiation process could adversely affect the timing of the Conversion or jeopardize the Corporation's ability to realize the benefits of the Trust Preferred Securities in view of possible changes in tax laws. See "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS -- Additional Risks Applicable to Holders of A Interests -- Special Event Redemption or Distribution".

     o Limitation of Scope of Special Committee's Review. Consistent with its instructions from the Board of Directors of Lehman/SDI, the Special Committee did not specifically consider the relative merits of the Conversion as compared to any alternative strategies or transactions, including liquidation or sale of the Partnership. See "-- Determinations of the Special Committee." For a discussion of the review of certain alternatives to the Conversion considered by the Board of Directors of Lehman/SDI, see "-- Alternatives to the Conversion." Accordingly, the Special Committee did not specifically consider the potential liquidation values of the A Interests and B Interests, although the Special Committee was aware of the $10.00 liquidation preference of the A Interests and the liquidation analyses previously undertaken by the Board of Directors of Lehman/SDI and the Board's determination that liquidation was not an acceptable alternative to the Partnership. In addition, the Special Committee did not consider, and was not aware of, any firm offers during the preceding 18 months for the Partnership or all or any substantial part of its assets.

     The foregoing is a summary of the information and factors considered by the Special Committee and is not intended to be exhaustive but is believed to include all material factors considered by the Special Committee. In reaching its recommendation that the Conversion is fair to the holders of the A Interests and fair to the holders of the B Interests, and that the General Partner Consideration is fair to the holders of the A Interests and the holders of the B Interests, respectively, the Special Committee did not assign specific or relative weights to the foregoing factors, except that each member placed significant weight on the fairness opinion of Smith Barney.

     For additional information regarding certain risks relating to the Conversion, limited partners should read carefully "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS" herein.

Opinion of Smith Barney

     The Special Committee, Lehman/SDI, the Partnership, the Operating Partnership and the General Partner have retained Smith Barney to act as financial advisor to the Special Committee in connection with the Conversion. In connection with its engagement, Smith Barney has delivered to the Special Committee its written opinion, dated December 10, 1996, to the effect that, as of such date based upon and subject to certain matters as stated therein, (i) the consideration to be received in the Conversion by the holders of A Interests is fair, from a financial point of view to such holders, (ii) the consideration to be received in the Conversion by the holders of B Interests is fair, from a financial point of view to such holders, and (iii) the General Partner Consideration to be received in the Conversion is fair from a financial point of view to the holders of the A Interests and to the holders of the B Interests, respectively.

     In rendering its opinion, Smith Barney, among other things, reviewed the Term Sheet and the partnership agreements of the Partnership, the Operating Partnership and the General Partner and held discussions with certain of the senior operating management of the Partnership and the Operating Partnership ("Management") and representatives and advisors of the Partnership, the Operating Partnership and the General Partner to discuss the business, operations and prospects of the Partnership. Smith Barney also examined certain publicly available business and financial information relating to the Partnership as well as internal financial statements, forecasts and other financial and operating data concerning the Partnership prepared by Management. Smith Barney reviewed the financial terms of the Conversion as set forth in the Term Sheet in relation to, among other things, current and historical market prices and trading volumes of the A Interests and B Interests, historical and projected earnings and operating data of the Partnership and projected earnings and operating data of the Corporation, and the capitalization and financial condition of the Partnership. Smith Barney considered, to the extent publicly available, the financial terms of certain other similar transactions which Smith Barney considered comparable to the Conversion, and analyzed certain financial, capital market and other publicly available information relating to the businesses of other companies whose operations Smith Barney considered comparable to those of the Partnership. In addition to the foregoing, Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as it deemed necessary to arrive at its opinion.

     In rendering its opinion, Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise reviewed by or discussed with Smith Barney. With respect to financial forecasts and other information furnished to or otherwise reviewed by or discussed with Smith Barney, Smith Barney was informed by Management that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of Management as to the expected future financial performance of the Partnership or the Corporation, as the case may be. Smith Barney further relied on the assurances of Management that it was unaware of any facts that would make the information or forecasts provided to Smith Barney incomplete or misleading. Smith Barney did not express any opinion as to what the value of the Common Stock or the Trust Preferred Securities actually will be when issued to holders of A Interests and B Interests, respectively, or the prices at which the Common Stock or the Trust Preferred Securities will trade subsequent to the Conversion. In addition, Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Partnership. Smith Barney was not asked to and did not express an opinion as to the relative merits of the Conversion as compared to any alternative business strategies that might exist for the Partnership or the effect of any other transaction in which the Partnership might engage. Smith Barney was not asked to solicit third-party indications of interest in acquiring all or any part of the Partnership. Smith Barney's opinion is necessarily based upon financial, capital market and other conditions and circumstances existing and disclosed to Smith Barney as of the date of its opinion. No limitation was imposed by the Special Committee on the scope of the investigation by Smith Barney in connection with its fairness opinion.

     The full text of the written opinion of Smith Barney, which sets forth the assumptions made, matters considered and limitation on the review undertaken, is attached as Exhibit C to this Proxy Statement/Prospectus and is incorporated herein by reference. Holders of A Interests and B Interests are urged to read this opinion carefully in its entirety. Smith Barney's opinion is directed only to the fairness of the consideration to be received by holders of A Interests and B Interests and of the General Partner Consideration from a financial point of view to holders of A Interests and B Interests, respectively, and has been provided for the use of the Special Committee and the Board of Directors of Lehman/SDI, Inc. in their evaluation of the Conversion, does not address any other aspect of the Conversion or any related transaction and does not constitute a recommendation to any holder of A Interests or B Interests as to how such holder should vote at the Special Meeting. The summary of the opinion of Smith Barney set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

     In preparing its opinion to the Special Committee, Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Smith Barney's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not necessarily susceptible to summary description. In arriving at its opinion, Smith Barney did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of such analyses and factors. Accordingly, Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, Smith Barney made numerous assumptions with respect to the Partnership, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Partnership. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of actual future results or values, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of the businesses or securities do not purport to be appraisals or to reflect the prices at which the business or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

A Interests

     Valuation of A Interests. In order to value the A Interests, Smith Barney performed discounted cash flow analyses of the distributions payable to the holders of A Interests taking into account the preferential distribution of $10 per A Interest that holders of A Interests are entitled to receive upon liquidation. Due to the fact that holders of A Interests do not have a right to immediately receive $10 per A Interest, Smith Barney performed discounted cash flow analyses assuming the Partnership was liquidated at four different points in time and utilizing three different discount rates. Smith Barney assumed (i) the Partnership is liquidated immediately, (ii) the Partnership is liquidated on 12/31/97, (iii) the Partnership is liquidated on 12/31/2001 and (iv) the Partnership is liquidated on 12/31/2036. In these analyses, discount rates of 9.4%, 10.6% and 12.5% were used. These discount rates were based on the historical range of trading yields on the A Interests. The implied valuation range for the A Interests resulting from these analyses was $98.0 million ($8.83 per A Interest) to $129.3 million ($11.65 per A Interest). The mid-point of the implied valuation range was then calculated to be $113.6 million ($10.24 per A Interest).

     Valuation of the A Consideration. Upon consummation of the Merger, each A Interest will be exchanged for 0.38 shares of Trust Preferred Securities and $1.30 in cash (collectively, the "A Consideration"). Smith Barney analyzed the value of the Trust Preferred Securities in relation to the trading value of the A Interests. Unlike the A Interests which are not redeemable (other than in a liquidation of the Partnership), the Trust Preferred Securities are callable by the Corporation at liquidation value five years after the date of issuance. Based on the treasury yield curve on December 6, 1996, assumed interest rate volatility of 9% and a 40 year maturity, Smith Barney estimated that an additional yield of 93 basis points (0.93%) would be required to compensate holders of A Interests for this change in call protection.

     In addition to the changes in the distribution rate and call protection in the Trust Preferred Securities, in analyzing the differences between the A Interests and the Trust Preferred Securities, Smith Barney also considered, among other things, (i) the market risk associated with the Trust Preferred Securities, (ii) the potential for the deferment for up to 60 months of the monthly distributions on the Trust Preferred Securities, and (iii) the lack of voting rights granted to holders of the Trust Preferred Securities. In comparing the value of the A Consideration with the value of the A Interests, Smith Barney also considered the potential payment of taxes by holders of A Interests in the Conversion and the fact that the amount of monthly distributions to be received by holders of A Interests after the Conversion would be the same as the monthly distributions payable on the A Interests prior to the Conversion.

     Smith Barney analyzed the value of the A Consideration assuming a range of trading yields on the Trust Preferred Securities of 9.4% to 12.2% on a yield to first call basis. The range of implied values for the A Consideration based on such yields on the Trust Preferred Securities was calculated to be $10.59 to $11.63.


     The range of implied values of the A Consideration was compared to $10.50, the average of the closing market prices of an A Interest on the five trading days preceding December 12, 1996, the day the Partnership announced the terms of the Conversion (the "Announcement Date"). The range of premiums of such implied values over such average market price for an A Interest was .9% to 10.8%. The range of implied values of the A Consideration was also compared to the mid-point of the DCF valuation range of the A Interests and the range of premiums over such valuation was 3.4% to 13.6%.

B Interests

     Valuation of B Interests. In order to value the B Interests, Smith Barney performed discounted cash flow analyses of the projected free cash flows of the Partnership assuming the Partnership begins paying corporate income taxes in 1998. Smith Barney also assumed discount rates of 11.5%, 12.5% and 13.5% and terminal multiples of earnings before interest, taxes, depreciation and amortization ("EBITDA") of 5.5x to 7.0x. The discount rates used were based on the cost of capital of the Partnership, adjusted to take into account that beginning in 1998, distributions on the A Interests would not be tax deductible. The terminal multiples used were based on the trading multiples of the Comparable Companies (as defined below).

     Smith Barney performed the discounted cash flow analyses on the operating projections prepared by Management. These analyses resulted in an implied valuation range for the B Interests of $93.3 million ($4.30 per B Interest) to $165.8 million ($7.65 per B Interest). The mid-point of the implied valuation range was then calculated to be $129.5 million ($5.97 per B Interest).

     Valuation of the B Consideration. Upon consummation of the Merger, each B Interest will be exchanged for 0.25 shares of Common Stock (the "B Consideration"). Smith Barney analyzed the value of the Common Stock by examining trading multiples of comparable companies and performing discounted cash flow analyses of the Corporation's projected free cash flows.

         Comparable Company Analysis. Using publicly available information, Smith Barney analyzed the market values and trading multiples of a group of eight selected comparable wholesale distributors of industrial products and services comprised of Barnes Group, Inc., BMC West Corp., Bearings, Inc., Cameron Ashley Building Products, Inc., Hughes Supply, Inc., Lawson Products, Inc., NCH Corporation and Rexel Inc. (collectively the "Comparable Companies").

     Smith Barney compared market values as multiples of projected 1996 and 1997 net income. The multiples of projected 1996 and 1997 net income of the Comparable Companies were between the following ranges: (i) projected 1996 net income: 11.0x to 18.2x (with a mean of 12.8x and a median of 12.0x); and (ii) projected 1997 net income: 9.5x to 14.1x (with a mean of 11.6x and a median of 11.7x). Smith Barney also compared market values as multiples of historical EBITDA and projected 1996 and 1997 EBITDA. The multiples of latest twelve months ended September 30, 1996 ("LTM") EBITDA and projected 1996 and 1997EBITDA of the Comparable Companies were between the following ranges: (i) LTM EBITDA: 5.8x to 12.1x (with a mean of 7.2x and a median of 6.5x); (ii) projected 1996 EBITDA:
5.6x to 10.6x (with a mean of 6.6x and a median of 6.1x); and (iii) projected 1997 EBITDA: 5.2x to 8.7x (with a mean of 6.2x and a median of 5.9x).

     Smith Barney also compared the debt to capitalization ratios, interest coverage ratios, historical profit margins, historical EBITDA and net income growth, returns of average assets, equity and invested capital (total debt plus book value of common equity plus book value of preferred equity plus book value of minority interests plus deferred income tax liabilities), dividend yield and projected earnings per share ("EPS") growth of the Comparable Companies. All projected EPS figures for the Comparable Companies were based on the consensus net income estimates of selected investment banking firms and all projections for the Corporation were based on operating projections prepared by Management. All multiples were based on closing stock prices as of December 6, 1996.

     Smith Barney applied a range of trading multiples representative of the Comparable Companies to pro forma historical and projected operating data of the Corporation (derived by adjusting the operating data of the Partnership to reflect consummation of the Conversion and application of a 40% corporate tax rate) to arrive at a range of implied equity values for the shares of Common Stock. Smith Barney applied the Comparable Companies' mean and median multiples of 12.8x and 12.0x to projected 1996 net income, and 11.6x and 11.7x to projected 1997 net income. Based on these multiples, Smith Barney arrived at an implied valuation range of $18.96 to $22.92 per share of Common Stock or $4.74 to $5.73 for the B Consideration. Smith Barney also applied the Comparable Companies' mean and median multiples of 7.2x and 6.5x to LTM EBITDA, 6.6x and 6.1x to projected 1996 EBITDA, and 6.2x and 5.9x to projected 1997 EBITDA. Based on these multiples of EBITDA, Smith Barney arrived at an implied valuation range of $9.56 to $15.00 per share of Common Stock or $2.39 to $3.75 for the B Consideration. In valuing the Common Stock, Smith Barney relied more heavily on the implied valuation range derived from the multiples of net income rather than the multiples of EBITDA since they believe that net income multiples would be a better indicator of the trading value of the Common Stock.


      Smith Barney compared the implied equity valuation range for the B Consideration based on multiples of net income to $4.35, the average closing market price of a B Interest on the five trading days immediately preceding the Announcement Date, and derived a range of premiums of 9.0% to 31.7%. The above-described range of implied values for the B Consideration was also compared to the mid-point of the implied valuation range of a B Interest ($5.97 per B Interest) and the range of discounts over such valuation was (4.0%) to (20.6%).

     None of the Comparable Companies is identical to the Corporation. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading value of the Comparable Companies or the company to which they are being compared.

     Discounted Cash Flow Analyses. Smith Barney also performed discounted cash flow analyses of the projected free cash flows of the Corporation for the five fiscal years ended December 31, 2001. Smith Barney assumed discount rates of 9.0%, 10.0% and 11.0% and terminal multiples of EBITDA of 6.0x to 7.5x. The discount rates used were based on the cost of capital of the Partnership, adjusted to take into account the capital structure of the Corporation and the fact that dividends on the Trust Preferred Securities will be tax deductible. The terminal multiples used were based on the trading multiples of the Comparable Companies. The discounted cash flow analyses were performed on the operating projections prepared by Management and resulted in an implied equity valuation range per share of Common Stock of $17.64 to $31.56 or $4.41 to $7.89 for the B Consideration.

     Smith Barney compared the implied equity valuation range for the B Consideration based on the discounted cash flow analyses to $4.35, the average closing market price of a B Interest on the five trading days immediately preceding the Announcement Date, and derived a range of premiums of 1.4% to 81.4%. The above-described range of implied values for the B Consideration was also compared to $5.97, the mid-point of the implied valuation range of a B Interest, and the range of premiums over such valuation was (26.1%) to 32.2%.

     Smith Barney concluded that the range of values of the B Consideration supported a fairness conclusion since such ranges represent a very significant premium to the average closing market price of a B Interest on the five trading days immediately preceding the Announcement Date and the implied valuation range based on the discounted cash flow analyses represents a reasonable premium to the mid-point of the implied valuation range of a B Interest.

General Partnership Interests

     Valuation of the General Partnership interests. Smith Barney analyzed the value of the General Partnership Interests consisting of (i) the Management Fee and (ii) an effective percentage equity interest of 1.99% in the Operating Partnership (the "1.99% Interest"). In order to determine the potential value attributable to the General Partnership Interests, Smith Barney performed a net present value calculation of the Management Fee in perpetuity assuming discount rates of 9.4%, 10.5% and 12.5%. Based on these net present value calculations, Smith Barney estimated the range of the total potential value of the Management Fee to be $26.6 million to $35.6 million. Smith Barney also capitalized the Management Fee based on the Comparable Companies' mean and median LTM EBITDA multiples (6.5x and 7.2x) and capitalized the after-tax equivalent of the Management Fee based on the Comparable Companies' mean and median LTM net income multiples (13.0x and 13.4x). The capitalization of the Management Fee resulted in a range of total potential value of $21.6 million to $26.8 million. The two valuation methodologies produced a composite total potential valuation range for the Management Fee of $21.6 million to $35.6 million.

     In addition to looking at the valuation methodologies described in the preceding paragraph, Smith Barney took into consideration the following factors which detract from the value of the Management Fee in analyzing the value of the Management Fee: (i) the accelerated timing of the receipt by the General Partner of value for the Management Fee in the Conversion; (ii) the illiquidity of the right to receive the Management Fee; (iii) the potential for the Management Fee to be terminated in the event of (a) liquidation or sale of the Partnership, or
(b) removal of the General Partner upon the vote of 80% of the unaffiliated limited partners; (iv) the subordination of the Management Fee to the payment of distributions on the A Interests; and (v) the termination of the services provided by the General Partner following the consummation of the Conversion.

     Smith Barney estimated the value for the 1.99% Interest by taking 1.99% of the enterprise value for the Partnership less net debt. Enterprise value for the Partnership was calculated using discounted cash flow analyses of the projected free cash flows of the Partnership assuming the Partnership begins paying corporate income taxes in 1998. Smith Barney also assumed discount rates of 11.5%, 12.5% and 13.5% and terminal multiples of EBITDA of 5.5x to 7.0x. Smith Barney performed these analyses on the operating projections prepared by Management. These analyses resulted in an implied valuation range for the 1.99% Interest of $4.1 million to $5.6 million. Smith Barney then added the range of total potential values derived from the analysis of the Management Fee and the range of implied values of the 1.99% Interest and derived a total potential value range for the General Partnership Interests of $25.7 million to $41.2 million, with a resulting mid-point of $33.4 million. The total potential value did not take into account the factors listed in the preceding paragraph that detract from the value of the Management Fee.

     Valuation of the General Partner Consideration. Upon consummation of the Merger, the General Partnership Interests will be exchanged for 1,000,000 shares of Common Stock (the "General Partner Consideration"). Smith Barney analyzed the value of the Common Stock using the equity values implied by the comparable company trading multiples and discounted cash flow analyses described above. See "-- B Interests -- Valuation of the B Consideration." Smith Barney derived an implied equity valuation range per share of Common Stock of $18.28 to $27.24 by averaging the composite values derived through the comparable company analysis based on net income multiples and the discounted cash flow analysis. The valuation range for the General Partner Consideration was then calculated to be $18.3 million to $27.2 million. The range of implied values of the General Partner Consideration was compared to the mid-point of the total potential value of the General Partnership Interests and the range of discounts from such valuation was -45.2% to -18.4%.

Other Factors and Comparative Analyses

     In rendering its opinion, Smith Barney considered certain other factors and conducted certain other comparative analyses, including a review of (i) the projected financial results of the Partnership, (ii) the history of trading prices for the A and B Interests, (iii) the treatment of general partnership interests in selected partnership conversions, (iv) certain pro forma effects on the Partnership resulting from the Conversion and (v) the pro forma ownership of the Corporation.

     The Special Committee, Lehman/SDI, the Partnership, the Operating Partnership and the General Partner entered into an engagement letter with Smith Barney on July 16, 1996 pursuant to which the Partnership agreed to pay Smith Barney fees of $1.25 million, comprised of a retainer fee of $250,000, which was paid upon execution of the engagement letter and an opinion fee of $1.0 million, which was paid shortly after delivery of Smith Barney's opinion, dated December 10, 1996. The Partnership has agreed to reimburse Smith Barney for its out-of-pocket expenses, including reasonable fees and disbursements of counsel provided that such fees and expenses of counsel shall not be in excess of $25,000 in the aggregate without the prior written consent of the Special Committee, which consent shall not be unreasonably withheld. Lehman/SDI, the General Partner, the Partnership and the Operating Partnership have also agreed, in a separate letter agreement, to indemnify Smith Barney and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Smith Barney or any of its affiliates against certain liabilities, including liabilities under the federal securities laws and expenses related to Smith Barney's engagement.

     In light of Smith Barney's familiarity with, and understanding of, the operations of the Partnership as well as their experience in advising on matters relating to the conversion of partnerships to corporate form generally, the Special Committee believed that it was advisable to engage Smith Barney in connection with the proposed Conversion. Smith Barney is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Other than acting as financial advisor in connection with the Conversion (and delivery of its fairness opinion), Smith Barney has not previously rendered investment banking services to the Partnership, Lehman/SDI, the Operating Partnership or the General Partner in the past two years. In the ordinary course of its business, Smith Barney may, from time to time, buy and sell securities of the Partnership.

     The report of Smith Barney referred to above is filed as an exhibit to the Rule 13e-3 Transaction Statement on Schedule 13E-3, as amended, filed with the Commission by the Partnership, the General Partner and Lehman/SDI relating to the Conversion and may be obtained in the manner described in "AVAILABLE INFORMATION."

Recommendation of the General Partner and Fairness Determination

     The General Partner believes the Conversion is fair to and in the best interests of the Partnership and the limited partners. The General Partner recommends that the limited partners approve the Conversion. There are conflicts of interest between the General Partner and the limited partners with respect to certain matters relating to the Conversion.

     As described under "-- Alternatives to the Conversion," the General Partner does not believe that liquidation is a viable alternative for the Partnership because, among other things, there was substantial doubt that acceptable prices could be found for all of the business units within an acceptable time period. The General Partner's determination to recommend that SunSource convert to corporate form is based on its belief that the Conversion will result in the benefits to the limited partners and to the Corporation described above under "-- Reasons to Convert to Corporate Form." On the other hand, the General Partner considered the potential disadvantages of the Conversion, see "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS" and, given the alternatives to the Conversion, believes that the advantages of the Conversion outweigh any potential disadvantages.

     In reaching a recommendation with respect to the Conversion, the General Partner also considered (i) the fact that the consideration to be received and the other terms of the Conversion resulted from arms-length negotiation with the Special Committee and were determined by the Special Committee to be fair to the limited partners and (ii) the fact that Smith Barney has delivered its opinion (and the basis for such opinion) to the Special Committee to the effect that,
(a) the consideration to be received in the Conversion by the holders of A Interests is fair, from a financial point of view to such holders, (b) the consideration to be received in the Conversion by the holders of B Interests is fair, from a financial point of view to such holders, and (c) the General Partner Consideration to be received in the Conversion is fair from a financial point of view to the holders of the A Interests and to the holders of the B Interests, respectively. The General Partner also considered the consequences to the Partnership and its partners if the Conversion is not consummated, as discussed under "-- Consequences if Conversion is Not Approved" and other information about the Conversion and the Corporation included in this Proxy Statement/Prospectus, and concluded that the Conversion was in the best interests of the Partnership and the limited partners. No particular weight was assigned to any one factor in arriving at its decision.


     The General Partner sought to provide procedural fairness to the limited partners in connection with the consideration of the Conversion by (i) creating a Special Committee composed of disinterested directors to advise the Board of Directors with respect to the terms of the Conversion as to its fairness to the limited partners, and to make a recommendation to the Board of Directors with respect to the Conversion, (ii) authorizing the Special Committee to select a financial advisor and legal counsel to assist it in its deliberations, and (iii) implementing the Conversion only if approved by the affirmative vote of a majority of the unaffiliated A Interests and B Interests, each voting separately as a class. Through these arrangements the General Partner believes it has provided procedural fairness to the limited partners and to minimize the extent to which the consideration of the Conversion was subject to conflicts of interest of the management and affiliates of the General Partner.

Source and Amount of Funds

     It is estimated that the funds required to make the $1.30 cash payment to the A Interests and to pay for fractional shares and for the fees and expenses described below will be less than $18,500,000. Payments to be made prior to the Conversion will be made from funds borrowed under the Partnership's existing bank credit agreement which is described in Note 8 of Notes to Consolidated Financial Statements. Upon consummation of the Conversion, the existing bank credit agreement and the Partnership's long-term debt will be repaid and replaced with new credit facilities at interest rates expected to be lower than financing rates currently incurred by the Partnership. Prepayment of the Partnership's long-term debt will result in the payment of a make-whole penalty of approximately $5 million.


Accounting Treatment

     For financial accounting purposes, the Conversion will be treated as a recapitalization. Therefore, the assets and liabilities of the Partnership will be recorded by the Corporation at their historical cost basis, except that the Corporation will also record incremental deferred tax assets in accordance with Statement of Financial Accounting Standards No. 109 ("SFAS 109"), relating to the temporary differences for certain assets and liabilities of the Partnership at the date of conversion to corporate form. The existing values of the tax basis in assets and liabilities of the Partnership at the date of conversion will carry over to the Corporation which will also record a provision for U.S. federal and state income taxes on its taxable earnings.


     For financial reporting purposes, the Trust will be treated as a subsidiary of the Corporation and, accordingly, the accounts of the Trust will be included in the consolidated financial statements of the Corporation. The Trust Preferred Securities will be presented in the consolidated balance sheet of the Corporation as a separate line item directly above stockholders' equity under the caption "Guaranteed Preferred Beneficial Interest in the Corporation's Junior Subordinated Debentures" and appropriate disclosures about the Trust Preferred Securities, the Guarantee and the Junior Subordinated Debentures will be included in the Notes to the Consolidated Financial Statements. For financial reporting purposes, the Corporation will record distributions payable on the Trust Preferred Securities as an expense in its consolidated statements of income.

Fees and Expenses

     All legal and other costs and expenses incurred by the Corporation or the Partnership in connection with the Conversion will be paid by the Partnership, whether or not the Conversion is consummated. The following is a statement of certain estimated fees and expenses incurred by the Corporation in connection with the Conversion:

     SEC registration fee........................................ $   67,000
     New York Stock Exchange listing fee.........................     60,000
     Legal fees and expenses.....................................    850,000
     Financial advisory fees and expenses........................  1,475,000
     Accounting fees and expenses................................    825,000
     Solicitation fees and expenses..............................    200,000
     Printing and engraving expenses.............................    100,000
     Miscellaneous ..............................................     23,000
                                                                 -----------
               Total ............................................ $3,600,000

Exchange of Depositary Receipts

     Limited partners should not send any depositary receipts with the enclosed proxy. They should retain the depositary receipts until they receive further instructions if the Conversion is consummated.

     Promptly after the Effective Time, the Corporation will mail to all limited partners of record a letter of transmittal containing instructions with respect to the surrender of depositary receipts for Interests in exchange for certificates representing shares of Trust Preferred Securities or Common Stock and cash in the case of A Interests. Upon surrender to the Corporation of one or more depositary receipts, together with a properly completed letter of transmittal, there will be issued and mailed to former limited partners of record at the Effective Time a certificate or certificates representing the number of shares of Trust Preferred Securities or Common Stock to which such holder is entitled and a check for cash in the case of A Interests. From and after the Effective Time, each depositary receipt will evidence only the right to receive shares of Trust Preferred Securities and Common Stock and cash in the case of A interests.

     No distributions or dividends with respect to the Trust Preferred Securities or Common Stock payable to the holders of record thereof after the Effective Time will be paid to the holder of any unsurrendered depositary receipts until such depositary receipts are surrendered for exchange, at which time accumulated interest or dividends will be paid, without interest, subject to any applicable escheat laws.

     If any certificate representing Trust Preferred Securities or Common Stock is to be issued in a name other than that in which the depositary receipt surrendered in exchange therefor is registered on the books of the Partnership as of the Effective Time, it will be a condition of such issuance that (i) the depositary receipt so surrendered be properly endorsed and otherwise in proper form for transfer, and (ii) the person requesting such exchange pay to the Corporation any transfer or other taxes required by reason of the issuance of a certificate representing Trust Preferred Securities or Common Stock in any name other than that of the registered owner of the depositary receipt surrendered, or the person requesting such exchange establish to the satisfaction of the Corporation that such tax has been paid or is not applicable.

     After the Effective Time, there will be no further registration of transfers of Interests that were issued and outstanding immediately before such time. If, after the Effective Time, depositary receipts representing Interests are presented for transfer, they will be canceled and exchanged for one or more certificates representing shares of Trust Preferred Securities or Common Stock and cash in the case of A Interests.

Treatment of Fractional Shares

     No fractional shares will be issued. Instead, (i) each holder of A Interests will be entitled to receive cash in an amount equal to the fraction of a Trust Preferred Security to which the holder is otherwise entitled multiplied by the average closing price of the Trust Preferred Securities for the five trading days following the Effective Time; and (ii) each holder of B Interests shall be entitled to receive cash in an amount equal to the fraction of a share of Common Stock to which the holder is otherwise entitled multiplied by the average closing price of the Common Stock for the five trading days following the Effective Time.


               COMPARISON OF INTERESTS AND SECURITIES TO BE ISSUED

     The following summary compares a number of differences between ownership of Interests and ownership of Trust Preferred Securities and Common Stock and the effects relating thereto.




                  Interests                                   Common Stock                      Trust Preferred Securities
                  ---------                                   ------------                      --------------------------

                                                                 Issuer

The Partnership                               The Corporation                              The Trust. Payment of
                                                                                           distributions and on liquidation or
                                                                                           redemption is guaranteed on a
                                                                                           subordinated basis as and to the
                                                                                           extent described herein by the
                                                                                           Corporation.

                                                                Taxation


Under current law, the Partnership is not     The Corporation is a taxable entity with     Each holder of Trust Preferred
a taxpaying entity. Rather, each holder of    respect to its income after allowable        Securities will be considered to
Interests includes the holder's share of      deductions and credits. Stockholders will    own a pro rata portion of the
the income and gain and, subject to           have taxable income from the                 Junior Subordinated Debentures
certain limitations, the losses, deductions   Corporation's operations only to the         held by the trust and will be
and credits of the Partnership in             extent that taxable dividends and other      required to include in gross
computing taxable income without regard       distributions are declared and paid on the   income the pro rata share of
to the cash distributed to the limited        Common Stock. See "CERTAIN                   income accrued on the Junior
partner. Generally, cash distributions to     FEDERAL INCOME TAX                           Subordinated Debentures and any
holders of Interests are not taxable,         CONSEQUENCES."                               original issue discount attributable
unless distributions exceed the  limited                                                   to the Junior Subordinated
partner's basis in the Interests. See                                                      Debentures. See "CERTAIN
"CERTAIN FEDERAL INCOME TAX                                                                FEDERAL INCOME TAX
CONSEQUENCES."                                                                             CONSEQUENCES."

                                      -48-


                  Interests                                   Common Stock                      Trust Preferred Securities
                  ---------                                   ------------                      --------------------------

A tax-exempt limited partner's share of       No portion of the earnings of, or any        No portion of  the income accrued
the Partnership's taxable income              dividends received from, the Corporation     or distributions received on the
constitutes unrelated business taxable        will constitute unrelated business taxable   Trust Preferred Securities will
income to the tax-exempt unitholder. See      income to tax-exempt stockholders,           constitute unrelated business
"CERTAIN FEDERAL INCOME TAX                   except to the extent their investment in     taxable income to tax-exempt
CONSEQUENCES."                                stock of the Corporation is considered       stockholders, except to the extent
                                              debt-financed. See "CERTAIN                  their investment in the Trust
                                              FEDERAL INCOME TAX                           Preferred Securities is considered
                                              CONSEQUENCES."                               debt-financed. See CERTAIN
                                                                                           FEDERAL INCOME TAX
                                                                                           CONSEQUENCES."


                                                   Distributions and Dividends

The Partnership is required under the         The Board of Directors of the                The holders of Trust Preferred
Partnership Agreement to make                 Corporation has the discretion to            Securities will be entitled to
distributions of the Partnership's  Cash      determine whether or not and when to         monthly distributions at the rate of
Available for Distribution, less certain      declare and pay dividends and the            $2.90 per annum (11.6% of the
permitted retentions to the A Interests for   amount of any dividend. Holders of           $25 liquidation amount) to the
the Priority Return of $1.10 per annum        Common Stock will have no contractual        extent interest is paid by the
and to the B Interests for the Tax            right to receive dividends.                  Corporation on the Junior
Distribution. Cash Available for                                                           Subordinated Debentures. The
Distribution generally means the                                                           Corporation has the right to defer
Partnership's cash receipts less (i) cash                                                  payment of interest on the Junior
operating expenses and other                                                               Subordinated Debentures for a
expenditures, and (ii) reserves,                                                           period up to 60 consecutive
established by the General Partner in its                                                  months in which case no
sole discretion for working capital,                                                       distributions will be paid on the
capital expenditures, debt service and                                                     Trust Preferred Securities. Any
other purposes and contingencies.                                                          unpaid distributions will cumulate
                                                                                           and must be paid prior to any
                                                                                           dividends on the Common Stock.

                                                           Management

The business and affairs of the               The business and affairs of the              The Trust is managed by five
Partnership are managed by the General        Corporation are managed by or under the      trustees appointed by the
Partner.                                      direction of the Board of Directors of the   Corporation.
                                              Corporation. The members of the
                                              Board of Directors of Lehman/SDI
                                              will become the members of the
                                              Board of Directors of the
                                              Corporation after the Conversion.
                                              Therefore, the personnel in
                                              control of the Corporation will be
                                              identical to that of the
                                              Partnership.

                                      -49-


                  Interests                                   Common Stock                      Trust Preferred Securities
                  ---------                                   ------------                      --------------------------

The General Partner may be removed            The holders of Common Stock of the           The holders of Trust Preferred
only by vote of 80% of the Interests held     Corporation will have the ability to elect   Securities will have no rights to
by unaffiliated limited partners. See         members of the Board of Directors with a     elect or remove management of
"DESCRIPTION OF CAPITAL STOCK -               plurality of the votes cast for such         the Corporation. The holders will
- Stockholders Agreement."                    election and to remove the Board of          be entitled to elect a Special
                                              Directors with a majority  vote of the       Regular Trustee if the Trust fails
                                              Common Stock outstanding and entitled        to make distributions for 18
                                              to vote.                                     consecutive months or there is an
                                                                                           Event of Default.

                                                          Voting Rights

Under Delaware law and the Partnership        Holders of Common Stock will have the        The holders of Trust Preferred
Agreement, limited partners have voting       right to vote on matters specified by        Securities will have no voting
rights with respect to (i) the removal and    Delaware law affecting the corporate         rights except to elect a Special
replacement of the General Partner, (ii)      structure of the Corporation, including      Regular Trustee as described
the merger of the Partnership, (iii) the      election of the Board of Directors.          above and with respect to certain
sale of all or substantially all of the       Stockholders of the Corporation will         modifications and amendments.
assets owned, directly or indirectly, by the  have the right to vote on all matters on
Partnership, (iv) the dissolution of the      which stockholders must be permitted to
Partnership or the Operating Partnership,     vote including, as a general matter,
and (v) material amendments to the            election of directors, fundamental
Partnership Agreement and the Operating       changes in the Corporation, sale of all or
Partnership Agreement, subject to certain     substantially all of the assets of the
limitations.                                  Corporation and amendments to the
                                              Certificate of Incorporation.


Each Interest entitles each holder thereof    Each share of Common Stock entitles its      Each of the Trust Preferred
who is admitted as a limited partner to       holder to cast one vote on each matter       Securities entitles its holder to cast
the Partnership to cast one vote on all       presented to stockholders.                   one vote on each matter presented
matters presented to limited partners.                                                     to the holders of Trust Preferred
                                                                                           Securities.

Approval of any matter submitted to           Approval of any matter submitted to          Approval on any matter on which
limited partners generally requires the       stockholders generally requires the          holders of Trust Preferred
affirmative vote of limited partners          affirmative vote of holders of more than     Securities are entitled to vote
holding more than 50% of the Interests        50% of the Common Stock outstanding          requires the affirmative vote of a
then outstanding. The removal of the          and entitled to vote.                        majority of the outstanding Trust
General Partner requires the affirmative                                                   Preferred Securities except that
vote of 80% of the unaffiliated limited                                                    modifications and amendments of
partners.                                                                                  the Declaration require a 66 2/3%
                                                                                           vote.


                  Interests                                   Common Stock                      Trust Preferred Securities
                  ---------                                   ------------                      --------------------------
Holders of 25% of the Interests held by       Amendment of the certificate of              The holders of the Trust Preferred
limited partners may propose                  incorporation or bylaws requires             Securities have no right to amend
amendments to the partnership                 approval of a majority of the members of     the Declaration of Trust.
agreement.                                    the Board of Directors and, in certain
                                              cases, approval by the
                                              stockholders. The Stockholders
                                              Agreement has certain requirements
                                              with regard to approval of
                                              amendments by the Independent
                                              Directors. In addition, the
                                              Stockholders Agreement contains
                                              provisions under which Lehman
                                              Brothers and certain members of
                                              management will agree to vote, in
                                              the same proportion as the
                                              "Unaffiliated Shares" that are
                                              voted on any such matter, that
                                              percentage of Excess Voting Shares
                                              (as defined herein) held by them
                                              at such time that equals the
                                              percentage of outstanding
                                              Unaffiliated Shares that are voted
                                              on such matter. See "DESCRIPTION
                                              OF CAPITAL STOCK - - Stockholders
                                              Agreement."

Any action that may be taken at a             Stockholders may act by written consent      Holders of Trust Preferred
meeting of limited partners may be taken      in lieu of a meeting with a number of        Securities may not act by written
by written consent in lieu of a meeting       votes sufficient for such action.            consent in lieu of a meeting.
executed by limited partners sufficient to
authorize such action at a meeting of
limited partners.

                                                        Special Meetings

Special meetings of Limited Partners          Stockholders are permitted to call a        Holders of Trust Preferred
may be called by the General Partner or       special meeting or require that the board   Securities may call a special
by Limited Partners holding at least 25%      of directors call a special meeting of      meeting of the Trust only to elect
of the outstanding Interests.                 stockholders if such meeting is called by   a Special Regular Trustee.
                                              holders of at least 25% of outstanding
                                              Common Stock.

                                                        Conversion Rights

The Interests are not convertible into any    The Common Stock is not convertible          The Trust Preferred Securities are
other securities.                             into any other securities.                   not convertible into any other
                                                                                           securities.



                  Interests                                   Common Stock                      Trust Preferred Securities
                  ---------                                   ------------                      --------------------------

                                                           Redemption

Interests are not subject to mandatory or     The Common Stock is not subject to           The Trust Preferred Securities will
optional redemption.                          mandatory or optional redemption.            be redeemed upon maturity or
                                                                                           earlier redemption of the Junior 100%
                                                                                           of the liquidation amount plus
                                                                                           accrued and unpaid distributions,
                                                                                           provided that any redemption by
                                                                                           reason of a Tax Event within the
                                                                                           first five years will be at 101%.
                                                                                           The Junior Subordinated
                                                                                           Debentures may be redeemed by
                                                                                           the Corporation at any time after
                                                                                           April 30, 2002.

                                                       Liquidation Rights

In the event of the liquidation of the        In the event of a liquidation of the         In the event of a liquidation of the
Partnership the assets of the Partnership     Corporation, the holders of Common           Trust, the holders of Trust
remaining after the satisfaction of all       Stock would  be entitled to share ratably    Preferred Securities  would be
debts and liabilities of the Partnership are  in any assets remaining after satisfaction   entitled to receive a preferential
distributed to holders of A Interests in an   of obligations to creditors and any          distribution of $25 per Trust
amount equal to their capital account         liquidation preferences on any series of     Preferred Security plus accrued
($10) plus any unpaid Priority Return and     preferred stock of the Corporation that      and unpaid distributions except
the remainder is distributed to the           may then be outstanding.                     that, upon the occurrence of a
General Partner and the B Interests in                                                     Special Event, the Trust will be
accordance with their capital accounts.                                                    liquidated and, after satisfaction of
                                                                                           creditors of the Trust, the holders
                                                                                           will receive Junior Subordinated
                                                                                           Debentures.

                                                   Right to Compel Dissolution

Under the Partnership Agreement,              Under Delaware law, holders of               Under the Declaration, holders of
limited partners may compel dissolution       Common Stock may compel dissolution          Trust Preferred Securities  may
of the Partnership by the affirmative vote    of the Corporation, absent prior action by   not compel dissolution of the
of the holders of a majority of               the board of directors, only if all holders  Trust.
outstanding Interests.                        consent in writing. A plan of dissolution
                                              adopted by the board of directors
                                              must be approved by a majority of
                                              the Common Stock outstanding and
                                              entitled to vote.




                  Interests                                   Common Stock                      Trust Preferred Securities
                  ---------                                   ------------                      --------------------------

                                                        Limited Liability

In general, holders of Interests are limited  Shares of Common Stock will be fully         Holders of Trust Preferred
partners in a Delaware limited                paid and nonassessable. Stockholders         Securities will be entitled to the
partnership, and do not have personal         generally will not have personal liability   same limitation of personal
liability for obligations of the              for obligations of the Corporation.          liability extended to stockholders
Partnership.                                                                               of private corporations for profit
                                                                                           organized under the general
                                                                                           corporation law of the State of
                                                                                           Delaware.

                                                   Liquidity and Marketability

The Interests are freely transferable and     The Common Stock will be freely              The Trust Preferred Securities will
are currently listed and traded on the        transferable and application has been        be freely transferable and
New York Stock Exchange. After the            made for listing the Common Stock on         application has been made for
Effective Time, the Interests will cease to   the New York Stock Exchange.                 listing the Trust Preferred
be traded.                                                                                 Securities on the New York Stock
                                                                                           Exchange.

                                                     Continuity of Existence


The Partnership Agreement provides for        The Corporation's Certificate of             The Trust will dissolve on April
the Partnership to continue in existence      Incorporation provides for perpetual         30, 2027 or upon the earlier
until December 31, 2086, unless earlier       existence, subject to Delaware law.          redemption of the Trust Preferred
terminated in accordance with the                                                          Securities or the distribution to the
Partnership Agreement.                                                                     holders of the Junior Subordinated
                                                                                           Debentures.

                                                       Financial Reporting



The Partnership is subject to the             The Corporation will be subject to the       The Corporation will provide
reporting requirements of the Exchange        reporting requirements of the Exchange       annual and quarterly reports of the
Act and files annual and quarterly reports    Act and will file annual and quarterly       Corporation to the holders of the
thereunder. The Partnership also provides     reports thereunder. The Corporation also     Trust Preferred Securities.  For the
annual and quarterly reports to its limited   will provide annual and quarterly reports    reasons set forth under "Available
partners.                                     to its stockholders.                         Information," the Trust will not
                                                                                           issue any separate reports.




                  Interests                                   Common Stock                      Trust Preferred Securities
                  ---------                                   ------------                      --------------------------

                                                      Certain Legal Rights

Delaware law allows a limited partner to      Delaware law affords stockholders of a       Delaware law allows a beneficial
institute legal action on behalf of the       corporation rights to bring stockholder      owner of the Trust to institute
Partnership (a partnership derivative         derivative actions when the board of         legal action on behalf of the Trust
action) to recover damages from a third       directors has failed to institute an action  (a trust derivative action) to
party or a general partner where the          against third parties or directors of the    recover damages from a third
general partner has failed to institute the   corporation, and class actions to recover    party or a trustee where the
action. In addition, a limited partner may    damages from directors for violations of     trustees with authority to do so
have rights to institute legal action on      their fiduciary duties. Stockholders may     have failed to institute the action.
behalf of the limited partner or all other    also have  rights to bring actions in        In addition, a beneficial owner of
similarly situated limited partners (a class  federal  courts to enforce federal rights.   the Trust may have rights to
action) to recover damages from a             These rights are comparable to the rights    institute legal action on behalf of
general partner for violations of fiduciary   of the limited partners in the Partnership.  himself or all other similarly
duties to the limited partners. Limited                                                    situated beneficial owners (a class
partners may also have rights to bring                                                     action) to recover damages from a
actions in federal courts to enforce                                                       trustee for violations of fiduciary
federal rights.                                                                            duties to the beneficial owners.
                                                                                           Beneficial owners of the Trust
                                                                                           may also have rights to bring
                                                                                           actions in federal courts to enforce
                                                                                           federal rights.

                                   Right to List of Holders; Inspection of  Books and Records

Upon reasonable demand, at the limited        Under Delaware law, upon written             Upon reasonable demand [, at the
partner's own expense and for a purpose       request, at reasonable times and for a       expense of the requesting holder
reasonably related to his interest in the     proper purpose reasonably related to a       of Trust Preferred Securities] and
Partnership, a limited partner may have       stockholder's interest as a stockholder,     for a purpose reasonably related to
access, at reasonable times, to certain       any stockholder of record shall have the     his interest as a beneficial owner
information regarding the status of the       right to examine and copy the                of the Trust, a Holder of Trust
business and financial condition of the       Corporation's stock ledger, a list of its    Preferred Securities may have
Partnership, tax returns, governing           stockholders and its other books and         access, at reasonable times, to
instruments of the Partnership and a          records. In certain circumstances under      certain information regarding the
current list of the partners of the           Delaware law, stockholders may not have      status of the business and financial
Partnership, provided that the General        the same right to information regarding      condition of the Trust, governing
Partner may keep confidential any trade       the Corporation that they currently have     instruments of the Trust and a
secrets or any other information the          under the Partnership Agreement with         current list of the beneficial
disclosure of which could damage the          respect to information regarding the         owners and trustees of the Trust,
Partnership or violate any agreement or       Partnership.                                 provided that the trustees of the
applicable law.                                                                            Trust may keep confidential any
                                                                                           trade secrets or other information
                                                                                           the disclosure of which could
                                                                                           damage the Trust or violate any
                                                                                           agreement or applicable law.




                  Interests                                   Common Stock                      Trust Preferred Securities
                  ---------                                   ------------                      --------------------------

                                                              Subordination

Subordinated to claims of creditors of the    Subordinated to claims of creditors of the   Subordinated to creditors of the
Partnership and Operating Partnership.        Corporation and the Operating                Trust, if any. The Preferred
                                              Partnership                                  Securities Guarantee and the
                                                                                           Junior Subordinated Debentures
                                                                                           of the Corporation will be
                                                                                           subordinate to all liabilities of the
                                                                                           Corporation and the Operating
                                                                                           Partnership except those made
                                                                                           pari passu or subordinate by their
                                                                                           terms.


Fiduciary Duties

     As a general partner of a limited partnership, the General Partner owes the limited partners, under Delaware law, the fiduciary duties of good faith and loyalty in handling the affairs of the Partnership, including, in certain instances, a duty to disclose material information concerning the Partnership's affairs. The General Partner believes it has satisfied its fiduciary duties in connection with the Conversion. Following consummation of the Conversion, the directors of Lehman/SDI will become directors of the Corporation. Under Delaware law, a director's fiduciary duties to the stockholders of the Corporation in such capacity will be substantially similar to those currently owed by the General Partner to limited partners under Delaware law.

     The Partnership Agreement further provides that neither the General Partner nor any of its affiliates will be liable to the Partnership or the limited partners for any act or omission if (i) taken in good faith and in a manner reasonably believed to be in, or not opposed to, the interests of the Partnership, and (ii) the conduct did not constitute gross negligence or willful or wanton misconduct. Thus, the General Partner and its affiliates may have a more limited liability to the limited partners than would otherwise be the case absent such provisions. Similarly, the Corporation's Certificate of Incorporation provides that a director of the Corporation shall not be liable for any act or omission in the director's capacity as director except to the extent the director is found liable for (i) a breach of the duty of loyalty,
(ii) an act or omission not in good faith, (iii) a transaction in which the director received an improper benefit or (iv) an act or omission for which the liability of a director is expressly provided for by statute. Under the Partnership Agreement, the Partnership is required to indemnify the General Partner and the officers, directors, employees and agents of the General Partner against liabilities and expenses incurred by the General Partner or such persons if (i) the General Partner or such persons acted in good faith, and in a manner reasonably believed to be in, or not opposed to, the interests of the Partnership and, with respect to any criminal proceeding, had no reason to believe the conduct was unlawful and (ii) the General Partner's or such persons' conduct did not constitute actual fraud, gross negligence or willful misconduct. The Corporation's By-laws provide indemnification to all its directors, officers, employees and agents.

     After the Conversion, the General Partner will dissolve and will not owe any fiduciary duties to the Corporation or persons holding Trust Preferred Securities or Common Stock.


                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following general discussion summarizes certain federal income tax considerations relating to the Conversion. These summaries are included herein for general information only. They do not discuss all aspects of federal income taxation that may be relevant to a particular taxpayer in light of the taxpayer's personal tax circumstances or to certain types of taxpayers subject to special treatment under the federal income tax laws. No legal opinion regarding such tax considerations is being rendered hereby. Except as otherwise indicated, statements of legal conclusion regarding tax treatments, tax effects or tax consequences reflect the opinions of Morgan, Lewis & Bockius LLP, counsel for the Corporation and the Partnership, which has rendered its opinion regarding the accuracy of the discussion herein to the Partnership. A copy of Morgan, Lewis & Bockius LLP's opinion has been filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus forms a part, and a copy of the opinion may be obtained by written request addressed to SunSource L.P., 2600 One Logan Square, Philadelphia, Pennsylvania 19103,

Attention: Joseph M. Corvino, Secretary, telephone number (215) 665-3650. The Partnership has not requested, and does not intend to request, a ruling from the Internal Revenue Service ("IRS"). An opinion of counsel is not binding on the IRS or the courts, and no assurance can be given that the IRS will not challenge the tax treatment of certain matters discussed herein, or if it does, that it will be unsuccessful. Accordingly, each limited partner should consult the limited partner's own tax advisor as to the specific tax consequences to the limited partner including the application and effect of state or local income and other tax laws.

     The following discussion is based on existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations and existing administrative interpretations and court decisions. Future legislation, regulations, administrative interpretations or court decisions could significantly change such authorities either prospectively or retroactively.

Partnership Status and Taxation of the Partnership

     The Partnership is properly classified for federal income tax purposes as a partnership rather than an association taxable as a corporation. Currently, the Partnership is not itself subject to federal income tax. Rather, each limited partner is subject to income tax based on the limited partner's allocable share of Partnership taxable income, gain, loss, deduction, and credits, whether or not any cash is actually distributed to such limited partner.

     The Revenue Act of 1987 amended the Code to treat certain publicly-traded partnerships as corporations rather than partnerships for federal income tax purposes. Under a transition rule, however, an existing publicly-traded partnership, such as the Partnership, will not be classified as a corporation until the earlier of (i) the partnership's first taxable year beginning after December 31, 1997 or (ii) the time at which the partnership adds a new line of business that is substantial. Under the above-described transition rule, the Partnership will be taxed as a corporation no later than its taxable year beginning on January 1, 1998. At that time the Partnership will be treated as if it had transferred all of its assets (subject to its liabilities) to a newly formed corporation in exchange for the stock of the corporation, and then distributed such stock to its partners in liquidation of their interests in the Partnership. Upon classification as a corporation for tax purposes, the Partnership would be subject to federal income tax on its earnings at corporate tax rates.


General Tax Treatment of the Conversion

     The Partnership has been a Delaware limited partnership since it began operations in 1987. In the Conversion, the Partnership and the subsidiaries of the Corporation will be merged with and into the Operating Partnership with each A Interest being exchanged for Trust Preferred Securities and cash and each B Interest being exchanged for Common Stock.

     There is no specific authority dealing with a substantially similar transaction. Accordingly, counsel cannot predict with certainty how the Conversion will be treated for federal income tax purposes.

     The exchange of A Interests for Trust Preferred Securities and cash pursuant to the Merger will be a taxable transaction. In the case of a holder who exchanges A Interests, gain or loss will be recognized in an amount equal to the difference between the sum of the amount of cash and the fair market value of Trust Preferred Securities received in the exchange and the exchanging holder's tax basis in the A Interests exchanged. Such gain or loss will be long-term capital gain or loss if the A Interests have been held for more than one year as of such date and if such Interests have been held as capital assets. The Corporation does not expect that any portion of the gain will be treated as ordinary income pursuant to the rules of section 751 of the Code. A holder of A Interests will have a tax basis in the Trust Preferred Securities received in the Merger equal to the fair market value of such Trust Preferred Securities received. A holder's aggregate tax basis in his pro rata share of the underlying Junior Subordinated Debentures will be equal to his pro rata share of their "issue price" on the Expiration Date as defined below.

     As to holders of B Interests, counsel is of the opinion that the limited partners will be treated as exchanging their B Interests for shares of Common Stock in an exchange described in Section 351 of the Code, pursuant to which such holders should not recognize gain or loss, except to the extent of any cash received in lieu of fractional shares. Any such cash should result in capital gain to the recipient, assuming that the B Interests are held as capital assets.

     Counsel's opinion that holders of B Interests will be treated as exchanging their Partnership interests for stock of the Corporation is based on the federal income tax treatment of analogous transactions. It is well settled, and the Service has issued published rulings to the effect that, if a parent corporation forms a transitory subsidiary corporation and merges it into another corporation to enable the parent to acquire the stock of such other corporation, the merger of the transitory subsidiary corporation into such other corporation will be ignored, and the stockholders of the target corporation will be treated as receiving directly from the parent corporation stock or other property of the parent in exchange for their shares of the target. In addition, the Service has issued private letter rulings addressing the treatment of transactions in which a corporation forms a transitory partnership and merges it into an existing partnership as a means of transforming the partners of the existing partnership into stockholders of the corporation. The conclusions expressed in the private letter rulings are consistent with the treatment of the Conversion expressed above. Holders of B Interests should be aware that, unlike published rulings, private letter rulings cannot be cited as authority, and may be relied upon only by the taxpayer requesting the ruling, although the conclusions expressed therein are indicative of the Service's thinking on a particular matter.

     As to persons that hold both A Interests and B Interests at the time of the Conversion, while not free from doubt, a likely result is that these investors will recognize gain on an aggregate basis - i.e. the difference between their aggregate tax basis in the A Interests and the B Interests and the aggregate fair market value of the cash, Trust Preferred Securities and Common Stock received in the Conversion will constitute the gain realized, which realized gain will be recognized to the extent of the fair market value of cash or other property ("boot") received in the Conversion - i.e. the sum of the cash and the fair market value of the Trust Preferred Securities received. Such gain should be treated as long-term capital gain, provided that the Interests have been held for more than one year, and provided that such Interests have been held as capital assets. As noted earlier, the Corporation does not expect that any portion of the gain will be treated as ordinary income pursuant to section 751 of the Code. Such a holder's basis in the Common Stock received in the Conversion will be equal to sum of such holder's basis in the A Interests and B Interests exchanged therefor, plus the amount of gain recognized, less the amount of cash and the value of the Trust Preferred Securities received. If the aggregate tax basis of the A and B Interests exceeds the aggregate fair market values of the cash, Trust Preferred Securities, and Common Stock received in the Conversion, it is likely that no loss will be recognized. A person that holds both A Interests and B Interests could take the position that a treatment of the Conversion other than the aggregate basis approach described above should apply, and such persons should consult their own tax advisors regarding the tax consequences of the aggregate basis approach.

     The Partnership and the Corporation intend to treat the Conversion in accordance with the positions reflected in the foregoing description and to prepare reports and tax information accordingly. Except as otherwise noted, the following discussion assumes the correctness of such treatment.

Certain Tax Consequences of the Conversion to Holders of B Interests

     Nonrecognition of Gain or Loss. Section 351 (a) of the Code provides, in general, that no gain or loss is recognized upon the transfer by one or more persons of property (such as partnership interests) to a corporation solely in exchange for stock in such corporation if, immediately after the exchange, such person or persons are in control of the corporation to which the property was transferred. Section 368(c) of the Code defines control as the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock. Section 351 (b) of the Code provides that if boot is received in addition to stock in an otherwise qualifying transaction, taxable income must be recognized in an amount equal to the lesser of (i) any gain realized on the exchange or (ii) the amount of boot received. For this purpose, gain realized is generally equal to the excess, if any, of (x) the amount of cash and the fair market value of stock and other property received from the corporation over (y) the adjusted basis of property transferred to the corporation. In determining realized gain, a limited partner's share of partnership liabilities is treated as cash received upon the transfer. Section 357(c) of the Code generally provides that if the sum of the liabilities assumed in the Section 351 exchange exceeds the aggregate tax basis of the assets transferred in the exchange, such excess is treated as gain from the sale or exchange of the assets transferred. Section 752 of the Code generally provides that a partner's tax basis for its partnership interest includes its share of the liabilities of the partnership, as determined under Treasury regulations. A published ruling issued by the Service holds that upon the transfer of a partnership interest to a corporation in a Section 351 transaction, the transferor's share of partnership liabilities is treated as assumed by the corporation for purposes of Section 357(c) of the Code.

     Assuming the Conversion is treated for federal income tax purposes in the manner described above under "General Tax Treatment of the Conversion," it is counsel's opinion that the exchange by holders of B Interests of their Interests for Common Stock will be treated as part of a transaction described in Code
Section 351(a). Accordingly, holders of B Interests should incur no federal income tax liability as a result of the exchange, except to the extent of any cash received in lieu of fractional shares. Any such cash should result in capital gain to the recipient, assuming that such B Interests are held as capital assets. This conclusion is based on the assumption that (i) such holders do not own any A Interests (see the discussion above), (ii) holders of B Interests and the parties exchanging their interests in the General Partner (together, the "Transferors") as steps in the Conversion will own, immediately after such transfers, more than 80 percent of each class of stock of the Corporation and (iii) not more than 20 percent of the shares of stock transferred to the Transferors pursuant to the Conversion will be subsequently disposed of pursuant to contracts or other formal or informal agreements entered into prior to the Conversion (the "Control Assumption"). If the Control

Assumption were not correct, each holder of B Interests could recognize gain or loss on the Conversion as if such holder had sold the B Interests in a taxable transaction for an amount equal to the value of stock received in the Conversion. Counsel is not aware of any contracts or other formal or informal agreements entered into by persons receiving shares of stock to dispose of such shares.

     Notwithstanding the above, any holders of B Interests who are treated as receiving shares of stock in exchange for services will be taxed on the receipt of the stock to the extent of the value thereof.

     Any portion of the liabilities of the Partnership allocated to a holder of B Interests would increase such holder's tax basis in such B Interest by an amount equal to such allocated liability. As such allocated liability cannot exceed such holder's tax basis in the B Interest, no gain recognition under
Section 357(c) of the Code will result from the Conversion for a holder of B Interests.

     Basis and Holding Period of Common Stock. The aggregate tax basis of the Common Stock that a holder of B Interests receives in the exchange will be equal to the tax basis of their B Interests immediately prior to the Conversion.

     The holding period for Common Stock received in the Conversion will include the exchanging holder's holding period for the B Interests, provided such holder held such Interests as capital assets at the time of the Conversion.

     Sale of Stock. In general, any gain or loss from the sale or exchange of the Common Stock received in the Conversion will be characterized as capital gain or loss provided such item was held as a capital asset. Gain or loss will be measured by the difference between the amount realized and the holder's adjusted tax basis in the Common Stock.


     Ownership of Stock. After the Conversion, a holder of Common Stock generally will be taxed only on distributions of money or other property received from the Corporation, if any, out of current or accumulated earnings and profits. Such income will be characterized as a dividend and as investment or portfolio income for purposes of certain tax rules, e.g., those regarding deductibility of interest expense, under Section 163 of the Code. To the extent that the Corporation has no current or accumulated earnings and profits at the time of a distribution, the amount of the distribution will first reduce a stockholder's adjusted basis in the Common Stock and, thereafter, will be taxed as an amount received from the sale or exchange of the Common Stock. The Corporation will have no accumulated earnings and profits as it begins operations following consummation of the Conversion. Distributions in connection with a complete liquidation of the Corporation will be treated as amounts received from the sale or exchange of the Common Stock. Distributions received in connection with a redemption will be treated as dividends or as amounts received from the sale or exchange of the stock depending upon the redeeming stockholder's actual or constructive ownership of other stock of the Corporation.

Certain Tax Consequences of the Conversion to Holders of A Interests

     Classification of the Trust. In connection with the issuance of the Trust Preferred Securities, Morgan, Lewis & Bockius LLP, counsel to the Corporation and the Trust, will render its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the Declaration, the Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, each holder of Trust Preferred Securities (a "Securityholder") will be considered the owner of a pro rata portion of the Junior Subordinated Debentures held by the Trust. Accordingly, each Securityholder will be required to include in gross income the Securityholder's pro rata share of the income accrued on the Junior Subordinated Debentures.

     Recognition of Gain or Loss. The exchange of A Interests for Trust Preferred Securities and cash pursuant to the Merger will be a taxable transaction. Gain or loss will be recognized in an amount equal to the difference between the sum of the cash and the fair market value of Trust Preferred Securities received in the exchange and the exchanging holder's tax basis in the A Interest exchanged. Such gain will be long-term capital gain or loss if the A Interests has been held for more than one year as of such date and if such Interests have been held as capital assets.

     Basis and Holding Period of Junior Subordinated Debentures. A Securityholder's initial tax basis for the Securityholder's pro rata share of the Junior Subordinated Debentures will be equal to the Securityholder's pro rata share of their "issue price" (for each $25 principal amount of Junior Subordinated Debentures the "issue price" will be equal to the fair market value of a Trust Preferred Security on the Expiration Date (reduced by Pre-Issuance Accrued Interest (as defined below)), which may be more or less than $25) and will be increased by original issue discount (as discussed below) accrued with respect thereto, and reduced by the amount of cash distributions (including the amount of any Pre-Issuance Accrued Interest) paid to such Securityholder.

     Accrual of Original Issue Discount and Premium. The Junior Subordinated Debentures will be considered to have been issued with "original issue discount" and each Securityholder, including a taxpayer who otherwise uses the cash method of accounting, will be required to include the Securityholder's pro rata share of original issue discount on the Junior Subordinated Debentures in income as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash distributions on the Trust Preferred Securities. Generally, all of a Securityholder's taxable interest income with respect to the Junior Subordinated Debentures will be accounted for as "original issue discount" and actual distributions of stated interest will not be separately reported as taxable income. So long as the interest payment period is not extended, cash distributions received by an initial holder for any monthly interest period (assuming no disposition prior to the record date for such distribution) will equal or exceed the sum of the daily accruals of income for such monthly interest period, unless the issue price of the Junior Subordinated Debentures is less than $25.

     The total amount of "original issue discount" on the Junior Subordinated Debentures will equal the difference between the issue price of the Junior Subordinated Debentures and their "stated redemption price at maturity." Because the Corporation has the right to extend the interest payment period of the Junior Subordinated Debentures, all of the stated interest payments on the Junior Subordinated Debentures will be includible in determining their "stated redemption price at maturity." The issue price of each $25 principal amount of the Junior Subordinated Debentures will be equal to the fair market value of a Trust Preferred Security on the Expiration Date (reduced by Pre-Issuance Accrued Interest), which may be more or less than $25, with the result that the total amount of original issue discount on the Junior Subordinated Debentures may be more or less than the amount of stated interest payable with respect thereto.

     No portion of the amounts received on the Trust Preferred Securities will be eligible for the dividends received deduction applicable to holders that are U.S. corporations, unless the Trust Preferred Securities constitute "high yield discount obligations" ("HYDOs") under the Internal Revenue Code. If the Trust Preferred Securities do constitute HYDOs, the original issue discount on the Trust Preferred Securities will not be deductible by the Corporation until actually paid by the Corporation, and depending upon the instrument's yield as computed under the original issue discount rules, a portion of such original issue discount (the "Disqualified Portion") may not be deductible by the Corporation at any time. Such Disqualified Portion, if any, will be eligible for the dividends received deduction for corporate holders of A Interests, however, if the Corporation has sufficient earnings and profits. The question whether the Trust Preferred Securities will constitute HYDOs cannot be determined at the time of this writing, because the issue depends, in part, on factors that will not be determined until the date of issuance of the Trust Preferred Securities (including their "issue price" and the prevailing "applicable federal rate" under the Code). In order to constitute HYDOs, the yield to maturity on the Trust Preferred Securities must equal or exceed five percentage points over the applicable federal rate. For March 1997, the applicable federal rate is 6.86%.

     Potential Extension of Payment Period on the Junior Subordinated Debentures. Securityholders will continue to accrue original issue discount with respect to their pro rata share of the Junior Subordinated Debentures during an extended interest payment period, and any holders who dispose of Trust Preferred Securities prior to the record date for the payment of interest following such extended interest payment period, will not receive from the Trust any cash related thereto.

     Distribution of Junior Subordinated Debentures to Holders of Trust Preferred Securities. Under current law, except in the unlikely event that the Trust were determined to be taxable as a corporation for tax purposes, a distribution by the Trust of the Junior Subordinated Debentures as described in the Prospectus detailing the terms of the Trust Preferred Securities under the caption "Description of the Trust Preferred Securities -- Special Event Redemption or Distribution," will be non-taxable and will result in the Securityholder receiving directly his pro rata share of the Junior Subordinated Debentures previously held indirectly through the Trust, with a holding period and tax basis equal to the holding period and adjusted tax basis such Securityholder was considered to have had in his pro rata share of the underlying Junior Subordinated Debentures prior to such distribution.

     Treatment of the Payment of Pre-issuance Accrued Interest. "Pre-Issuance Accrued Interest" payable on the first interest payment date should be treated as a return of capital with respect to a Securityholder's pro rata interest in the Junior Subordinated Debentures, reducing the Securityholder's tax basis in his pro rata share of the Junior Subordinated Debentures.

     Market Discount and Bond Premium. Securityholders other than initial holders may be considered to have acquired their pro rata interest in the Junior Subordinated Debentures with market discount, acquisition premium or amortizable bond premium. Such holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the Trust Preferred Securities.

     Disposition of the Trust Preferred Securities. Upon on a sale, exchange or other disposition of the Trust Preferred Securities (including a distribution of cash in redemption of a Securityholder's Trust Preferred Securities upon redemption or repayment of the underlying Junior Subordinated Debentures, but excluding the distribution of Junior Subordinated Debentures), a Securityholder will be considered to have disposed of all or part of the Securityholder's pro rata share of the Junior Subordinated Debentures, and will recognize gain or loss equal to the difference between the amount realized and the Securityholder's adjusted tax basis in the Securityholder's pro rata share of the underlying Junior Subordinated Debentures deemed disposed of. Gain or loss will be capital gain or loss (except to the extent of any accrued market discount with respect to such Securityholder's pro rata share of the Junior Subordinated Debentures not previously included in income) provided the Trust Preferred Securities are a capital asset in a Securityholder's hands. See "Market Discount and Bond Premium" above. Such gain or loss will be long-term capital gain or loss if the Trust Preferred Securities have been held for more than one year.

     The Trust Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debentures. A Securityholder who disposes of his Trust Preferred Securities between record dates for payments of distributions thereon will nevertheless be required to include in income accrued but unpaid interest on the Junior Subordinated Debentures through the date of disposition, and to add such amount to the Securityholder's adjusted tax basis in the Securityholder's pro rata share of the underlying Junior Subordinated Debentures deemed disposed of. Accordingly, such a Securityholder will recognize a capital loss to the extent the selling price (which may not fully reflect the value of accrued but unpaid interest) is less than the Securityholder's adjusted tax basis (which will include accrued but unpaid interest). Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

     United States Alien Holders. For purposes of this discussion, a "United States Alien Holder" is any corporation, individual, partnership, estate or trust that is, as to the United States, a foreign corporation, a non-resident alien individual, a foreign partnership or a non-resident fiduciary of a foreign estate or trust.

     Under present United States federal income tax law:

              (i) payments by the Trust or any of its paying agents to any holder of a Trust Preferred Security who or which is a United States Alien Holder will not be subject to United States federal withholding tax, provided that (a) the beneficial owner of the Trust Preferred Security does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of the Corporation entitled to vote,
     (b) the beneficial owner of the Trust Preferred Security is not a controlled foreign corporation that is related to the Corporation through stock ownership, and (c) either (A) the beneficial owner of the Trust Preferred Security certifies to the Trust or its agent, under penalties of perjury, that it is not a United States holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and holds the Trust Preferred Security certifies to the Trust or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and furnishes the Trust or its agent with a copy thereof;

              (ii) a United States Alien Holder of a Trust Preferred Security will not be subject to United States federal withholding tax on any gain realized upon the sale or other disposition of a Preferred Security; and

              (iii) any gain realized by a United States Alien Holder upon the exchange of A Interests for Trust Preferred Securities will not be subject to United States federal withholding tax.

     Information Reporting to Holders. The Trust will report the original issue discount that accrued during the year with respect to the Junior Subordinated Debentures, and any gross proceeds received by the Trust from the retirement or redemption of the Junior Subordinated Debentures, annually to the holders of record of the Trust Preferred Securities and the Internal Revenue Service. The Trust currently intends to deliver such reports to holders of record prior to January 31 following each calendar year. It is anticipated that persons who hold Trust Preferred Securities as nominees for beneficial holders will report the required tax information to beneficial holders on Form 1099.

     Backup Withholding. Payments made on, and proceeds from the sale of Trust Preferred Securities may be subject to a "backup" withholding tax of 31 percent unless the holder complies with certain identification requirements. Any withheld amounts will generally be allowed as a credit against the holder's federal income tax, provided the required information is timely filed with the Internal Revenue Service.

Other Tax Issues Affecting Limited Partners

     Pre-Conversion Operations of the Partnership. The income and deductions of the Partnership incurred during 1997 prior to the Conversion will be allocated among the partners, and each partner's basis in its general or limited partnership interest will be adjusted by such allocations, in essentially the same manner they would have been allocated and adjusted apart from the Conversion. Each partner will receive a Schedule K-1 for 1996 and 1997 reflecting the income and deductions allocated to the partner during the period in 1996 and 1997 in which the partner owned such Interests, even if the partner sells the Interests prior to the Conversion.


     Pre-Conversion Sale of Interests. The tax consequences to a limited partner who sells a Partnership Interest prior to the Conversion are not affected by the Conversion.

              (i) The limited partner may recognize both ordinary income and capital gain or loss. The ordinary income amount will be approximately the amount of ordinary income, including depreciation recapture and other unrealized receivables as defined in Section 751 of the Code, that would have been allocated to the limited partner if the Partnership had sold all its assets. Such amount will vary depending on the amount paid for the Partnership Interests, the date acquired and other factors. The capital gain or loss amount will normally be the difference between the limited partner's adjusted tax basis and the amount realized from the sale of the Interest (reduced by the portion treated as ordinary income).

              (ii) The deductibility of a noncorporate taxpayer's investment interest expense is generally limited to the amount of such taxpayer's net investment income. Investment interest expense includes (1) interest on indebtedness incurred or continued to purchase or carry property held for investment (such as the Common Stock); (2) a partnership's interest expense attributed to the portfolio income of the Partnership under the passive activity loss rules; and (3) that portion of interest expense incurred or continued to purchase or carry an interest in a passive activity (such as a limited partner's Interest in the Partnership) to the extent attributed to portfolio income (within the meaning of the passive activity loss rules). Investment interest deductions which are disallowed may be carried forward and deducted in subsequent years to the extent of net investment income in such years.

     Reporting Requirements. Each limited partner who receives Common Stock in the Conversion will be required to file with the limited partners' federal income tax return a statement that provides details relating to the property transferred and the stock received in the Conversion. The Corporation will provide former limited partners with information to assist them in preparing such statement.


Tax Consequences to the Corporation and the Partnership

     The following discussion assumes that the Conversion will be treated for federal income tax purposes in the manner described above under "--Tax Treatment of the Conversion." In counsel's opinion, the acquisition by the Corporation of the various partnership interests and other interests as a result of the Conversion and issuance of cash, the Trust Preferred Securities and Common Stock will not give rise to the recognition of gain or loss by the Corporation or the Partnership, and the basis of the Partnership interests received by the Corporation in exchange for cash, the Trust Preferred Securities and Common Stock will generally be determined by reference to the tax basis of the B Interests in the hands of the exchanging partners immediately prior to the Conversion increased by the fair market value of the cash and Trust Preferred Securities received by the holders of A Interests.

     The acquisition of Partnership interests by the Corporation will result in a constructive termination of the Partnership for federal income tax purposes under Section 708 of the Code. This section provides that a "sale or exchange" (which includes a transfer in connection with a Section 351 transaction) of 50 percent or more of the total interest in a partnership's capital and profits within a 12-month period terminates a partnership for tax purposes. Upon such termination, there is a hypothetical liquidation and distribution of the partnership's assets to the transferees of the partnership interests and the remaining partners, and a hypothetical contribution of the assets to the partnership, which for tax purposes is considered a new partnership. The constructive termination of the Partnership under Section 708 of the Code results in a constructive termination of the Operating Partnership. The Corporation does not expect that this termination will result in any material adverse tax consequences to the Corporation or the Partnership.

     As part of the Conversion, the Partnership will be merged with the Operating Partnership. The merger of the Partnership and the transfer of its assets to the Operating Partnership will not result in the recognition of gain or loss to the Partnership or the Operating Partnership.

Unrelated Business Taxable Income

     Certain persons otherwise generally exempt from federal income taxes (such as pension plans and other exempt organizations) are taxed under Section 511 of the Code on unrelated business taxable income. Currently, substantially all taxable income generated by the Partnership is considered unrelated business taxable income for tax-exempt organizations. Dividends distributed by the Corporation will not be taxed under Section 511 of the Code, except to the extent that the Common Stock is debt-financed property as that term is defined in Section 514 of the Code.

Other Tax Aspects

     Apart from federal income taxes, no attempt has been made to determine any tax that may be imposed on limited partners by the country, state or jurisdiction in which such partner resides or is a citizen. In addition to federal income taxes, limited partners may be subject to other taxes, such as state or local income taxes that may be imposed by various jurisdictions, and may be required to file tax returns through the date of consummation of the Conversion in those states in which properties owned by the Partnership (through the Operating Partnership) are located. Limited partners may also be subject to income, intangible property, estate, and inheritance taxes in their state of domicile. Limited partners should consult their own tax advisors with regard to state income, inheritance, and estate taxes.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INTENDED TO PROVIDE ONLY A GENERAL SUMMARY AND DOES NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT ON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, THIS DISCUSSION DOES NOT ADDRESS ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF DISPOSITION OF INTERESTS IN THE PARTNERSHIP PURSUANT TO THE CONVERSION. ACCORDINGLY, EACH LIMITED PARTNER IS STRONGLY URGED TO CONSULT HIS OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH LIMITED PARTNER OF THE CONVERSION, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.


                         MARKET PRICES AND DISTRIBUTIONS


     Effective May 1, 1990, the Partnership separated its publicly traded limited partnership unit into one A Interest and one B Interest. The A Interests and B Interests trade separately on the New York Stock Exchange under the symbols SDP and SDPB, respectively.


     The following table shows the quarterly range of high and low closing sales prices for the A Interests and B Interests separately for the periods indicated.


                                  A Interests                  B Interests
                              -------------------         ---------------------
                               High         Low           High          Low
                              ------       ------         -----        -----
1995
First Quarter                 10 3/4       10 1/4         4 3/4          4
Second Quarter                11           10 3/8         4 3/8          4
Third Quarter                 11 3/8       10 3/4         4 7/8          4
Fourth Quarter                11 3/8       10 7/8         5 1/8          4 1/2
1996
First Quarter                 11 3/4       11 1/4         5 1/8          4
Second Quarter                11 1/2       10 7/8         4 1/2          4
Third Quarter                 11 1/8       10 3/8         4 1/2          4 1/4
Fourth Quarter                11 1/4       10 3/8         4 5/8          4 1/8
1997
First Quarter                 11 1/2       10 7/8         4 1/2          4 1/8
  (through February 28)

     The closing sales prices on March __, 1997, the last trading day prior to the mailing of this Proxy Statement/Prospectus, were ____ per A Interest and ____ per B Interest. The closing sales prices on December 11, 1996, the last trading day before the Partnership publicly announced the planned Conversion, were $10 1/2 per A Interest and $4 1/4 per B Interest.


     As of November 30, 1996, the Partnership had 11,099,573 A Interests and 21,675,746 B Interests outstanding. The total number of record holders of A Interests and B Interests as of November 30, 1996 was 1,754 and 1,034, respectively.

     The holders of the A Interests are entitled to receive annually $1.10 per A Interest (the "Priority Return") to the extent that cash is available for distribution. Priority Return distributions are paid monthly on the last day of the month to holders of record on the first day of that month.

     When federal taxable income is allocated to the holders of B Interests, such holders are entitled to annual tax distributions (the "B Tax Distribution") equal to the product of (i) 125% of the then applicable maximum federal income tax rate for individuals and (ii) the federal taxable income allocated to the holders of B Interests with respect to the preceding year.

     The Priority Return and B Tax Distribution will be paid to the extent cash is available for distribution and accumulate until paid. To the extent that the Priority Return and B Tax Distribution have not been paid on a cumulative basis, management fees due the General Partner will be deferred, and will be paid, together with any management fees then owed with respect to any other year, after the Priority Return and B Tax Distribution have been paid. If cash available for distribution exceeds the amount necessary to pay the Priority Return and B Tax Distribution, the General Partner may make additional discretionary distributions to the holders of B Interests, provided that no distribution, except the B Tax Distribution, may be made to holders of the B Interests if, after such distribution, such holders' capital accounts with respect to their B Interests would be below $.50 on a per Interest basis.


     The Partnership paid Priority Return distributions of $1.10 per A Interest in 1995 and 1996. For 1994, the B Tax Distribution amounted to $10,895,000 or $.492619 per B Interest which was partially paid in the amount of $.009352 per B Interest per month for the period January through March 1994 and $.02 per B Interest per month during the period April through December 1994. The monthly tax distributions were paid to holders of record on the first day of each month during 1994 and aggregated $.208056 per B Interest for the full year 1994. On March 31, 1995, the Partnership distributed the balance of the tax distribution due of $.284563 per B Interest, as follows: approximately $.01981 per month to holders of record of B Interests on the first day of the month during January through March 1994; $.00916 per month for April through November 1994; and $.15185 for December 1994 which included $.14269 related to the capital gain on the sale of the Electrical Group divisions on December 5, 1994.


     For 1995, the B Tax Distribution amounted to $14,807,000 or $.669517 per B Interest which was partially paid in the amount of $.02 per B interest per month for the period January through December, 1995, along with a partial distribution of $.15 on April 10, 1995 to holders of record on December 30, 1994, related to the taxable gain on the sale of Dorman Products. The monthly tax distributions were paid to holders of record on the first day of each month during 1995 and aggregated $.24 per B interest for the full year 1995. On March 29, 1996, the Partnership distributed the balance of the tax distribution due of $.279517 per B Interest, as follows: $.174544 to holders of record on December 30, 1994 for the balance due on the taxable gain on the sale of Dorman Products; $.001968 per month to holders of record of B Interests on the first day of the month during January through December 1995 for the balance due on ordinary taxable income; and $.081356 to holders of record on September 29, 1995 related to the taxable gain on the sale of Downey Glass on October 27, 1995.


     For 1996, the B Tax Distribution amounted to $7.7 million or $.35 per B Interest, which was partially paid in the amount of $.02 per B Interest per month for the period January through April 1996 and in the amount of $.03 per B Interest per month for the period May through December 1996 (including a distribution declared November 18, 1996, payable December 31, 1996, to holders of record November 29, 1996). On March 31, 1997, the Partnership anticipates distributing the balance of the tax distribution due of $.0265 per B Interest to the holders of record for the entire year.

     The Partnership suspended the payment of monthly advance B Tax Distributions effective January 1, 1997, pending the conversion to corporate form. The required B Tax Distribution for the period January 1, 1997 through the Effective Time will be paid on April 30, 1998, if any. For the period January 1, 1997 through the Effective Time, the Partnership expects to pay Priority Return distributions of approximately $.091666 per month per A Interest.

     After the Effective Time, the former holders of A Interests will be entitled to monthly distributions on the Trust Preferred

Securities subject to the right of the Corporation to defer payments on the Junior Subordinated Debentures for up to five years in which case the distributions will accumulate, compounding monthly. Dividends on the Common Stock will be payable when and as declared by the Board of Directors of the Corporation. Management presently intends not to recommend the payment of dividends on the Common Stock in order to retain cash to fund the Corporation's acquisition program and corporate requirements. The payment of dividends by the Corporation will be at the discretion of the Board of Directors, will be subject to legal and contractual limitations, and will depend upon the future earnings, operations, financial conditions and capital and other requirements of the Corporation.

                                 CAPITALIZATION

     The following table sets forth the historical capitalization of the Partnership at September 30, 1996, and the pro forma capitalization of the Corporation as if the conversion had occurred on September 30, 1996. The table should be read in conjunction with the historical and pro forma financial statements of the Partnership and related Notes thereto, appearing elsewhere in this Proxy Statement/Prospectus.


                                                   (dollars in thousands)


                                                                                  September 30, 1996
                                                                    --------------------------------------------
                                                                                                    Pro Forma
                                                                        Partnership                Corporation
                                                                    -----------------            ----------------

Current portion of senior notes                                         $       6,395               $         --
                                                                        =============               ============
Long-term portion of senior notes                                        $     63,934               $         --
                                                                         ------------               ------------
Bank revolving credit                                                              --                         --
                                                                         ------------                -----------
Replacement credit facility (ies)                                                  --                     97,259
                                                                         ------------                -----------
Guaranteed preferred beneficial interests                                          --                    105,446
  in the Corporation's Junior Subordinated Debentures                    ------------                -----------
General Partner's minority interest in the
  operating partnership                                                         1,035                         --
                                                                         ------------                 ----------
Partners' capital:
   General partner                                                              1,024                         --
   Limited partners:
      A interests                                                              67,642                         --
      B interests                                                              35,296                         --
      B interest held in treasury                                              (1,514)                        --
   Cumulative foreign currency
      translation adjustment                                                   (1,288)                        --
                                                                         ------------                 ----------
     Total partners' capital                                                  101,160                         --
                                                                         ------------                 ----------
Stockholders' deficit:
   Preferred stock, $.01 par, 1,000,000 shares
      authorized, none issued                                                      --                         --
   Common Stock, $0.01 par; 20,000,000 shares
      authorized; 6,418,936 shares issued and
      outstanding                                                                  --                         64
   Accumulated deficit                                                             --                    (17,849)
   Cumulative foreign currency
      translation adjustment                                                       --                     (1,288)
                                                                         ------------                 ----------
     Total stockholders' deficit                                                   --                    (19,073)
                                                                         ------------                 ----------
     Total capitalization                                                 $   166,129                 $  183,362
                                                                          ===========                 ==========

                    SELECTED HISTORICAL FINANCIAL INFORMATION

     The following table sets forth selected consolidated historical financial data of the Partnership as of the dates and for the periods indicated. The selected historical financial information of the Partnership for the five years ended December 31, 1995, has been derived from financial statements which have been audited by Coopers & Lybrand L.L.P., independent accountants. The financial data for the nine-month periods ending September 30, 1996 and 1995 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Partnership considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1996. The selected financial information should be read in conjunction with the Consolidated Financial Statements and the Notes thereto appearing elsewhere herein. See "INDEX TO FINANCIAL STATEMENTS." See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" for acquisitions and divestitures that affect comparability.


                                            Nine Months Ended
                                              September 30,
                                               (Unaudited)                               Years Ended December 31,
                                           -------------------                           ------------------------

                                                          (dollars in thousands, except for partnership interest data)
                                              1996          1995         1995        1994        1993        1992           1991
                                              ----          ----         ----        ----        ----        ----           ----
INCOME STATEMENT DATA
Net sales                                   $489,517      $481,826     $628,735    $735,861    $655,707     $612,052       $573,457
Income from operations                        24,914        25,623       31,302      37,759      28,975       29,712         27,225
Gain  on  Sale of Divisions                       --        16,500       20,644       3,523          --           --             --
Provision (benefit) for  income taxes           (372)          362          537         100         869          493            630
Income before extraordinary loss and
cumulative effect of change in accounting
   principle                                  20,609        36,067       44,745      29,544      18,506       17,691         15,073
Extraordinary loss                                --          (629)        (629)         --          --       (3,434)             --
Cumulative effect on prior years of change
in   accounting principle                         --            --           --          --          --          822             --
Net income                                   $20,609       $35,438      $44,116     $29,544     $18,506      $15,079        $15,073
Earnings per limited partnership interest:
  Income before extraordinary loss
  and cumulative effect of change in
  accounting principle
   - Class A
   - Class B                                   $0.82         $0.82        $1.10       $1.10       $1.10        $1.10          $1.10
                                               $0.52         $1.23        $1.48       $0.79       $0.28        $0.25          $0.13
Extraordinary loss
   - Class A                                      --            --           --          --          --           --             --
   -  Class B                                     --        $(0.03)      $(0.03)         --          --       $(0.16)            --
Cumulative effect on prior years
  of change in  accounting principal
   - Class A                                      --            --           --          --          --           --             --
   - Class B                                      --            --           --          --          --        $0.04             --
Net income per limited partnership interest
   - Class A
   - Class B                                   $0.82         $0.82        $1.10       $1.10       $1.10        $1.10          $1.10
                                               $0.52         $1.20        $1.45       $0.79       $0.28        $0.13          $0.13
Cash  distributions declared per limited
partnership interest
   - Class A                                   $0.82         $0.82        $1.10       $1.10       $1.10        $1.10          $1.10
   - Class B                                   $0.23         $0.55        $0.67       $0.49       $0.27        $0.13          $0.13




                                            Nine Months Ended
                                              September 30,
                                               (Unaudited)                               Years Ended December 31,
                                            -----------------                            ------------------------

                                                       (dollars in thousands, except for partnership interest data)


                                           1996          1995         1995          1994         1993         1992         1991
                                           ----          ----         ----          ----         ----         ----         ----
Weighted average number of shares
outstanding                              11,099,573    11,099,573   11,099,573    11,099,573   11,099,573   11,099,573   11,099,573
   -  Class A                            21,675,746    21,675,746   21,675,746    21,675,746   21,675,746   21,675,746   21,675,746
   - Class B
Cash provided by operating activities       $20,623        $7,683      $17,050       $17,704      $23,571      $27,056      $30,038
Total assets                                263,303       257,567      254,591       266,186      273,493      261,588      264,544
Long-term debt and capitalized lease
obligations                                  63,934        70,465       63,934        74,781      104,185      115,503      120,108

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

     The following discussion provides information which management believes is relevant to an assessment and understanding of the Partnership's operations and financial condition. The discussion pertains to the consolidated statements of income of the Partnership and subsidiary for the years ended December 31, 1993, 1994 and 1995 (audited) and the nine-month periods ended September 30, 1995 and 1996 (unaudited), and the consolidated balance sheets dated December 31, 1994 and 1995 (audited) and September 30, 1995 and 1996 (unaudited), and should be read in conjunction with these consolidated financial statements and notes thereto appearing elsewhere herein. In connection with the proposed conversion of the Partnership to a C corporation, references are also made, where appropriate, to the unaudited pro forma financial statements contained elsewhere herein.

General

     The Partnership is currently a publicly traded master limited partnership operating in the wholesale distribution industry through a subsidiary partnership, SDI Operating Partners, L.P. (the "Operating Partnership"). The Partnership consists of a headquarters operation and three business segments which are Industrial Services, Hardware Merchandising and Glass Merchandising.

     The Partnership's Industrial Services segment is comprised of the Sun Inventory Management ("SIMCO") divisions and the Sun Technology Services divisions. The SIMCO divisions are Kar Products, A&H Bolt and SIMCO/Special-T-Metals. The SIMCO divisions provide maintenance products and inventory management services to both original equipment manufacturers and maintenance and repair facilities, including in-plant systems. Sun Technology Services, formerly the Fluid Power group, is comprised of Activation, Air-Dreco, J.N. Fauver Co., Hydra-Power Mexico, Walter Norris and Warren Fluid Power. The Technology Services divisions provide fluid power products, engineering design, and equipment repair services to a wide variety of industrial customers.

     The Partnership's Hardware Merchandising segment consists of the Hillman division. Hillman distributes hardware items and related products and also provides merchandising systems service and support to both large and small hardware retailers.

     The Partnership's Glass Merchandising segment consists of the Harding Glass division. Harding provides glass products and point-of-sale related services such as the installation and repair of automobile and flat glass.

Recent Developments

     On December 11, 1996, the Board of Directors of Lehman/SDI, Inc., approved management's plan to restructure its Technology Services divisions and its Glass Merchandising business. During the fourth quarter of 1996, the Partnership recorded a $6.0 million restructuring charge related to the integration and consolidation of its five domestic Technology Services divisions and the write-off of certain non-performing assets in the Glass Merchandising segment. The restructuring plan is expected to result in the elimination of 175 employees in the Technology Services divisions by December 31, 1998, and is expected to produce net annualized cost savings of approximately $5.0 million per year thereafter.

      Pending the conversion to corporate form, the Partnership will suspend the payment of monthly advance B Tax Distributions effective January 1, 1997.

     The Partnership's net income for the year ended December 31, 1996 amounted to $19.3 million including the previously mentioned restructuring charge of $4.9 million, net of $1.1 million in related deferred tax benefits and $2.1 million of transaction costs associated with the proposed conversion to a taxable C corporation. Net income in 1995 amounted to $44.1 million including a combined gain of $20.6 million from the sale of the Downey Glass Division in October 1995 and the Dorman Products Division in January 1995. See " -- Sale of Certain Divisions". Results for 1995 also included a $0.6 million charge related to the early retirement of debt and $.3 million of operating income from the divested Downey Glass. Excluding these non-recurring items, net income in 1996 would have been $26.3 million, or 10.5% above the comparable 1995 earnings of $23.8 million.

     Sales in 1996 amounted to $649.3 million, an increase of $49.4 million or 8.2% over the 1995 level of $599.9 million, excluding the divested Downey Glass Division. The increase in sales levels resulted primarily from a higher volume of products sold due to continued strength in existing markets as well as market penetration from new product lines and value-added services.

Conversion to Corporate Form

     In connection with the proposed conversion of the limited partnership to a C corporation, limited partnership interests in the Partnership will be exchanged for securities and cash. Holders of A Interests will receive $119.9 million in the aggregate, consisting of $105.5 million of Trust Preferred Securities of SunSource Capital Trust, a business trust holding Junior Subordinated Debentures of the Corporation and $14.4 million of cash. Per A Interest, each holder will receive 0.38 of a Trust Preferred Security, with a liquidation preference of $25 and $1.30 in cash. The Trust Preferred Securities will be payable monthly at a rate of 11.6% which will result in $1.102 per annum payable to each current holder of an A Interest, substantially equivalent to the pre-conversion Priority Return paid to each A Interest. Holders of B Interests will receive .25 share of Common Stock for each outstanding B Interest or one share of Common Stock for each four B Interests. Lehman/SDI and limited partners (current and former executive officers of the Partnership) will receive 1,000,000 shares of Common Stock upon consummation of the Conversion in exchange for their interests in the General Partner and the Operating Partnership.

     The holders of A Interests will be subject to federal income tax on the gain recognized as the difference between the tax basis in their A Interests and the total consideration received in Trust Preferred Securities and cash. The holders of only B Interests will not be subject to federal income tax on the receipt of Common Stock. Investors holding both A Interests and B Interests will be subject to federal income tax on the gain recognized as the difference between the aggregate tax basis in their A and B Interests and the aggregate fair market value of the consideration received (Trust Preferred Securities, cash and Common Stock) to the extent of boot received (Trust Preferred Securities and cash only).

Sale of Certain Divisions

     The Operating Partnership sold its Downey Glass division on October 27, 1995, its Dorman Products division on January 3, 1995 and its three Electrical Group divisions on December 5, 1994, for an aggregate cash consideration, net of expenses, of approximately $70.6 million (subject to certain post-closing adjustments) and the assumption of certain liabilities. The proceeds from these divestitures were used to reduce debt and for general Partnership purposes, including acquisitions for integration with its remaining businesses.

     Sales from the divested divisions aggregated $ 29.1 million for the year ended December 31, 1995, $177.1 million for the year ended December 31, 1994, and $162.3 million for the year ended December 31, 1993. Income contributions from these divisions aggregated $.3 million or $.01 per B Interest in 1995, $8.6 million or $.39 per B Interest in 1994, and $6.6 million or $.30 per B Interest in 1993.

Acquisitions

     On April 11, 1996, the Partnership's Industrial Services segment, through its Warren Fluid Power Division, purchased certain assets of Hydraulic Depot, Inc. of Reno, Nevada for an aggregate purchase price of $.7 million. Annual sales of Hydraulic Depot, Inc. are approximately $2.5 million. This acquisition expands Warren's previous geographic markets.

     On November 13, 1995, the Partnership's Hardware Merchandising segment, through its Hillman Division, purchased certain assets of the Retail Division of Curtis Industries of Eastlake, Ohio for an aggregate purchase price of $7.5 million and the assumption of certain liabilities. The Curtis Retail operation was integrated with the Operating Partnership's Hillman division. Curtis' sales were $1.6 million from the acquisition date through December 31, 1995 and $8.0 million through the first nine months of 1996. Annual sales of Curtis' Retail Division are expected to be approximately $10.5 million.

Results of Operations

     Market Developments

     Through the first nine months of 1996, the Industrial Services and Hardware Merchandising segments continued to expand as a result of economic strength in most product markets and the addition of new product lines and value-added services. However, the Glass business has experienced a decline in sales volume primarily attributable to the discontinuation of certain product lines and markets and competitive pressures from major glass manufacturers in the wholesale distribution business. This decline has been partially offset by real growth in Harding's retail glass shops, its primary strategic focus. Growth in the retail glass business is expected to continue, complemented by internal expansion and acquisition growth opportunities.

     Operating expense control and liquidity in working capital investment allows the operating divisions to respond quickly to market conditions affected by economic recession or growth. Management has and will continue to respond to changing market conditions.

     Nine Months Ended September 30, 1996 and September 30, 1995

     The following table of results from ongoing operations excludes from the nine months ended September 30, 1995, sales of $26.3 million and net results of operations of $.4 million from divisions sold.


                                                  (dollars in thousands)
                                                     Nine Months Ended
                                              ---------------------------------
                                              September 30,        September 30,
                                                  1996                  1995
                                              ----------------     ------------
Net sales                                      $ 489,517             $  455,501
Cost of sales                                    291,920                269,623
                                              ----------             ----------
  Gross profit                                   197,597                185,878
                                              ----------             ----------
Operating expenses:
  Selling, general & admin. expenses             166,059                154,148
  Management fee to general partner                2,491                  2,491
  Depreciation                                     2,684                  2,531
  Amortization                                     1,449                  1,481
                                               ---------              ---------
     Total operating expenses                    172,683                160,651
                                               ---------                -------
       Income from ongoing operations          $  24,914              $  25,227
                                               =========              =========


     Net income for the first nine months of 1996 was $20.6 million compared with $35.4 million in 1995. The results for the first nine months of 1995 included a $16.5 million gain from the sale of Dorman Products, a $.6 million charge related to the early retirement of debt, and $.4 million of operating income from Downey Glass which was divested on October 27, 1995. Excluding these 1995 events, net income increased $1.4 million or 7.5% over the first nine months of 1995.


     Net sales increased $34.0 million or 7.5% over the first nine months of 1995, excluding Downey, resulting primarily from an increase in the volume of products sold due to strengthening in most product markets and the addition of new product lines and value-added services. Sales recorded in the first nine months of 1996 were $489.5 million compared with sales of $455.5 million in the first nine months of 1995, excluding divisions sold.


     Sales increases (decreases) by business segment are as follows:


                                                                      Sales Increase (Decrease)

                                                                      Amount                   %
                                                                      ------                  ---
           Industrial Services
                Technology Services divisions                        7.1 million               3.3%
                SIMCO divisions                                     12.2 million              11.7%
                                                                    ----
                   Total Industrial Services                        19.3 million               6.0%
           Hardware Merchandising                                   15.6 million              24.4%
           Glass Merchandising                                      (.9) million              (1.3)%
                                                                 -------
                Total Partnership                                  $34.0 million               7.5%
                                                                   =====

     The sales increase in the Hardware Merchandising segment includes approximately $8.0 million of revenue contributed from the acquisition of Curtis. The increase in sales in the SIMCO divisions is comprised of sales growth in inventory management services of $6.8 million or 36.7% and in maintenance products of $5.4 million or 6.3%.

     The decline in sales volume in the Glass Merchandising segment is attributable to the discontinuation of certain product lines and markets served accounting for $.7 million of the sales decline and a decrease in wholesale glass, contract, brokerage and other product line sales of $1.4 million, offset by an increase in retail glass sales of $1.2 million or almost 4%.

     Cost of sales increased $22.3 million or 8.3% from the first nine months of 1995, due primarily to increased sales levels in the comparison period.

     Gross margins were 40.4% in the first nine months of 1996 compared with 40.8% in the same period of 1995, comprised by business segment as follows:


                                                                       Nine Months Ended September 30,
                                                                       -------------------------------
                                                                            1996                1995
                                                                            ----                ----
           Industrial Services
                Technology Services divisions                               26.7%               27.2%
                SIMCO divisions                                             61.4%               64.8%
                   Total Industrial                                         38.6%               39.4%
           Hardware Merchandising                                           49.9%               52.3%
           Glass Merchandising                                              38.0%               36.6%

     The erosion in gross margin in the SIMCO divisions is due mainly to competitive pricing pressures and changes in sales mix. Gross margins in the Hardware Merchandising segment decreased due to reduced packaging productivity levels and costs associated with the Curtis acquisition and other business expansion programs.

     Selling, general and administrative expenses ("SG&A") expenses increased by $11.9 million or 7.7% over the first nine months of 1995, comprised as follows: increased selling expenses of $6.1 million or 8.3%, increased warehouse and delivery expenses of $4.6 million or 16.7% and increased general and administrative expenses of $1.2 million or 2.3%. The increase in S,G&A expenses supported increased 1996 sales levels, the integration of the Curtis retail division, the addition of six large in-plant accounts in the SIMCO divisions and expansion programs by several other operating units.

     Including the changes discussed above, S,G&A expenses as a percentage of sales in the comparison period, were as follows:


                                                                       Nine Months Ended September 30,
                                                                       -------------------------------
                                                                          1996                1995
                                                                          ----                ----
           Selling Expenses                                               16.3%               16.1%
           Warehouse and Delivery Expenses                                 6.5%                6.0%
           General and Administrative Expenses
                Total S,G&A Expenses                                      11.1%               11.7%
                                                                         -----               -----
                                                                          33.9%               33.8%


     As calculated in accordance with the partnership agreement, the management fee due the General Partner annually amounts to $3.3 million which is based on 3% of the aggregate initial capital investment ($111 million) of the limited partners. The management fee is accrued each quarter in the amount of approximately $.8 million.

     Interest income decreased $.3 million in the comparison period due primarily to reduced investment of excess cash that was generated during the fourth quarter of 1994 and the first quarter of 1995 from divisions sold.

     Interest expense decreased $.4 million in the comparison period due primarily to reduced financing costs from the prepayment of senior notes on March 14, 1995.

     Other income increased by $.9 million in the comparison period due primarily to legal settlements and post-closing adjustments from divisions sold.

     Currently, the Partnership incurs state and local income taxes on its domestic operations and foreign income taxes on its Canadian and Mexican operations. Also, the Partnership provides for deferred income taxes as determined in accordance with Statement of Financial Accounting Standard No.
109. As currently calculated, deferred income taxes represent state and federal income tax benefits expected to be realized after December 31, 1997, when the Partnership will be taxed as a corporation. The Partnership's provision for income taxes in the first nine months of 1996 decreased $.7 million from the first nine months of 1995 due to the recording of the following: a $.3 million deferred income tax benefit relating to book/tax differences in the Partnership's casualty loss insurance program, a $.2 million favorable adjustment to prior year's state income tax provisions and to a $.2 million reduction in the foreign income tax provision.

     The allocation of net income to the General Partner is based on the General Partner's 1% ownership interest in the profits of the Partnership. The allocation of net income to the limited partners for financial statement purposes represents a 99% interest in the profits of the Partnership. The net income allocation resulted in $.82 of income per A Interest for the nine months ended September 30, 1996 and September 30, 1995; and $.52 of income per B Interest in the first nine months of 1996 compared with $1.20 of income per B Interest for the first nine months of 1995. Income per B Interest in 1995 included a gain of $.75 from the sale of Dorman Products, results of operations from divisions sold of $.02 and an extraordinary loss of $.03 from the early extinguishment of debt. Excluding these 1995 events, income per B Interest amounted to $.52 in the first nine months of 1996 compared with $.46 in the first nine months of 1995.

     Income from Operations - Excluding Divisions Sold in 1995 and 1994

     As previously stated, the Operating Partnership sold certain divisions in 1994 and 1995. In order to provide an analysis of the results of ongoing operations, the sales, gross profit and operating expenses of these divisions have been excluded from the following discussion of results of operations. The table below reflects the results from ongoing operations of the Partnership for each year:


                                                                        (dollars in thousands)

                                                             1995                   1994                   1993
                                                       ----------------     --------------------         ----------
Net sales                                                     $ 599,865             $  558,754             $ 493,437
Cost of sales                                                   355,004                331,609               292,878
                                                             ----------             ----------             ---------
  Gross profit                                                  244,861                227,145               200,559
                                                             ----------             ----------             ---------
Operating expenses:
  Selling, general & admin. expenses                            205,180                189,252               168,839
  Management fee to general partner                               3,330                  3,330                 3,330
  Depreciation                                                    3,358                  3,249                 3,556
  Amortization                                                    1,961                  2,143                 2,496
                                                              ---------              ---------            ----------
     Total operating expenses                                   213,829                197,974               178,221
                                                              ---------                -------              --------
       Income from ongoing operations                         $  31,032              $  29,171             $  22,338
                                                              =========              =========             =========


     Years Ended December 31, 1995 and 1994

     Net income for the year ended December 31, 1995 was $44.1 million including a combined gain of $20.6 million from the sale of the Downey Glass and Dorman Products divisions, compared with $29.5 million earned in 1994 which included a gain of $3.5 million from the sale of the Electrical Group divisions. Results for 1995 also included $.3 million of income from Downey Glass, a $.6 million charge related to the early retirement of debt and a reduction in net financing costs of almost $3.2 million from the prior year. 1994 net income included income from the Electrical Group of $4.1 million, from Dorman Products of $2.8 million, and from Downey Glass of $1.7 million. Excluding income contributions and gains from divisions sold, as well as the extraordinary loss on the early extinguishment of debt, net income for 1995 amounted to $23.8 million or 36.7% above the comparable 1994 earnings of $17.4 million.


     Net sales increased $41.1 million or 7.4% over 1994 resulting primarily from an increase in the volume of products sold due to strengthening in most product markets and significant growth from sales programs and services initiated since 1992. Excluding divisions sold, sales recorded in 1995 were $599.9 million compared with 1994 sales of $558.8 million. Sales increases (decreases) by business segment were as follows:




                                                                          Sales Increase (Decrease)

                                                                           Amount                      %
                                                                           ------                     ---
           Industrial Services
                Technology Services divisions                              25.0 million               9.6%
                SIMCO divisions                                            10.1 million               7.9%
                                                                          -----
                   Total Industrial Services                               35.1 million               9.1%
           Hardware Merchandising                                          11.9 million              16.3%
           Glass Merchandising                                            (5.9) million              (6.1)%
                                                                         ------
                Total Partnership                                         $41.1 million               7.4%
                                                                          =====


     The decline in sales volume in the Glass Merchandising segment was primarily attributable to the discontinuation of certain product lines and markets served, resulting in a sales reduction of $5.0 million from 1994. On a comparable basis, sales decreased $.9 million, or .9%, in the Glass Merchandising segment.

     Cost of sales increased $23.4 million or 7.1% from the twelve months ended December 31, 1994, due primarily to increased sales levels in the comparison period.

     Excluding divisions sold, gross margins were 40.8% in 1995 compared with 40.7% in 1994, comprised by business segment as follows:



                                                                    Year Ended December 31,
                                                                     1995                1994
                                                                     ----                ----
           Industrial Services
                Technology Services divisions                         27.4%               27.7%
                SIMCO divisions                                       64.5%               65.9%
                   Total Industrial Services                          39.5%               40.3%
           Hardware Merchandising                                     52.4%               51.0%
           Glass Merchandising                                        35.9%               34.4%



     Sales mix was the principal contributor to the changes in gross margins.

     S,G&A expenses, excluding divisions sold, increased by $15.9 million or 8.4% over 1994, comprised as follows: increased selling expenses of $8.9 million or 9.9%, increased warehouse and delivery expenses of $3.2 million or 10.0% and increased general and administrative expenses of $3.9 million or 5.7%. The increase in S,G&A expenses supported increased 1995 sales levels and expansion programs by certain operating units.

     Excluding divisions sold, S,G&A expenses as a percentage of sales, were as follows:


                                                                Year Ended December 31,
                                                               -------------------------
                                                               1995                1994
                                                               ----                ----
           Selling Expenses                                      16.5%              16.1%
           Warehouse and Delivery Expenses                        5.8%               5.7%
           General and Administrative Expenses                   11.9%              12.1%
                                                                 -----              -----
                Total S,G&A Expenses                             34.2%              33.9%
                                                                 =====               =====


     The increase in S,G&A as a percentage of sales is due mainly to increased support payments, incentive programs and marketing efforts for the sales force.

     The management fee due the General Partner is accrued in the amount of $3.3 million annually, as previously discussed.

     Depreciation expense increased $.1 million in the comparison period due primarily to an increase in the depreciable fixed asset base at the remaining divisions of the Partnership.

     Amortization expense decreased $.2 million in 1995 compared with 1994 due primarily to the expiration of non-compete agreements in the Glass Merchandising segment.

     Interest income increased $.3 million in the comparison period due primarily to the investment of excess cash generated from divisions sold.

     Interest expense decreased $2.6 million in the comparison period due primarily to reduced financing costs of approximately $1.5 million from the prepayment of senior notes on March 14, 1995, and $1.1 million from reduced borrowing levels under the Partnership's revolving credit facility.

     Other income was $.3 million for the twelve months ended December 31, 1995, compared to $1.7 million of other expense recorded in the 1994 comparison period. This change was primarily due to the favorable settlement of certain non-recurring insurance and legal matters in the 1995 period.

     As previously stated, the Partnership incurs state, local and foreign income taxes, and provides for deferred income taxes as determined in accordance SFAS No. 109. The Partnership's provision for income taxes in 1995 increased $.4 million from 1994 due primarily to an increase in state taxes as a result of gains on divisions sold.


     The allocation of net income, which was discussed previously, resulted in $1.10 of income per A Interest for the years ended December 31, 1995 and December 31, 1994; and $1.45 of income per B Interest in 1995 compared with $.79 of income per B Interest for the year ended December 31, 1994. Income per B Interest in 1995 included a combined gain of $.94 from the sale of the Dorman Products and Downey Glass divisions and an extraordinary loss of $.03 from the early extinguishment of debt. Income per B Interest for the twelve months ended December 31, 1994 included a gain of $.16 on the sale of the Electrical Group divisions. Income per B Interest for the twelve months ended December 31, 1995 and 1994 included $.01 and $.39, respectively, of income from divisions sold.


     Years Ended December 31, 1994 and 1993

     Net income for the year ended December 31, 1994 was $29.5 million including a gain of $3.5 million from the sale of the Electrical Group divisions, compared with $18.5 million earned in 1993. This increase was a result of continued economic expansion across all product markets and internal growth strategies implemented primarily in these periods.

     Results for 1994 and 1993 included income from divisions sold as follows:
Downey Glass division of $ 1.7 and $ .1 million; Dorman Products division of $2.8 and $3.3 million; and Electrical Group divisions of $4.1 and $3.2 million, respectively. Excluding income contributions and gains from divisions sold, net income for 1994 amounted to $17.4 million or 46.9% above the comparable 1993 earnings of $11.9 million.

     Excluding divisions sold, net sales increased $65.4 million or 13.2 % over 1993, resulting primarily from an increase in the volume of products sold due to strengthening in most product markets and significant growth from sales programs and services initiated since 1992. Sales recorded in 1994 were $558.8 million compared with 1993 sales of $493.4 million. Sales increases by business segment were as follows:




                                                                       Sales Increase
                                                                       --------------
                                                                  Amount                    %
                                                                  ------                  -----
           Industrial Services
                Technology Services divisions                   $35.9 million              16.0%
                SIMCO divisions                                  10.4 million               8.8%
                                                               ------
                   Total Industrial Services                     46.3 million              13.5%
           Hardware Merchandising                                16.2 million              28.6%
           Glass Merchandising                                    2.9 million               3.0%
                                                              -------
                Total Partnership                               $65.4 million              13.2%
                                                                =====


     Cost of sales increased $38.7 million or 13.2%, due primarily to increased sales levels in the existing businesses in the comparison period.

     Excluding divisions sold, gross margins were 40.7% in 1994 compared with 40.6% in 1993, comprised by business segment as follows:


                                                                      Year Ended December 31,
                                                                    ---------------------------
                                                                       1995                 1994
                                                                       ----                 ----
           Industrial Services
                Technology Services divisions                           27.7%               27.2%
                SIMCO divisions                                         65.9%               66.4%
                   Total Industrial Services                            40.3%               40.7%
           Hardware Merchandising                                       51.0%               50.7%
           Glass Merchandising                                          34.4%               34.4%



     The erosion in gross margin in the SIMCO divisions is due mainly to increased sales allowances related to business expansion programs and competitive pricing pressures. Sales mix contributed principally to the change in gross margins in the remaining divisions/segments.

     Excluding divisions sold, total S,G&A expenses increased by $20.4 million or 12.1% compared with 1993, comprised as follows: increased selling expenses of $12.1 million or 15.5%, increased warehouse and delivery expenses of $3.3 million or 11.7% and increased general and administrative expenses of $5.0 million or 8.0%.

     Selling and warehouse and delivery expense increased during 1994 to support the substantial increase in 1994 sales levels and expansion programs. General and administrative expenses in 1994 increased primarily by inflationary growth in fixed costs and increased incentive-based compensation for management as a result of 1994 net income performance.

     Excluding divisions sold, S,G&A expenses, as a percentage of sales were as follows in 1994 and 1993:


                                                                       Year Ended December 31,
                                                                       -----------------------
                                                                       1995               1994
                                                                       ----               ----
           Selling Expenses                                             16.1%               15.8%
           Warehouse and Delivery Expenses                               5.7%                5.8%
           General and Administrative Expenses                          12.1%               12.7%
                                                                        -----               -----
                Total S,G&A Expenses                                    33.9%               34.2%
                                                                        =====               =====


     Overall, as a percentage of sales, total S,G&A expenses decreased due mainly to the increase in sales levels in relation to the fixed cost component of S,G&A expenses.

     The management fee due the General Partner is accrued in the amount of $3.3 million annually, as previously discussed.

     Depreciation expense decreased $.3 million due primarily to a reduction in the depreciable fixed asset base as a result of fully depreciated assets.

     Amortization expense decreased $.3 million due primarily to the expiration of non-compete agreements in the Glass Merchandising segment.

     Interest expense increased $.1 million in the comparison period due mainly to higher interest rates in 1994 over the 1993 year.

     Other expense of $1.7 million in 1994 consisted primarily of provisions for legal, insurance and investment banking matters compared with favorable resolution of legal and insurance matters in 1993 resulting in other income of $.2 million.

     As previously stated, the Partnership incurs state, local and foreign income taxes, and provides for deferred income taxes as determined in accordance SFAS No. 109. The Partnership's provision for income taxes in 1994 decreased $.8 million from 1993 due to increased deferred tax benefits related to deferred compensation.

     The allocation of net income, which was discussed previously, resulted in $1.10 of income per A Interest for the year ended December 31, 1994, and December 31, 1993; and $.79 of income per B Interest in 1994 including a gain of $.16 per B Interest from the sale of the Electrical Group divisions, compared with $.28 of income per B Interest in 1993. Income per B Interest for the twelve months ended December 31, 1994 and 1993 included $.39 and $.30, respectively, of income from divisions sold.

Liquidity and Capital Resources

     Net cash provided by operations in the first nine months of 1996 was $20.6 million, an increase of $12.9 million over the first nine months of 1995. The increase was due primarily to decreased working capital investment in operations in the comparison period of approximately $14.0 million, of which $6.2 million resulted from a significant increase in accounts payable. The Partnership's accounts payable days outstanding were 49.6 as of September 30, 1996, and have declined to 45.1 at December 31, 1996. For the twelve months ended December 31, 1995 and 1994, net cash provided by operations was $17.1 million and $17.7 million, respectively.

     The Partnership's net interest coverage ratio (earnings before interest, taxes and gain on sale of divisions over net interest expense) improved to 4.91X in the first nine months of 1996 from 4.77X for the nine months ended September 30, 1995. For the full year 1995, the net interest coverage ratio was 4.56X.

     The Partnership's cash position of $1.7 million as of September 30, 1996, decreased $4.2 million from the balance at December 31, 1995. Cash was provided during this period primarily from operations in the amount of $20.6 million. Cash was used during this period predominantly for distributions to the general and limited partners ($20.5 million), capital expenditures ($2.7 million), repayment of credit facilities ($.7 million) and other items ($.9 million).

     For the twelve months ended December 31, 1995, cash was provided primarily from operations of $17.1 million and proceeds from the sale of the Dorman Products and Downey Glass divisions in the aggregate amount of $44.9 million. Cash was used during 1995 predominantly for distributions to the general and limited partners ($27.2 million), repayment of debt obligations ($19.0 million), acquisitions ($7.4 million), capital expenditures ($4.3 million) and the purchase of life insurance ($3.1 million) in conjunction with funding the Partnership's deferred compensation plans.

     The Partnership's working capital position of $101.5 million at September 30, 1996, represents an increase of $5.6 million from the December 31, 1995 level of $95.8 million. The increase is attributable to reinvestment in working capital of $4.1 million, a decrease in distributions payable to partners of $5.9 million, a decrease in management fee payable to the General Partner of $.8 million and working capital from acquisitions of $.6 million, offset by an increase in accrued interest on senior notes of $1.6 million and a decrease in cash of $4.2 million. The Partnership's current ratio increased to 2.14 at September 30, 1996 from the December 31, 1995 level of 2.11. As a corporation on a pro forma basis, the current ratio is 2.55 as of September 30, 1996.

     The Partnership's financial position strengthened during 1994 and 1995 as a result of the sale of the Downey Glass, Dorman Products and Electrical Group divisions. The Partnership reduced the principal balance on its original $95 million senior note obligation by $24.7 million during 1994 and 1995, and paid an additional prepayment of $6.4 million on December 1, 1996. As of September 30, 1996, the total debt as a percentage of its consolidated capitalization is 40.8% compared with 42.3% as of December 31, 1995 and 43.1% as of September 30, 1995.

     The Operating Partnership was required to reduce permanently the bank revolver commitment under the bank credit agreement by approximately $13.0 million as a result of the sale of divisions. However, the banks waived this permanent reduction and maintained the existing bank credit commitment of $50 million. The lenders agreed to revise certain covenant tests to exclude the impact of cash distributions to holders of B Interests related solely to tax gains on divisions sold.

     The taxable gains per B Interest on the sale of divisions amounted to $.232 and $.927 on Downey and Dorman, respectively, in 1995 and $.408 on the Electrical Group in 1994. The Operating Partnership made tax distributions to holders of record of B Interests as of September 29, 1995 on the Downey gain ($.081 paid on March 29, 1996) and to holders of record of B Interests as of December 30, 1994 related to the gains on the Electrical Group ($.143 paid on March 31, 1995) and Dorman ($.15 paid on April 10, 1995 and $.175 paid on March 29, 1996).

     The Partnership anticipates spending approximately $3.5 million for capital expenditures for the full year 1996, primarily for machinery and equipment.

     As of September 30, 1996, the Operating Partnership had $42.6 million available under its Bank Credit Agreement which provides revolving credit for working capital purposes and acquisitions through December 31, 1997. The $7.4 million outstanding under the Bank Credit Agreement consisted entirely of Letter of Credit commitments. In addition, an indirect, wholly owned Canadian subsidiary of the Operating Partnership has a $2.5 million Canadian dollar line of credit for working capital purposes of which $.8 million USD was outstanding at September 30, 1996.

     The Partnership was restricted from making acquisition investments in 1993 and 1994 under the Senior Note and Bank Credit Agreements. Acquisition spending in 1995 amounted to $7.5 million and management continues to pursue acquisitions to complement internal growth, with annual permitted spending of up to $15 million in the aggregate. Through the first nine months of 1996, the Partnership spent $.7 million on acquisitions.


     Effective May 1, 1996, the Partnership increased its monthly B Interest tax-related cash distribution from $.02 to $.03 per B Interest and expects this tax distribution rate to continue for the balance of 1996 to assist the holders of B Interests in meeting their 1996 estimated tax obligations. As a result of the proposed conversion, the Corporation would not be required to make tax-related cash distributions to the holders of B Interests. Accordingly, a decision regarding dividends on common stock received in exchange for B Interests would solely be within the discretion of the Board of Directors of the Corporation.


     See Item 3 - Legal Proceedings of Form 10-K dated December 31, 1995, Part II, Item 1 of Forms 10-Q dated March 31, 1996 and June 30, 1996, and Note 14 of Notes to Consolidated Financial Statements included herein, for the description of a lawsuit with respect to the sale of the Partnership's Dorman Products Division. Certain other legal proceedings are pending which are either in the ordinary course of business or incidental to the Partnership's business. Those legal proceedings incidental to the business of the Partnership are generally not covered by insurance or other indemnity. In the opinion of management, the ultimate resolution of these matters will not have a material effect on the consolidated financial position, operations or cash flows of the Partnership.

Pro Forma Liquidity and Capital Resources

     In connection with the proposed conversion of the Partnership to a corporation, SunSource's cash flow is expected to improve due to the following:
(i) retention of General Partner management fees in the amount of $3.3 million per year, (ii) retention of distributions on the General Partner's ownership in the Partnership and the Operating Partnership, amounting to approximately $400,000 annually and (iii) a reduction in income tax rates, offset in part by increased interest expense as discussed below. As a corporation, the Corporation's effective tax rate for state and federal income taxes is expected to be approximately 40% compared with the Partnership's current tax distribution rate of 49.5% (based on 125% of the maximum individual federal income tax rate of 39.6% applied to B Interest taxable ordinary income in accordance with the Partnership Agreement) plus the elimination of certain partnership-only state and local taxes of approximately 1.5% of partnership taxable income.

     The proposed conversion to corporate form will result in SunSource reporting a negative net worth due to the exchange of Trust Preferred Securities and cash for the A Interests. The Trust Preferred Securities have certain equity characteristics but also have certain creditors' rights, thereby being classified between liabilities and equity on the balance sheet. The new 11.6% Trust Preferred Securities are cumulative, callable after five years at SunSource's option and the interest on the Junior Subordinated Debentures is deductible for income tax purposes. SunSource's fixed charge for the A Interests after the exchange of Trust Preferred Securities for A Interests. The holders of A Interests will continue to receive approximately $.092 per month for each current A Interest owned, which will aggregate approximately $1.10 annually.

     Also, SunSource anticipates financing cost savings of approximately 100 basis points through refinancing of its current outstanding debt with a combination of new long-term debt and bank revolver financing, of which approximately $97.3 million would be outstanding on a pro forma basis as a corporation at September 30, 1996. As a result of its refinancing, SunSource will prepay its outstanding senior notes in whole upon consummation of the proposed conversion. SunSource would incur a make- whole penalty of approximately $5.0 million as a result of prepayment of the senior notes in their entirety. The refinancing is expected to provide SunSource with additional working capital for reinvestment in its businesses and acquisition capital for future growth.

     Overall, debt will increase as a result of the proposed conversion due to the payment of $14.4 million to the holders of A Interests as part of the exchange ratio discussed above and $3.6 million in transaction costs. Also, debt will increase due to the prepayment of the senior notes described above resulting in an expected make-whole payment of approximately $5.0 million. Interest expense, net for the nine months ended September 30, 1996, is $6.1 million on a pro forma corporate basis compared with $5.1 million as a partnership. The increase in interest expense is the result of incremental debt incurred directly related to the conversion, as noted herein.

     The Partnership's consolidated capitalization as of September 30, 1996, was $166.1 million in its current partnership form compared to $183.6 million as a corporation on a pro forma basis. Total debt (excluding the Trust Preferred Securities) as a percentage of SunSource's consolidated capitalization is expected to increase to 53.0% as a corporation on a pro forma basis from its current 40.8% as of September 30, 1996.

Income Taxes

     As a result of the Partnership's adoption of SFAS No. 109 in 1992, the Partnership has deferred tax assets aggregating $3.7 million as of September 30, 1996 and $2.8 million as of December 31, 1995. Management believes that the Partnership's deferred tax assets will be realized through the reversal of existing temporary differences at the earlier of the date of conversion to a C corporation should the proposed conversion be approved, or after December 31, 1997, when the Partnership will be treated as a corporation for federal income tax purposes. The temporary differences expected to reverse at the date of conversion or after December 31, 1997, between the financial statement and tax bases, at September 30, 1996 are composed of prepayment penalties in the amount of $.8 million, deferred compensation liabilities in the amount of $8.5 million, and insurance casualty loss liabilities of $1.0 million, net of a valuation allowance of $.4 million and at December 31, 1995 are composed of prepayment penalties in the amount of $.8 million and deferred compensation liabilities in the amount of $7.5 million, net of a valuation allowance of $.4 million. See
Note 13 of Notes to Consolidated Financial Statements.

     Upon conversion to a corporation, additional deferred tax assets will be recognized in the amount of $7.5 million on a pro forma basis as of September 30, 1996, as a result of temporary differences expected to reverse before December 31, 1997, between the financial statement and tax bases. These additional temporary differences result from inventory adjustments ($9.9 million), accrued self-insurance loss liabilities ($3.8 million), bad debts ($1.7 million), vacation pay liabilities ($1.5 million) and other liabilities ($1.9 million). Additionally, the Corporation may receive a step-up in the tax basis of the assets and liabilities acquired from the Partnership and, as a result, would record additional deferred tax assets at the conversion date. The actual amount of incremental deferred tax assets will be calculated based on the temporary differences existing at the date of conversion to a corporation. As a corporation on a pro forma basis, the deferred tax assets aggregate $11.3 million as of September 30, 1996, reflecting all temporary differences between the financial statement and tax bases.

     The minimum level of future taxable income necessary to realize SunSource's deferred tax assets on a pro forma basis at September 30, 1996, is approximately $28.8 million. For the three years ended December 31, 1995, the SunSource's consolidated net income per the financial statements reconciled to federal taxable income in thousands of dollars is shown below:



                                                                       Years Ended December 31,
                                                                       ------------------------
                                                                   1995              1994             1993
                                                                   ----              ----             ----
Consolidated Net Income per the
  Financial Statements ("Book")                                   $44,116           $29,544          $18,506
Tax Adjustments to Book Income:
  Goodwill & Other Intangible Asset
  Amortization                                                      1,252             1,634            1,807
  Depreciation                                                        467               506              796
  Deferred Compensation, net                                          942             2,917              384
  Self-Insurance Accrued Expenses, net                              (776)               844            3,331
  Tax gain in excess of book gain from
    sale of Divisions                                               1,977             1,216               --
  Other Increase (Decrease) to Book Income, net                     1,893               451            (288)
                                                                    -----               ---            -----
Federal Taxable Income                                            $49,871           $37,112          $24,536
                                                                  =======           =======          =======



Partnership Tax Status

     As previously stated, the Partnership will be taxed as a corporation for federal income tax purposes either upon conversion to a corporation should the proposed conversion be approved, or after December 31, 1997, whichever is earlier. If the proposed conversion is approved and the Partnership converts to a corporation, the Corporation will record a provision for U.S. federal, state and foreign income taxes on its taxable earnings. The payments made to the holders of the trust preferred securities will be deductible by the Corporation for U.S. federal income tax purposes.

     If the Partnership remains a limited partnership, the effect of the change in taxation after December 31, 1997 will result in the Partnership paying a corporate income tax at the Partnership level. Therefore, in accordance with the Partnership Agreement, the Partnership's income would not be allocated for tax purposes to the partners as is currently being done, and limited partners would pay taxes only on distributions from the Partnership, if any. Additionally, in accordance with the Partnership Agreement, the Partnership would no longer make tax distributions with respect to B Interests. Accordingly, a decision on whether any other distribution would be made with respect to the B Interests would solely be within the discretion of the General Partner. Based on current operations, it is likely that cash would be retained in the Partnership to fund its acquisition program and other partnership requirements. If the Partnership remains a limited partnership, there will be no change with respect to the priority return distribution paid to the A Interests in the amount of approximately $.092 per month to each A Interest to aggregate $1.10 annually.


Inflation

     Inflation in recent years has had a modest impact on the operations of the Partnership. Continued inflation, over a period of years at higher than current rates, would result in significant increases in inventory costs and operating expenses. However, such higher cost of sales and operating expenses can generally be offset by increases in selling prices, although the ability of the Partnership's operating divisions to raise prices is dependent upon competitive market conditions.

                                    BUSINESS



General

     The Partnership through the Operating Partnership is one of the largest wholesale distributors of industrial products and services in the United States. Since January 1987, the business of the Partnership and the Operating Partnership has been managed by the General Partner, a limited partnership whose general partner is Lehman/SDI, an indirect, wholly owned subsidiary of Lehman Brothers Holdings Inc. ("Lehman Holdings"). The General Partner owns 1% of the Partnership and 1% of the Operating Partnership. All of the limited partnership interests in the General Partner are beneficially owned by members of management of the Partnership and the Operating Partnership (the "Management Employees").

     While the Partnership has historically viewed its operations as one business segment, changes in the marketplace, risks and the economy demand that the Partnership measure and value its businesses with a customer-based focus on value added services such as engineering design, inventory management, and integrated supply. These services are expected to provide greater revenue growth in future years than general product distribution. In December 1995, the Partnership reorganized its operating businesses, operating management, and current strategic plan to support markets for industrial services and merchandising services for hardware and glass. The current organization consists of its headquarters operation and three business segments comprised of twelve operating divisions, as follows:



                                                                             Principal               Year Acquired/
                                                                             Location                   Organized
                                                                         -----------------           ---------------
Sun Distributors Headquarters                                            Philadelphia, PA                 1975
Industrial Services Segment                                              Chicago, IL                      1996
     Sun Inventory Management Company ("SIMCO") Divisions
              - Kar Products                                             Chicago, IL                      1977
              - A&H Bolt & Nut Company                                   Windsor, Ontario                 1989
              - SIMCO/Special-T-Metals                                   Lenexa, KS                     1992/1981
     Sun Technology Services Divisions
              - Walter Norris                                            Rosemont, IL                     1976
              - J.N. Fauver Company                                      Madison Heights, MI              1978
              - Warren Fluid Power                                       Denver, CO                       1987
              - Air-Dreco                                                Houston, TX                      1988
              - Activation                                               Birmingham, AL                   1991
              - Hydra Power de Mexico                                    Tlalnepantla, C.P.,
     International                                                       Mexico                           1992
              - SIMCO de Mexico                                          Mexico City, Mexico              1992
Hardware Merchandising Segment
     - Hillman Fastener                                                  Cincinnati, OH                   1982
Glass Merchandising Segment
     - Harding Glass Industries                                          Kansas City, MI                  1980




     In November 1995, the Operating Partnership's Hillman Fastener division acquired the retail hardware business of Curtis Industries. Annual sales of Curtis' Retail division are approximately $10.5 million. The acquisition of Curtis will significantly expand Hillman's position as a supplier of goods and services to the hardware home center market where Curtis has concentrated much of its attention. In addition, the Curtis product line can now be offered to Hillman's present customer base. This acquisition continues Hillman's long-term growth strategy to become a major provider of products and services to all segments of the hardware merchandising business.

     The Operating Partnership sold the Electrical Products Group divisions on December 5, 1994, the Dorman Products division on January 3, 1995, and the Downey Glass division on October 27, 1995, (the "divested operations or divisions sold") as listed below:

Divisions Sold                                        Principal Location
--------------                                        ------------------
Electrical Products Group Divisions
- American Electric Company                           St. Joseph, MI
- Philips & Company                                   Columbia, MI
- Keathley-Patterson Electric Co.                     N. Little Rock, AR

Dorman Products Division                              Warsaw, KY

Downey Glass Division                                 Los Angeles, CA


     For the year ended December 31, 1995, the Partnership had net sales of approximately $600 million, excluding sales from the divested Downey Glass division of $29 million, with the largest operating division contributing approximately $154 million.

     The Partnership's business strategy has been to identify and develop specific industrial distribution markets. However, the Partnership's current strategic plan seeks to increase its emphasis on sales of high gross-margin products by providing its customers with value added services, such as engineering design services through its Sun Technology Services divisions and inventory management and integrated supply services primarily through its SIMCO divisions. In addition, the Partnership has opened new service centers for repair of fluid power equipment and seeks to expand this service outside its core geography and across Canada. The Partnership also continues to enhance its retail service offerings in the glass segment and broaden its retail merchandising of hardware related products.

     Presidents of the Partnership's operating divisions exercise broad discretion in the conduct of their businesses, including responsibility for the management of their suppliers, customers and employees. Strong formal and informal planning and monitoring functions are performed by the General Partner, and the individual presidents of operating units are evaluated against the financial and non-financial goals established jointly each year with the General Partner. A substantial portion of each president's compensation is tied to the performance of his division against its annual plan. Also, certain presidents can earn substantial deferred compensation for maintaining the results of their operations in the upper quartile within the industrial distribution industry. Management believes that much of the Partnership's prior success has been the result of fostering and perpetuating the entrepreneurial drive of operating management.

     The Partnership evaluates on an ongoing basis the performance and prospects of each of its operating divisions in light of the Partnership's overall business strategy.

Acquisition Strategy

     Since the organization of its predecessor in 1975, the business of the Partnership has grown primarily through acquisitions of existing distribution companies. The acquisition strategy has expanded the Partnership's operations, both geographically and in the number and type of products offered. The Partnership evaluates companies that have developed attractive product/market niches and have demonstrated their ability to achieve high returns on invested capital. The Partnership looks for companies with strong management capabilities and stable growth patterns. Prior to making certain acquisitions, an extensive operational review is performed by an external consulting firm. Subsequent to most acquisitions, certain agreed upon procedures are performed by internal and external auditors.

     In December 1992, the Partnership refinanced its then outstanding $110.0 million 9 1/2% Senior Notes through proceeds provided by institutional investors in the amount of $95.0 million and the balance from a $50.0 million Bank Credit Agreement. Under the credit agreements, the Partnership was not permitted to make acquisitions in 1993 and 1994. In 1995, this restriction was removed and acquisition spending amounted to $7.5 million with authorized spending of up to $15.0 million in accordance with the terms of the Partnership's credit agreements. See Notes 5, 8 and 9 of Notes to Consolidated Financial Statements.

     As the result of an analysis of strategic alternatives by the Partnership, the Partnership sold the non-strategic businesses described above. Through the sale, the Partnership has strengthened its balance sheet and is now in a position to resume its acquisition program by focusing on businesses which fit its current strategic plan.


Products and Services

     Excluding the divested operations discussed previously, the Partnership provides distribution and value-added services related to over 1,300 product lines. Such value-added services are typically provided to the Partnership's customers on a non-fee basis and are an integral component of the Partnership's marketing strategy. These products and services are provided in three main business segments: (1) industrial services which consist of inventory management, engineering and integrated supply services to industrial businesses through sales of products such as fasteners (nuts, bolts, screws, etc.), hydraulic, pneumatic and electronic systems and parts; (2) retail merchandising services through sales of fasteners and related products to hardware and home center retail stores; and (3) retail glass services consisting of installation and repair through sales of glass products such as large sheet glass, auto glass, insulated glass, mirrors and specialty glass. The average single sale during the year ended December 31, 1995, was approximately $297.


     Inasmuch as the Partnership is principally providing distribution and related services, most of the products sold are manufactured by others. However, several divisions sell a majority of their products under their own labels. In some cases, most notably through its Technology Services divisions, the Partnership assembles products or designs systems to the specifications of the end-users and performs related product repairs. Through its Glass Merchandising segment, the Partnership produces insulated glass units according to customer specifications. In addition, several of the products which the Partnership distributes are purchased by the Partnership in bulk and subsequently repackaged in small quantities.

     The Partnership regularly uses a large number of suppliers and has long-term relationships with many of them. Most items which the Partnership distributes are purchased from several sources, and the Partnership believes that the loss of any single supplier would not significantly affect the operations of the Partnership viewed as a whole. No single supplier accounted for more than 5% of the Partnership's purchases for the year ended December 31, 1995.

     The following table shows the percentages of consolidated net sales reported for the years ended December 31, 1995, 1994, and 1993 derived from the Partnership's current business segments, excluding divisions sold:



                                                                        Percentage of Consolidated Net Sales for
                                                                                  Year Ended December 31,
                                                                       ------------------------------------------
                                          Nine Months Ended
Business Segment                         September 30, 1996                 1995             1994            1993
----------------                         ------------------                 ----             ----            ----
Industrial Services
  Technology Services divisions                 45.8%                       47.6%            46.6%           45.5%
  SIMCO divisions                               23.9%                       23.0%            22.9%           23.9%
                                                -----                       -----            -----           -----
     Total Industrial Services                  69.7%                       70.6%            69.5%           69.4%
Hardware Merchandising                          16.2%                       14.1%            13.1%           11.4%
Glass Merchandising                             14.1%                       15.3%            17.4%           19.2%
                                                -----                       -----            -----           -----
                                               100.0%                      100.0%           100.0%          100.0%

Marketing

     While the Partnership sells across three main business segments (industrial services, hardware merchandising and glass merchandising), a substantial portion of its sales are industrially based, and sales performance is tied closely to the overall performance of the non-defense-goods producing sector of Gross Domestic Product in the United States. However, risks and economic changes in the marketplace demand a customer-based focus on value-added services which vary by business segment. The principal markets for the Partnership's products and services by business segment, as determined by management are as follows:

     Maintenance and Repair Markets and Original Equipment Manufacturers

     Customers in this market are served by the divisions in the Industrial Services segment. These customers include diverse industrial plants and commercial establishments as well as producers of automotive equipment, farm equipment, machine tools and a broad range of other equipment.

     Hardware Merchandising

     This market is primarily comprised of retail hardware stores, home service centers, and lumberyards seeking merchandising services for hardware related products.

     Glass Merchandising

     This market is primarily comprised of individuals seeking automotive and residential glass replacement as well as contractors seeking glazing materials and services.

     The Partnership has over 179,000 customers, the largest of which accounted for less than 4% of net sales for the year ended December 31, 1995. Each division maintains its own sales force which is compensated for the most part on a commission basis. The divisions' sales forces vary in size, the largest of which has approximately 775 sales people.

     The Partnership's products and services are sold in all 50 states. While its Glass Merchandising segment sells in regional markets, the remaining two segments sell on a national scale. In general, fluid power products and technology services are sold primarily in the upper Midwest, Southeast, Southwest, Canada and Mexico; maintenance products and inventory management services are sold nationwide in the U.S., Canada, and Mexico; retail merchandising products and services are sold nationally in the U.S. and Mexico; and retail glass products and services are sold primarily in the West, the Midwest, the Mid-Atlantic and the Southeast.

Competition

     The distribution business is highly competitive, with the principal methods of competition being quality of service, quality of products, product availability, credit terms, price and the provision of value-added services such as engineering design, integrated supply and inventory management. The Partnership encounters competition from a large number of regional and local distributors and from several national distributors, some of which have greater financial resources than the Partnership. The wholesale distribution business is highly fragmented, with a majority of the wholesale distributors in the United States being operated as family-owned businesses. The Partnership's competitors have annual sales of approximately $5 million on the average with approximately one-half under $2 million. The Partnership believes that its business differs from that of other large national distributors in that the Partnership carries a diverse range of product lines and provides significant value-added services, while most large distributors concentrate on only one or two product groups.

Insurance Arrangements

     Under the Partnership's current insurance programs, commercial umbrella coverage is obtained for catastrophic exposure and aggregate losses in excess of expected claims. Since October 1991, the Partnership has retained the exposure on certain expected losses related to workman's compensation, general liability and automobile. The Partnership also retains the exposure on expected losses related to health benefits of certain employees. The Partnership believes that its present insurance is adequate for its businesses. See Note 14 of Notes to Consolidated Financial Statements.

Employees

     Currently, the Partnership, through the Operating Partnership, employs 3,843 employees, of which 1,670 are sales personnel, 1,142 are employed as warehouse and delivery personnel, and 1,031 hold administrative positions. The Operating Partnership has collective bargaining agreements with five unions representing a total of 65 employees. In the opinion of management, employee relations are good.

Backlog

     The Partnership's sales backlog excluding divested operations was $54,935,000 as of December 31, 1995, and $56,335,000 as of December 31, 1994.
Normally, in the distribution business, orders are shipped within a week of receipt. On average, the Partnership's backlog is less than one month's sales.


Federal Income Tax Considerations

     The Revenue Act of 1987 (the "1987 Act") amended the Code with respect to the tax treatment of publicly traded partnerships, such as the Partnership, and the passive activity losses and credits attributable thereto. Section 7704 of the Code provides that publicly traded partnerships generally will be treated as corporations for tax purposes commencing in tax years beginning after 1987. The effective date of this amendment was delayed, however, for certain "existing partnerships," such as the Partnership, until the taxable year beginning after December 31, 1997, provided that such partnerships do not add any substantial new line of business before the delayed effective date. The Partnership does not intend to add any substantial new line of business during the period when it otherwise qualifies for delayed effectiveness under Section 7704.


     Section 469 of the Code provides that, in the case of publicly traded partnerships that are not treated as corporations under Section 7704, net losses and credits attributable to an interest in each such partnership shall not be applied against the partner's other income. Such net losses and credits are suspended and carried forward to be applied against net income from the Partnership in succeeding years. Since the commencement of operations, the Partnership has not incurred a net loss for federal income tax purposes. However, if the Partnership should incur a net loss for federal income tax purposes in any subsequent year until taxable years beginning after December 31, 1997, such net losses will be suspended at the limited partner level, carried forward and netted in a later year or years against the limited partner's share of the net income of the Partnership, or will be used when the entire investment is disposed of in a taxable transaction. Similarly, a limited partner's share of any credits of the Partnership in excess of the tax liability attributable to his or her interest in the Partnership will be suspended, carried forward and applied against the tax liability attributable to the Partnership in a subsequent year or years, or may be used to increase the basis of such partnership interest when the entire investment is disposed of in a taxable transaction. Generally, these credits may not be applied against tax liability attributable to other activities.

     Assuming the continued effectiveness of Section 7704 of the Code in its current form, if the Partnership remains a publicly traded partnership, the Partnership would be treated as a corporation for tax purposes beginning in fiscal year 1998. Section 469 would then be inapplicable to the limited partners' treatment of income or credits attributable to the Partnership. The income of the Partnership would be taxed to it as a separate entity, and any losses of the Partnership would not be deductible by limited partners. This tax at the corporate level would reduce the amount distributable to partners and cash distributions to limited partners would be taxed at the individual level as dividends to the extent of earnings and profits. See Part II, Item 5, Market for Registrant's Partnership Interests and Related Matters - Partnership Tax Status.

     The Revenue Reconciliation Act of 1993 (the "1993 Act") amended the Code with respect to the tax treatment of unrelated business taxable income ("UBTI") in an effort to allow pension funds and other tax-exempt organizations (such as individual retirement accounts and charitable organizations) to invest in publicly traded partnerships. Such entities are subject to federal income tax on net UBTI in excess of $1,000.

     The 1993 Act repeals the rule that automatically treats income from publicly traded partnerships as gross income that is derived from an unrelated trade or business. As a result, investments in publicly traded partnerships will be treated the same as investments in other partnerships for purposes of the UBTI rules for partnership years beginning on or after January 1, 1994.

     Section 708 of the Code, in general, provides for termination of a partnership if 50 percent or more of the total interest in partnership capital and profits is sold or exchanged within a twelve-month period. However, the legislative history to the Technical and Miscellaneous Revenue Act of 1988 indicates that termination of a partnership within the meaning of Section 708 will not cause a partnership to cease to qualify as an "existing partnership" for purposes of Section 7704. Accordingly, sales or exchanges of Interests in the Partnership pursuant to trading of the Partnership's Interests on the New York Stock Exchange will not impair the status of the Partnership as an "existing partnership" that qualifies for a delayed effective date under Section 7704.

Legal Proceedings

     A civil complaint was filed by Dorman Products of America, Ltd. ("Dorman"), a subsidiary of R&B, Inc. ("R&B"), against the Operating Partnership, in the United States District Court for the Eastern District of Pennsylvania on February 27, 1996, alleging misrepresentation of certain facts by the Operating Partnership upon which R&B allegedly based their offer to purchase the assets of the Dorman Products division of the Operating Partnership. The complaint sought damages of approximately $21 million. The Operating Partnership moved to dismiss for lack of jurisdiction and the complaint was withdrawn. On April 25, 1996, the Operating Partnership filed an action against Dorman and R&B in the Court of Common Pleas of Montgomery County, Pennsylvania alleging breach of contract, intentional interference with contractual relations and negligence and requesting a declaratory judgment that the Operating Partnership did not make any misrepresentations in connection with the sale of the division. Dorman and R&B have counterclaimed making the same allegations which were made in the original complaint. In the opinion of management, the ultimate resolution of this matter will not have a material effect on the consolidated financial position, operations or cash flows of the Partnership.


     On January 16, 1997, a holder of B Interests filed a purported class action in the Delaware Court of Chancery seeking to enjoin the Conversion on the terms proposed as well as an order requiring the defendants to account to the plaintiff and the class for damages and requiring the General Partner or its affiliates to hold the consideration received in trust pending a determination of the amounts properly attributable to the General Partner's interest. Defendants named in the complaint are the Partnership, the Corporation, the General Partner, Lehman/SDI, Lehman Brothers Holdings Inc. and all of the directors of Lehman/SDI. The complaint alleges that the terms of the Conversion unfairly transfer substantial equity to the General Partner to the detriment of the B Interests and constitute a breach of fiduciary duty. A second complaint containing substantially identical allegations was filed by a limited partner in the Delaware Court of Chancery on February 11, 1997. The defendants believe the complaints are without merit and intend to vigorously defend themselves.

                                   MANAGEMENT


Executive Officers and Directors

     The business of the Partnership and the Operating Partnership is managed by the General Partner, whose general partner is Lehman/SDI. The directors of Lehman/SDI, each of whom has served as such since February 1987, except for Mr. Eliot M. Fried, who has served since December 1994, Mr. Henri I. Talerman, who has served since March 1995, and Mr. John P. McDonnell, who has served since May 1995, are set forth below. The description of the principal occupation is for the entire five-year period unless otherwise indicated.



                                                                  Principal Occupation; Five-Year
             Name, Age and Address                            Employment History; Other Directorships
             ---------------------                            ---------------------------------------
O. Gordon Brewer, Jr.,60                        Vice President-Finance, Ikon Office Solutions, formerly Alco
Alco Standard Corp.                             Standard Corporation (distributor of office and paper products);
P. O. Box 834                                   Executive Officer, Alco Standard Corporation from 1970 to
Valley Forge, PA  19482                         present;  Director, Corporate Insurance and Reinsurance Limited.

Norman V. Edmonson, 56                          Executive Vice President of the Partnership since December 1994;
2600 One Logan Square                           Group Vice President of the Partnership from January 1991 to
Philadelphia, PA  19103                         December 1994.

Eliot M. Fried, 63                              Managing Director, Lehman Brothers Inc.; Director, Axysis
Lehman Brothers                                 Technologies, Inc. from January 1993 to present; Bridgeport
American Express Tower - 17th Floor             Machines, Inc.; Energy Ventures, Inc.; Walter Industries, January
World Financial Center                          1994 to present.
New York, NY  10285

Arnold S. Hoffman, 61                           Senior Managing Director, Legg Mason Wood Walker,
Legg Mason Wood Walker Incorporated             Incorporated; Director, Intelligent Electronics Incorporated.
Mellon Bank Center, Suite 1100
1735 Market Street
Philadelphia, PA  19103

Donald T. Marshall, 63                          Chairman and Chief Executive Officer of the Partnership.
2600 One Logan Square
Philadelphia, PA  19103

John P. McDonnell, 60                           President of the Partnership since December 1994; Group Vice
2600 One Logan Square                           President of the Partnership from 1987 to December 1994.
Philadelphia, PA 19103

Ernest L. Ransome, III, 70                      Chairman, Giles & Ransome, Inc. (distributor of construction
Giles & Ransome                                 equipment).
2975 Galloway Road
Bensalem, PA  19020

Donald A. Scott, 67                             Senior Partner, Morgan, Lewis & Bockius LLP; Director,
2000 One Logan Square                           Provident Mutual Life Insurance Company.
Philadelphia, PA  19103

Henri I. Talerman, 39                           Managing Director, Lehman Brothers Inc. from June 1952 to
Lehman Brothers                                 present; Senior V.P., Lehman Brothers prior to 1992; Director,
American Express Tower - 18th Floor             McBride plc from May 1993 to present; Financier Gerflor SA,
World Financial Center                          1992 to present; Advisory Director, Europe Capital Partners.
New York, NY  10285

                                      -86-

     All directors hold office until the next annual meeting of the sole stockholder of Lehman/SDI and until their successors are duly elected and qualified.

     The executive officers of the Partnership and the Operating Partnership (constituting, except for Mr. Brus, the "Management Employees" referred to herein), each of whom has served as such for the past five years, except as noted, are set forth below:



                                                                   Principal Occupation; Five-Year
              Name, Age and Address                            Employment History; Other Directorships
              ---------------------                            ---------------------------------------
Richard J. Brus, 58                               President, Sun Technology Services since 1995; President,
153 W. Valley Avenue                              Activation Division 1992 to 1995; and Vice President-Sales
& Birmingham, AL 35259                            Marketing, Activation Division, prior to 1992.

Harold J. Cornelius, 47                           Group Vice President.
Harding Glass Industries
7201 W. 110th Street
Overland Park, KS  66210

Joseph M. Corvino, 42                             Vice President-Finance, Chief Financial Officer, Treasurer and
2600 One Logan Square                             Secretary since December 1995; Vice President and Controller
Philadelphia, PA  19103                           prior to December 1995.

Norman V. Edmonson, 56                            Executive Vice President since December 1994; Group Vice
2600 One Logan Square                             President from 1987 to December 1994.
Philadelphia, PA  19103

Max W. Hillman, Jr., 49                           Group Vice President.
Hillman Fastener
10590 Hamilton Avenue
Cincinnati, OH  45231

Donald T. Marshall, 63                            Chairman and Chief Executive Officer.
2600 One Logan Square
Philadelphia, PA  19103

John P. McDonnell, 60                             President and Chief Operating Officer since December 1994;
2600 One Logan Square                             Group Vice President from 1987 to December 1994.
Philadelphia, PA 19103

     All executive officers hold office at the pleasure of the board of directors.


Directors and Executive Officers After the Conversion

     The directors of the Corporation after the Conversion will be the same as the existing directors of Lehman/SDI. Pursuant to the terms of the Stockholders Agreement, the nine directors will consist of three directors nominated by management, two directors nominated by Lehman/SDI as long as it (together with its affiliates) holds 20% or more of the outstanding Common Stock or one member if it (together with its affiliates) holds between 10% and 20% of the outstanding Common Stock, and four independent directors. The officers of the Corporation will be: Donald T. Marshall, Chairman Officer of the Corporation; John P. McDonnell, President and Chief Operating Officer; Norman V. Edmonson, Executive Vice President and Joseph M. Corvino, Vice President - Finance, Chief Financial Officer, Treasurer and Secretary.

Compensation

     The following table sets forth all cash compensation paid and accrued by the Operating Partnership for services rendered during the three years ended December 31, 1995, by each of the Chief Executive Officer and the four other most highly compensated executive officers of the Partnership and the Operating Partnership whose remuneration exceeded $100,000.




                                                    Summary Compensation Table
                                                    --------------------------

Name and Principal Position                                      Annual Compensation                             All Other
                                                  -----------------------------------------------               Compensation
                                                  Year             Salary                 Bonus                 -------------
                                                  ----             ------                 -----
Donald T. Marshall                                1995            $488,688               $ 4,347                $ 10,234 (2)
Chairman and Chief Executive Officer              1994             454,043               221,144                  8,185 (2)
                                                  1993             403,392                62,897                  6,367 (2)

John P. McDonnell                                 1995             374,451                32,812                  2,500 (2)
President and Chief Operating Officer             1994             295,354                96,915                  2,135 (2)
                                                  1993             273,947                44,278                  1,843 (2)

Norman V. Edmonson                                1995             333,849                82,200                  1,638 (2)
Executive Vice President                          1994             300,477                94,400                  1,418 (2)
                                                  1993             285,144                89,000                  1,250 (2)

Harold J. Cornelius                               1995             291,609                27,400                      --
Group Vice President                              1994             275,375               102,729                  90,128 (2)
                                                  1993             261,147                37,621                  58,818 (2)

Max W. Hillman, Jr.                               1995             268,920                36,250                  50,186 (3)
Group Vice President                              1994             294,793               104,898                 107,632 (3)
                                                  1993             234,707                16,578                  13,661 (3)

----------------

(1) Represents Earned Bonus for services rendered in each year. Does not include the management fee payable to the General Partner. See "Management Fee" under Item 13.

(2) Represents primarily term life insurance premiums paid by the Operating Partnership for the benefit of the named executive officer.

(3) Represents deferred compensation earned and awarded for services rendered in the year which unconditionally vests at the rate of 20% per year over the five-year period from the date earned.

The above table excludes deferred compensation awards earned in 1995 and 1994 by the executive officers in accordance with the Partnership's Long-Term Performance Share Plan since the awards earned are subject to reduction or forfeiture through 1998 if performance goals are not achieved. The value of the awards credited for December 31, 1995 and December 31, 1994, respectively, for each executive officer are as follows: Donald T. Marshall $553,934 and $586,037; Norman V. Edmonson, $364,012 and $385,110; John P. McDonnell, $174,092 and $184,182; Harold J. Cornelius, $174,092 and $184,182, and Max W. Hillman, $174,092 and $184,182.

     Directors of Lehman/SDI who are not employees of the Partnership or Lehman Brothers Inc. are paid an annual fee of $14,000 and a fee of $1,000 for each board or committee meeting attended. Such fees are paid by the General Partner.

Deferred Compensation Plans

     The Partnership's deferred compensation plans are described in Note 11 to Consolidated Financial Statements. Completion of the Conversion will result in 100% vesting for all participant balances as of the date of the Conversion. The present intention is to continue operation of the plans following the Conversion.

     The Partnership's Long-Term Performance Share Plan (the "Share Plan") is based upon annual and cumulative performance for a five year term ending December 31, 1998. If the Conversion is approved, the participants will be entitled to 100% vesting of the awards earned through December 31, 1996 in accordance with the change of control provision of the Share Plan. See "-- Change in Control Arrangements." If the conversion is approved, the Share Plan will continue to run from January 1, 1997 to December 31, 1998, to complete the Share Plan's original five-year performance cycle.


Change in Control Arrangements

     The executive officers named above were participants in the Operating Partnership's Deferred Compensation Plans (the "Plans") in certain years. Upon a change in control, the Plans provide for payment of all vested and non-vested amounts including accrued interest. The change in control provision is triggered upon a sale of all of the Operating Partnership's business, a change in the General Partner, or a change, other than due to death or retirement, in a majority of the directors of Lehman/SDI during any one-year period. See Note 11 of Notes to Consolidated Financial Statements. As a result of the proposed conversion, the change of control provisions of the Plans will be triggered. Participants will be offered an opportunity to defer receipt of amounts available for payment under a new deferred compensation plan, the "Deferred Compensation Plan for Key Employees of SDI Operating Partners, L.P.," effective December 1, 1996. The Partnership estimates that approximately $9.2 million of deferred compensation balances will become payable as a result of the change of control provision and eligible for elective deferral. Management expects approximately $6.5 million of these balances eligible for payment to be deferred and $2.7 million to be paid. Payments to current and former executive officers are expected to aggregate about $0.1 million. Messrs. Marshall, McDonnell and Edmonson have waived their rights to accelerate payments.

Management Fee

     The Operating Partnership pays the Management Fee to the General Partner. The Management Fee, payable annually on March 31 (with respect to the preceding year), is equal to 3% of the aggregate initial capital investment of $110,995,730 by the limited partners. The amount of the Management Fee paid on March 31, 1996, was $3,329,872. The amount of management fee paid in 1995 with respect to 1994 was $3,329,872. See footnotes (1) and (2) to the table under "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" for ownership of the General Partner. The interests of Lehman/SDI and the Management Employees, in the fee for 1995 were as follows: Lehman/SDI, $1,791,471; Harold
J. Cornelius, $92,304; Joseph M. Corvino, $30,768; Norman V. Edmonson, $384,600; Max W. Hillman, Jr., $92,304; Donald T. Marshall, $599,977; and John P. McDonnell, $184,608.


Certain Business Relations

     Mr. Scott is a partner in Morgan, Lewis & Bockius LLP, a law firm that has performed services for the Partnership during the last fiscal year.

     Messrs. Fried and Talerman are officers of Lehman Brothers Inc., which performed investment banking services for the Partnership during 1995 and 1996.

     Mr. Hoffman is an officer of Legg Mason Wood Walker, Incorporated, which performed investment banking services for the Partnership during 1995.


     The Partnership and the Corporation propose to have these firms perform similar services as needed during the current fiscal year.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

     Since the Partnership is managed by its General Partner and has no Board of Directors, there are no "voting securities" of the Partnership outstanding within the meaning of Item 403(a) of Regulation S-K and Rule 12b-2 under the Securities Exchange Act of 1934. As set forth above, the general partner of the General Partner is Lehman/SDI, an indirect, wholly owned subsidiary of Lehman Brothers Holdings Inc., American Express Tower, World Financial Center, New York, NY 10285-1800.

Security Ownership of Certain Beneficial Owners and Management

     The following table shows for (i) each director, (ii) executive officer named in the Summary Compensation Table, (iii) certain persons known to the Company to own beneficially more than 5% of the outstanding interests and (iv) for all officers and directors as a group, the beneficial ownership of A and B Interests of the Partnership as of December 1, 1996. None of the amounts equals more than 1% of the outstanding A Interests.


                                              Ownership Before Conversion                      Ownership After Conversion
                                              ---------------------------                      --------------------------
                                                                                                                 Percent of
                                                                                                                 ----------
    Name of Beneficial               A Interest        B Interest       Percent of B         Shares of          Common Stock
    ------------------               ----------        -----------      ------------         ---------          ------------
          Owner                      Amount(1)         Amount(1)       Interest Held       Common Stock             Held
          -----                      ---------         ---------       -------------       ------------             ----
Lehman LTD I, Inc.                       --            108,554                --(5)            27,138                --(5)

Lehman Brothers
Capital Partners I                       --          5,788,124             26.7%            1,447,031              22.5%

Lehman/SDI, Inc.                         --                 --                --              538,000               8.4%

O. Gordon Brewer, Jr.                 3,000              1,000                --(5)               250                --(5)

Harold J. Cornelius                     200                200                --(5)            27,770                --(5)

Joseph M. Corvino                     1,415            105,546                --(5)            35,626                --(5)

Richard J. Brus                       1,186              2,500                --(5)               625                --(5)

Norman V. Edmonson                    4,900          1,300,916              6.0%              440,729               6.9%

Eliot M. Fried                           --(2)              --(2)             --(2)                --                --(6)

Max W. Hillman, Jr.                   4,000             10,000                --(5)            30,220                --(5)

Arnold S. Hoffman                    13,000(2)(3)       13,000(2)(3)          --(5)             3,250                --(6)

Donald T. Marshall                   30,311          2,075,232              9.6%              698,988              10.9%

John P. McDonnell                     7,711            623,071              2.9%(5)           211,208               3.3%

Ernest L. Ransome, III                5,000(4)           5,000                --                1,250                --(5)

Donald A. Scott                       9,000              9,000                --                2,250                --(5)

Henri I. Talerman                        --(2)              --                --                   --                --(5)

All directors and                    79,723          4,145,465             19.1%            1,452,166              22.6%
executive officers as a
group (13 persons)

----------------------

(1) In addition to the Interests listed, the Management Employees beneficially own limited partnership interests in the General Partner (the "GP Interests"). The GP Interests held by the Management Employees collectively represent 46.2% of the limited partnership interests in the General Partner. The General Partner owns 1% of the Partnership and the Operating Partnership. The table does not include the GP Interests owned by the Management Employees.

(2) Does not include (i) 108,554 B Interests owned by Lehman LTD I, Inc., or
(ii) 5,788,124 B Interests owned by Lehman Brothers Capital Partners I ("Capital Partners"), affiliates of Lehman Brothers Inc. Messrs. Hoffman and Fried, as limited partners of Capital Partners, derive economic benefit of approximately 1% from interests held by Capital Partners. An affiliate of Lehman Brothers Inc., of which Messrs. Fried and Talerman are officers, also owns all of the capital stock of Lehman/SDI, which is the general partner of the General Partner and holds the remaining interest in the General Partner not owned by the Management Employees.

(3) 3,000 of these A and B Interests are owned by Hoffman Investment Co., of which Mr. Hoffman is Managing Partner. In addition, Mr. Hoffman's children own 4,000 A and B Interests with respect to which he disclaims beneficial ownership.

(4) 2,500 of these A and B Interests are held in a trust, of which Mr. Ransome is a trustee.

(5) Represents less than 1% of the outstanding B Interests.

(6) Does not include 1,447,031 shares of Common Stock expected to be owned by Lehman Brothers Capital Partners I ("Capital Partners") after the Conversion. Messrs. Hoffman and Fried, as limited partners of Capital Partners, derive economic benefit of approximately 1% from interests held by Capital Partners.

-----------------------



                             SUNSOURCE CAPITAL TRUST

     The Trust is a statutory business trust that was formed under the Business Trust Act pursuant to a declaration of trust (as amended and restated, the "Declaration") among the Trustees and the Corporation and the filing of a certificate of trust with the Secretary of State of Delaware. The Declaration is qualified under the Trust Indenture Act. Upon issuance of the Trust Preferred Securities, the holders thereof will own all of the issued and outstanding Trust Preferred Securities. The Corporation has agreed to acquire Trust Common Securities in an amount equal to at least 3% of the total capital of the Trust and will own, directly or indirectly, all of the issued and outstanding Trust Common Securities. The Trust Preferred Securities and the Trust Common Securities will rank pari passu with each other and will have equivalent terms; provided that (i) if an Event of Default under the Declaration occurs and is continuing, the holders of Trust Preferred Securities will have a priority over holders of the Trust Common Securities with respect to payments in respect of distributions and payments upon liquidation, redemption or otherwise and (ii) holders of Trust Common Securities have the exclusive right (subject to the terms of the Declaration) to appoint, remove or replace Trustees and to increase or decrease the number of Trustees, subject to the right of holders of Trust Preferred Securities to appoint a Special Regular Trustee upon the occurrence of an Appointment Event.

     The number of Trustees of the Trust shall initially be five. Three of the Trustees will be the Regular Trustees. The fourth trustee is Bank of New York which is unaffiliated with the Corporation and which will serve as the Property Trustee and act as the indenture trustee for purposes of the Trust Indenture Act. The fifth trustee is an affiliate of Bank of New York and will serve as the Delaware Trustee. Pursuant to the Declaration, legal title to the Junior Subordinated Debentures will be held by the Property Trustee for the benefit of the holders of the Trust Securities and the Property Trustee will have the power to exercise all rights, powers and privileges under the Indenture with respect to the Junior Subordinated Debentures. In addition, the Property Trustee will maintain exclusive control of the Property Account to hold all payments in respect of the Junior Subordinated Debentures for the benefit of the holders of Trust Securities. The Property Trustee will promptly make distributions to the holders of the Trust Securities out of funds from the Property Account. The Preferred Securities Guarantee is separately qualified under the Trust Indenture Act and will be held by Bank of New York acting in its capacity as indenture trustee with respect thereto, for the benefit of the holders of the Trust Preferred Securities. Subject to the right of holders of Trust Preferred Securities to appoint a Special Regular Trustee upon the occurrence of an Appointment Event, the Corporation, as the direct or indirect owner of all of the Trust Common Securities, has the exclusive right (subject to the terms of the Declaration) to appoint, remove or replace Trustees and to increase or decrease the number of Trustees, provided that the number of Trustees shall at least be three, a majority of which shall Regular Trustees.

     The Trust exists for the purpose of (a) issuing (i) its Trust Preferred Securities to the Corporation in consideration of the deposit by the Corporation of Junior Subordinated Debentures in the Trust as trust assets, and (ii) its Trust Common Securities to the Corporation in exchange for cash and investing the proceeds thereof in an equivalent amount of Junior Subordinated Debentures and (b) engaging in such other activities as are necessary or incidental thereto. The rights of the holders of the Trust Preferred Securities, including economic rights, rights to information and voting rights, are set forth in the Declaration, the Business Trust Act and the Trust Indenture Act.

     Under the Declaration, the Trust shall not, and the Trustees shall cause the Trust not to, engage in any activity other than in connection with the purposes of the Trust or other than as required or authorized by the Declaration. In particular, the Trust shall not and the Trustees shall not (a) invest any proceeds received by the Trust from holding the Junior Subordinated Debentures but shall promptly distribute from the Property Account all such proceeds to holders of Trust Securities pursuant to the terms of the Declaration and of the Trust Securities; (b) acquire any assets other than as expressly provided in the Declaration; (c) possess Trust property for other than a Trust purpose; (d) make any loans, other than loans represented by the Junior Subordinated Debentures; (e) possess any power or otherwise act in such a way as to vary the Trust assets or the terms of the Trust Securities in any way whatsoever; (f) issue any securities or other evidences of beneficial ownership of, or beneficial interests in, the assets of the Trust other than the Trust Securities; (g) incur any indebtedness for borrowed money or (h)(i) direct the time, method and place of exercising any trust or power conferred upon the Indenture Trustee with respect to the Junior Subordinated Debentures or the Property Trustee with respect to the Trust Preferred Securities, (ii) waive any past default that is waivable under the Indenture or the Declaration, (iii) exercise any right to rescind or annul any declaration that the principal of all of the Junior Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture or the Junior Subordinated Debentures or the Declaration, in each case where such consent shall be required, unless in the case of this clause (h) the Property Trustee shall have received an unqualified opinion of nationally recognized independent tax counsel recognized as expert in such matters to the effect that such action will not cause the Trust to be classified for the United States federal income tax purposes as an association taxable as a corporation or a partnership and that the Trust will continue to be classified as a grantor trust for United States federal income tax purposes.

     The books and records of the Trust will be maintained at the principal office of the Trust and will be open for inspection by a holder of Trust Preferred Securities or the holder's representative for any purpose reasonably related to the holder's interest in the Trust during normal business hours. Each holder of Trust Preferred Securities will be furnished annually with unaudited financial statements of the Trust as soon as available after the end of the Trust's fiscal year.

     Except as provided below or under the Business Trust Act and the Trust Indenture Act, holders of Trust Preferred Securities have no voting rights. If
(i) distributions on the Trust Preferred Securities are in arrears for 18 consecutive months or (ii) an Event of Default under the Declaration occurs and is continuing, holders of Trust Preferred Securities shall have the right to vote, as a single class, for the appointment of a Special Regular Trustee who need not be an employee or officer of or otherwise affiliated with the Corporation. The Special Regular Trustee shall have the same rights, powers and privileges under the Declaration as the Regular Trustees. See "DESCRIPTION OF TRUST PREFERRED SECURITIES -- Voting Rights."

     The Property Trustee, for the benefit of the holders of the Trust Securities, is authorized under the Declaration to exercise all rights under the Indenture with respect to the Junior Subordinated Debentures to enforce the Corporation's obligations under the Junior Subordinated Debentures upon the occurrence of an Indenture Event of Default. The Property Trustee shall also be authorized to enforce the rights of holders of Trust Preferred Securities under the Preferred Securities Guarantee. If the Trust's failure to make distributions on the Trust Preferred Securities is a consequence of the Corporation's exercise of its right to extend the interest payment period for the Junior Subordinated Debentures, the Property Trustee will have no right to enforce the payment of distributions on the Trust Preferred Securities until an Event of Default shall have occurred. Holders of at least a majority in liquidation amount of the Trust Preferred Securities will have the right to direct the Property Trustee with respect to certain matters under the Declaration and the Preferred Securities Guarantee. If the Property Trustee fails to enforce its rights under the Indenture or fails to enforce the Preferred Securities Guarantee, any holder of Trust Preferred Securities may, after a period of 30 days has elapsed from such holder's written request to the Property Trustee to enforce such rights or the Preferred Securities Guarantee, to the fullest extent permitted by law, institute a legal proceeding against the Corporation to enforce such rights or the Preferred Securities Guarantee, as the case may be, See "DESCRIPTION OF TRUST PREFERRED SECURITIES -- Voting Rights."

     If an Indenture Event of Default occurs and is continuing with respect to Junior Subordinated Debentures, an Event of Default under the Declaration will occur and be continuing with respect to the Trust Securities. In such event, the Declaration provides that the holder of Trust Common Securities will be deemed to have waived any such Event of Default with respect to the Trust Common Securities until all Events of Default with respect to the Trust Preferred Securities have been so cured or waived, the Property Trustee will be deemed to be acting solely on behalf of the holders of the Trust Preferred Securities and only the holders of the Trust Preferred Securities will have the right to direct the Property Trustee with respect to certain matters under the Declaration and consequently under the Indenture. In the event that any Event of Default with respect to the Trust Preferred Securities is waived by the holders of the Trust Preferred Securities as provided in the Declaration, the holders of Trust Common Securities pursuant to the Declaration have agreed that such waiver also constitutes a waiver of such Event of Default with respect to the Trust Common Securities for all purposes under the Declaration without any further act, vote or consent of the holders of the Trust Common Securities. See "DESCRIPTION OF TRUST PREFERRED SECURITIES."

     The Declaration provides that the Trustees may treat the person in whose name a Trust Preferred Security is registered on the books and records of the Trust as the sole holder thereof and of the Trust Preferred Securities represented thereby for purposes of receiving distributions and for all other purposes and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such certificate or in the Trust Preferred Securities represented thereby on the part of any person, whether or not the Trust shall have actual or other notice thereof. Trust Preferred Securities will be issued in fully registered form. Investors may elect to hold their Trust Preferred Securities directly or, subject to the rules and procedures of The Depository Trust Company ("DTC") described under "DESCRIPTION OF TRUST PREFERRED SECURITIES -- Book-Entry; Delivery and Form," hold interests in a global certificate registered on the books and records of the Trust in the name of DTC or its nominee. Under the Declaration:

                       (i) the Trust and the Trustees shall be entitled to deal
               with DTC (or any successor depositary) for all purposes, including the payment of distributions and receiving approvals, votes or consents under the Declaration, and except as set forth in the Declaration with respect to the Property Trustee, shall have no obligation to persons owning Trust Preferred Securities ("Beneficial Owners") registered in the name of and held by DTC or its nominee; and

                       (ii) the rights of Beneficial Owners shall be exercised
               only through DTC (or any successor depositary) and shall be limited to those established by law and agreements between such Owners and DTC and/or its participants. See "DESCRIPTION OF TRUST PREFERRED SECURITIES -- Book-Entry; Delivery and Form." With respect to Trust Preferred Securities registered in the name of and held by DTC or its nominee, all notices and other communications required under the Declaration shall be given to, and all distributions on such Trust Preferred Securities shall be given or made to, DTC (or its successor).


      In the Declaration, the Corporation has agreed to pay for all debts and obligations (other than with respect to the Trust Securities) and all costs and expenses of the Trust, including the fees and expenses of the Trustees and any taxes and all costs and expenses with respect thereto, to which the Trust may become subject, except for United States withholding taxes. The foregoing obligations of the Corporation under the Declaration are for the benefit of, and shall be enforceable by, any person to whom any such debts, obligations, costs, expenses and taxes are owed (a "Creditor") whether or not such Creditor has received notice hereof. Any such Creditor may enforce such obligations of the Corporation directly against the Corporation and the Corporation has irrevocably waived any right or remedy to require that any such Creditor take any action against the Trust or any other person before proceeding against the Corporation. The Corporation has agreed in the Declaration to execute such additional agreements as may be necessary or desirable in order to give full effect to the foregoing.


      THE FOREGOING SUMMARY OF CERTAIN PROVISIONS OF THE DECLARATION CONTAINS ALL MATERIAL ELEMENTS OF THE DECLARATION BUT DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DECLARATION WHICH HAS BEEN FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS PROXY STATEMENT/PROSPECTUS IS A PART.

      The business address of the Trust is 2600 One Logan Square, Philadelphia, PA 19103, telephone number (215) 665-3650.

                    DESCRIPTION OF TRUST PREFERRED SECURITIES

     The Trust Preferred Securities will be issued pursuant to the terms of the Declaration which is qualified under the Trust Indenture Act. The Property Trustee, Bank of New York, but not the other Trustees of the Trust, will act as the indenture trustee for purposes of the Trust Indenture Act. The terms of the

Trust Preferred Securities and the Declaration include those stated in the Declaration and those made part of the Declaration by the Trust Indenture Act. The summary of material terms and provisions of the Trust Preferred Securities and the Declaration set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Declaration, which has been filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus forms a part, the Business Trust Act and the Trust Indenture Act.

General

      The Declaration authorizes the Trust to issue the Trust Preferred Securities, which represent preferred undivided beneficial interests in the assets of the Trust, and the Trust Common Securities, which represent common undivided beneficial interests in the assets of the Trust. All of the Trust Common Securities will be owned, directly or indirectly, by the Corporation. The Trust Common Securities and the Trust Preferred Securities will have equivalent terms except that (i) if an Event of Default under the Declaration occurs and is continuing, the rights of the holders of the Trust Common Securities to payment in respect of periodic distributions and payments upon liquidation, redemption or otherwise are subordinated to the rights of the holders of the Trust Preferred Securities and (ii) holders of Trust Common Securities have the exclusive right (subject to the terms of the Declaration) to appoint, remove or replace Trustees and to increase or decrease the number of Trustees, subject to the right of holders of Trust Preferred Securities to appoint a Special Regular Trustee upon the occurrence of an Appointment Event. The Declaration does not permit the issuance by the Trust of any securities or other evidences of beneficial ownership of, or beneficial interests in, the assets of the Trust other than the Trust Preferred Securities and the Trust Common Securities, the incurrence of any indebtedness for borrowed money by the Trust or the making of any investment other than in the Junior Subordinated Debentures. Pursuant to the Declaration, the Property Trustee will own and hold the Junior Subordinated Debentures as trust assets for the benefit of the holders of the Trust Preferred Securities and the Trust Common Securities. The payment of distributions out of moneys held by the Property Trustee and payments on redemption of the Trust Preferred Securities or liquidation of the Trust are guaranteed by the Corporation on a subordinated basis as and to the extent described under "DESCRIPTION OF PREFERRED SECURITIES GUARANTEE." The Property Trustee will hold the Preferred Securities Guarantee for the benefit of holders of the Trust Preferred Securities. The Preferred Securities Guarantee is a full and unconditional guarantee from the time of issuance of the Trust Preferred Securities, but the Preferred Securities Guarantee covers distributions and other payments on the Trust Preferred Securities only if and to the extent that the Corporation has made a payment to the Property Trustee of interest or principal on the Junior Subordinated Debentures deposited in the Trust as trust assets. See "-Voting Rights."

Distributions

      Distributions on the Trust Preferred Securities will be fixed at a rate per annum of $2.90 (11.6% of the stated liquidation amount of $25) per Trust Preferred Security. Distributions in arrears will compound monthly thereon at the rate per annum of 11.6% thereof. The term "distributions" as used herein includes any such interest payable unless otherwise stated. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full monthly period for which distributions are computed, the amount of the distribution payable will be computed on the basis of the actual number of days elapsed in such a 30-day month.

      Distributions on the Trust Preferred Securities will be cumulative, will accrue from the first day following the Effective Time (the "Accrual Date") and, except as otherwise described below, will be payable monthly in arrears, on the last day of each calendar month of each year, commencing on April 30, 1997, but only if, and to the extent that, interest payments are made in respect of Junior Subordinated Debentures held by the Property Trustee.

     So long as the Corporation shall not be in default in the payment of interest on the Junior Subordinated Debentures, the Corporation has the right under the Indenture to defer payments of interest on the Junior Subordinated Debentures by extending the interest payment period from time to time on the Junior Subordinated Debentures for a period not exceeding 60 consecutive months and, as a consequence, distributions on the Trust Preferred Securities would not be made (but would continue to accrue with interest thereon at the rate of 11.6% per annum, compounded monthly) by the Trust during any such Extension Period. If the Corporation exercises the right to extend an interest payment period, the Corporation may not declare or pay dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its Common Stock or Preferred Stock during such Extension Period. Prior to the termination of any such Extension Period, the Corporation may further extend such Extension Period; provided that such Extension Period together with all such previous and further extensions thereof may not exceed 60 consecutive months. Upon the termination of any Extension Period and the payment of all amounts then due, the Corporation may commence a new Extension Period, subject to the above requirements. The Corporation may also prepay at any time all or any portion of the interest accrued during an Extension Period. Consequently, there could be multiple Extension Periods of varying lengths (up to five Extension Periods of 60 consecutive monthly interest periods each or more numerous shorter Extension Periods) throughout the term of the Junior Subordinated Debentures. See "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER CONSIDERATIONS -- Additional Risks Applicable to Holders of A Interests," "DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES -- Interest" and "-- Option to Extend Interest Payment Period." Payments of accrued distributions will be payable to holders of Trust Preferred Securities as they appear on the books and records of the Trust on the first record date after the end of an Extension Period.

      Distributions on the Trust Preferred Securities must be paid on the dates payable to the extent that the Property Trustee has cash on hand in the Property Account to permit such payment. The funds available for distribution to the holders of the Trust Preferred Securities will be limited to payments received by the Property Trustee in respect of the Junior Subordinated Debentures that are deposited in the Trust as trust assets. See "DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES." If the Corporation does not make interest payments on the Junior Subordinated Debentures, the Property Trustee will not make distributions on the Trust Preferred Securities. Under the Declaration, if and to the extent the Corporation does make interest payments on the Junior Subordinated Debentures deposited in the Trust as trust assets, the Property Trustee is obligated to make distributions on the Trust Securities on a Pro Rata Basis. The payment of distributions on the Trust Preferred Securities is guaranteed by the Corporation on a subordinated basis as and to the extent set forth under "DESCRIPTION OF PREFERRED SECURITIES GUARANTEE." The Preferred Securities Guarantee is a full and unconditional guarantee from the time of issuance of the Trust Preferred Securities but the Preferred Securities Guarantee covers distributions and other payments on the Trust Preferred Securities only if and to the extent that the Corporation has made a payment to the Property Trustee of interest or principal on the Junior Subordinated Debentures deposited in the Trust as trust assets. As used in this Proxy Statement/Prospectus the term "Pro Rata Basis" shall mean pro rata to each holder of Trust Securities according to the aggregate liquidation amount of the Trust Securities held by the relevant holder in relation to the aggregate liquidation amount of all Trust Securities outstanding unless, in relation to a payment, an Event of Default under the Declaration has occurred and is continuing, in which case any funds available to make such payment shall be paid first to each holder of the Trust Preferred Securities pro rata according to the aggregate liquidation amount of the Trust Preferred Securities held by the relevant holder in relation to the aggregate liquidation amount of all the Trust Preferred Securities outstanding, and only after satisfaction of all amounts owed to the holders of the Trust Preferred Securities, to each holder of Trust Common Securities pro rata according to the aggregate liquidation amount of the Trust Common Securities held by the relevant holder in relation to the aggregate liquidation amount of all the Trust Common Securities outstanding.

      Distributions on the Trust Preferred Securities will be made to the holders thereof as they appear on the books and records of the Trust on the relevant record dates, which will be the first business day of the month of the relevant distribution payment date. The Declaration provides that the payment dates or record dates for the Trust Preferred Securities shall be the same as the payment dates and record dates for the Junior Subordinated Debentures. Distributions payable on any Trust Preferred Securities that are not punctually paid on any distribution date as a result of the Corporation having failed to make the corresponding interest payment on the Junior Subordinated Debentures will forthwith cease to be payable to the person in whose name such Trust Preferred Security is registered on the relevant record date, and such defaulted distribution will instead be payable to the person in whose name such Trust Preferred Security is registered on the special record date established by the Regular Trustees, which record date shall correspond to the special record date or other specified date determined in accordance with the Indenture; provided, however, that distributions shall not be considered payable on any distribution payment date falling within an Extension Period unless the Corporation has elected to make a full or partial payment of interest accrued on the Junior Subordinated Debentures on such distribution payment date. Distributions on the Trust Preferred Securities will be paid through the Property Trustee who will hold amounts received in respect of the Junior Subordinated Debentures in the Property Account for the benefit of the holders of the Preferred and Trust Common Securities. All distributions paid with respect to the Trust Securities shall be paid on a Pro Rata Basis to the holders thereof entitled thereto. If any date on which distributions are to be made on the Trust Preferred Securities is not a Business Day, then payment of the distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

Mandatory Redemption

      Upon the repayment of the Junior Subordinated Debentures, whether at maturity, upon redemption or otherwise, the proceeds from such repayment or payment will be promptly applied to redeem Trust Preferred Securities and Trust Common Securities having an aggregate liquidation amount equal to the Junior Subordinated Debentures so repaid, upon not less than 30 nor more than 60 days' notice, at the Redemption Price. The Trust Common Securities will be entitled to be redeemed on a Pro Rata Basis with the Trust Preferred Securities, except that if an Event of Default under the Declaration has occurred and is continuing, the Trust Preferred Securities will have a priority over the Trust Common Securities with respect to payment of the Redemption Price. Subject to the foregoing, if fewer than all outstanding Trust Preferred Securities and Trust Common Securities are to be redeemed, the Trust Preferred Securities and Trust Common Securities will be redeemed on a Pro Rata Basis.

Special Event Redemption or Distribution

      If, at any time, a Tax Event or an Investment Company Event (each as defined herein, and each a "Special Event") shall occur and be continuing, the Trust shall, unless the Junior Subordinated Debentures are redeemed in the circumstances described below, be dissolved with the result that, after satisfaction of creditors of the Trust, Junior Subordinated Debentures with an aggregate principal amount equal to the aggregate stated liquidation amount of the Trust Preferred Securities and the Trust Common Securities would be distributed on a Pro Rata Basis to the holders of the Trust Preferred Securities and the Trust Common Securities in liquidation of such holders' interests in the Trust, within 90 days following the occurrence of such Special Event; provided, however, that in the case of the occurrence of a Tax Event, as a condition of such dissolution and distribution, the Regular Trustees shall have received an opinion of nationally recognized independent tax counsel experienced in such matters (a "No Recognition Opinion"), which opinion may rely on any then applicable published revenue rulings of the Internal Revenue Service, to the effect that the holders of the Trust Preferred Securities will not recognize any gain or loss for United States federal income tax purposes as a result of such dissolution and distribution of Junior Subordinated Debentures; and, provided, further, that, if at the time there is available to the Trust the opportunity to eliminate, within such 90-day period, the Special Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure, which has no adverse effect on the Trust or the Corporation or the holders of the Trust Preferred Securities, the Trust will pursue such measure in lieu of dissolution. Furthermore, if in the case of the occurrence of a Tax Event, (i) the Regular Trustees have received an opinion (a "Redemption Tax Opinion") of nationally recognized independent tax counsel experienced in such matters that, as a result of a Tax Event, there is more than an insubstantial risk that the Corporation would be precluded from deducting the interest on the Junior Subordinated Debentures for United States federal income tax purposes even if the Junior Subordinated Debentures were distributed to the holders of Trust Preferred Securities and Trust Common Securities in liquidation of such holders' interests in the Trust as described above or (ii) the Regular Trustees shall have been informed by such tax counsel that a No Recognition Opinion cannot be delivered to the Trust, the Corporation shall have the right, upon not less than 30 nor more than 60 days notice, to redeem the Junior Subordinated Debentures in whole or in part for cash within 90 days following the occurrence of such Tax Event, and promptly following such redemption Trust Preferred Securities and Trust Common Securities with an aggregate liquidation amount equal to the aggregate principal amount of the Junior Subordinated Debentures so redeemed will be redeemed by the Trust at the Redemption Price on a Pro Rata Basis at $25.25 if the redemption occurs within five years after the Effective Time of the Conversion and at $25.00 thereafter; provided, however, that if at the time there is available to the Corporation or the Regular Trustees the opportunity to eliminate, within such 90-day period, the Tax Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure, which has no adverse effect on the Trust, the Corporation or the holders of the Trust Preferred Securities, the Corporation, or the Regular Trustees on behalf of the Trust, will pursue such measure in lieu of redemption and provided further that the Corporation shall have no right to redeem the Junior Subordinated Debentures while the Regular Trustees on behalf of the Trust are pursuing any such ministerial action. The Trust Common Securities will be redeemed on a Pro Rata Basis with the Trust Preferred Securities, except that, if an Event of Default under the Declaration has occurred and is continuing, the Trust Preferred Securities will have a priority over the Trust Common Securities with respect to payment of the Redemption Price.

     "Tax Event" means that the Regular Trustees shall have obtained an opinion (a "Dissolution Tax Opinion") of nationally recognized independent tax counsel experienced in such matters to the effect that on or after the Effective Time as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, (b) any amendment to, or change in, an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination), (c) any interpretation or pronouncement that provides for a position with respect to such laws or regulations that differs from the theretofore generally accepted position or (d) any action taken by any governmental agency or regulatory authority, which amendment or change is enacted, promulgated, issued or effective or which interpretation or pronouncement is issued or announced or which action is taken, in each case on or after the Effective Time, there is more than an insubstantial risk that (i) the Trust is, or will be within 90 days of the date thereof, subject to United States federal income tax with respect to income accrued or received on the Junior Subordinated Debentures, (ii) the Trust is, or will be within 90 days of the date thereof, subject to more than a de minimis amount of other taxes, duties or other governmental charges or (iii) interest payable by the Corporation to the Trust on the Junior Subordinated Debentures is not, or within 90 days of the date thereof will not be, deductible by the Corporation for United States federal income tax purposes.

      It should be noted that certain legislation proposed as recently as February 1997 would have applied to securities similar to the Junior Subordinated Debentures, with the result that the Corporation would not have been entitled to an interest deduction with respect to the payments on the Junior Subordinated Debentures. See the discussion above under "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS." No prediction can be made as to the likelihood that such legislation will be enacted or as to whether such legislation would be effective retroactively to deny interest deductions with respect to securities issued prior to the date of enactment of such legislation. See "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS -- Additional Risks Applicable to Holders of A Interests -- Special Event Redemption or Distribution."


      "Investment Company Event" means that the Regular Trustees shall have received an opinion of nationally recognized independent counsel experienced in practice under the Investment Company Act of 1940, as amended (the "1940 Act"), that as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), there is more than an insubstantial risk that the Trust is or will be considered an "investment company" which is required to be registered under the 1940 Act, which Change in 1940 Act Law becomes effective on or after the Effective Time.


      On the date fixed for any distribution of Junior Subordinated Debentures, upon dissolution of the Trust, (i) the Trust Preferred Securities and the Trust Common Securities will no longer be deemed to be outstanding and (ii) certificates representing Trust Preferred Securities will be deemed to represent Junior Subordinated Debentures having an aggregate principal amount equal to the stated liquidation amount of, and bearing accrued and unpaid interest equal to accrued and unpaid distributions on, such Trust Preferred Securities until such certificates are presented to the Corporation or its agent for transfer or reissuance.

      There can be no assurance as to the market price for the Junior Subordinated Debentures which may be distributed in exchange for Trust Preferred Securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the Junior Subordinated Debentures which the investor may subsequently receive on dissolution and liquidation of the Trust may trade at a discount to the price of the Trust Preferred Securities exchanged. If the Junior Subordinated Debentures are distributed to the holders of Trust Preferred Securities upon the dissolution of the Trust, the Corporation will use its best efforts to list the Junior Subordinated Debentures on the NYSE or on such other exchange on which the Trust Preferred Securities are then listed.

Redemption Procedures

      The Trust may not redeem fewer than all the outstanding Trust Preferred Securities unless all accrued and unpaid distributions have been paid on all Trust Preferred Securities for all monthly distribution periods terminating on or prior to the date of redemption.

     If the Trust gives a notice of redemption in respect of Trust Preferred Securities (which notice will be irrevocable) then immediately prior to the close of business on the redemption date, provided that the Corporation has paid to the Property Trustee a sufficient amount of cash in connection with the related redemption or maturity of the Junior Subordinated Debentures, distributions will cease to accrue on the Trust Preferred Securities called for redemption, such Trust Preferred Securities shall no longer be deemed to be outstanding and all rights of holders of such Trust Preferred Securities so called for redemption will cease, except the right of the holders of such Trust Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price. Neither the Trustees nor the Trust shall be required to register or cause to be registered the transfer of any Trust Preferred Securities which have been so called for redemption. If any date fixed for redemption of Trust Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If the Corporation fails to repay Junior Subordinated Debentures on maturity or on the date fixed for this redemption or if payment of the Redemption Price in respect of Trust Preferred Securities is improperly withheld or refused and not paid by the Property Trustee or by the Corporation pursuant to the Preferred Securities Guarantee described under "Description of the Preferred Securities Guarantee," distributions on such Trust Preferred Securities will continue to accrue, from the original redemption date of the Trust Preferred Securities to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

      If a partial redemption of the Trust Preferred Securities would result in the delisting of the Trust Preferred Securities by any national securities exchange or other organization on which the Trust Preferred Securities are then listed, the Corporation pursuant to the Indenture will only redeem Junior Subordinated Debentures in whole and, as a result, the Trust may only redeem the Trust Preferred Securities in whole.

      Subject to the foregoing and applicable law (including, without limitation, United States federal securities laws), the Corporation or any of its subsidiaries may at any time and from time to time purchase outstanding Trust Preferred Securities by tender, in the open market or by private agreement.

Subordination of Trust Common Securities

      Payment of distributions on, and the redemption price of, the Trust Preferred Securities and the Trust Common Securities, as applicable, shall be made pro rata based on the liquidation amount of such Trust Preferred Securities and Trust Common Securities; provided, however, that if on any distribution date or redemption date an Indenture Event of Default shall have occurred and be continuing, no payment of any distribution on, or redemption price of, any of the Trust Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Trust Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid distributions on all of the outstanding Trust Preferred Securities for all distribution periods terminating on or prior thereto, or in the case of payment of the redemption price, the full amount of such redemption price on all of the outstanding Trust Preferred Securities then called for redemption, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all distributions on, or redemption price of, the Trust Preferred Securities then due and payable.

Liquidation Distribution Upon Dissolution

      In the event of any voluntary or involuntary dissolution, winding-up or termination of the Trust, the holders of the Trust Preferred Securities and Trust Common Securities at the date of dissolution, winding-up or termination of the Trust will be entitled to receive on a Pro Rata Basis solely out of the assets of the Trust, after satisfaction of creditors of the Trust (to the extent not satisfied by the Corporation as provided in the Declaration), an amount equal to the aggregate of the stated liquidation amount of $25 per Trust Security plus accrued and unpaid distributions thereon to the date of payment (such amount being the "Liquidation Distribution"), unless, in connection with such dissolution, winding-up or termination, Junior Subordinated Debentures in an aggregate principal amount equal to the aggregate stated liquidation amount of such Trust Securities and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on such Trust Securities, shall be distributed on a Pro Rata Basis to the holders of the Trust Preferred Securities and Trust Common Securities in exchange therefor, after satisfaction of creditors of the Trust (to the extent not satisfied by the Corporation as provided in the Declaration).

      If, upon any such dissolution, the Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Trust Preferred Securities and the Trust Common Securities shall be paid on a Pro Rata Basis. The holders of the Trust Common Securities will be entitled to receive distributions upon any such dissolution on a Pro Rata Basis with the holders of the Trust Preferred Securities, except that if an Event of Default under the Declaration has occurred and is continuing, the Trust Preferred Securities shall have a priority over the Trust Common Securities with respect to payment of the Liquidation Distribution.

      Pursuant to the Declaration, the Trust shall dissolve: (i) on April 30, 2027, (ii) when all of the Trust Securities shall have been called for redemption and the amounts necessary for redemption thereof shall have been paid to the holders of Trust Securities in accordance with the terms of the Trust Securities, (iii) when all of the Junior Subordinated Debentures shall have been distributed to the holders of Trust Securities in exchange for all of the Trust Securities in accordance with the terms of the Trust Securities, (iv) upon the bankruptcy of the Corporation or the Trust, (v) upon the filing of a certificate of dissolution or the equivalent with respect to the Corporation, the filing of a certificate of cancellation with respect to the Trust after having obtained the consent of at least a majority in liquidation amount of the trust Securities, voting together as a single class, to file such certificate of cancellation, or the revocation of the charter of the Corporation and the expiration of 90 days after the date of revocation without a reinstatement thereof, or (vi) upon the entry of a decree of judicial dissolution of the Corporation or the Trust.


No Merger, Consolidation or Amalgamation of the Trust

      The Trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets to, any corporation or other entity.


Declaration Events of Default

      An Indenture Event of Default will constitute an event of default under the Declaration with respect to the Trust Securities (an "Event of Default"); provided that pursuant to the Declaration, the holder of the Trust Common Securities will be deemed to have waived any such Event of Default with respect to the Trust Common Securities until all Events of Default with respect to the Trust Preferred Securities have been cured or waived. Until all such Events of Default with respect to the Trust Preferred Securities have been so cured or waived, the Property Trustee will be deemed to be acting solely on behalf of the holders of the Trust Preferred Securities, and only the holders of the Trust Preferred Securities will have the right to direct the Property Trustee with respect to certain matters under the Declaration and consequently under the Indenture. In the event that any Event of Default with respect to the Trust Preferred Securities is waived by the holders of the Trust Preferred Securities as provided in the Declaration, the holders of Trust Common Securities pursuant to the Declaration have agreed that such waiver also constitutes a waiver of such Event of Default with respect to the Trust Common Securities for all purposes under the Declaration without any further act, vote or consent of the holders of the Trust Common Securities. See "-- Voting Rights."


      Upon the occurrence of an Event of Default, the Property Trustee as the holder of all of the Junior Subordinated Debentures will have the right under the Indenture to declare the principal of and interest on the Junior Subordinated Debentures to be immediately due and payable. In addition, the Property Trustee will have the power to exercise all rights, powers and privileges under the Indenture. See "DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES."


      If the Property Trustee fails to enforce its rights with respect to the Junior Subordinated Debentures held by the Trust to the fullest extent permitted by law, any record holder of Trust Preferred Securities may institute legal proceedings directly against the Corporation to enforce the Property Trustee's rights under such Junior Subordinated Debentures without first instituting any legal proceedings against such Property Trustee or any other person or entity. In addition, if an Event of Default under the Declaration has occurred and is continuing and such event is attributable to the failure of the Corporation to pay interest, principal or other required payments on the Junior Subordinated Debentures issued to the Trust on the date such interest, principal or other payment is otherwise payable (or, in the case of redemption, the redemption date), then a record holder of Trust Preferred Securities may, on or after the respective due dates specified in the Junior Subordinated Debentures, institute a proceeding directly or indirectly against the Corporation under the Indenture for enforcement of payment on Junior Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of the Trust Preferred Securities held by such holder without first (i) directing the Property Trustee to enforce the terms of the Junior Subordinated Debentures or (ii) instituting a legal proceeding against the Corporation to enforce the Property Trustee's rights under the Junior Subordinated Debentures. In connection with such Direct Action, the Corporation will be subrogated to the rights of such record holder of Trust Preferred Securities to the extent of any payment made by the Corporation to such record holder of Trust Preferred Securities in such Direct Action. See "DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES."

Voting Rights

      Except as provided below, under "Modification and Amendment of the Declaration" and "DESCRIPTION OF PREFERRED SECURITIES GUARANTEE -- Amendments and Assignment" and as otherwise required by the Business Trust Act, the Trust Indenture Act and the Declaration, the holders of the Trust Preferred Securities will have no voting rights.

     If (i) the Trust fails to make distributions in full on the Trust Preferred Securities for 18 consecutive months or (ii) an Event of Default under the Declaration occurs and is continuing (each, an "Appointment Event"), then the holders of the Trust Preferred Securities, acting as a single class, will be entitled, by the vote of holders of Trust Preferred Securities representing a majority in aggregate liquidation amount of the outstanding Trust Preferred Securities, to appoint a Special Regular Trustee (who need not be an officer or an employee of or otherwise affiliated with the Corporation) who shall have the same rights, powers and privileges under the Declaration as the Regular Trustees. Any holder of Trust Preferred Securities (other than the Corporation or any of its affiliates) shall have the right to nominate any person to be appointed as Special Regular Trustee. For purposes of determining whether the Trust has failed to pay distributions in full for 18 consecutive months, distributions shall be deemed to remain in arrears, notwithstanding any payments in respect thereof, until full cumulative distributions have been or contemporaneously are paid with respect to all monthly distribution periods terminating on or prior to the date of payment of such cumulative distributions. Not later than 30 days after such right to appoint a Special Regular Trustee arises, the Regular Trustees will convene a meeting for the purpose of appointing a Special Regular Trustee. If the Regular Trustees fail to convene such meeting within such 30-day period, the holders of Trust Preferred Securities representing 10% in liquidation amount of the outstanding Trust Preferred Securities will be entitled to convene such meeting. The provisions of the Declaration relating to the convening and conduct of the meetings of the holders will apply with respect to any such meeting. If, at any such meeting, holders of less than a majority in aggregate liquidation amount of Trust Preferred Securities entitled to vote for the appointment of a Special Regular Trustee vote for such appointment, no Special Regular Trustee shall be appointed. Any Special Regular Trustee may be removed without cause at any time by holders of Trust Preferred Securities representing a majority in liquidation amount of the Trust Preferred Securities and holders of Trust Preferred Securities representing 10% in liquidation amount of the Trust Preferred Securities shall be entitled to convene a meeting for such purpose. Any Special Regular Trustee appointed shall cease to be a Special Regular Trustee if the Appointment Event pursuant to which the Special Regular Trustee was appointed and all other Appointment Events have been cured and cease to be continuing. Notwithstanding the appointment of any such Special Regular Trustee, the Corporation shall retain all rights under the Indenture, including the right to extend the interest payment period as provided under "DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES -- Option to Extend Interest Payment Period." If such an extension occurs, there will be no Indenture Event of Default for failure to make any scheduled interest payment during the Extension Period on the date originally scheduled.

      The holders of a majority in aggregate liquidation amount of the Trust Preferred Securities have the right (i) on behalf of all holders of Trust Securities, to waive any past default that is waivable under the Declaration and
(ii) to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee, or exercising any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee, as the holder of the Junior Subordinated Debentures, to (a) direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred on the Indenture Trustee with respect to the Junior Subordinated Debentures, (b) waive any past default that is waivable under the Indenture, or (c) exercise any right to rescind or annul a declaration that the principal of all the Junior Subordinated Debentures shall be due and payable; provided that where a consent under the Indenture would require the consent of
(1) holders of Junior Subordinated Debentures representing a specified percentage greater than a majority in principal amount of the Junior Subordinated Debentures or (2) each holder of Junior Subordinated Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior consent of, in the case of clause (1) above, holders of Trust Preferred Securities representing such specified percentage of the aggregate liquidation amount of the Trust Preferred Securities or, in the case of clause
(2) above, each holder of all Trust Preferred Securities affected thereby. The Property Trustee shall not revoke any action previously authorized or approved by a vote of the holders of Trust Preferred Securities. The Property Trustee shall notify all holders of record of Trust Preferred Securities of any notice of default received from the Indenture Trustee with respect to the Junior Subordinated Debentures. Other than with respect to directing the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or the Indenture Trustee as set forth above, the Property Trustee shall be under no obligation to take any of the foregoing actions at the direction of the holders of the Trust Preferred Securities unless the Property Trustee shall have obtained an opinion of nationally recognized independent tax counsel recognized as expert in such matters to the effect that the Trust will not be classified for United States federal income tax purposes as an association taxable as a corporation or a partnership on account of such action and will be treated as a grantor trust for United States federal income tax purposes following such action. If the Property Trustee fails to enforce its rights under the Declaration (including, without limitation, its rights, powers and privileges as a holder of the Junior Subordinated Debentures under the Indenture) to the fullest extent permitted by law, any holder of Trust Preferred Securities may, upon such holder's written request to the Property Trustee to enforce such rights, institute a legal proceeding directly against the Corporation to enforce the Property Trustee's rights under the Declaration, without first instituting a legal proceeding against the Property Trustee or any other Person; provided that any holder may institute a direct action without prior request to the Property Trustee to enforce the Corporation's payment obligations on the Junior Subordinated Debentures.

      A waiver of an Indenture Event of Default by the Property Trustee at the direction of holders of the Trust Preferred Securities will constitute a waiver of the corresponding Event of Default under the Declaration in respect of the Trust Securities.

      In the event the consent of the Property Trustee as the holder of the Junior Subordinated Debentures is required under the Indenture with respect to any amendment, modification or termination of the Indenture or the Junior Subordinated Debentures, the Property Trustee shall request the direction of the holders of the Trust Securities with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the Trust Securities voting together as a single class; provided, however, that where any such amendment, modification or termination under the Indenture would require the consent of (i) holders of Junior Subordinated Debentures representing a specified percentage greater than a majority in principal amount of the Junior Subordinated Debentures or (ii) each holder of Junior Subordinated Debentures affected thereby, the Property Trustee may only give such consent at the direction of the holders of Trust Securities representing such specified percentage of the aggregate liquidation amount of the Trust Securities in the case of clause (i) above, or each holder of Trust Securities affected thereby, in the case of clause (ii) above; and, provided, further, that the Property Trustee shall be under no obligation to take any such action in accordance with the directions of the holders of the Trust Securities unless the Property Trustee has obtained an opinion of nationally recognized independent tax counsel recognized as expert in such matters to the effect that the Trust will not be classified for United States federal income tax purposes as an association taxable as a corporation or a partnership on account of such action and will be treated as a grantor trust for United States federal income tax purposes following such action.

      Any required approval or direction of holders of Trust Preferred Securities may be given at a separate meeting of holders of Trust Preferred Securities convened for such purpose, at a meeting of all of the holders of Trust Securities or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of Trust Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Trust Preferred Securities. Each such notice will include a statement setting forth (i) the date of such meeting or the date by which such action is to be taken, (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought and (iii) instructions for the delivery of proxies or consents.

      No vote or consent of the holders of Trust Preferred Securities will be required for the Trust to redeem and cancel Trust Preferred Securities or distribute Junior Subordinated Debentures in accordance with the Declaration.

      Notwithstanding that holders of Trust Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Trust Preferred Securities at such time that are owned by the Corporation or by any entity directly or indirectly controlling or controlled by or under direct or indirect common control with the Corporation shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if they were not outstanding.

      The procedures by which persons owning Trust Preferred Securities registered in the name of and held by DTC or its nominee may exercise their voting rights are described under "Book-Entry; Delivery and Form" below.

      Subject to the right of holders of Trust Preferred Securities to appoint a Special Regular Trustee upon the occurrence of an Appointment Event, holders of the Trust Preferred Securities will have no rights to increase or decrease the number of Trustees or to appoint, remove or replace a Trustee, which rights are vested exclusively in the holders of the Trust Common Securities.

Modification and Amendment of the Declaration

      The Declaration may be modified and amended on approval of a majority of the Regular Trustees, provided that, if any proposed modification or amendment provides for, or the Regular Trustees otherwise propose to effect, (i) any action that would adversely affect the powers, preferences or special rights of the Trust Securities, whether by way of amendment to the Declaration or otherwise, or (ii) the dissolution, winding-up or termination of the Trust other than pursuant to the terms of the Declaration, then the holders of the outstanding Trust Securities as a class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of at least 66 2/3% in liquidation amount of the Trust Securities, provided that if any amendment or proposal referred to in clause (i) above would adversely affect only the Trust Preferred Securities or the Trust Common Securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of 66 2/3% in liquidation amount of such class of securities.

     Notwithstanding the foregoing, (i) no amendment or modification may be made to the Declaration unless the Regular Trustees shall have obtained (A) either a ruling from the Internal Revenue Service or a written unqualified opinion of nationally recognized independent tax counsel experienced in such matters to the effect that such amendment will not cause the Trust to be classified for United States federal income tax purposes as an association taxable as a corporation or a partnership and to the effect that the Trust will continue to be treated as a grantor trust for purposes of United States federal income taxation and (B) a written unqualified opinion of nationally recognized independent counsel experienced in such matters to the effect that such amendment will not cause the Trust to be an "investment company" which is required to be registered under the 1940 Act; (ii) certain specified provisions of the Declaration may not be amended without the consent of all of the holders of the Trust Securities; (iii) no amendment which adversely affects the rights, powers and privileges of the Property Trustee shall be made without the consent of the Property Trustee; (iv)
Article IV of the Declaration relating to the obligation of the Corporation to purchase the Trust Common Securities and to pay certain obligations and expenses of the Trust as described under "SUNSOURCE CAPITAL TRUST" may not be amended without the consent of the Corporation; (v) the rights of holders of Trust Common Securities under Article V of the Declaration to increase or decrease the number of, and to appoint, replace or remove, Trustees (other than a Special Regular Trustee) shall not be amended without the consent of each holder of Trust Common Securities; and (vi) the rights of holders of Trust Preferred Securities under the Declaration to appoint or remove a Special Regular Trustee shall not be amended without the consent of each holder of Trust Preferred Securities.

      The Declaration further provides that it may be amended without the consent of the holders of the Trust Securities to (i) cure any ambiguity, (ii) correct or supplement any provision in the Declaration that may be defective or inconsistent with any other provision of the Declaration, (iii) add to the covenants, restrictions or obligations of the Corporation, (iv) preserve the status of the Trust as a grantor trust for federal income tax purposes, and (v) to conform to changes in, or a change in interpretation or application of certain 1940 Act requirements by the SEC, which amendment does not adversely affect the rights, preferences or privileges of the holders.

Book-Entry; Delivery and Form

      Trust Preferred Securities will be issued in fully registered form. Investors may elect to hold their Trust Preferred Securities directly or, subject to the rules and procedures of DTC described below, hold interests in a global certificate (the "Trust Preferred Securities Global Certificate") registered in the name of DTC or its nominee.

      The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Trust Preferred Security.


      DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

      Upon issuance of a Trust Preferred Securities Global Certificate, DTC will credit on its book-entry registration and transfer system the number of Trust Preferred Securities represented by such Trust Preferred Securities Global Certificate to the accounts of institutions that have accounts with DTC. Ownership of beneficial interests in a Trust Preferred Securities Global Certificate will be limited to Participants or persons that may hold interests through Participants. The ownership interest of each actual purchaser of each Trust Preferred Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Trust Preferred Securities. Transfers of ownership interests in the Trust Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners.

     DTC has no knowledge of the actual Beneficial Owners of the Trust Preferred Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Trust Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers. So long as DTC, or its nominee, is the owner of a Trust Preferred Securities Global Certificate, DTC or such nominee, as the case may be, will be considered the sole owner and holder of record of the Trust Preferred Securities represented by such Trust Preferred Securities Global Certificate for all purposes.

      Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Redemption notices shall be sent to Cede & Co. If less than all of the Trust Preferred Securities are being redeemed, DTC will reduce pro rata (subject to adjustment to eliminate fractional Trust Preferred Securities) the amount of interest of each Direct Participant in the Trust Preferred Securities to be redeemed.

      Although voting with respect to the Trust Preferred Securities is limited, in those instances in which a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to Trust Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to the Trust as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Trust Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

      Distribution payments on the Trust Preferred Securities represented by a Preferred Series Global Certificate will be made by the Property Trustee to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such Participants and not of DTC, the Trust or the Corporation, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Trust, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

      DTC may discontinue providing its services as securities depository with respect to the Trust Preferred Securities at any time by giving reasonable notice to the Trust. Under such circumstances, if a successor securities depository is not obtained, Trust Preferred Security certificates will be required to be printed and delivered. Additionally, the Trust may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depository). In that event, certificates for the Trust Preferred Securities will be printed and delivered.

Expenses and Taxes

      In the Indenture, the Company, as borrower, has agreed to pay all debts and other obligations (other than with respect to the Trust Preferred Securities) and all costs and expenses of the Trust (including costs and expenses relating to the organization of the Trust, the fees and expenses of the Trustees and the costs and expenses relating to the operation of the Trust) and to pay any and all taxes and all costs and expenses with respect thereto (other than United States withholding taxes) to which the Trust might become subject. The foregoing obligations of the Company under the Indenture are for the benefit of, and shall be enforceable by, any person to whom any such debts, obligations, costs, expenses and taxes are owed (a "Creditor") whether or not such Creditor has received notice thereof. Any such Creditor may enforce such obligations of the Corporation directly against the Corporation, and the Corporation has irrevocably waived any right or remedy to require that any such Creditor take any action against the Trust or any other person before proceeding against the Company. The Corporation has also agreed in the Indenture to execute such additional agreements as may be necessary or desirable to give effect to the foregoing.

Registrar, Transfer Agent and Paying Agent

      Payment of distributions and payments on redemption of the Trust Preferred Securities will be payable, the transfer of the Trust Preferred Securities will be registrable, and Trust Preferred Securities will be exchangeable for Trust Preferred Securities of other denominations of a like aggregate liquidation amount, at the principal corporate trust office of the Property Trustee in The City of New York; provided that payment of distributions may be made at the option of the Regular Trustees on behalf of the Trust by check mailed to the address of the persons entitled thereto and that the payment on redemption of any Trust Preferred Security will be made only upon surrender of such Trust Preferred Security to the Property Trustee.

      Registrar and Transfer Company or one of its affiliates will act as registrar and transfer agent for the Trust Preferred Securities. Registrar and Transfer Company will also act as paying agent and, with the consent of the Regular Trustees, may designate additional paying agents.

      Registration of transfers of Trust Preferred Securities will be effected without charge by or on behalf of the Trust, but upon payment (with the giving of such indemnity as the Trust or the Corporation may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

      The Trust will not be required to register or cause to be registered the transfer of Trust Preferred Securities after such Trust Preferred Securities have been called for redemption.

Information Concerning the Property Trustee

      The Property Trustee, prior to a default with respect to the Trust Securities, undertakes to perform only such duties as are specifically set forth in the Declaration and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Trust Preferred Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Property Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Property Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

Governing Law

      The Declaration and the Trust Preferred Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

Miscellaneous

      Application has been made to list the Trust Preferred Securities on the NYSE, subject to notice of issuance.

      The Regular Trustees are authorized and directed to take such action as they deem reasonable in order that the Trust will not be deemed to be an "investment company" required to be registered under the 1940 Act or that the Trust will not be classified for United States federal income tax purposes as an association taxable as a corporation or a partnership and will be treated as a grantor trust for United States federal income tax purposes. In this connection, the Regular Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust or the Declaration, that the Regular Trustees determine in their discretion to be reasonable and necessary or desirable for such purposes, as long as such action does not adversely affect the interests of holders of the Trust Securities.

      The Corporation and the Regular Trustees on behalf of the Trust will be required to provide to the Property Trustee annually a certificate as to whether the Corporation and the Trust, respectively, are in compliance with all the conditions and covenants under the Declaration.


                  DESCRIPTION OF PREFERRED SECURITIES GUARANTEE


      Set forth below is a summary of information concerning the Preferred Securities Guarantee that will be executed and delivered by the Corporation for the benefit of the holders from time to time of Trust Preferred Securities. The Preferred Securities Guarantee is separately qualified under the Trust Indenture Act and will be held by Bank of New York acting in its capacity as indenture trustee with respect thereto, for the benefit of the holders of the Trust Preferred Securities. The terms of the Preferred Securities Guarantee include those stated in such Guarantee and those made part of the Preferred Securities Guarantee by the Trust Indenture Act. The summary set forth below contains all material elements of the Preferred Securities Guarantee but does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Preferred Securities Guarantee, which is filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus forms a part, and the Trust Indenture Act.

General

      Pursuant to the Preferred Securities Guarantee, the Corporation will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full, to the holders of the Trust Preferred Securities, the Guarantee Payments (as defined below) (without duplication of amounts theretofore paid by the Trust), to the extent not paid by the Trust, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert. The following payments or distributions with respect to the Trust Preferred Securities to the extent not paid or made by the Trust (the "Guarantee Payments") will be subject to the Guarantee (without duplication): (i) any accrued and unpaid distributions on the Trust Preferred Securities and the redemption price, including all accrued and unpaid distributions to the date of the redemption, with respect to the Trust Preferred Securities called for redemption by the Trust but if and only to the extent that in each case the Corporation has made a payment to the Property Trustee of interest or principal on the Junior Subordinated Debentures and (ii) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Junior Subordinated Debentures to holders of Trust Preferred Securities or the redemption of all of the Trust Preferred Securities upon the maturity or redemption of the Junior Subordinated Debentures), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Trust Preferred Securities to the date of payment, to the extent the Trust has funds available therefor, and (b) the amount of assets of the Trust remaining available for distribution to holders of Trust Preferred Securities in liquidation of the Trust. The Corporation's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Corporation to the holders of Trust Preferred Securities or by causing the Trust to pay such amounts to such holders. The Preferred Securities Guarantee, when taken together with the Corporation's obligations under the Junior Subordinated Debentures and the Indenture and its obligations under the Declaration, including its obligation to pay costs, expenses and certain liabilities of the Trust, constitutes a full and unconditional guarantee of amounts due on the Trust Preferred Securities.

Certain Covenants of the Corporation

      In the Preferred Securities Guarantee, the Corporation will covenant that, so long as the Trust Preferred Securities remain outstanding, the Corporation will not declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its common stock or preferred stock or make any guarantee payment with respect thereto if at such time (i) the Corporation shall be in default with respect to its Guarantee Payments or other payment obligations under the Preferred Securities Guarantee,
(ii) there shall have occurred any Indenture Event of Default or any Event of Default under the Declaration or (iii) the Corporation shall have given notice of its selection of an Extension Period as provided in the Indenture and such period, or any extension thereof, is continuing. In addition, so long as any Trust Preferred Securities remain outstanding, the Corporation has agreed (i) to remain the sole direct or indirect owner of all of the outstanding Trust Common Securities and shall not cause or permit the Trust Common Securities to be transferred except to the extent permitted by the Declaration; provided that any permitted successor of the Corporation under the Indenture may succeed to the Corporation's ownership of the Trust Common Securities and (ii) to use reasonable efforts to cause the Trust to continue to be treated as a grantor trust for United States federal income tax purposes except in connection with a distribution of Junior Subordinated Debentures.

Amendments and Assignment

      Except with respect to any changes that do not adversely affect the rights of holders of Trust Preferred Securities (in which case no consent will be required), the Preferred Securities Guarantee may be amended only with the prior approval of the holders of not less than 66 2/3% in liquidation amount of the outstanding Trust Preferred Securities. The manner of obtaining any such approval of holders of the Trust Preferred Securities will be as set forth under "DESCRIPTION OF TRUST PREFERRED SECURITIES -- Voting Rights." All guarantees and agreements contained in the Preferred Securities Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Corporation and shall inure to the benefit of the holders of the Trust Preferred Securities then outstanding. Except in connection with a consolidation, merger or sale involving the Corporation that is permitted under the Indenture, the Corporation may not assign its obligations under the Preferred Securities Guarantee.

Termination of the Preferred Securities Guarantee

     The Preferred Securities Guarantee will terminate and be of no further force and effect as to the Trust Preferred Securities upon full payment of the Redemption Price of all Trust Preferred Securities, or upon distribution of the Junior Subordinated Debentures to the holders of Trust Preferred Securities in exchange for all of the Trust Preferred Securities, or upon full payment of the amounts payable upon liquidation of the Trust. Notwithstanding the foregoing, the Preferred Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities must restore payment of any sums paid with respect to the Trust Preferred Securities or the Preferred Securities Guarantee.

Status of the Preferred Securities Guarantee

      The Corporation's obligations under the Preferred Securities Guarantee to make the Guarantee Payments will constitute an unsecured obligation of the Corporation and will rank (i) subordinate and junior in right of payment to all other liabilities of the Corporation, including the Junior Subordinated Debentures, except those made pari passu or subordinate by their terms, and (ii) senior to all capital stock now or hereafter issued by the Corporation and to any guarantee now or hereafter entered into by the Corporation in respect of any of its capital stock. Because the Corporation is a holding company, the Corporation's obligations under the Preferred Securities Guarantee are also effectively subordinated to all existing and future liabilities, including trade payables, of the Corporation's subsidiaries, except to the extent that the Corporation is a creditor of the subsidiaries recognized as such. The Declaration provides that each holder of Trust Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the Preferred Securities Guarantee.

      The Preferred Securities Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity). The Preferred Securities Guarantee will be deposited with the Property Trustee, to be held in trust for the benefit of the holders of the Trust Preferred Securities. The Property Trustee shall enforce the Preferred Securities Guarantee on behalf of the holders of the Trust Preferred Securities although any holder of Trust Preferred Securities may bring a direct action against the Corporation to enforce the Preferred Securities Guarantee without prior notice to the Property Trustee. The holders of not less than a majority in aggregate liquidation amount of the Trust Preferred Securities, have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of the Preferred Securities Guarantee, including the giving of directions to the Property Trustee.


Governing Law

      The Preferred Securities Guarantee will be governed by and construed in accordance with the laws of the State of New York.



                  DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

      Set forth below is a description of the Junior Subordinated Debentures which will be deposited in the Trust as trust assets. The terms of the Junior Subordinated Debentures include those stated in the Indenture dated _____________ (the "Indenture"), between the Corporation and Bank of New York, as trustee (the "Indenture Trustee"), the form of which has been filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus forms a part, and those made part of the Indenture by the Trust Indenture Act. The following description contains all material elements of the Junior Subordinated Debentures but does not purport to be complete and is qualified in its entirety by reference to the Indenture and the Trust Indenture Act. Whenever particular provisions or defined terms in the Indenture are referred to herein, such provisions or defined terms are incorporated by reference herein. Section and Article references used herein are references to provisions of the Indenture.

      Under certain circumstances involving the dissolution of the Trust following the occurrence of a Special Event, Junior Subordinated Debentures may be distributed to the holders of the Trust Securities in liquidation of the Trust. See "DESCRIPTION OF TRUST PREFERRED SECURITIES -- Special Event Redemption or Distribution."

General

      The Junior Subordinated Debentures are unsecured, subordinated obligations of the Corporation, limited in aggregate principal amount to an amount equal to the sum of (i) the stated liquidation amount of the Trust Preferred Securities issued by the Trust in the Conversion and (ii) the proceeds received by the Trust upon issuance of the Trust Common Securities to the Corporation (which proceeds will be used to purchase an equal principal amount of Junior Subordinated Debentures).

      The entire principal amount of the Junior Subordinated Debentures will become due and payable, together with any accrued and unpaid interest thereon, on April 30, 2027. The Junior Subordinated Debentures are not subject to any sinking fund.

      If Junior Subordinated Debentures are distributed to holders of Trust Preferred Securities in dissolution of the Trust, such Junior Subordinated Debentures will be so issued in certificated form in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below.

      Payments of principal and interest on Junior Subordinated Debentures will be payable, the transfer of the Junior Subordinated Debentures will be registrable, and Junior Subordinated Debentures will be exchangeable for Junior Subordinated Debentures of other denominations of a like aggregate principal amount, at the corporate trust office of the Indenture Trustee in The City of New York; provided that payment of interest may be made at the option of the Corporation by check mailed to the address of the persons entitled thereto and that the payment of principal with respect to any Junior Subordinated Debenture will be made only upon surrender of such Junior Subordinated Debenture to the Indenture Trustee.


      If the Junior Subordinated Debentures are distributed to the holders of Trust Preferred Securities upon the dissolution of the Trust, the Corporation will use its best efforts to list the Junior Subordinated Debentures on the NYSE or on such other exchange on which the Trust Preferred Securities are then listed.

Optional Redemption

      Except as provided below, the Junior Subordinated Debentures may not be redeemed prior to April 30, 2002. The Corporation shall have the right to redeem the Junior Subordinated Debentures, in whole or in part, from time to time, on or after April 30, 2002, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount to be redeemed, plus any accrued and unpaid interest, to the redemption date, including interest accrued during an Extension Period. The Corporation will also have the right to redeem the Junior Subordinated Debentures at any time upon the occurrence of a Tax Event if certain conditions are met as described under "DESCRIPTION OF THE TRUST PREFERRED SECURITIES -- Special Event Redemption or Distribution." The redemption price for such redemption within five years of the Conversion will be 101% of the principal amount of the Junior Subordinated Debentures plus accrued and unpaid interest.

      If the Corporation gives a notice of redemption in respect of Junior Subordinated Debentures (which notice will be irrevocable) then, by 12:00 noon, New York City time, on the redemption date, the Corporation will deposit irrevocably with the Indenture Trustee funds sufficient to pay the applicable redemption price and will give irrevocable instructions and authority to pay such redemption price to the holders of the Junior Subordinated Debentures. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, interest will cease to accrue on the Junior Subordinated Debentures called for redemption, such Junior Subordinated Debentures will no longer be deemed to be outstanding and all rights of holders of such Junior Subordinated Debentures so called for redemption will cease, except the right of the holders of such Junior Subordinated Debentures to receive the applicable redemption price, but without interest on such redemption price. If any date fixed for redemption of Junior Subordinated Debentures is not a Business Day, then payment of the redemption price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If payment of the redemption price in respect of Junior Subordinated Debentures is improperly withheld or refused and not paid by the Corporation, interest on such Junior Subordinated Debentures will continue to accrue compounded monthly, from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable redemption price. If fewer than all of the Junior Subordinated Debentures are to be redeemed, the Junior Subordinated Debentures to be redeemed shall be selected by lot or pro rata or in some other equitable manner determined by the Indenture Trustee.

      In the event of any redemption in part, the Corporation shall not be required to (i) issue, register the transfer of or exchange any Junior Subordinated Debentures during a period beginning at the opening of business 15 days before any selection for redemption of Junior Subordinated Debentures and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of Junior Subordinated Debentures to be redeemed and (ii) register the transfer of or exchange any Junior Subordinated Debentures so selected for redemption, in whole or in part, except the unredeemed portion of any Junior Subordinated Debentures being redeemed in part.

Proposed Tax Legislation

      Certain tax law changes have been proposed that may, if enacted, deny corporate issuers a deduction for interest in respect of certain debt obligations, such as the Junior Subordinated Debentures. See "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS -- Additional Risks Applicable to Holders of A Interests -- Special Event Redemption or Distribution."

Interest

      The Junior Subordinated Debentures will bear interest at an annual rate of 11.6% from the Accrual Date. Interest will be payable monthly in arrears on the last day of each calendar month of each year (each, an "Interest Payment Date"), commencing on May 31, 1997, to the person in whose name such Junior Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the first day of the month in which such Interest Payment Date occurs. Interest payable on any Junior Subordinated Debenture that is not punctually paid or duly provided for on any Interest Payment Date will forthwith cease to be payable to the person in whose name such Junior Subordinated Debenture is registered on the relevant record date, and such defaulted interest will instead be payable to the person in whose name such Junior Subordinated Debenture is registered on the special record date or other specified date determined in accordance with the Indenture; provided, however, that interest shall not be considered payable by the Corporation on any Interest Payment Date falling within an Extension Period unless the Corporation has elected to make a full or partial payment of interest accrued on the Junior Subordinated Debentures on such Interest Payment Date.

      The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full monthly period for which interest is computed, the amount of interest payable will be computed on the basis of the actual number of days elapsed in such a 30-day month. If any Interest Payment Date is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

Option to Extend Interest Payment Period

      So long as the Corporation shall not be in default in the payment of interest on the Junior Subordinated Debentures, the Corporation shall have the right to extend the interest payment period from time to time for a period not exceeding 60 consecutive months. The Corporation has no current intention of exercising its right to extend an interest payment period. No interest shall be due and payable during an Extension Period, except at the end thereof. During any Extension Period, the Corporation shall not declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its common stock or preferred stock or make any guarantee payments with respect thereto. Prior to the termination of any such Extension Period, the Corporation may further extend the interest payment period; provided that such Extension Period together with all such previous and further extensions thereof may not exceed 60 consecutive months. On the Interest Payment Date occurring after the end of each Extension Period, the Corporation shall pay to the holders of Junior Subordinated Debentures of record on the record date for such Interest Payment Date (regardless of who the holders of record may have been on other dates during the Extension Period) all accrued and unpaid interest on the Junior Subordinated Debentures, together with interest thereon at the rate specified for the Junior Subordinated Debentures to the extent permitted by applicable law, compounded monthly, ("Compounded Interest"). Upon the termination of any Extension Period and the payment of all amounts then due, the Corporation may commence a new Extension Period, subject to the above requirements. The Corporation may also prepay at any time all or any portion of the interest accrued during an Extension Period. Consequently, there could be multiple Extension Periods of varying lengths (up to five Extension Periods of 60 consecutive months each or more numerous shorter Extension Periods) throughout the term of the Junior Subordinated Debentures. The failure by the Corporation to make interest payments during an Extension Period would not constitute a default or an event of default under the Indenture or the Corporation's currently outstanding indebtedness.

     If the Trust shall be the sole holder of the Junior Subordinated Debentures, the Corporation shall give the Property Trustee and the Indenture Trustee notice of its selection of such Extension Period ten Business Days prior to the earlier of (i) the date the distributions on the Trust Preferred Securities are payable or (ii) the date the Trust is required to give notice to the NYSE or other applicable self-regulatory organization or to holders of the Trust Preferred Securities of the record date or the date such distribution is payable, but in any event not less than one Business Day prior to such record date. The Trust shall give notice of the Corporation's selection of such Extension Period to the holders of the Trust Preferred Securities.

      If Junior Subordinated Debentures have been distributed to holders of Trust Securities, the Corporation shall give the holders of the Junior Subordinated Debentures notice of its selection of such Extension Period ten Business Days prior to the earlier of (i) the next succeeding interest payment date or (ii) the date the Corporation is required to give notice to the NYSE (if the Junior Subordinated Debentures are then listed thereon) or other applicable self-regulatory organization or to holders of the Junior Subordinated Debentures of the record or payment date of such related interest payment.

Compounded Interest

      The Corporation will make payments of Compounded Interest to the Trust with respect to the Junior Subordinated Debentures held by the Trust, and the Property Trustee will make such funds available to pay any interest on distributions in arrears in respect of the Trust Preferred Securities pursuant to the terms thereof.

Certain Covenants of the Corporation Applicable to the Junior Subordinated Debentures

      In the Indenture, the Corporation will covenant that, so long as any Trust Preferred Securities remain outstanding, the Corporation will not declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its common stock or preferred stock or make any guarantee payment with respect thereto if at such time (i) the Corporation shall be in default with respect to its Guarantee Payments or other payment obligations under the Preferred Securities Guarantee, (ii) there shall have occurred any Indenture Event of Default with respect to the Junior Subordinated Debentures or (iii) the Corporation shall have given notice of its selection of an Extension Period as provided in the Indenture and such period, or any extension thereof, is continuing. In addition, so long as the Trust Preferred Securities remain outstanding, the Corporation has agreed (i) not to cause or permit the Trust Common Securities to be transferred except to the extent permitted by the Declaration, provided that any permitted successor of the Corporation under the Indenture may succeed to the Corporation's ownership of the Trust Common Securities, (ii) to comply fully with all of its obligations and agreements contained in the Declaration and (iii) not to take any action which would cause the Trust to cease to be treated as a grantor trust for United States federal income tax purposes except in connection with a distribution of Junior Subordinated Debentures.

Subordination

      The Indenture provides that the Junior Subordinated Debentures are subordinate and junior in right of payment to all Senior Indebtedness of the Corporation. In the event (a) of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in respect of the Corporation or its property or any proceeding for voluntary liquidation, dissolution or other winding up of the Corporation, or (b) Junior Subordinated Debentures are declared due and payable before their expressed maturity because of the occurrence of an Indenture Event of Default (under circumstances other than as set forth in clause (a) above), then the holders of all Senior Indebtedness shall first be entitled to receive payment of the full amount due thereon in money, before the holders of any of the Junior Subordinated Debentures are entitled to receive a payment on account of the principal of, premium, if any, or interest on the indebtedness evidenced by such Junior Subordinated Debentures. In the event and during the continuation of any default in payment of any Senior Indebtedness or if any event of default shall exist under any Senior Indebtedness resulting in the acceleration of the maturity thereof, or the right to accelerate maturity thereof, as "event of default" is defined therein or in the agreement under which the same is outstanding, then no payment of the principal of, premium, if any, or interest on the Subordinated Debentures shall be made.

     The term "Senior Indebtedness" shall mean the principal of and premium, if any, and interest on (a) all indebtedness of the Corporation, whether outstanding on the date of the Indenture or thereafter created, (i) for money borrowed by the Corporation,(ii) for money borrowed by, or obligations of, others and either assumed or guaranteed, directly or indirectly, by the Corporation, (iii) in respect of letters of credit and acceptances issued or made by banks, or (iv) constituting purchase money indebtedness, or indebtedness secured by property included in the property, plant and equipment accounts of the Corporation at the time of the acquisition of such property by the Corporation, for the payment of which the Corporation is directly liable, and
(b) all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any such indebtedness. As used in the preceding sentence the term "purchase money indebtedness" means indebtedness evidenced by a note, debenture, bond or other instrument (whether or not secured by any lien or other security interest) issued or assumed as all or a part of the consideration for the acquisition of property, whether by purchase, merger, consolidation or otherwise, unless by its terms such indebtedness is subordinate to other indebtedness of the Corporation. Notwithstanding anything to the contrary in the Indenture or the Junior Subordinated Debentures, Senior Indebtedness shall not include (i) amounts owed to trade creditors in the ordinary course of business, (ii) any indebtedness of the Corporation which, by its terms or the terms of the instrument creating or evidencing it, is subordinate in right of payment to or pari passu with the Junior Subordinated Debentures, as the case may be, and, in particular, the Junior Subordinated Debentures shall rank pari passu with respect to all other debt securities and guarantees in respect thereof issued to any other trusts, partnerships or other entity affiliated with the Corporation which is a financing vehicle of the Corporation in connection with the issuance of preferred securities by such financing vehicle, or (iii) any indebtedness of the Corporation to a subsidiary of the Corporation.

      The Indenture does not limit the aggregate amount of indebtedness, including Senior Indebtedness, that may be issued. Because the Corporation will be a holding company after the Merger, the Junior Subordinated Debentures will be effectively subordinated to all existing and future liabilities, including trade payables, of the Corporation's subsidiaries. Any right of the Corporation to participate in any distribution of the assets of any of the Corporation's subsidiaries, including the Operating Partnership, upon the liquidation, reorganization or insolvency of such subsidiary (and the consequent right of the holders of the Junior Subordinated Debentures to participate in those assets) will be subject to the claims of the creditors (including trade creditors) and preferred stockholders of such subsidiary, except to the extent that claims of the Corporation itself as a creditor of such subsidiary may be recognized, in which case the claims of the Corporation would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Corporation. At September 30, 1996, the Operating Partnership had outstanding indebtedness of $81,186,000, all of which had been guaranteed by the Partnership. For a discussion of indebtedness to be outstanding after the Merger, see "CAPITALIZATION." There are no terms in the Trust Preferred Securities, the Junior Subordinated Debentures or the Preferred Securities Guarantee that limit the Corporation's ability to incur additional indebtedness, including indebtedness that ranks senior to or pari passu with the Junior Subordinated Debentures and the Preferred Securities Guarantee, or the ability of its subsidiaries to incur additional indebtedness. See "DESCRIPTION OF PREFERRED SECURITIES GUARANTEE -- Status of the Preferred Securities Guarantee."

Indenture Events of Default

      The Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes an "Indenture Event of Default" with respect to the Junior Subordinated Debentures:

               (a) failure for 30 days to pay interest on the Subordinated Debentures when due; provided that a valid extension of the interest payment period by the Corporation shall not constitute a default in the payment of interest for this purpose; or

               (b) failure to pay principal of or premium, if any, on the Junior Subordinated Debentures when due whether at maturity, upon redemption, by declaration or otherwise; or

               (c) failure to observe or perform any other covenant contained in the Indenture with respect to the Junior Subordinated Debentures for 90 days after written notice to the Corporation from the Indenture Trustee or the holders of at least 25% in principal amount of the outstanding Junior Subordinated Debentures; or

               (d) certain events in bankruptcy, insolvency or reorganization of the Corporation.

      In each and every such case, unless the principal of all the Junior Subordinated Debentures of shall have already become due and payable, either the Indenture Trustee or the holders of not less than 25% in aggregate principal amount of the Junior Subordinated Debentures then outstanding, by notice in writing to the Corporation (and to the Indenture Trustee if given by such holders), may declare the principal of all the Junior Subordinated Debentures to be due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable.

      The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee. The Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Junior Subordinated Debentures may declare the principal due and payable immediately upon an Indenture Event of Default, but the holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures may annul such declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal otherwise than by acceleration and any premium has been deposited with the Indenture Trustee.

      The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures then outstanding may, on behalf of the holders of all the Junior Subordinated Debentures, waive any past default, except a default in the payment of principal, premium, if any, or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal otherwise than by acceleration and any premium has been deposited with the Indenture Trustee) or a call for redemption of Junior Subordinated Debentures. The Corporation is required to file annually with the Indenture Trustee a certificate as to whether or not the Corporation is in compliance with all the conditions and covenants under the Indenture.

      An Indenture Event of Default also constitutes an Event of Default under the Declaration. See "DESCRIPTION OF TRUST PREFERRED SECURITIES -Declaration Events of Default."

Modification of the Indenture

      The Indenture contains provisions permitting the Corporation and the Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Junior Subordinated Debentures, to modify the Indenture or any supplemental indenture affecting the rights of the holders of such Junior Subordinated Debentures; provided that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Debenture affected thereby, (i) change the time for payment of principal or interest on any Junior Subordinated Debenture; (ii) reduce the principal of , or any installment of principal of, or interest on, or reduce any premium payable upon the redemption of, any Junior Subordinated Debenture; (iii) change the coin or currency in which any Junior Subordinated Debenture or interest thereon is payable; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any Junior Subordinated Debenture; (v) reduce the percentage in principal amount of the outstanding Junior Subordinated Debentures the consent of which holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; (vi) change the obligation of the Corporation to maintain an office or agency in the places and for the purposes specified in the Indenture; (vii) modify the provisions relating to waiver of certain defaults or any of the foregoing provisions; or (viii) modify the provisions with respect to the subordination of the Junior Subordinated Debentures.

Book-Entry and Settlement

      If any Junior Subordinated Debentures are distributed to holders of Trust Preferred Securities (see "DESCRIPTION OF TRUST PREFERRED SECURITIES"), such Junior Subordinated Debentures will be issued in fully registered form. In such event, investors may elect to hold their Junior Subordinated Debentures directly or, subject to the rules and procedures of DTC, hold interests in a global certificate registered in the name of DTC or its nominee.

      For a description of DTC and DTC's book-entry system, see "DESCRIPTION OF TRUST PREFERRED SECURITIES -- Book-Entry; Delivery and Form." As of the date of this Proxy Statement/Prospectus, the description herein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the Trust Preferred Securities apply in all material respects to any Junior Subordinated Debentures registered in the name of and held by DTC or its nominee.

Consolidation, Merger and Sale

      The Indenture provides that the Corporation may not consolidate with or merge into any other person or sell, convey, transfer or lease or otherwise dispose of all or substantially all of its properties and assets to any person and may not permit any person to merge into or consolidate with the Corporation unless (i) either the Corporation will be the resulting or surviving entity or any successor or purchaser is a corporation organized under the laws of the United States of America, any State or the District of Columbia, and any such successor or purchaser expressly assumes the Corporation's obligations under the Indenture and (ii) immediately after giving effect to the transaction no Indenture Event of Default, and no event which, after notice or lapse of time or both, would become an Indenture Event of Default, shall have occurred and be continuing.


Defeasance and Discharge

      Under the terms of the Indenture, the Corporation will be discharged from any and all obligations in respect of the Junior Subordinated Debentures (except in each case for certain obligations to register the transfer or exchange of Junior Subordinated Debentures, replace stolen, lost or mutilated Junior Subordinated Debentures, maintain paying agencies and hold moneys for payment in trust) if (i) the Corporation irrevocably deposits with the Indenture Trustee cash or U.S. Government Obligations, as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of, premium, if any, and interest on all outstanding Junior Subordinated Debentures; (ii) the Corporation delivers to the Indenture Trustee an opinion of counsel to the effect that the holders of the Junior Subordinated Debentures will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and that defeasance will not otherwise alter such holders' United States federal income tax treatment of principal, premium and interest payments on such Junior Subordinated Debentures (such opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of such Indenture, since such a result would not occur under current tax law); and (iii) no event or condition shall exist that, pursuant to certain provisions described under "- Subordination" above, would prevent the Corporation from making payments of principal of, premium, if any, and interest on the Junior Subordinated Debentures at the date of the irrevocable deposit referred to above.

Governing Law

      The Indenture and the Junior Subordinated Debentures will be governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Indenture Trustee

      The Indenture Trustee, prior to default, undertakes to perform only such duties as are specifically set forth in the Indenture and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Junior Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities that might be incurred thereby. The Indenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. The Indenture Trustee is one of a number of banks with which the Corporation and its subsidiaries maintain ordinary banking and trust relationships.

Miscellaneous

      The Corporation will have the right at all times to assign any of its rights or obligations under the Indenture to a direct or indirect wholly owned subsidiary of the Corporation; provided that, in the event of any such assignment, the Corporation will remain jointly and severally liable for all such obligations. Subject to the foregoing, the Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Indenture provides that it may not otherwise be assigned by the parties thereto other than by the Corporation to a successor or purchaser pursuant to a consolidation, merger or sale permitted by the Indenture.



   RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE JUNIOR SUBORDINATED
                DEBENTURES AND THE PREFERRED SECURITIES GUARANTEE


      As long as payments of interest and other payments are made when due on the Junior Subordinated Debentures, such payments will be sufficient to cover distributions and other payments due on the Trust Preferred Securities primarily because (i) the aggregate principal amount of Junior Subordinated Debentures held as trust assets will be equal to the sum of the aggregate stated liquidation amount of the Trust Preferred Securities and the proceeds received by the Trust upon issuance of the Trust Common Securities to the Corporation;
(ii) the interest rate and interest and other payment dates on the Junior Subordinated Debentures will match the distribution rate and distribution and other payment dates for the Trust Preferred Securities; (iii) the Indenture and Declaration provides that the Corporation shall pay for all debts and obligations (other than with respect to the Trust Securities) and all costs and expenses of the Trust, including any taxes and all costs and expenses with respect thereto, to which the Trust may become subject, except for United States withholding taxes; and (iv) the Declaration further provides that the Trustees shall not cause or permit the Trust, among other things, to engage in any activity that is not consistent with the limited purposes of the Trust. With respect to clause (iii) above, however, no assurance can be given that the Corporation will have sufficient resources to enable it to pay such debts, obligations, costs and expenses on behalf of the Trust.

      Payments of distributions and other payments due on the Trust Preferred Securities are guaranteed by the Corporation on a subordinated basis as and to the extent set forth under "DESCRIPTION OF PREFERRED SECURITIES GUARANTEE." If the Corporation does not make interest or other payments on the Junior Subordinated Debentures, the Trust will not make distributions or other payments on the Trust Preferred Securities. Under the Declaration, if and to the extent the Corporation does make interest or other payments on the Junior Subordinated Debentures, the Property Trustee is obligated to make distributions or other payments on the Trust Preferred Securities. The Preferred Securities Guarantee is a guarantee from the time of issuance of the Trust Preferred Securities, but the Preferred Securities Guarantee covers distributions and other payments on the Trust Preferred Securities only if and to the extent that the Corporation has made a payment to the Property Trustee of interest or principal on the Junior Subordinated Debentures deposited in the Trust as trust assets. In the event the Corporation fails to make such payments, a holder of Trust Preferred Securities may institute a legal proceeding directly against the Corporation under the Indenture to enforce payment of such distributions to such holder after the respective due dates. Taken together, the Corporation's obligations under the Junior Subordinated Debentures, the Indenture and the Preferred Securities Guarantee provide, in the aggregate, a full and unconditional guarantee of payments of distributions and other amounts due on the Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full and unconditional guarantee of the Trust's obligations under the Trust Preferred Securities.

      If an Appointment Event occurs, the Declaration provides that the holders of the Trust Preferred Securities may appoint a Special Regular Trustee who will have the same rights, powers and privileges under the Declaration as the Regular Trustees. The Property Trustee will have the power to exercise all rights, powers and privileges under the Indenture with respect to the Junior Subordinated Debentures, including its rights as the holder of the Junior Subordinated Debentures to enforce the Corporation's obligations under the Junior Subordinated Debentures upon the occurrence of an Indenture Event of Default, and will also have the right to enforce the Preferred Securities Guarantee on behalf of the holders of the Trust Preferred Securities. In addition, the holders of at least a majority in liquidation amount of the Trust Preferred Securities will have the right to direct the Property Trustee with respect to certain matters under the Declaration and the Preferred Securities Guarantee. Under certain circumstances, holders of Trust Preferred Securities may institute a legal proceeding against the Corporation to enforce the Preferred Securities Guarantee and the Corporation's payment obligations on the Junior Subordinated Debentures. See "DESCRIPTION OF TRUST PREFERRED SECURITIES" and "DESCRIPTION OF PREFERRED SECURITIES GUARANTEE."

      The above mechanisms and obligations, taken together, constitute a full and unconditional guarantee by the Corporation of payments due on the Trust Preferred Securities.

      If a Special Event shall occur and be continuing, the Trust shall be dissolved unless the Junior Subordinated Debentures are redeemed in the limited circumstances described below, with the result that Junior Subordinated Debentures held by the Trust having an aggregate principal amount equal to the aggregate stated liquidation amount of the Trust Preferred Securities and Trust Common Securities will be distributed on a Pro Rata Basis in exchange for the outstanding Trust Preferred Securities and Trust Common Securities, subject in the case of a Tax Event to the Corporation's right in certain circumstances to redeem Junior Subordinated Debentures as described under "DESCRIPTION OF TRUST PREFERRED SECURITIES -- Special Event Redemption or Distribution." The Trust Preferred Securities represent preferred undivided beneficial interests in the assets of the Trust, a statutory business trust which exists for the purpose of
(a) issuing (i) its Trust Preferred Securities pursuant to the Conversion to holders of A Interests in consideration for the deposit by the Corporation of Junior Subordinated Debentures in the Trust as trust assets, and (ii) its Trust Common Securities to the Corporation in exchange for cash and investing the proceeds thereof in an equivalent amount of Junior Subordinated Debentures and
(b) engaging in such other activities as are necessary or incidental thereto.

      Upon any voluntary or involuntary dissolution, winding-up or termination of the Trust, the holders of Trust Preferred Securities will be entitled to receive the Liquidation Distribution in cash or Junior Subordinated Debentures and will be entitled to the benefits of the Preferred Securities Guarantee with respect to any such distribution. See "DESCRIPTION OF TRUST PREFERRED SECURITIES -- Liquidation Distribution Upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of the Corporation, the holders of Junior Subordinated Debentures would be subordinated creditors of the Corporation, subordinated in right of payment to all Senior Indebtedness, but entitled to receive payment in full of principal, premium, if any, and interest, before any stockholders of the Corporation receive payments or distributions.


      A default or event of default under any Senior Indebtedness would not constitute a default or event of default under the Junior Subordinated Debentures. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness, the subordination provisions of the Junior Subordinated Debentures provide that no payments may be made in respect of the Junior Subordinated Debentures. Failure to make required payments on the Junior Subordinated Debentures would constitute an event of default under the Indenture.

                          DESCRIPTION OF CAPITAL STOCK

Preferred Stock

      The Certificate of Incorporation of the Corporation authorizes the issuance of 1,000,000 shares of Preferred Stock, par value $.01 per share, by the Board of Directors in one or more classes or series and with such voting powers, designations, preferences and relative participating, optional or other special rights and such qualifications, limitations, or restrictions thereof as shall be set forth in the resolutions of the Board of Directors authorizing such issuance. There will be no shares of Preferred Stock outstanding after the Merger. There will be reserved for issuance 64,189 shares of Series A Junior Participating Preferred Shares pursuant to the Corporation's Stockholder Rights Plan. See "-- Stockholder Rights Plan."

Common Stock

      The Certificate of Incorporation of the Incorporation authorizes the issuance of 20,000,000 shares of Common Stock, par value of $.01 per share, of which 1,000 shares are currently outstanding and owned by the Partnership. After the Merger, there will be 6,418,936 shares of Common Stock outstanding.


      Holders of shares of the Corporation's Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. There are no cumulative voting rights with respect to the election of directors. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of shares of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Corporation, the holders of shares of Common Stock are entitled to share ratably in all assets after satisfaction of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. Shares of Common Stock have no preemptive, conversion or other subscription rights and there are no redemption or sinking fund provisions applicable to the Common Stock.

Stockholders Agreement

      The Corporation and certain of its stockholders have entered into a Stockholders Agreement dated as of _____________, that contains certain restrictions with respect to voting and sale of shares of Common Stock. The Stockholders Agreement requires the Corporation to include certain provisions in its bylaws. See "-- Bylaw Provisions." In addition, the Stockholders Agreement provides that Lehman Brothers and each of the following members of management, Donald T. Marshall, John P. McDonnell, Norman V. Edmonson, Harold J. Cornelius, Max W. Hillman and Joseph M. Corvino (the "Senior Executives") will agree with the Corporation not to sell any shares of Common Stock that they beneficially own, in a single transaction or series of related transactions, to any third person(s) which, to the knowledge of Lehman Brothers and its affiliates and the Senior Executives, after reasonable inquiry, would beneficially own after such transactions more than 10% of the outstanding Common Stock (or more than 15% of the outstanding common stock if such third person(s) are eligible to report the acquisition of such shares on Schedule 13G pursuant to clauses (i), (ii) and
(iii) of Rule 13d-1(b)(1) under the Exchange Act, as such rule is currently in effect.) The Stockholders Agreement also contains provisions that restrict the respective voting power of Lehman Brothers and the Senior Executives. Under the terms of such restriction, such persons will agree to vote, in the same proportion as the "Unaffiliated Shares" that are voted on any such matter, that percentage of Excess Voting Shares held by them at such time that equals the percentage of outstanding Unaffiliated Shares that are voted on such matter. "Excess Voting Shares" means the shares of Common Stock beneficially owned by Lehman Brothers and its affiliates and the Senior Executives, at any time, that represents voting power in excess of the respective voting powers immediately prior to the Conversion that they would have had in a vote of the holders of A Interests and B Interests voting together as a single class. See also "-- Bylaw Provisions" below.

      The Stockholders Agreement contains a provision regarding nomination of the Board of Directors of the Corporation. The Board of Directors of the Corporation will consist of up to nine members, of whom three will be nominated by management, four will be independent and either one or two will be appointed by Lehman Brothers, depending upon the percentage of Common Stock held by Lehman Brothers.

Anti-takeover Provisions

      Certain provisions of the Corporation's Bylaws, the Stockholder Rights Plan and the change in control provisions in the Deferred Compensation Plans could have an anti-takeover effect. See "MANAGEMENT -- Change in Control Arrangements." These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Corporation's Board of Directors and management and in the policies formulated by the Board of Directors and to discourage an unsolicited takeover of the Corporation if the Board of Directors determines that the takeover is not in the best interests of the Corporation and its stockholders. However, these provisions could have the effect of discouraging certain attempts to acquire the Corporation or remove incumbent management even if some or a majority of stockholders deemed such an attempt to be in their best interests.

      Bylaws Provisions. The Bylaws provide that any action required or permitted to be taken by the stockholders of the Corporation may be effected only at an annual or special meeting of stockholders. Stockholders are permitted to call a special meeting or to require that the Board of Directors call a special meeting of stockholders if such meeting is called by holders of at least 25% of outstanding Common Stock. In addition, the stockholders may act by written consent in lieu of a meeting with a number of votes sufficient for such action.


      The Bylaws establish an advance notice procedure for the nomination of candidates for election as directors, other than by or at the direction of the Board of Directors, as well as for other stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director or raise business at such meetings must be received at least 60 days prior to any annual meeting and must contain certain specified information concerning the persons to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.


      Pursuant to the terms of the Stockholders Agreement, the Bylaws provide that prior to the third anniversary of the date of the Conversion, the approval of at least a majority of the Corporation's Independent Directors is required to approve and authorize (i) amendments to the Corporation's Certificate of Incorporation or Bylaws or any stockholder rights plan of the Corporation (including the redemption of the rights thereunder or waiver of any provision thereof) or any waiver of, or "opt-out" from, the benefit or effect of any anti-takeover statute or other provision applicable to the Corporation (including Section 203 of the Delaware General Corporation Law) or (ii) any agreement binding the Corporation in respect of the sale, in a single transaction or a series of related transactions, of all or a substantial part of the Corporation. In addition, the approval of at least a majority of the Corporation's Independent Directors is required to approve and authorize (i) any transaction or series of related transactions between the Corporation or any of its subsidiaries, on the one hand, and SDI Partners I, L.P., Lehman Brothers Capital Partners I, Lehman/SDI, Inc. or Lehman Brothers Inc. or any affiliate of these entities on the other, so long as any of such entities and its affiliates own, in the aggregate, at least 10% of the outstanding Common Stock, (ii) any amendment to, or waiver of, any provision of the Stockholders Agreement, or
(iii) any amendment to the Certificate of Incorporation or Bylaws that would amend these restrictive provisions.

      Stockholder Rights Plan. The Corporation has adopted a Stockholder Rights Plan pursuant to a Rights Agreement, dated as of the Effective Time, between the Corporation and ___________. The Plan is designed to insure that all stockholders of the Corporation receive fair value for their shares of Common Stock in the event of any proposed takeover of the Corporation and to guard against the use of partial tender offers or other coercive tactics to gain control of the Corporation without offering fair value to the Corporation's stockholders. Under the Rights Plan, each share of Common Stock will have attached thereto a Right. Each Right entitles the registered holder to purchase from the Corporation one one-hundredth of a share of Series A Junior Participating Preferred Shares, par value $.01 per share, of the Corporation (the "Preferred Shares"), or a combination of securities and assets of equivalent value, at a Purchase Price of ________, subject to adjustment. The Purchase Price may be paid, at the option of the holder, in cash or shares of Common Stock having a value at the time of exercise equal to the Purchase Price.

      Until the Distribution Date, ownership of the Rights will be evidenced by and will be transferred with and only with the certificates representing the shares of Common Stock, and no separate Rights Certificates will be distributed. The Distribution Date will occur upon the earlier of (i) 10 days following a public announcement that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Common Stock, or (ii) the close of business on a date fixed by the Board of Directors following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of the outstanding shares of Common Stock. The Rights are not exercisable until the Distribution Date and will expire at the close of business on April 30, 2007, unless earlier redeemed by the corporation as described below. The percentage ownership of shares of Common Stock by Lehman Brothers after the Conversion will not cause a Distribution Date to occur.

      Except in the circumstances described below, after the Distribution Date each Right will be exercisable into one one-hundredth of a Preferred Share (a "Preferred Share Fraction"). Each Preferred Share Fraction carries voting and dividend rights that are intended to produce the equivalent of one share of Common Stock. Each Preferred Share Fraction will entitle the holder to receive dividends each calendar quarter in an amount equal to the greater of $.02 or the aggregate per share amount in cash of all dividends or other distributions (other than dividends payable in Common Stock) declared on the Common Stock during the preceding quarter. Each Preferred Share Fraction will entitle the holder to one vote on all matters submitted to a vote of the stockholders of the Corporation. Each Preferred Share Fraction will have a liquidation preference equal to the greater of $1.00 per share, plus accrued dividends, or an amount per share equal to the aggregate amount to be distributed per share to holders of Common Stock. The Preferred Share Fractions are not redeemable.

      It is unlikely that a holder of a Right will ever exercise the Right to receive Preferred Shares. The Rights may be exercised if a "Flip-in" or "Flip-over" event occurs.

      If a "Flip-in" event occurs and the Distribution Date has passed, the holder of each Right, with the exception of the Acquiror, is entitled to purchase $______ worth of Common Shares for $_____. The Rights will no longer be exercisable into Preferred Shares at that time. A "Flip-in" event takes place if one of the following happens:

      o  A person or group acquires 20% or more of the outstanding Common Stock.

      o A 20% stockholder merges with or acquires the Corporation and an equity security of the Corporation remains outstanding.


      o A 20% stockholder engages in "self-dealing" transactions with the Corporation. Examples of this are the receipt of stock from the Corporation or the sale of assets by the 20% stockholder to the Corporation on the terms and conditions less favorable to the Company than the Company would be able to obtain in an arm's length negotiation with an unaffiliated third party.


      If a "Flip-over" event occurs, the holder of Rights is entitled to purchase $_____ worth of the Acquiror's stock for $_____ for each Right held. A "Flip-over" event occurs if the Corporation is acquired or merged and no outstanding shares remain or if 50% of the Corporation's assets or earning power is sold or transferred. The Rights Plan prohibits the Corporation from entering into this sort of transaction unless the Acquiror agrees to comply with the "Flip-over" provisions of the Plan.


      The Rights can be redeemed by the Corporation for $.01 per right until up to ten days after the public announcement that someone has acquired 20% or more of the Corporation's Common Shares or the Board can extend the redemption period for as long as it determines appropriate. If the Rights are not redeemed or substituted by the Corporation, they will expire on April 30, 2007.

Limitation of Liability

      As permitted by the Delaware General Corporation Law (the "DGCL"), the Corporation's Certificate of Incorporation provides that directors of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit.


Transfer Agent and Registrar

      The Transfer Agent and Registrar for the Common Stock is Registrar and Transfer Company.

                              RESALE OF SECURITIES

Securities Act Restrictions


      Trust Preferred Securities and shares of Common Stock received by persons who may be deemed to be "affiliates" of the Partnership may be sold by those persons only in accordance with the provisions of Rule 145 under the Securities Act, pursuant to an effective registration under the Securities Act or in transactions that are exempt from registration under the Securities Act. Rule 145 provides, in general, that the securities may be sold by the affiliate during the one year following the date the securities were acquired from the Corporation if (i) there is available adequate current public information with respect to the Corporation and (ii) the number of Trust Preferred Securities or shares of Common Stock sold within any three month period does not exceed the greater of 1% of the total number of outstanding Trust Preferred Securities or shares of Common Stock, as the case may be, or the average weekly trading volume of the particular security during the four calendar weeks immediately preceding the date of receipt of the order to execute the transaction by a broker or the date of execution of the transaction directly with a market maker and (iii) the securities are sold in transactions directly with a "market maker" or in "brokers' transactions" within the meaning of Rule 144 under the Securities Act. Rule 145 further provides that during the second year following the date the securities were acquired from the Corporation the affiliate may sell such securities if the affiliate is not an affiliate of the Corporation and there is available adequate public information with respect to the Corporation, and thereafter the affiliate may sell the securities without restriction if the affiliate is not, and has not been for at least three months, an affiliate of the Corporation.


Resales by Lehman Brothers and Management

      Lehman Brothers and Messrs. Marshall, McDonnell and Edmonson have agreed to cooperate to execute an underwritten secondary offering of their shares of Common Stock, as soon as practicable after the effective date of the Conversion pursuant to the registration rights described below, subject to market conditions. Such parties have agreed not to sell their shares of Common Stock prior to such secondary offering; provided that such restriction will lapse with respect to sales pursuant to Rule 144 or Rule 145 under the Securities Act if the secondary offering has not been consummated within nine months after the effective date of the Conversion. Notwithstanding the foregoing, such parties have agreed that Lehman Brothers Capital Partners I L.P. may distribute shares of Common Stock that it holds to its partners at any time and that the subsequent sale or transfer of such shares by such partners (other than shares distributed to the general partner of Lehman Brothers Capital Partners I L.P.) is not restricted.

      In connection with the foregoing, the Corporation has entered into a registration rights agreement with Lehman Brothers and Messrs. Marshall, McDonnell and Edmonson affording registration rights with respect to all of the shares of Common Stock to be acquired by Lehman Brothers pursuant to the Conversion and 20% of the shares of Common Stock to be acquired by such individuals pursuant to the Conversion. Lehman Bothers has the right to demand registration of all or part of its registrable shares in the contemplated initial secondary offering and registration of any remaining shares pursuant to a shelf registration statement. Such individuals have the right to register their registrable shares on a pro rata basis with Lehman Brothers in the initial secondary offering. In addition, Lehman Brothers and such individuals have piggy-back registration rights with respect to all subsequent primary and secondary offerings of Common Stock.


      The Corporation has agreed not to sell any additional shares of Common Stock prior to the earlier of such initial secondary offering and the nine-month anniversary of the Conversion, except in connection with acquisitions.


                                  LEGAL MATTERS

      The validity of the securities offered hereby, and certain federal income tax matters set forth under "CERTAIN FEDERAL INCOME TAX CONSEQUENCES," will be passed upon for the Partnership by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. Morgan, Lewis & Bockius LLP will rely as to certain matters of Delaware law on Richards, Layton & Finger, Wilmington, Delaware. Donald A. Scott, a partner in Morgan, Lewis & Bockius LLP, is a director of the Partnership and will become a director of the Corporation.

                                     EXPERTS

      The consolidated financial statements of the Partnership at December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report dated March 8, 1996, and are included in reliance upon such report and the authority of such firm as experts in accounting and auditing.



                              AVAILABLE INFORMATION

      The Partnership is (and following the Conversion, the Corporation will be) subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files (and will file) reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports and other information may be inspected and copied at the public reference facilities maintained by the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices at Seven World Trade Center, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of this material should also be available on-line through EDGAR and may be obtained at the prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. The SEC also maintains a Web site (http://www.sec.gov) that contains reports and other information regarding SunSource. Such reports and other information concerning the Partnership can also be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, the exchange on which the limited partnership interests are listed (and on which application has been made to list the Trust Preferred Securities and Common Stock).

      The Partnership, the General Partner and Lehman/SDI have filed with the SEC a Schedule 13E-3 under the Exchange Act. The Corporation and the Trust have filed with the SEC a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered hereby. This Proxy Statement/Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the
Schedule 13E-3 and in the Registration Statement and the exhibits and schedules thereto on file with the SEC pursuant to the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document are necessarily summaries of such documents, and, although all material elements of such documents or descriptions are set forth in this Proxy Statement/Prospectus, such statements are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or Schedule 13E-3, each such statement being qualified in all respects by such reference.

      No separate financial statements of the Trust have been included or incorporated by reference herein. The Corporation and the Trust do not consider that such financial statements would be material to holders of Trust Preferred Securities because (i) all of the voting securities of the Trust will be owned, directly or indirectly, by the Corporation, a reporting company under the Exchange Act, (ii) the Trust has no independent operations but exists for the sole purpose of issuing securities representing undivided beneficial interests in its assets and investing the proceeds thereof in Junior Subordinated Debentures issued by the Corporation, and (iii) the obligations of the Trust under the Trust Preferred Securities are fully and unconditionally guaranteed by the Corporation as described herein. See "RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE JUNIOR SUBORDINATED DEBENTURES AND THE PREFERRED SECURITIES GUARANTEE."


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      This Proxy Statement/Prospectus incorporates documents by reference which are not presented herewith. These documents (without exhibits, unless such exhibits are specifically incorporated by reference herein) are available without charge to each person to whom a copy of this Proxy Statement/Prospectus is delivered, upon written or oral request addressed to SunSource L.P., 2600 One Logan Square, Philadelphia, Pennsylvania 19103, Attention: Joseph M. Corvino, Secretary, telephone number (215) 665-3650. In order to ensure timely delivery of the documents, any request should be made by April __, 1997.

      The following documents of the Partnership have been filed with the SEC and are incorporated herein by reference:

      (a) Annual Report on Form 10-K for the fiscal year ended December 31,
          1995.

      (b) Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1996, June 30, 1996 and September 30, 1996.

      (c) Current Report on Form 8-K filed on December 19, 1996.

      All documents filed by the Partnership pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents.

      Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

                          INDEX TO FINANCIAL STATEMENTS


SunSource L.P. and Subsidiaries


Unaudited Pro Forma Consolidated Financial Statements - REVISED                   Page
                                                                                  -----

  Introduction to Unaudited Pro Forma Consolidated Financial Statements            F-2
  Unaudited Pro Forma Consolidated Balance Sheets......................            F-3
  Unaudited Pro Forma Consolidated Statements of Income:
   for the nine months ended September 30, 1996........................            F-4
   for the nine months ended September 30, 1995........................            F-5
   for the twelve months ended September 30, 1995......................            F-6
  Notes to Unaudited Pro Forma Consolidated Financial Statements.......            F-7:12


SunSource, Inc. - Unaudited Balance Sheet as of December 31, 1996                  F-13:14


Unaudited Historical Consolidated Financial Statements - REVISED

  Consolidated Balance Sheets as of September 30, 1996 and 1995........            F-15
  Consolidated Statements of Income for the Nine Months ended
   September 30, 1996 and 1995.........................................            F-16
  Consolidated Statements of Cash Flows for the Nine Months ended
   September 30, 1996 and 1995.........................................            F-17
  Consolidated Statements of Changes in Partners' Capital for the
   Nine Months ended September 30, 1996 and 1995, and the Twelve
   Months ended December 31, 1995......................................            F-18
  Notes to Unaudited Consolidated Financial Statements.................            F-19:20

Audited Historical Consolidated Financial Statements - REVISED

  Report of Independent Accountants....................................            F-21
  Consolidated Balance Sheets as of December 31, 1995 and 1994.........            F-22
  Consolidated Statements of Income for the Years ended
   December 31, 1995, 1994 and 1993....................................            F-23
  Consolidated Statements of Cash Flows for the Years ended
   December 31, 1995, 1994 and 1993....................................            F-24
  Consolidated Statements of Changes in Partners' Capital
   for the Years ended December 31, 1995, 1994 and 1993................            F-25
  Notes to Consolidated Financial Statements...........................            F-26:41

                   Pro Forma Consolidated Financial Statements


The following unaudited pro forma consolidated financial statements of SunSource Inc., give effect to the proposed conversion of SunSource L.P. ("the Partnership") to corporate form. In connection with the conversion, the Partnership intends to recapitalize its outstanding long-term debt. The Conversion and recapitalization ("the transaction") will be effected through the formation of a new corporation, SunSource, Inc.

The unaudited pro forma consolidated statements of income assume the transaction occurred: (i) on January 1, 1996 for the nine-month period ending September 30, 1996 and (ii) on January 1, 1995 for the nine-month period ending September 30, 1995 and the twelve-month period ending December 31, 1995. The pro forma balance sheet assumes the transaction occurred on September 30, 1996.

The pro forma consolidated financial statements are not necessarily indicative of operating results or financial position that would have been achieved had the transaction occurred on the dates indicated and should not be construed as representative of future operating results or financial position.

The pro forma consolidated financial statements and accompanying notes should be read in conjunction with the historical financial statements and related notes thereto included in this Proxy/Prospectus.

                          SUNSOURCE L.P. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                  (dollars in thousands, except per share data)

                                                                          SEPTEMBER 30, 1996  (UNAUDITED)
                                                                          -------------------------------
                                                                                   PRO FORMA
                                                                                  ADJUSTMENTS
                                                                                  -----------
                  ASSETS                                      PARTNERSHIP          AMOUNT        NOTE*    CORPORATION
                  ------                                      -----------          ------        -----    -----------
Current assets:
 Cash and cash equivalents                                    $    1,729        $   (1,729)        2A     $        --
 Accounts and notes receivable, net                               86,693                --                     86,693
 Inventories                                                      97,088                --                     97,088
 Deferred income taxes                                                --             8,012         2B           8,012
 Other current assets                                              4,630              (467)        2C           4,163
                                                              -----------       -----------               -----------
   Total current assets                                          190,140             5,816                    195,956

Property and equipment, net                                       20,267                 --                    20,267
Goodwill                                                          44,589                 --                    44,589
Deferred income taxes                                              3,747              (508)        2B           3,239
Other assets                                                       4,560               313         2D           4,873
                                                              -----------       -----------               -----------
   Total assets                                               $  263,303        $    5,621                $   268,924
                                                              ===========       ===========               ===========

         LIABILITIES AND EQUITY
Current liabilities:
 Accounts and notes payable, trade                            $   54,858        $       --                $    54,858
 Current portion of senior notes                                   6,395            (6,395)        2E              --
 Distributions payable                                             1,934              (915)        2F           1,019
 Accrued expenses:
  Interest on senior notes                                         2,081            (2,081)        2E              --
  Management fee due the general partner                           2,491            (2,491)        2G              --
  Other accrued expenses                                          20,905                --                     20,905
                                                              -----------       -----------               -----------
   Total current liabilities                                      88,664           (11,882)                    76,782

Senior notes                                                      63,934           (63,934)        2E              --
Replacement credit facilities                                         --            97,259         2H          97,259
Other liabilities                                                  9,545            (1,035)        2I           8,510
                                                              -----------       -----------               -----------
   Total liabilities                                             162,143            20,373                    182,516
                                                              -----------       -----------               -----------
Guaranteed preferred beneficial
 interests in the Corporation's
 junior subordinated debentures                                       --           105,446         2I         105,446
                                                              -----------       -----------               -----------
Partners' Capital:
 General partner                                                   1,024            (1,024)        2I              --
 Limited partners:
  Class A interests                                               67,642           (67,642)        2I              --
  Class B interests                                               35,296           (35,296)        2I              --
  Class B interests held in treasury                              (1,514)            1,514         2I              --
 Cumulative foreign currency
  translation adjustment                                          (1,288)            1,288         2I              --
                                                              -----------       -----------               -----------
   Total partners' capital                                       101,160          (101,160)                        --
                                                              -----------       -----------               -----------
Stockholders' deficit:
 Preferred stock, $.01 par, 1,000,000
  shares authorized, none issued                                      --                --         2I              --
 Common stock $0.01 par, 20,000,000
  shares authorized; 6,418,936 shares
  issued and outstanding                                              --                64         2I              64
 Accumulated deficit                                                  --           (17,849)        2I         (17,849)
 Cumulative foreign currency
  translation adjustment                                              --            (1,288)        2I          (1,288)
                                                              -----------       -----------               ------------
   Total stockholders' deficit                                        --           (19,073)                   (19,073)
                                                              -----------       -----------               ------------
   Total liabilities, partners' capital,
    preferred beneficial interests and
    stockholders' deficit                                     $  263,303        $    5,621                $   268,924
                                                              ===========       ===========               ===========

Pro forma negative net book value per common share:                                                       $    (2.97)
                                                                                                          ===========

     * SEE ACCOMPANYING NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                          SUNSOURCE L.P. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
                (dollars in thousands, except for per unit data)

                                                                                                               Page 1 of 3

                                                                    Nine Months Ended September 30, 1996
                                                                    ------------------------------------
                                                                                 Pro Forma   *
                                                     Partnership                Adjustments Note          Corporation
                                                     -----------                ----------------          -----------
Net sales                                            $   489,517                $       --                $   489,517
Cost of sales                                            291,920                        --                    291,920
                                                     ------------               -----------               -----------
   Gross profit                                          197,597                        --                    197,597
                                                     ------------               -----------               -----------

Operating expenses:
 Selling, general and
   administrative expenses                               166,059                        --                    166,059
 Management fee to general partner                         2,491                    (2,491)  3A                    --
 Depreciation                                              2,684                        --                      2,684
 Amortization                                              1,449                        --                      1,449
                                                     ------------               -----------               -----------
   Total operating expenses                              172,683                    (2,491)                   170,192
                                                     ------------               -----------               -----------

   Income from operations                                 24,914                     2,491                     27,405

Interest expense, net                                      5,147                       914   3B                 6,061
Other income, net                                            470                       208   3C                   678
Distribution on guaranteed preferred
 beneficial interests in Corporation's
 junior subordinated debentures                               --                    (9,174)  3D                (9,174)
                                                     ------------               -----------               ------------
  Income before income taxes                              20,237                    (7,389)                    12,848

Provision (benefit) for
  income taxes                                              (372)                    6,207   3E                 5,835
                                                     ------------               -----------               -----------

    Net income                                       $    20,609                $  (13,596)               $     7,013
                                                     ============               ===========               ===========

Net income allocated to partners:

  General partner                                    $       206
                                                     -----------
  Class A limited partners                           $     9,157
                                                     -----------
  Class B limited partners                           $    11,246
                                                     -----------

Earnings per limited partnership interest:
         - Class A interest                          $      0.82
         - Class B interest                          $      0.52

Weighted average number of outstanding limited partnership interests:
         - Class A interests                          11,099,573
         - Class B interests                          21,675,746

Net income per common share                                                                               $      1.09

Weighted average number of outstanding common shares                                                        6,418,936


     * SEE ACCOMPANYING NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                          SUNSOURCE L.P. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
                (dollars in thousands, except for per unit data)


                                                                                                                    Page 2 of 3

                                                           Nine Months Ended September 30, 1995
                                                           ------------------------------------
                                                               Pro Forma    *      Divested       *
                                            Partnership       Adjustments  Note    Operations    Note      Corporation
                                            -----------       -----------          ----------              -----------
Net sales                                   $    481,826       $       --           $ (26,325)   3G        $   455,501
Cost of sales                                    287,973               --             (18,350)   3G            269,623
                                            ------------      -----------          ----------              -----------
   Gross profit                                  193,853               --               7,975    3G            185,878
                                            ------------      -----------          ----------              -----------

Operating expenses:
 Selling, general and
  administrative expenses                        161,425               --              (7,277)   3G            154,148
 Management fee to general partner                 2,491           (2,491)  3A             --                       --
 Depreciation                                      2,799               --                (268)   3G              2,531
 Amortization                                      1,515               --                 (34)   3G              1,481
                                            ------------      -----------          ----------              -----------
   Total operating expenses                      168,230           (2,491)             (7,579)   3G            158,160
                                            ------------      -----------          ----------              -----------

   Income from operations                         25,623            2,491                (396)   3G             27,718

Interest expense, net                              5,281              986   3B             --                    6,267
Other income (expense), net                         (413)             358   3C             --                     (55)
Distribution on guaranteed preferred
 beneficial interests in Corporation's
 junior subordinated debentures                       --           (9,174)  3D             --                  (9,174)
Gain on sale of divisions                         16,500               --             (16,500)   3G                --
                                            ------------      -----------          ----------              -----------
  Income before income taxes                      36,429           (7,311)            (16,896)                  12,222

Provision for income taxes                           362            5,703   3E             --                   6,065
                                            ------------      -----------          ----------              -----------

Income before extraordinary loss                  36,067          (13,014)            (16,896)                   6,157

Extraordinary loss from early
 extinguishment of debt                             (629)             629   3F             --                      --
                                            ------------      -----------          ----------              -----------
    Net income                              $     35,438       $  (12,385)          $ (16,896)             $     6,157
                                            ============      ===========          ==========              ===========
Net income allocated to partners:
  General partner                           $        354
                                            ------------
  Class A limited partners                  $      9,157
                                            ------------
  Class B limited partners                  $     25,927
                                            ------------

Earnings per limited partnership interest:
   Income before extraordinary loss
     - Class A interest                     $       0.82
     - Class B interest                     $       1.23
   Extraordinary loss
     - Class A interest                     $         --
     - Class B interest                     $      (0.03)
   Net income
     - Class A interest                     $       0.82
     - Class B interest                     $       1.20

Weighted average number of outstanding limited partnership interests:
         - Class A interests                 11,099,573
         - Class B interests                 21,675,746

Net income per common share                                                                                $       .96

Weighted average number of outstanding common shares                                                         6,418,936




     * SEE ACCOMPANYING NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                          SUNSOURCE L.P. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
                (dollars in thousands, except for per unit data)


                                                                                                              Page 3 of 3

                                                           Twelve Months Ended December 31, 1995
                                                           -------------------------------------
                                                               Pro Forma    *       Divested     *
                                             Partnership      Adjustments  Note    Operations   Note       Corporation
                                             -----------      -----------          ----------              -----------
Net sales                                    $   628,935       $       --           $ (26,325)   3G          $ 599,865
Cost of sales                                    375,425               --             (18,350)   3G            355,004
                                            ------------      -----------          ----------              -----------
   Gross profit                                  253,510               --               7,975    3G            244,861
                                            ------------      -----------          ----------              -----------

Operating expenses:
 Selling, general and
  administrative expenses                        213,221               --              (7,277)   3G            205,180
 Management fee to general partner                 3,330           (3,330)  3A             --                       --
 Depreciation                                      3,661               --                (303)   3G              3,358
 Amortization                                      1,996               --                 (35)   3G              1,961
                                            ------------      -----------          ----------              -----------
   Total operating expenses                      222,208           (3,330)             (8,379)   3G            210,499
                                            ------------      -----------          ----------              -----------

   Income from operations                         31,302            3,330                (270)   3G             34,362

Interest expense, net                              6,920            1,314   3B                                   8,234
Other income, net                                    256              446   3C                                     702
Distribution on guaranteed preferred
 beneficial interests in Corporation's
 junior subordinated debentures                       --          (12,232)  3D                                  (12,232)
Gain on sale of divisions                         20,644               --              (20,644)     3G               --
                                            ------------      -----------          -----------             ------------
   Income before income taxes                     45,282           (9,770)             (20,914)                  14,598

Provision for income taxes                           537            6,867   3E              --                    7,404
                                            ------------      -----------          -----------             ------------

   Income before extraordinary loss               44,745          (16,637)             (20,914)                   7,194

Extraordinary loss from early
   extinguishment of debt                           (629)             629   3F              --                       --
                                            ------------      -----------          -----------             ------------

    Net income                               $    44,116       $  (16,008)          $  (20,914)              $    7,194
                                            ============      ============         ============            ============


Net income allocated to partners:
  General partner                            $       441
                                             -----------
  Class A limited partners                   $    12,210
                                             -----------
  Class B limited partners                   $    31,465
                                             -----------

Earnings per limited partnership interest:
   Income before extraordinary loss
     - Class A interest                      $      1.10
     - Class B interest                      $      1.48
   Extraordinary loss
     - Class A interest                      $        --
     - Class B interest                      $     (0.03)
   Net income
     - Class A interest                      $      1.10
     - Class B interest                      $      1.45

Weighted average number of outstanding limited partnership interests:
         - Class A interests                 11,099,573
         - Class B interests                 21,675,746

Net income per common share                                                                               $      1.12

Weighted average number of outstanding common shares                                                        6,418,936


     *SEE ACCOMPANYING NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                          SUNSOURCE L.P. AND SUBSIDIARY
              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                             (dollars in thousands)


1. Basis of Presentation:


The accompanying financial statements include pro forma consolidated accounts of SunSource L.P. (the "Partnership") and its subsidiary partnership, SDI Operating Partners, L.P. (the "Operating Partnership"). On December 11, 1996, the Partnership announced the terms of a plan to convert from its current limited partnership structure to a taxable C corporation, which must be approved by a majority of the holders of the Class A and Class B interests unaffiliated with SDI Partners I, L.P., the General Partner ("GP"), each voting separately as a class. In connection with the conversion of the partnership to corporate form, the Partnership intends to refinance its outstanding long-term debt. The conversion and refinancing ("the transaction") will be effected through the formation of a new corporation, SunSource Inc. ("the Corporation").

The transaction, as proposed, does not result in a change of control and is essentially a recapitalization. The assets and liabilities of the Partnership will be recorded by the Corporation at their historical amounts. The Class B Interests and the GP Interests will also be transferred at historical basis. The Corporation will, however, record incremental deferred tax assets in accordance with Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), relating to the temporary differences for certain assets and liabilities at the date of conversion to corporate form (see note 2B below). The Corporation will also record a tax provision on its taxable income for federal and state corporate income taxes. Transaction costs of the conversion, estimated to be $3,600, will be recorded by the Partnership in the consolidated statement of income prior to the conversion. The Corporation will incur a make-whole penalty after the conversion, estimated at $5,100, related to the repayment of its existing senior notes with borrowing under new credit facilities.

See Notes 2 and 3 for a description of the adjustments made on the pro forma financial statements to effect the transaction. The accompanying pro forma consolidated financial statements and related notes have not been audited. In management's opinion, all adjustments considered necessary for the fair presentation of financial position and income for the unaudited pro forma financial statements presented have been reflected. Results for periods for which pro forma statements are provided are not necessarily indicative of those to be expected in future periods, should the proposed transaction be approved. Certain information in note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted for the unaudited pro forma statements, although management believes that disclosures are adequate to make the information presented not misleading.

The unaudited pro forma financial information has been prepared based on the historical financial statements of the Partnership as if the proposed transaction had occurred at the beginning of the periods presented for the consolidated statements of income and as of the date presented for the balance sheet. The incremental deferred tax benefits have not been included in the pro forma income statement due to their non-recurring nature. In addition, adjustments are included in the pro forma statements of income to exclude non-recurring transactions related to the sale of divisions in 1995 in order to show pro forma financial statements on a corporate basis which are more representative of ongoing operations.

                          SUNSOURCE L.P. AND SUBSIDIARY
              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                             (dollars in thousands)


1.  Basis of Presentation, continued:

         Exchange of Partnership Interests:
         ----------------------------------

The general and limited partners of the GP and the Limited Partners of the Partnership will exchange with the Corporation, their respective partnership interests for Guaranteed Preferred Beneficial Interests in the Corporation's Junior Subordinated Debentures ("Trust Preferred Securities"), Common Stock and cash, which have been recorded in the accompanying pro forma Balance Sheet as of September 30, 1996 as follows:

o 11,099,573 Class A Limited Partnership Interests in the Partnership will be exchanged for 4,217,838 Trust Preferred Securities valued at $25.00 per interest. Accordingly, the Preferred Securities will be recorded at fair value of $105,446.

o Class A Limited Partnership Interests will also receive $14,429, which will be recorded as a charge to the Class A Partners' Capital Account.

o Class B Limited Partnership Interests in the Partnership and the general and limited partnership interests in the GP will be exchanged for 6,418,936 shares of Common Stock of the Corporation. This exchange was recorded at the historical amounts of the Class B Limited Partnership Interests and General Partnership Interests in the Partnership.

The following table illustrates the proposed exchange of Partnership Interests for Common Stock:

                               Partnership                Conversion to Common Stock                Corporation
                            -----------------        -------------------------------------        ---------------
                             Class B                   Class B                    General          Common
                            Interests     %            Holders      %             Partner           Stock      &
                           -----------  -----        ----------   -----         ----------        ---------  -----
Public Investors            11,633,603  53.7%         2,908,401   53.7%            46,200 (c)     2,954,601  46.0%

Lehman Holdings
  and Affiliates             5,896,678  27.2%         1,474,169   27.2%           538,000 (d)     2,012,169  31.4%

Executive Officers
  and Directors              4,145,465  19.1%         1,036,366   19.1%           415,800 (e)     1,452,166  22.6%
                            ---------- ------        ----------  ------         ---------         --------- ------

         Total              21,675,746 100.0%         5,418,936  100.0%         1,000,000         6,418,936 100.0%
                            ========== ======        ==========  ======         =========         ========= ======
                                (a)                      (b)


(a)   Net of 523,400 Class B interests held in the Partnership's treasury.

(b) Represents exchange of each Class B interest for .25 shares of the Corporation's Common Stock.

(c) Represents limited partnership ownership of 4.62% in the GP exchanged by former officers of the Partnership.

(d) Represents general partnership ownership of 53.8% in the GP exchanged by Lehman/SDI, Inc.

(e) Represents limited partnership ownership of 41.58% in the GP exchanged by current officers of the Partnership.

                          SUNSOURCE L.P. AND SUBSIDIARY
         NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS, continued
                                   (UNAUDITED)
                             (dollars in thousands)



1.  Basis of Presentation, continued:

         Conversion of Partners' Capital:

The following table illustrates the pro forma conversion of Partners' Capital of the Partnership to Stockholder's Deficit of the Corporation:


                                                                       Pro forma
                                            Partnership               Adjustments               Corporation
                                            -----------               -----------               -----------
Accumulated deficit
-------------------
Minority interest of the GP
 in the Operating Partnership               $      -- (a)               $   1,035                $   1,035

Partner's Capital:
  General Partner                               1,024                          --                     1,024
Class A Interests                              67,642                    (119,875) (b)              (52,233)
  Class B Interests                            35,296                         (64) (c)               35,232

Conversion (charges) credits:
    Transaction costs                              --                      (3,600) (d)               (3,600)
    Make-whole penalty                             --                      (5,100) (d)               (5,100)
    Deferred financing fees                        --                        (197) (d)                 (197)
    Deferred tax assets                            --                       7,504  (e)                7,504

Class B Interests held
 in treasury                                   (1,514)                         --                    (1,514)
                                                                                                 ----------

Total accumulated deficit                          --                          --                   (17,849)
-------------------------

Common stock                                       --                          64  (c)                   64
-------------

Cumulative foreign currency
 translation adjustment                        (1,288)                         --                    (1,288)
 ----------------------                     ---------                  ----------                ----------

Total Partners' capital
 /Stockholders' deficit                     $ 101,160                   $(120,233)               $  (19,073)
 ----------------------                     =========                  ==========                ==========



(a) Minority interest of $1,035 is classified by the Partnership as Other liabilities in the Consolidated Balance Sheets.

(b)      Valuation of the Class A exchange package (see Note 2I).

(c) Charge for par value of common stock - classified as a separate component of stockholder's deficit (see Note 2I).

(d) Estimated charges to be recognized at the time of conversion, including $3,600 of transaction costs, make-whole penalty on the prepayment of Senior Notes of $5,100, and write-off of deferred financing fees on existing debt of $197 (see Note 2D).

(e) Credit for recognition of incremental deferred tax assets upon conversion (see Note 2B).

                          SUNSOURCE L.P. AND SUBSIDIARY
         NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS, continued
                                   (UNAUDITED)
                             (dollars in thousands)


2.       Pro Forma Adjustments to Balance Sheet Dated September 30, 1996:

A. Reclassify cash to replacement credit facilities; all excess cash is assumed to reduce current borrowing.

B. Upon conversion, under SFAS No. 109, the Corporation will be entitled to record additional deferred tax assets not previously available to the Partnership due to its partnership status. These deferred tax assets represent temporary differences between book and tax bases of assets and liabilities which are expected to reverse before December 31, 1997. The net incremental deferred tax asset of $7,504 (current and long-term portion) is recorded on a pro forma basis as a credit to corporate accumulated deficit upon conversion. Additionally, the Corporation may receive a step-up in the tax basis of assets and liabilities acquired from the Partnership and, as a result, would record additional deferred tax assets at the conversion date. Should the transaction be approved, the actual amount of the aggregate additional deferred tax assets will be calculated based on temporary differences existing at the date of conversion to a C corporation. The following is the composition of the pro forma adjustment to historical deferred tax assets at September 30, 1996:

                                                     Partnership                Pro Forma
  Current deferred tax assets:                       (Unaudited)                Adjustment                Corporation
                                                     -----------                ----------                -----------
   Inventory                                         $       --                 $    3,939                $   3,939
   Self-insurance liability                                  --                      1,533                    1,533
   Accounts receivable                                       --                        679                      679
   Vacation pay liability                                    --                        594                      594
   Other current liabilities                                 --                      1,289                    1,289
   Other current items, net                                  --                        (22)                     (22)
                                                     ----------                 ----------                ---------

  Net current deferred tax assets                    $       --                 $    8,012                $   8,012
                                                     ==========                 ==========                =========

  Long-term gross deferred
   tax assets:
    Deferred compensation                            $    3,622                 $     (158)               $   3,464
    Other items, net                                        475                       (340)                     135
                                                     ----------                 ----------                ---------
                                                          4,097                       (498)                   3,599
    Valuation allowance for long-
     term deferred tax assets                              (350)                       (10)                    (360)
                                                     ----------                 ----------                ---------

  Net long-term deferred tax assets                  $    3,747                 $     (508)               $   3,239
                                                     ==========                 ==========                =========

C. Eliminate historical prepaid transaction costs of $467 (of the estimated total of $3,600) from Other Current Assets and charge to Class B Capital.

D. Write-off historical balance of deferred financing fees of $197, which relate to Series A and B Senior Notes, to the Class B capital account. Capitalize estimated deferred financing fees of $510 related to commitment fees on the proposed replacement credit facilities.

E. Reclassify outstanding Series A and Series B Senior Note principal balances totalling $70,329 (current and long-term portions) and accrued interest of $2,081 to replacement credit facilities, assuming outstanding senior note balance is repaid in full as part of the transaction.

                          SUNSOURCE L.P. AND SUBSIDIARY
         NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS, continued
                                   (UNAUDITED)
                             (dollars in thousands)


2. Pro Forma Adjustments to Balance Sheet Dated September 30, 1996, continued:


F. Record payment of $915 of the historical liability of $1,934 for distributions payable as of September 30, 1996, leaving a balance of $1,019 which represents the initial distribution payable to the new Trust Preferred Securities.

G. Record payment of the management fee payable to GP at September 30, 1996.

H. The following table summarizes the estimated amount of the replacement credit facility required at September 30, 1996 (see related note disclosures):

         Reclassification of available cash (Note 2A)                           $ (1,729)
         Pre-payment of senior notes (Note 2E)                                    70,329
         Accrued interest on senior notes (Note 2E)                                2,081
         Make-whole penalty on pre-payment of senior notes (Note 1)                5,100
         Replacement credit facility commitment fees (Note 2D)                       510
         Transaction costs (unpaid) (Notes 1 and 2C)                               3,133
         Distribution to Class A interests ($1.30 per interest)(Note 2I)          14,429
         Payment of management fee due (Note 2G)                                   2,491
         Payment of distributions payable (Note 2F)                                  915
                                                                                --------
         Estimated total replacement credit facility                            $ 97,259
                                                                                ========

I. Issue 4,217,838 shares of Trust Preferred Securities with a liquidation value of $25.00, in exchange for all 11,099,573 Class A limited partnership interests, which amounts to .38 preferred shares for each Class A interest. The Trust Preferred Securities will be credited at fair value of $105,446 for the newly issued shares. Holders of Class A interests will also receive $1.30 of cash per A interest, or $14,429 in the aggregate. The beginning accumulated deficit of the Corporation will be charged for the difference between the fair value of the total Class A exchange package, aggregating $119,875, and the stated value of the Class A capital account at September 30, 1996 of $67,642, or $52,233 (see Note 1). The Preferred Securities have equity characteristics but creditors' rights, thereby being classified between liabilities and stockholders' equity on the balance sheet.

         Authorize 1,000,000 shares of preferred stock, none being issued. Authorize 20,000,000 shares and issue 6,418,936 shares of common stock with a par value of $0.01. Holders of existing Class B limited partnership interests will be issued 5,418,936 shares of Common Stock upon conversion, in exchange for all 21,675,756 outstanding Class B interests, which amounts to .25 common shares for each Class B interest. The general partner, Lehman/SDI, Inc., and limited partners, current and former executive officers of the Partnership, in the GP, SDI Partners I, L.P., will receive 1,000,000 shares of the Corporation's Common Stock in exchange for their respective partnership interests. Common stock of the new corporation will be credited $64 from the Class B capital account for the newly issued shares. The Cumulative Foreign Currency Translation Adjustment of $1,288 will be classified as a separate component of stockholders' deficit of the Corporation. See Note 1 for a description of additional charges and credits which make up the beginning accumulated deficit of the Corporation at September 30, 1996 in the amount of $17,849.

                          SUNSOURCE L.P. AND SUBSIDIARY
         NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS, continued
                                   (UNAUDITED)
                             (dollars in thousands)


3.       Pro Forma Adjustments to Consolidated Statements of Income:

A.       To eliminate, in consolidation, the management fee paid to the GP.

B. Adjust interest expense, net, to reflect incremental debt incurred directly related to the conversion (the Class A distribution of $1.30 per A interest, or $14,429, and the transaction costs of $3,600). The interest rate utilized to calculate the pro forma interest expense adjustment was based on historical LIBOR rates plus 125 basis points, which reflects pricing under the new bank credit facility on the incremental debt. For the 1996 period the interest rate used is 6.76% and for the 1995 periods the rate used is 7.29%.

C.       Eliminate minority interest expense as a result of the conversion.

D. Record an expense for the monthly distributions on Preferred Securities; the annual yield is 11.6% on the value of the debentures of $105,446, resulting in an approximate charge of $1,019 per month.

E. Adjust the provision or benefit for income taxes to reflect current and deferred income tax expense or benefit that would be expected under corporate form. Under partnership form, the Partnership books a current provision for state partnership and foreign taxes only and a deferred tax benefit relating only to those temporary differences between book and tax assets that are expected to reverse after December 31, 1997, when the Partnership would begin paying federal corporate income taxes. For pro forma purposes, the assumed combined federal and state corporate tax rate utilized is 39.875%, applied to taxable income.



         Pro forma adjustments                                   Nine Months Ended
         to provision (benefit)                        ----------------------------------                  Year Ended
           for income taxes                            9/30/96                    9/30/95                   12/31/95
         ---------------------                         -------                    -------                   --------
         Eliminate state
           partnership taxes                         $    (239)                 $    (412)                $     (608)
         Record current tax
           provision based
           on taxable income                             5,867                      6,246                      7,542
         Adjustment to deferred
           portion                                         579                       (131)                       (67)
                                                     ---------                 ----------                 ----------
         Total pro forma adjustments                 $   6,207                  $   5,703                 $    6,867
                                                     =========                 ==========                 ==========



F. Eliminate extraordinary loss due to the early extinguishment of debt as a non- recurring item for pro forma purposes.

G. Eliminate Sales, Gross Profit, and Operating Expenses for divested operations and gain on sale of divisions as non-recurring items for pro forma purposes.

                                 SUNSOURCE INC.
                                  BALANCE SHEET
                             as of DECEMBER 31, 1996


ASSETS
------
Cash                                                     $1,000
                                                         ======








STOCKHOLDER'S EQUITY
--------------------
Common stock, $1.00 par value, 1,000 shares
 authorized, issued and outstanding                      $1,000
                                                         ======




                     See accompanying note to balance sheet

                                 SUNSOURCE INC.
                              NOTE TO BALANCE SHEET
                             as of DECEMBER 31, 1996






Organization
------------

SunSource Inc., a Delaware corporation, was incorporated on December 30, 1996 and has conducted no business activity since inception.

The Corporation's common stock is held by SunSource L.P., pending consummation of the Conversion described in this Proxy Statement.

                          SUNSOURCE L.P. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                             (dollars in thousands)

                                                              September 30,                     September 30,
                                                                   1996       December 31,          1995
                  ASSETS                                       (Unaudited)       1995           (Unaudited)
                  ------                                      -------------  -------------     ------------
Current assets:
  Cash and cash equivalents                                   $    1,729     $    5,900        $    9,249
  Accounts and notes receivable, net                              86,693         75,824            83,255
  Inventories                                                     97,088         96,022            91,064
  Other current assets                                             4,630          4,742             3,586
                                                              -----------    -----------       ----------

      Total current assets                                       190,140        182,488           187,154

Property and equipment, net                                       20,267         20,181            21,605
Goodwill                                                          44,589         44,250            43,912
Other intangibles                                                    821          1,312             1,489
Deferred income taxes                                              3,747          2,844             2,709
Cash surrender value of
  life insurance policies                                          3,163          3,009                --
Other assets                                                         576            507               698
                                                              ----------    -----------        ----------
         Total assets                                         $  263,303     $  254,591        $  257,567
                                                              ==========    ===========        ==========

         LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Accounts payable, trade                                     $   52,837     $   42,437        $   45,955
  Notes payable                                                    2,021          2,753             2,145
  Current portion of senior notes                                  6,395          6,395             4,795
  Distributions payable to partners                                1,934          7,819             1,638
  Accrued expenses:
    Salaries and wages                                             5,546          5,109             5,263
    Interest on senior notes                                       2,081            520             2,223
    Management fee due the general partner                         2,491          3,330             2,491
    Income and other taxes                                         2,864          3,398             3,182
    Other accrued expenses                                        12,495         14,886            13,331
                                                              ----------    -----------        ----------
         Total current liabilities                                88,664         86,647            81,023

Senior notes                                                      63,934         63,934            70,330
Deferred compensation                                              8,300          7,829             7,547
Other liabilities                                                  1,245          1,238             1,463
                                                              ----------    -----------        ----------
         Total liabilities                                       162,143        159,648           160,363
                                                              ----------    -----------        ----------

Commitments and contingencies
Partners' capital:
 General partner                                                   1,024            963               980
 Limited partners:
  Class A interests; 11,099,573 outstanding                       67,642         67,642            67,642
  Class B interests; 21,675,746 outstanding                       35,296         29,252            31,074
  Class B interests held in treasury                              (1,514)        (1,514)           (1,514)
 Cumulative foreign currency
  translation adjustment                                          (1,288)        (1,400)             (978)
                                                              ----------    -----------        ----------

         Total partners' capital                                 101,160         94,943            97,204
                                                              ----------    -----------        ----------

         Total liabilities and
           partners' capital                                  $  263,303     $  254,591        $  257,567
                                                              ==========    ===========        ==========



           SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          SUNSOURCE L.P. AND SUBSIDIARY
                  CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
                            FOR THE NINE MONTHS ENDED
         (dollars in thousands, except for partnership interest amounts)

                                                                       September 30,             September 30,
                                                                            1996                      1995
                                                                       ------------              ------------
Net sales                                                              $   489,517               $   481,826
Cost of sales                                                              291,920                   287,973
                                                                       -----------               -----------
   Gross profit                                                            197,597                   193,853
                                                                       -----------               -----------

Operating expenses:
  Selling, general and administrative expenses                             166,059                   161,425
  Management fee to general partner                                          2,491                     2,491
  Depreciation                                                               2,684                     2,799
  Amortization                                                               1,449                     1,515
                                                                       -----------               -----------
   Total operating expenses                                                172,683                   168,230
                                                                       -----------               -----------

   Income from operations                                                   24,914                    25,623

Interest income                                                                 60                       342
Interest expense                                                             5,207                     5,623
Other income (expense), net                                                    470                      (413)
Gain on sale of divisions (note 3)                                              --                    16,500
                                                                       -----------               -----------
    Income before provision for income taxes                                20,237                    36,429

Provision (benefit) for income taxes                                          (372)                      362
                                                                       -----------               -----------
    Income before extraordinary loss                                        20,609                    36,067

Extraordinary loss from early extinguishment
    of debt (note 4)                                                            --                      (629)
                                                                       -----------              ------------
    Net income                                                         $    20,609               $    35,438
                                                                       ===========               ===========

Net income allocated to partners:
  General partner                                                      $       206               $       354
                                                                       -----------               -----------
  Class A limited partners                                             $     9,157               $     9,157
                                                                       -----------               -----------
  Class B limited partners                                             $    11,246               $    25,927
                                                                       -----------               -----------

Earnings per Limited partnership interest:
   Income before extraordinary loss
         - Class A interest                                            $      0.82               $      0.82
         - Class B interest                                            $      0.52               $      1.23
   Extraordinary loss
         - Class A interest                                                     --                        --
         - Class B interest                                                     --               $     (0.03)
   Net income
         - Class A interest                                            $      0.82               $      0.82
         - Class B interest                                            $      0.52               $      1.20

Weighted average number of outstanding
  limited partnership interests:
         - Class A interests                                            11,099,573                11,099,573
         - Class B interests                                            21,675,746                21,675,746



           SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          SUNSOURCE L.P. AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
                            FOR THE NINE MONTHS ENDED
                             (dollars in thousands)

                                                                       September 30,             September 30,
                                                                           1996                     1995
                                                                       ------------              ------------
Cash flows from operating activities:
  Net income                                                           $    20,609               $    35,438
  Adjustments to reconcile net income to net
    cash provided by operating activities:
     Depreciation and amortization:
         - Existing divisions                                                4,133                     2,799
         - Divested divisions                                                   --                     1,515
     Gain on sale of division                                                   --                   (16,500)
     Extraordinary loss                                                         --                       629
     Provision for deferred compensation                                       898                     2,058
     Deferred income tax benefit                                              (903)                     (565)
     Changes in current operating items:
       Increase in accounts and notes receivable                           (10,580)                  (11,097)
       Increase in inventories                                              (2,132)                   (6,945)
       Decrease in other current assets                                        112                     2,192
       Increase in accounts payable                                         10,342                     4,160
       Increase in accrued interest                                          1,561                     1,562
       Decrease in other accrued liabilities                                (3,675)                   (8,218)
     Other items, net                                                          258                       655
                                                                       -----------               -----------
    Net cash provided by operating activities                               20,623                     7,683
                                                                       -----------               -----------

Cash flows from investing activities:
  Proceeds from sale of divisions                                               --                    37,786
  Proceeds from sale of property and equipment                                  39                       762
  Payment for purchase of assets                                              (673)                       --
  Investment in life insurance policies                                       (100)                       --
  Capital expenditures                                                      (2,713)                   (3,471)
  Other, net                                                                   (80)                     (219)
                                                                       -----------               -----------
    Net cash (used for) provided by
       investing activities                                                 (3,527)                   34,858
                                                                       -----------               -----------

Cash flows from financing activities:
  Early extinguishment of senior notes                                          --                   (14,175)
  Prepayment penalties and related costs                                        --                      (629)
  Cash distributions to partners                                           (20,535)                  (22,777)
  Repayments under other credit facilities, net                               (732)                     (564)
  Principal payments under
     capitalized lease obligations                                              --                       (50)
                                                                       -----------               -----------
    Net cash used for financing activities                                 (21,267)                  (38,195)
                                                                       -----------               -----------

Net (decrease) increase in cash
   and cash equivalents                                                     (4,171)                    4,346

Cash and cash equivalents at beginning of period                             5,900                     4,903
                                                                       ------------              -----------

Cash and cash equivalents at end of period                             $     1,729               $     9,249
                                                                       ===========               ===========


           SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          SUNSOURCE L.P. AND SUBSIDIARY
             CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
                              FOR THE PERIODS ENDED
                             (dollars in thousands)


                                                                     PARTNER'S CAPITAL
                                    -----------------------------------------------------------------------------
                                                                                        Cumulative
                                                                                        Foreign
                                                                                        Currency
                                              Class A         Class B    Class B        Translation
                                    General   Limited         Limited   Treasury        Adjustment          TOTAL
                                    -------   -------         -------   --------        ----------          -----
Balance, December 31, 1994          $   791   $ 67,642        $ 12,300  $ (1,514)      $ (1,338)          $ 77,881

  Net income                            354      9,157          25,927        --             --             35,438

  Cash distributions paid and
    or declared to partners            (165)    (9,157)         (7,153)       --             --            (16,475)

  Change in cumulative foreign
    currency translation
    adjustment                           --         --              --        --            360                360
                                   --------   --------       ---------  --------      ---------           --------

Balance, September 30, 1995             980     67,642          31,074    (1,514)          (978)            97,204

  Net income                             87      3,053           5,538        --             --              8,678

  Cash distributions paid and
   or declared to partners             (104)    (3,053)         (7,360)       --             --            (10,517)

  Change in cumulative foreign
    currency translation
    adjustment                           --         --              --        --            (422)             (422)
                                   --------  ---------       ---------  --------       ---------          --------

Balance, December 31, 1995              963     67,642          29,252    (1,514)         (1,400)           94,943

  Net income                            206      9,157          11,246        --             --             20,609

  Cash distributions paid and
  or declared to partners              (145)    (9,157)         (5,202)       --             --            (14,504)

  Change in cumulative foreign
    currency translation
    adjustment                           --         --              --        --            112                112
                                   --------  ---------       ---------  --------       ---------         ---------

Balance, September 30, 1996          $1,024   $ 67,642        $ 35,296   $(1,514)      $ (1,288)         $101,160
                                   ========   ========       =========  ========       =========         =========



           SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          SUNSOURCE L.P. AND SUBSIDIARY
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)



1.  Basis of Presentation:


The accompanying financial statements include the consolidated accounts of SunSource L.P. (the "Partnership"), formerly Sun Distributors L.P., and its subsidiary partnership, SDI Operating Partners, L.P. (the "Operating Partnership"). All significant intercompany balances and transactions have been eliminated. The Partnership is one of the largest wholesale distributors of industrial products and related services in the United States. The Partnership's three business segments are Industrial Services, Hardware Merchandising and Glass Merchandising.

The accompanying consolidated financial statements and related notes are unaudited, except for the balance sheet as of December 31, 1995; however, in management's opinion all adjustments (consisting of normal recurring accruals) considered necessary for the fair presentation of financial position, income and cash flows for the periods shown have been reflected. Results for the interim period are not necessarily indicative of those to be expected for the full year.

Certain information in note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted pursuant to Form 10-Q requirements although the Partnership believes that disclosures are adequate to make the information presented not misleading. It is suggested that these financial statements be read in conjunction with the consolidated financial statements and notes thereto included in the Partnership's report on Form 10-K for the year ended December 31, 1995, as amended.

         Revision of Certain Items:
         --------------------------

Statements of Income:
---------------------

The consolidated statements of income have been revised to replace the Net sales, Cost of sales, Gross profit and Operating expenses of the Downey Glass division, which was sold in 1995 and which had previously been presented as Net results of operations from divisions sold. This revision has no effect on income from operations or net income.

Translation of Foreign Currencies:
----------------------------------

The Cumulative foreign currency translation adjustment has been classified as a separate component of Partners' capital with a corresponding increase in Other Liabilities.



2.       Related Party Transaction:


In March 1996, the Operating Partnership paid the 1995 management fee of $3,330 due the General Partner, SDI Partners I, L.P. (the "GP").

                          SUNSOURCE L.P. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                             (dollars in thousands)


3.   Acquisitions/Divestitures:


On April 11, 1996, the Partnership's Industrial Services segment, through its Warren Fluid Power division, purchased certain assets of Hydraulic Depot, Inc., of Reno, Nevada, for an aggregate purchase price of $700. Annual sales of Hydraulic Depot, Inc. are approximately $2,500.

On January 3, 1995, the Operating Partnership sold certain assets of its Dorman Products division for a cash consideration, net of expenses, of approximately $36,600 (subject to certain post-closing adjustments) and the assumption of certain liabilities. The Operating Partnership recorded a gain on the sale in the amount of $16,500 or $.75 per Class B interest included in the consolidated statement of income for the nine months ended September 30, 1995. The aggregate assets sold, net of liabilities, in connection with the sale of Dorman Products was approximately $20,100.


4.  Extraordinary Loss:


During the first quarter of 1995, the Partnership recorded an extraordinary loss of $629 or approximately $.03 per Class B limited partnership interest due to early extinguishment of a portion of the Partnership's Series A 9.08% and Series B 8.44% senior notes. The extraordinary loss consists entirely of prepayment penalties. (See Note 5, Lines of Credit and Long-Term Debt).


5.  Lines of Credit and Long-Term Debt:


As of September 30, 1996, the Operating Partnership had $42,564 available under its $50,000 Bank Credit Agreement which provides revolving credit for working capital purposes and acquisitions. The $7,436 outstanding under the Bank Credit Agreement consisted of letter of credit commitments only.

In addition, an indirect, wholly-owned Canadian subsidiary of the Operating Partnership has a $2,500 Canadian dollar line of credit for working capital purposes of which $829 USD was outstanding at September 30, 1996.

In connection with the sale of the Electrical Group divisions in December 1994 and the Dorman Products division in January 1995, the Operating Partnership was required to offer the holders of its senior notes prepayment in the amount of $14,175 which the noteholders accepted. Prepayment of the senior notes was made on March 14, 1995, including accrued interest thereon of $360 and a prepayment penalty of $629. (See Note 4 - Extraordinary Loss.)


6.   Contingencies:


The Operating Partnership is a party to litigation in which the buyer of its Dorman Products division claims that certain misrepresentations were made in connection with the purchase. The buyer seeks damages of approximately $21,000. In the opinion of management, the ultimate resolution of this matter will not have a material effect on the consolidated financial position, operations or cash flows of the Partnership.

Certain other legal proceedings are pending which are either in the ordinary course of business or incidental to the Partnership's business. Those legal proceedings incidental to the business of the Partnership are generally not covered by insurance or other indemnity. In the opinion of management, the ultimate resolution of these matters will not have a material effect on the consolidated financial position, operations or cashflows of the Partnership.

                        Report of Independent Accountants




The Board of Directors
  Lehman/SDI, Inc.


We have audited the accompanying consolidated balance sheets of Sun Distributors L.P. and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in partners' capital and cash flows for each of the three years in the period ended December 31, 1995. We have also audited the financial statement schedules listed in Item 14 (a)(2) of this Form 10-K. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sun Distributors L.P. and subsidiary as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.

As discussed in Note 1, the financial statements have been revised to modify certain presentations and disclosures.

                                             COOPERS & LYBRAND L.L.P.


2400 Eleven Penn Center
Philadelphia, Pennsylvania

                      SUN DISTRIBUTORS L.P. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                             (dollars in thousands)


                                                                                December 31,              December 31,
                     ASSETS                                                         1995                      1994
                  ------------                                                  -----------               -----------
Current assets:
Cash and cash equivalents                                                       $     5,900               $     4,903
  Accounts and notes receivable, net of
    allowance for doubtful accounts of
    $1,827 and $2,472, respectively                                                  75,824                    77,521
  Inventories                                                                        96,022                    92,653
  Other current assets                                                                4,742                     6,703
                                                                                -----------               -----------
         Total current assets                                                       182,488                   181,780
Property and equipment, net                                                          20,181                    27,514
Goodwill (net of accumulated amortization
  of $11,739 and $11,259, respectively)                                              44,250                    48,458
Other intangibles (net of accumulated
  amortization of $13,724 and $14,396, respectively                                   1,312                     2,477
Deferred income taxes                                                                 2,844                     2,144
Cash surrender value of life insurance policies                                       3,009                        --
Other assets                                                                            507                     3,813
                                                                                -----------               -----------

         Total assets                                                           $   254,591               $   266,186
                                                                                ===========               ===========

         LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Accounts payable                                                              $    42,437               $    44,435
  Notes payable                                                                       2,753                     2,709
  Current portion of senior notes                                                     6,395                    18,970
  Current portion of capitalized lease obligations                                       --                       387
  Distributions payable to partners                                                   7,819                     7,774
  Accrued expenses:
    Salaries and wages                                                                5,109                     7,131
    Management fee due the general partner                                            3,330                     3,330
    Income and other taxes                                                            3,398                     3,338
    Other accrued expenses                                                           15,406                    17,646
                                                                                -----------               -----------
         Total current liabilities                                                   86,647                   105,720
Senior notes                                                                         63,934                    70,330
Capitalized lease obligations                                                            --                     4,451
Deferred compensation                                                                 7,829                     6,398
Other liabilities                                                                     1,238                     1,406
                                                                                -----------               -----------
         Total liabilities                                                          159,648                   188,305
                                                                                -----------               -----------

Commitments and contingencies
Partners' capital:
  General partner                                                                       963                       791
  Limited partners:
    Class A interests                                                                67,642                    67,642
    Class B interests                                                                29,252                    12,300
    Class B interests held in treasury                                               (1,514)                   (1,514)
  Cumulative foreign currency translation adjustment                                 (1,400)                   (1,338)
                                                                                -----------               -----------
         Total partners' capital                                                     94,943                    77,881
                                                                                -----------               -----------

         Total liabilities and partners' capital                                $   254,591               $   266,186
                                                                                ===========               ===========

           SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      SUN DISTRIBUTORS L.P. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
         (dollars in thousands, except for partnership interest amounts)

                                                                         1995              1994              1993
                                                                       ---------        ---------         ---------
Net sales                                                              $ 628,935        $ 753,861         $ 655,707
Cost of sales                                                            375,425          451,785           402,441
                                                                       ---------        ---------         ---------
Gross profit                                                             253,510          284,076           253,266
                                                                       ---------        ---------         ---------

Operating expenses:
  Selling, general and administrative expenses                           213,221          235,845           213,007
  Management fee to general partner                                        3,330            3,330             3,330
  Depreciation                                                             3,661            4,502             5,106
  Amortization                                                             1,996            2,640             2,848
                                                                       ---------        ---------         ---------
         Total operating expenses                                        222,208          246,317           224,291
                                                                       ---------        ---------         ---------

         Income from operations                                           31,302           37,759            28,975

Interest income                                                              412               66                85
Interest expense                                                           7,332            9,956             9,876
Other income (expense), net                                                  256           (1,748)              191
Gain on sale of division (note 5)                                         20,644            3,523                --
                                                                       ---------        ---------         ---------
         Income before provision for income taxes                         45,282           29,644            19,375

Provision for income taxes                                                   537              100               869
                                                                       ---------        ---------         ---------
         Income before extraordinary loss                                 44,745           29,544            18,506

Extraordinary loss from early extinguishment
  of debt (note 4)                                                          (629)              --                --
                                                                       ----------       ---------         ---------

         Net income                                                    $  44,116        $  29,544         $  18,506
                                                                       ==========       =========         =========

Net income allocated to partners:
  General partner                                                      $     441        $     295         $     185
                                                                       ---------        ---------         ---------
  Class A limited partners                                             $  12,210        $  12,210         $  12,210
                                                                       ---------        ---------         ---------
  Class B limited partners                                             $  31,465        $  17,039         $   6,111
                                                                       ---------        ---------         ---------

Earnings per Limited partnership interest:
   Income before extraordinary loss
         - Class A interest                                            $    1.10        $    1.10         $    1.10
         - Class B interest                                            $    1.48        $    0.79         $    0.28

   Extraordinary loss
         - Class A interest                                                   --               --                --
         - Class B interest                                            $   (0.03)              --                --

   Net income
         - Class A interest                                            $    1.10        $    1.10         $    1.10
         - Class B interest                                            $    1.45        $    0.79         $    0.28

Weighted average number of outstanding limited partnership interests:
         - Class A interests                                           11,099,573       11,099,573        11,099,573
         - Class B interests                                           21,675,746       21,675,746        21,675,746


           SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      SUN DISTRIBUTORS L.P. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (dollars in thousands)

                                                                          1995             1994              1993
                                                                       ---------        ---------         ---------
Cash flows from operating activities:
  Net income                                                           $  44,116        $  29,544         $  18,506
  Adjustments to reconcile net income to
    net cash provided by operating activities:
         Depreciation and amortization:
                  - Existing divisions                                     5,319            5,392             6,052
                  - Divested divisions                                       338            1,750             1,902
         Decrease in cash value of life insurance                             58               --                --
         Gain on sale of divisions                                       (20,644)          (3,523)               --
         Extraordinary loss                                                  629               --                --
         Provision for deferred compensation                               2,340            3,187               721
         Deferred income tax expense (benefit)                              (700)            (734)              208
         Changes in current operating items:
           Increase in accounts and notes receivable                      (3,666)         (11,783)           (4,855)
           Increase in inventories                                        (8,209)          (9,436)          (10,689)
           Decrease (increase) in other current assets                       857              347              (815)
           Increase in accounts payable                                    2,531            1,865            10,542
           Increase (decrease) in accrued interest                          (141)             (42)              516
           Increase (decrease) in other
             accrued liabilities                                          (6,062)           4,836             2,415
         Other items, net                                                    284           (3,699)             (932)
                                                                       ---------        ---------         ---------
  Net cash provided by operating activities                               17,050           17,704            23,571
                                                                       ---------        ---------         ---------

Cash flows from investing activities:
  Proceeds from sale of divisions                                         44,873           26,561                --
  Proceeds from sale of property and equipment                               757              724               384
  Payment for purchase of assets                                          (7,385)              --                --
  Investment in life insurance policies                                   (3,067)              --                --
  Capital expenditures                                                    (4,299)          (4,263)           (3,734)
  Other, net                                                                 (93)             228                55
                                                                       ---------        ---------         ---------
         Net cash provided by (used for)
           investing activities                                           30,786           23,250            (3,295)
                                                                       ---------        ---------         ---------

Cash flows from financing activities:
  Repayment of senior notes                                              (18,971)          (5,700)               --
  Repayments under the bank credit agreement, net                             --          (10,000)           (5,000)
  Prepayment penalties and related costs                                    (629)              --                --
  Cash distributions to partners                                         (27,218)         (20,357)          (14,940)
  Borrowings (repayments) under other
    credit facilities, net                                                    44             (702)              817
  Principal payments under capitalized
    lease obligations                                                        (65)            (619)             (618)
  Other, net                                                                  --               --                47
                                                                       ---------        ---------         ---------
         Net cash used for financing activities                          (46,839)         (37,378)          (19,694)
                                                                       ---------        ---------         ---------

Net increase in cash and cash equivalents                                    997            3,576               582

Cash and cash equivalents at beginning of period                           4,903            1,327               745
                                                                       ---------        ---------         ---------

Cash and cash equivalents at end of period                             $   5,900        $   4,903         $   1,327
                                                                       =========        =========         =========

           SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      SUN DISTRIBUTORS L.P. AND SUBSIDIARY
             CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
                               FOR THE YEARS ENDED
                             (dollars in thousands)




                                                                  PARTNERS' CAPITAL
                                                                  -----------------

                                                                                         Cumulative
                                                                                          Foreign
                                                                                          Currency
                                                Class A        Class B    Class B       Translation
                                     General    Limited        Limited    Treasury       Adjustment         TOTAL
                                     -------    -------        -------    --------       ----------         -----

Balance, December 31, 1992          $    726    $ 67,642      $  5,721   $ (1,514)       $   (254)        $ 72,321

 Net income                              185      12,210         6,111         --              --           18,506

  Cash distributions paid and/or
    declared to partners                (182)    (12,210)       (5,807)        --              --          (18,199)

 Change in cumulative foreign
    currency translation
    adjustment                            --          --            --         --            (440)            (440)
                                    --------   ---------     ---------  ---------       ---------        ---------

Balance, December 31, 1993               729      67,642         6,025     (1,514)           (694)          72,188

  Net income                             295      12,210        17,039         --              --           29,544

  Cash distributions paid and/or
    declared to partners                (233)    (12,210)      (10,764)        --              --          (23,207)

Change in cumulative foreign
    currency translation
    adjustment                            --          --            --         --            (644)            (644)
                                    --------   ---------     ---------  ---------       ---------        ---------

Balance, December 31, 1994               791      67,642        12,300     (1,514)         (1,338)          77,881

  Net income                             441      12,210        31,465         --              --           44,116

  Cash distributions paid and/or
    declared to partners                (269)    (12,210)      (14,513)        --              --          (26,992)

  Change in cumulative foreign
    currency translation
    adjustment                            --          --            --         --             (62)             (62)
                                    --------   ---------     ---------  ---------       ---------        ---------

Balance, December 31, 1995          $    963    $ 67,642      $ 29,252   $ (1,514)      $  (1,400)        $ 94,943
                                    ========   =========     =========  =========      ==========        =========


           SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      SUN DISTRIBUTORS L.P. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)



1.  Basis of Presentation:


The accompanying financial statements include the consolidated accounts of Sun Distributors L.P. (the "Company") and its subsidiary partnership, SDI Operating Partners, L.P. (the "Operating Partnership"). All significant intercompany balances and transactions have been eliminated.

         Nature of Operations:
         ---------------------

The Company is one of the largest wholesale distributors of industrial products and related services in the United States. The Company's three operating segments are: (1) industrial products and services, primarily maintenance and fluid power products and inventory management services sold to industrial customers for machine and plant maintenance and for manufacturing of original equipment; (2) hardware merchandising, primarily of fasteners and related products sold to retail hardware stores; and (3) glass merchandising of flat glass and auto glass products sold to construction and retail markets. Based on net sales, excluding divisions sold, for the year ended December 31, 1995, the Industrial Services Segment provides approximately 71% of the Company's sales through its Sun Technology Services divisions (48% of net sales) and the Sun Inventory Management Company ("SIMCO") divisions (23% of net sales). The Hardware Merchandising and Glass Merchandising Segments provide approximately 14% and 15%, respectively, of the Company's net sales.

Although its sales are primarily industrially-based, the Company has over 179,000 customers, the largest of which accounted for less than 4% of net sales for the year ended December 31, 1995. The Company's products and services are sold throughout all 50 states as well as in Canada and Mexico. Foreign sales account for less than 5% of total revenues. The average single sale during the year ended December 31, 1995 was less than three hundred dollars. Sales performance is tied closely to the overall performance of the non-defense-goods producing sector of Gross Domestic Product in the United States. Substantially all of the Company's revenue growth in 1995 was related to increases in the volume of products sold.

         Revision of Certain Items:
         --------------------------

Statements of Income:
---------------------

The consolidated statements of income have been revised to replace the Net sales, Cost of sales, Gross profit and Operating expenses of the divisions sold in 1995 and 1994 (see Note 5) which had previously been presented as Net results of operations from divisions sold. This revision has no effect on income from operations or net income.


Translation of Foreign Currencies:
----------------------------------

The Cumulative foreign currency translation adjustment has been classified as a separate component of Partners' capital with a corresponding increase in Other liabilities.

                      SUN DISTRIBUTORS L.P. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                             (dollars in thousands)



1.  Basis of Presentation, continued:


Retirement Benefits:
--------------------

The Company has revised Note 12 to include additional disclosures pursuant to SFAS No. 87, "Employers' Accounting for Pensions", as related to its defined benefit plans.

Segment Information:
--------------------

The Company has added Note 18 to include disclosures pursuant to Statement of Financial Accounting Standards ("SFAS") No. 14, "Financial Reporting for Segments of a Business Enterprise".



2.  Summary of Significant Accounting Policies:


         Cash Equivalents:
         -----------------

Cash equivalents consist of commercial paper, U.S. Treasury obligations and other liquid securities purchased with initial maturities less than 90 days and are stated at cost which approximates market value.

         Inventories:
         ------------

Inventories, which consist of products purchased for resale, are valued at the lower of cost or market, cost being determined principally on the first-in, first-out method.

         Property and Equipment:
         -----------------------

Property and equipment, including assets acquired under capital leases, is carried at cost and includes expenditures for new facilities and major renewals. Maintenance and repairs are charged to expense as incurred. When assets are sold, or otherwise disposed of, the cost and related accumulated depreciation are removed from their respective accounts, and the resulting gain or loss is reflected in current operations.

         Depreciation:
         -------------

For financial accounting purposes, depreciation, including that related to plant and equipment acquired under capital leases, is computed on the straight-line method over the estimated useful lives of the assets, generally three to twenty-five years, or, if shorter, over the terms of the related leases.

         Goodwill and Other Intangible Assets:
         -------------------------------------

Goodwill related to the excess of acquisition cost over the fair value of net assets acquired is amortized on a straight-line basis over forty years. Other intangible assets arising principally from acquisitions by the Operating Partnership are amortized on a straight-line basis over periods ranging from three to ten years.

                      SUN DISTRIBUTORS L.P. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                             (dollars in thousands)


2.  Summary of Significant Accounting Policies, continued:


         Income Taxes:
         -------------

As a partnership, the Company incurs no liability for federal income taxes. Accordingly, no current provision for federal income taxes is reflected in the accompanying consolidated financial statements. However, the Company does incur certain state and local income taxes on its domestic operations and foreign income taxes on its Canadian and Mexican operations. Therefore, a current provision for state, local and foreign income taxes is reflected in the accompanying consolidated financial statements.

The Revenue Act of 1987 provides that certain "existing publicly traded partnerships", such as the Company, generally will not be treated as corporations for federal income tax purposes until after December 31, 1997, provided that such partnerships do not add any substantial new line of business before the effective date.

SFAS No. 109 requires the Company to recognize deferred tax assets and liabilities for expected future tax consequences of events that have been recognized in the consolidated financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the temporary differences are expected to reverse. The Company's deferred taxes are determined from temporary differences expected to reverse after December 31, 1997, when the Company will be taxed as a corporation. Therefore, a deferred provision or benefit for state and federal income taxes is reflected in the accompanying consolidated statements of income.

         Retirement Benefits:
         --------------------

Certain employees are covered under profit-sharing retirement plans ("defined contribution plans") for which contributions are determined on an annual basis in accordance with the requirements of each plan.

Defined benefit plan contributions covering certain employees are funded, at a minimum, in accordance with the requirements of the Employee Retirement Income Security Act of 1974, as amended.

In accordance with collective bargaining agreements, annual contributions to multi-employer pension plans are made. These contributions, which are based on fixed contributions per month for each hour worked, are charged to income as incurred.

Certain employees are covered under post-retirement benefit plans for which benefits are determined in accordance with the requirements of each plan. Effective January 1, 1993, the Company adopted SFAS No. 106, "Employers Accounting for Post-retirement Benefits Other Than Pensions". The Company has elected to amortize the accumulated post-retirement benefit liability (transition obligation) resulting in delayed recognition. The impact of the adoption on the Company's financial position and results of operations is immaterial.

                      SUN DISTRIBUTORS L.P. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                             (dollars in thousands)


2.  Summary of Significant Accounting Policies, continued:


         Fair Value of Financial Instruments:
         ------------------------------------

SFAS No. 107 "Disclosures About Fair Value of Financial Instruments" requires disclosure of the fair value of certain financial instruments. Cash, accounts receivable, short-term borrowings, accounts payable, accrued liabilities and bank revolving credit are reflected in the consolidated financial statements at fair value because of the short-term maturity or revolving nature of these instruments. The fair values of the Company's debt instruments are disclosed in
Note 9.

         Translation of Foreign Currencies:
         ----------------------------------

The translation of applicable foreign-currency-based financial statements into U.S. dollars is performed for balance sheet accounts using exchange rates in effect at the balance sheet date and for revenue and expense accounts using an average exchange rate during the period. The changes in the cumulative foreign translation adjustment for each period relate to translation adjustments in their entirety.

Exchange adjustments resulting from foreign currency transactions are recognized in net income and were immaterial for the three years ending December 31, 1995.

         Use of Estimates in the Preparation of Financial Statements:
         ------------------------------------------------------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


3.   Ownership Structure:


The General Partner of the Company and the Operating Partnership is SDI Partners I, L.P. (the "GP"), a Delaware limited partnership whose sole general partner is Lehman/SDI, Inc., formerly known as Shearson/SDI, Inc., an indirect, wholly-owned subsidiary of Lehman Brothers Holdings, Inc. ("Lehman Holdings"), formerly known as Shearson Lehman Brothers Holdings, Inc.

The Company's Class A and Class B limited partnership interests outstanding, as of December 31, 1995, are held as follows:

                                      Class A                 Class B
                                     Interests               Interests
Public Investors               11,010,035 ( 99.2%)     11,637,103 ( 53.7%)
Lehman Holdings and
  Affiliates                           --               5,896,678 ( 27.2%)
Executive Officers and
  Directors (a)                    89,538 (  0.8%)      4,141,965 ( 19.1%)
                               -------------------     -------------------
         Total                 11,099,573 (100.0%)    21,675,746 (100.0%)(b)
                               ===================    ======================

(a) Executive officers of the Company and the Operating Partnership and Directors of Lehman/SDI, Inc., including beneficial ownership.

(b) Net of 523,400 Class B interests held in the Company's treasury as of December 31, 1995.

                      SUN DISTRIBUTORS L.P. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                             (dollars in thousands)


3.   Ownership Structure, continued:


Except as expressly limited by the partnership agreement, the GP has complete and exclusive discretion in the management and control of the affairs and business of the Company and its subsidiary partnership. The holders of Class A and Class B interests have certain limited voting rights under the partnership agreement generally regarding the removal of the GP and the sale of all or substantially all of the assets of the Company or the Operating Partnership or dissolution of the Company.

Holders of Class A interests are entitled to receive, to the extent cash is available, $1.10 annually (the "priority return") per Class A interest, which is currently paid monthly. On December 15, 1995, the Company declared a priority return distribution for the month of January 1996 in the amount of $1,038 or $.091666 per Class A interest payable January 31, 1996, to holders of record December 29, 1995. The Class A capital account as of December 31, 1995 and 1994, was $10.00 per Class A interest.

All items of income and loss and cash distributions of the Operating Partnership are allocated 99% to the Company and l% to the GP. The GP is allocated l% of the Company's share of income or loss and cash distributions, with the remaining 99% allocated to the limited partners.

Income for federal income tax purposes is allocated to the holders of Class A interests, until the Class A capital account of each holder is equal to the sum of their initial capital investment ($10.00 per Class A interest), plus any unpaid priority return. For years 1995, 1994, and 1993, federal taxable income per Class A interest amounted to $1.10 per year, all of which represented ordinary income. Any remaining income after the Class A allocation is allocated to the holders of Class B interests. The holders of Class B interests receive an allocable share of loss until the Class B capital account (as defined in the partnership agreement) of each holder is reduced to zero. Thereafter, any unallocated loss is allocated to the holders of Class A interests.

For 1995, 1994 and 1993, federal taxable income amounted to $1.6923, $1.1146 and $.5411 per Class B interest, respectively. Federal taxable income in 1995 consists of ordinary income of $.5326 per Class B interest and a combined capital gain of $1.1597 per Class B interest related to the sale of the Dorman Products and Downey Glass divisions (see Note 5, Acquisitions/Divestitures). Federal taxable income in 1994 consisted of ordinary income of $.7069 per Class B interest and a capital gain of $.4077 per Class B interest related to the sale of the Electrical Products Group divisions. In 1993, federal taxable income consisted of ordinary income only. The Class B capital account as of December 31, 1995 and 1994, was approximately $2.54 and $1.52 per Class B interest, respectively.

Holders of Class B interests are entitled to receive annual cash distributions sufficient to cover their tax liabilities on taxable income allocated to the Class B interests (the "Class B Tax Distribution"). For 1995, the Class B Tax Distribution amounted to $14,807 or $.6695 per Class B interest which was partially paid in the amount of $.02 per Class B interest per month for the period January through December 1995 and a partial distribution of $.15 paid on April 10, 1995 to holders of record on December 30, 1994, related to the taxable gain on the sale of the Dorman Products division on January 3, 1995. On March 29, 1996, the Partnership intends to distribute the balance of the tax distribution due of $.2795 per Class B interest, as follows: approximately $.1745 to holders of record on December 30, 1994 for the balance due on the taxable gain on the sale

                      SUN DISTRIBUTORS L.P. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                             (dollars in thousands)


3.   Ownership Structure, continued:


of Dorman Products; $.00197 per month to holders of record of Class B interests on the first day of the month during January through December 1995 for the balance due on ordinary income; and $.0814 to holders of record on September 29, 1995 related to the taxable gain on the sale of the Downey Glass division (see
Note 5, Acquisitions/Divestitures).

For 1994, the Class B Tax Distribution amounted to $10,895 or $.492619 per Class B interest which was partially paid in the amount of $.009352 per Class B interest per month for the period January through March 1994 and $.02 per Class B interest per month during the period April through December 1994. The monthly tax distributions were paid to holders of record on the first day of each month during 1994 and aggregated $.208056 per Class B interest for the full year 1994. On March 31, 1995, the Partnership paid the balance of the tax distribution due of $.284563 per Class B interest, as follows: approximately $.01981 per month to holders of record of Class B interests on the first day of the month during January through March 1994, $.00916 per month for April through November 1994, and $.15185 for December 1994 which includes $.14269 related to the capital gain on the sale of the Electrical Products Group divisions. (See Note 5, Acquisitions/ Divestitures.)

For 1993, the Class B Tax Distribution amounted to $5,925 or $.267864 per Class B interest which was paid in the amount of $.009352 per Class B interest per month during 1993 to holders of record on the first day of each month. The remaining balance due of $.15564 per Class B Interest was paid on March 31, 1994 to holders of record on the first day of each month during 1993 in the amount of $.01297 per Class B Interest.

On December 15, 1995, the Company declared a Class B Tax Distribution for the month of January 1996 in the amount of $442 or $.02 per Class B interest payable January 31, 1996, to holders of record on December 29, 1995.



4.  Extraordinary Loss:


In 1995, the Company recorded an extraordinary loss of $629 or approximately $.03 per Class B limited partnership interest, due to early extinguishment of a portion of the Operating Partnership's Series A 9.08% and Series B 8.44% Senior Notes (See Note 9, Long-Term Debt).



5.  Acquisitions/Divestitures:


In November 1995, the Company's Hillman Fastener division purchased certain assets of the Retail division of Curtis Industries of Eastlake, Ohio, for an aggregate purchase price of $7,457 and the assumption of certain liabilities. The aggregate purchase price includes goodwill of $2,051. This acquisition has been accounted for as a purchase and, accordingly, the results of operations have been included in the accompanying consolidated financial statements from the date of acquisition.

No acquisitions were consummated during 1994 and 1993 as a result of restrictions on acquisition expenditures imposed by the credit agreements of the Operating Partnership (See Note 8, Lines of Credit and Note 9, Long-Term Debt).

                      SUN DISTRIBUTORS L.P. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                             (dollars in thousands)


5.  Acquisitions/Divestitures, continued:


On October 27, 1995, the Operating Partnership sold certain assets of its Downey Glass division for a cash consideration, net of expenses, of approximately $6,237 (subject to certain post-closing adjustments) and the assumption of certain liabilities. The Operating Partnership recorded a gain on the sale in the amount of $4,144 or $.19 per Class B interest included in the 1995 consolidated statement of income. The aggregate assets sold, net of liabilities, in connection with the sale of the Downey Glass division was approximately $2,093.

On January 3, 1995, the Operating Partnership sold certain assets of its Dorman Products division for a cash consideration, net of expenses, of approximately $36,600 (subject to certain post-closing adjustments) and the assumption of certain liabilities. The Operating Partnership recorded a gain on the sale in the amount of $16,500 or $.75 per Class B interest included in the 1995 consolidated statement of income. The aggregate assets sold, net of liabilities, in connection with the sale of Dorman Products was approximately $20,100.

On December 5, 1994, the Operating Partnership sold certain assets of its Electrical Products Group divisions for a cash consideration, net of expenses, of approximately $27,800 (subject to certain post-closing adjustments) and the assumption of certain liabilities. The Operating Partnership recorded a gain on the sale in the amount of $3,523 or $.16 per Class B interest included in the 1994 consolidated statement of income. The aggregate assets sold, net of liabilities, in connection with the sale of the Electrical Products Group divisions was approximately $24,300.

Sales from the divested divisions aggregated $29,077, $177,107 and $162,270 for the years ended December 31, 1995, 1994 and 1993, respectively. Total assets for the divested divisions were $37,982 at December 31, 1994.



6.   Related Party Transactions:


The GP earns a management fee annually from the Operating Partnership equal to 3% of the aggregate initial Capital Investment of the holders of Class A interests ($110,996). The management fee will be paid only after cumulative outstanding priority returns and additional required cash distributions are paid. In addition, the management fee can be paid only if the Company complies with covenants required by the credit agreements (see Note 8, Lines of Credit, and Note 9, Long-Term Debt). Management fees earned but not paid accumulate until paid. Management fees earned in each of years 1995, 1994 and 1993 were $3,330. In March 1995, the Operating Partnership paid $3,330 of the 1994 management fee. In March 1994, the Operating Partnership paid $1,665 of the 1993 management fee and deferred payment of the remaining $1,665 until June 1994 to maintain compliance with requirements of the credit agreements. In March of 1993, the Operating Partnership paid $1,665 of the 1992 management fee and deferred payment of the remaining $1,665 until June 1993 to maintain compliance with requirements of credit agreements. Management expects to pay in full the 1995 management fee due March 31, 1996.

Certain warehouse and office facilities are leased from employees under various operating leases. Charges to income applicable to these leases totaled $260 in 1995, $405 in 1994, and $367 in 1993. Aggregate future minimum lease obligations under these leases at December 31, 1995, were $156.

                      SUN DISTRIBUTORS L.P. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                             (dollars in thousands)


7.   Property and Equipment:


Property and equipment consist of the following at December 31, 1995 and 1994:

                                                     1995              1994
                                                   -------          -------
     Land                                          $ 3,319          $ 3,589
     Buildings and leasehold improvements           18,048           24,133
     Machinery and equipment                        16,290           23,526
     Furniture and fixtures                          9,208            9,316
                                                   -------          -------
                                                    46,865           60,564
     Less accumulated depreciation                  26,684           33,050
                                                   -------          -------
                                                   $20,181          $27,514
                                                   =======          =======


8.   Lines of Credit:


On December 22, 1992, the Operating Partnership entered into a $50,000 bank credit agreement with three lenders. This agreement provides borrowings on a revolving credit basis at interest rates based on the London Interbank Offered Rate ("LIBOR") plus 1 and 3/4% and prime. Letters of credit commitments are issued at varying rates. The bank credit agreement's original termination date of December 22, 1995 has been extended to December 31, 1997. The credit facility requires a commitment fee of 1/2 of 1% per year on the average daily unused portion of the commitment and an annual agent's fee. There is no compensating balance requirement under this facility. The Company had no bank borrowings outstanding at December 31, 1995, under the bank credit agreement. The $10,103 outstanding balance under the facility at December 31, 1995, represents letter of credit commitments only.

The bank credit agreement contains covenants restricting distributions from the Operating Partnership to the Company and the GP. Amounts available for distribution in accordance with the bank credit agreement at December 31, 1995, were $8,620. The agreement also requires the maintenance of specific coverage ratios and levels of financial position and restricts incurrence of additional debt and the sale of assets. The bank credit agreement did not permit the Company to consummate acquisitions in 1994 and 1993. Amendments to the agreement were negotiated in March and December of 1994 to ease certain coverage ratios and other financial requirements in 1994 and future years. The December 1994 amendment allows for acquisition spending in 1995 and future years up to $15,000 in any calendar year, absent a default or event of default as defined in the bank credit agreement.

In connection with the sale of operating divisions (see note 5, Acquisitions/ Divestitures) the Operating Partnership was required to reduce permanently the bank revolver commitment under the bank credit agreement by approximately $13,000. However, the banks waived this permanent reduction and maintained the existing bank credit commitment of $50,000. For 1995 and future years, the lenders have agreed to revise certain covenant tests to exclude the impact of cash distributions to holders of Class B interests related solely to tax gains on divisions sold.

The Operating Partnership has another credit facility available in the amount of $500 for letters of credit of which no amount was outstanding at December 31, 1995. The letters of credit commitments are issued at varying rates. This facility, renewable annually, is not subject to compensating balance requirements or unused commitment fees.

                      SUN DISTRIBUTORS L.P. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                             (dollars in thousands)



8.   Lines of Credit, continued:


An indirect, wholly-owned Canadian subsidiary of the Operating Partnership has a $2,500 Canadian dollar line of credit with a local lender for working capital purposes of which $463 USD was outstanding at December 31, 1995. This facility, which is renewable annually, provides bank borrowings at an interest rate of prime plus 1/4 of 1%. There are no compensating balance requirements or commitment fees associated with this facility.


Notes payable consisted of the following at December 31, 1995 and 1994:

                                                 1995              1994
                                                ------            ------
    Short-term bank borrowings drawn on
      working capital lines of credit           $  463            $  449
    Trade notes payable in accordance with
      glass inventory financing arrangements     1,474             1,474
    Notes payable in accordance with insurance
      financing arrangements                       816               786
                                                ------            ------

                                                $2,753            $2,709
                                                ======            ======

The weighted average interest rate on the outstanding notes payable borrowings at December 31, 1995 and 1994 was 3.01% and 2.84%, respectively.


9.   Long-Term Debt:


On December 22, 1992, the Operating Partnership issued $95,000 of senior notes with a final maturity of December 1, 2002, through a private placement with several institutional investors. The proceeds from the sale of the senior notes in conjunction with the bank credit were used principally to extinguish $110,000 9 1/2% senior notes, interest thereon and related prepayment penalties (see Note 8, Lines of Credit).

The new senior notes were issued in two series, as follows: $65,000 Series A notes at 9.08% and $30,000 Series B notes at 8.44%. Interest is required to be paid semiannually on June 1 and December 1 on the outstanding principal of the senior notes. The Operating Partnership repaid $4,796 and $5,700 of principal on December 1, 1995 and 1994, respectively. This consisted of $3,282 and $3,900 in Series A notes, and $1,514 and $1,800 in Series B notes in 1995 and 1994, respectively. Principal repayments required on the senior notes during each of the five years subsequent to December 31, 1995, are as follows:

                              Series A                  Series B
                              --------                  --------
    December 1, 1996          $4,375                    $2,020
    December 1, 1997           4,375                     2,020
    December 1, 1998           5,468                     2,522
    December 1, 1999           6,562                     3,030
    December 1, 2000           8,201                     3,786

Optional prepayments, in multiples of $100, may be made at anytime, as a whole or in part, with accrued interest thereon plus a penalty ("make-whole amount"), if any, as defined in the note agreement.

                      SUN DISTRIBUTORS L.P. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                             (dollars in thousands)


9.   Long-Term Debt, continued:


If the Company sells a significant amount of assets as defined in the note agreement, it must make an offer of prepayment of note principal to the senior noteholders determined on an applicable share basis with the bank credit agreement. The prepayment offer also must include accrued interest thereon plus a make-whole amount, if any, as defined in the note agreement. Related to the sale of operating divisions in December 1994 and January 1995 (see Note 5, Acquisition/Divestitures), the Operating Partnership was required to offer the noteholders prepayment of senior notes in the amount of $14,175. The noteholders accepted the prepayment offer which the Operating Partnership paid on March 14, 1995, including accrued interest thereon of $360 and a prepayment penalty of $629 (see Note 4, Extraordinary Loss).

The senior note agreement contains covenants restricting distributions from the Operating Partnership to the Company and the GP. Additionally, the note agreement restricts the incurrence of additional debt and the sale of assets and requires the maintenance of specific coverage ratios and levels of financial position. Also, the senior note agreement did not permit the Company to consummate acquisitions in 1993 and 1994. For 1994 and future years, the senior noteholders have agreed to ease certain coverage ratios and other financial requirements. The Operating Partnership is permitted acquisition spending in 1995 and future years of up to $15,000 in any calendar year, absent a default or event of default as defined in the senior note agreement.

As of December 31, 1995, the fair value estimate of the Company's senior notes is approximately $73,000 as determined in accordance with SFAS No. 107. The Company discounted the future cash flows of its senior notes based on borrowing rates for debt with similar terms and remaining maturities. The fair value estimate is made at a specific point in time and is subjective in nature and involves uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimate.


10.  Leases:


Certain warehouse and office space and equipment are leased under capital and operating leases with terms in excess of one year. Future minimum lease payments under noncancellable leases consisted of the following at December 31, 1995:

                                                Operating
                                                 Leases
                                                 ------
   1996                                         $ 9,362
   1997                                           7,892
   1998                                           6,086
   1999                                           4,084
   2000                                           3,228
   Later years                                    5,933
                                                -------

            Total minimum lease payments        $36,585
                                                =======

Total rental expenses for all operating leases amounted to $14,232 in 1995, $15,153 in 1994, and $13,830 in 1993.

                      SUN DISTRIBUTORS L.P. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                             (dollars in thousands)



11.  Deferred Compensation Plans:


Certain officers and employees earn performance-based compensation, payment of which is deferred until future periods.

The Company adopted a new deferred compensation plan for its officers effective January 1, 1994. Under this plan, awards are earned based on operating performance over a five-year period which vest and are paid in cash only at the end of the fifth year. At the end of any year within the five-year program, the cumulative award is subject to reduction or forfeiture if performance goals are not achieved. Upon a change in control of the Operating Partnership, participants are entitled to payment of awards earned through completion of the most recent plan year. The amounts charged to income under this plan were $1,186 in 1995 and $850 in 1994. The portion of the Operating Partnership's deferred compensation liability attributable to this plan is $2,036 as of December 31, 1995.

For a plan adopted in 1987 and amended thereafter, certain employees earned awards which vest at the rate of 20% per year over the 5-year period following the year in which the award was earned. The awards will be paid at age 60, if elected by the employee, or upon death, disability or retirement and accrue interest until paid. Upon a change in control of the Operating Partnership, participants are entitled to payment of all vested and non-vested amounts including accrued interest. The full award is charged to operations in the year earned. The amounts charged to income under the plan were $1,135, $2,295 and $700 in 1995, 1994 and 1993, respectively. During the three years ended December 31, 1995, distributions from the plan amounted to $1,422 in 1995, $240 in 1994, and $332 in 1993. The deferred compensation liability attributable to the plan amounted to $6,229 at December 31, 1995 of which $1,160 is included in other accrued expenses.

Under a former plan, effective through December 31, 1986, certain employees and officers earned deferred compensation amounts which unconditionally vested at the rate of 20% per year over the 5-year period following the year in which the award was earned. Participants of the former plan have elected to defer all outstanding awards until retirement. Upon a change in control of the Operating Partnership, participants are entitled to payment of their total account balance including accrued interest. Amounts charged to income and distributions related to the former plan for the three years ended December 31, 1995 were immaterial. The portion of the Operating Partnership's deferred compensation liability attributable to this plan is $724 at December 31, 1995.

In December 1995, the Operating Partnership established a Rabbi trust to assist in funding the liabilities of the Deferred Compensation plans described above. This trust purchased insurance policies on the lives of certain participants in the Deferred Compensation plans. The Operating Partnership is the sole beneficiary of these insurance policies. The cash surrender value of these insurance policies was $3,009 at December 31, 1995.

The change of control provision in the deferred compensation plans is triggered upon a sale of all of the Operating Partnership's business, a change in the GP or a change, other than due to death or retirement, in a majority of the directors of Lehman/SDI, Inc., during any one-year period.

                      SUN DISTRIBUTORS L.P. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                             (dollars in thousands)


12.  Retirement Benefits:


Net periodic pension cost (income) in 1995, 1994, and 1993 for non-contributory defined benefit plans consists of:

                                                                          1995            1994              1993
                                                                       --------         --------          ------
Service cost during the period                                         $   675          $ 1,102           $   945
Interest cost on projected benefit obligations                           1,578            1,534             1,473
Actual return on assets                                                 (3,503)          (2,100)           (2,050)
Net amortization and deferral                                            1,509             (270)             (224)
                                                                       -------          -------           -------
         Net periodic pension cost                                     $   259          $   266           $   144
                                                                       =======          =======           =======

Significant assumptions used in determining pension cost (income) include:
                                                                        1995             1994               1993
                                                                        ----             ----               ----
Discount rate                                                           8.25%            7.00%              7.50%
Rates of increase in compensation levels                                6.50%            6.50%            4.0%-6.5%
Expected long-term rate of return
  on plan assets                                                        8.50%            9.50%              9.50%

The following table sets forth the defined benefit plans' funded status and amounts recognized in the Company's balance sheets at December 31, 1995 and 1994:

                                                                   December 31, 1995              December 31, 1994
                                                                --------------------------    ----------------------
                                                             Assets            Projected        Assets      Projected
                                                             Exceed             Benefit         Exceed       Benefit
                                                           Projected          Obligations      Projected   Obligations
Actuarial present value of                                  Benefit              Exceed         Benefit      Exceed
 beneficial obligations:                                  Obligations            Assets       Obligations    Assets
                                                          -----------            ------       -----------    ------

Vested benefit obligation                                  $ 17,304            $  1,016        $  9,923     $  7,513
                                                           ========            ========        ========     ========

Accumulated benefit obligation                             $ 17,450            $  1,016        $ 10,141     $  7,534
                                                           ========            ========        ========     ========

Projected benefit obligation                               $ 21,467            $  1,016        $ 12,487     $  7,707

Plan assets at fair value                                    24,220                 897          14,757        7,030
                                                           --------            --------        --------     --------

Projected benefit obligation
 less than(in excess of)
 plan assets                                                  2,753                (119)          2,270         (677)

Unrecognized net loss                                          (668)               (161)         (1,157)         701

Prior service cost not yet
 recognized in net periodic
 pension cost                                                  (352)                  -            (376)           -

Unamortized balance of
 unrecognized net transition
 asset established at
 January 1, 1987                                             (1,693)               (189)           (672)        (544)
                                                          ---------           ---------       ---------     --------

Prepaid pension cost (pension
 liability) recognized
 in the balance sheet                                      $     40            $   (469)       $     65     $   (520)
                                                          =========           =========       =========    =========

                      SUN DISTRIBUTORS L.P. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                             (dollars in thousands)



12.  Retirement Benefits, continued:


The discount rate assumptions used in determining actuarial present value of benefit obligations at December 31, 1995 and 1994 were 7.25% and 8.25%, respectively.

Certain employees of the Company's Kar Products, J.N. Fauver Co., and its divested Dorman Products and American Electric Co. divisions are covered by these defined benefit retirement plans. Assets of the defined benefit plans consist of insurance contracts and assets managed under a commingled trust agreement. The trust assets are invested primarily in equity and fixed income holdings.

Costs charged to operations under all retirement benefit plans are as follows:

                                    1995             1994              1993
                                    ----             ----              ----
  Defined contribution plans       $2,693           $3,498            $2,574
  Multi-employer pension plans        374              362               422
  Defined benefit plans               259              266               144
                                   ------           ------            ------
           Total                   $3,326           $4,126            $3,140
                                   ======           ======            ======

Management estimates that its share of unfunded vested liabilities under multi-employer pension plans is not material.

For the years ended December 31, 1995, 1994 and 1993, the costs of post-retirement benefits charged to income were $81, $115 and $347, respectively. The 1995 and 1994 charges were determined in accordance with SFAS No. 106 on an accrual basis with costs recognized in prior years upon payment of the post-retirement obligations. The Company's unrecognized accumulated post-retirement benefit liability as of December 31, 1995, 1994 and 1993 was $705, $744 and $840, respectively.



13.  Income Taxes:


Deferred tax assets are comprised of the following at December 31, 1995 and 1994:

                                              1995             1994
                                              ----             ----
  Gross deferred tax assets:
    Deferred compensation                   $2,936           $2,123
    Prepayment penalties related to
     early extinguishment of debt              299              346
                                            ------           ------
                                             3,235            2,469
  Valuation allowance for deferred
    tax assets                                (391)            (325)
                                            -------          -------
  Net deferred tax asset                    $2,844           $2,144
                                            =======          ======

Management has determined, based on the Company's history of prior operating earnings and its expectations for the future, that operating income of the Company will more likely than not be sufficient to recognize fully these net deferred tax assets. The Company has no deferred tax liability at December 31, 1995 or December 31, 1994.

As of December 31, 1995, the Company's tax basis of its assets and liabilities was greater than its financial statement basis by approximately $72,000.

                      SUN DISTRIBUTORS L.P. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                             (dollars in thousands)


13.  Income Taxes, continued:


The provision (benefit) for income taxes consists of the following:

    Current income taxes             1995               1994            1993
                                   -------            -------         -------
      State and local              $   608             $  276           $ 260
      Foreign                          629                558             401
                                   -------            -------         -------
                                     1,237                834             661
                                   -------            -------         -------
    Deferred income taxes
      Federal                         (627)              (657)            186
      State and local                  (73)               (77)             22
                                   -------            -------         -------
                                      (700)              (734)            208
                                   -------            -------         -------
    Total income taxes             $   537             $  100           $ 869
                                   =======            =======         =======


14.   Commitments and Contingencies:


Performance and bid bonds are issued on the Company's behalf during the ordinary course of business through surety bonding companies as required by certain contractors. As of December 31, 1995, the Company had outstanding performance and bid bonds aggregating $911. As required by sureties, the Company has standby letters of credit outstanding in the amount of $650 as of December 31, 1995.

Letters of credit are issued by the Company during the ordinary course of business through major domestic banks as required by certain vendor contracts, legal proceedings and acquisition activities. As of December 31, 1995, the Company had outstanding letters of credit in the aggregate amount of $4,902 related to these activities.

As of December 31, 1995 the Company has guaranteed approximately $1,773 worth of lease obligations, principally relating to businesses previously disposed. The Company is not currently aware of any existing conditions which would cause a financial loss related to these guarantees.

Under the Company's insurance programs, commercial umbrella coverage is obtained for catastrophic exposure and aggregate losses in excess of normal claims. Beginning in 1991, the Company has retained risk on certain expected losses from both asserted and unasserted claims related to workman's compensation, general liability and automobile as well as the health benefits of certain employees. Provisions for losses expected under these programs are recorded based on an analysis of historical insurance claim data and certain actuarial assumptions. As of December 31, 1995, the Company has provided insurers letters of credit aggregating $4,551 related to certain insurance programs.

On February 27, 1996, a lawsuit was filed against the Operating Partnership by the buyer of its Dorman Products division for alleged misrepresentation of certain facts by the Company upon which the buyer based its offer to purchase Dorman. The complaint seeks damages of approximately $21,000. In the opinion of management, the ultimate resolution of this matter will not have a material effect on the consolidated financial position, operations or cash flows of the Company.

Certain other legal proceedings are pending which are either in the ordinary course of business or incidental to the Company's business. Those legal proceedings incidental to the business of the Company are generally not covered by insurance or other indemnity. In the opinion of management, the ultimate resolution of these matters will not have a material effect on the consolidated financial position, operations or cash flows of the Company.

                      SUN DISTRIBUTORS L.P. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                             (dollars in thousands)


15.  Statements of Cash Flows:


Supplemental disclosures of cash flow information are presented below:

Cash paid during the period for:        1995              1994            1993
                                      --------          -------         -------
  Interest                            $ 7,304           $10,097         $ 9,412
                                      -------           -------         -------
  Income taxes                        $ 1,190           $   792         $   955
                                      -------           -------         -------
Supplemental schedule of non-cash investing activities:
  Assumed liabilities in connection with
  the purchase of assets (See Note 5,
  Acquisitions/Divestitures)          $   232           $  --           $  --
                                      -------           -------         -------



16.  Quarterly Data (unaudited):



    1995                                 First       Second       Third       Fourth
    ----                                 -----       ------       -----       ------

Net sales                               $154,792    $163,820     $163,214    $147,109
Gross profit                              61,441      65,902       66,510      59,657
Income before extraordinary loss          19,862       8,377        7,828       8,678
Extraordinary loss (Note 4)                 (629)         --           --          --
Net income                                19,233       8,377        7,828       8,678

Earnings per limited partnership interest:

   Income before extraordinary loss:
             - Class A                  $    .27    $    .28     $    .27    $    .28
             - Class B                  $    .77    $    .24     $    .22    $    .25

   Extraordinary loss:
             - Class A                  $     --    $     --     $     --    $     --
             - Class B                  $   (.03)   $     --     $     --    $     --

   Net Income:
             - Class A                  $    .27    $    .28     $    .27    $    .28
             - Class B                  $    .74    $    .24     $    .22    $    .25

    1994

Net sales                               $175,109    $189,360     $192,547    $178,845
Gross profit                              67,457      72,019       73,486      71,114
Net income                                 4,165       8,026        7,656       9,697
Net income per limited
  partnership interest
             - Class A                  $    .27    $    .28     $    .27    $    .28
             - Class B                  $    .05    $    .23     $    .21    $    .30



17. Concentration of Credit Risk:


Financial instruments which potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents and trade receivables. The Company places its cash and cash equivalents with high credit quality financial institutions. Concentrations of credit risk with respect to sales and trade receivables are limited due to the large number of customers comprising the Company's customer base, and their dispersion across many different industries and geographies.

                      SUN DISTRIBUTORS L.P. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                             (dollars in thousands)


18. Segment Information:


The following are the segment disclosures required under SFAS No. 14 with respect to the Company's reportable segments as identified in Note 1, "Basis of Presentation" under "Nature of Operations":

                                                                      Year Ended December 31,
Industry Segment Data:
============================================
                                                             1995                    1994                   1993
                                                   ======================  ====================== ======================
Net Sales
Industrial Services                                     $   424,978             $   532,719            $   480,742
Hardware Merchandising                                       84,720                  72,841                 56,631
Glass Merchandising                                         120,650                 132,063                120,269
Adjustments and eliminations                                 (1,413)                 (1,762)                (1,935)
                                                         -----------             -----------            -----------
Consolidated Net Sales                                  $   628,935              $   735,861           $   655,707
Income from Operations
----------------------
Industrial Services                                     $    31,834             $    39,773            $    33,021
Hardware Merchandising                                        9,592                   7,096                  4,750
Glass Merchandising                                           3,387                   5,756                  3,740
Corporate Expenses                                          (13,511)                (14,866)               (12,536)
                                                         -----------             -----------            -----------
Consolidated Income from Operations                      $    31,302            $    37,759            $    28,975
Identifiable Assets
-------------------
Industrial Services                                     $   162,681             $   181,545            $   197,936
Hardware Merchandising                                       36,340                  24,357                 21,518
Glass Merchandising                                          42,041                  53,058                 50,299
Corporate Assets                                             13,635                   7,352                  3,766
Adjustments and Eliminations                                   (106)                   (126)                   (26)
                                                         -----------             -----------            -----------
Consolidated Assets                                     $   254,591             $   266,186            $   273,493
Capital Expenditures
--------------------
Industrial Services                                     $     2,315             $     2,736            $     2,580
Hardware Merchandising                                          539                     339                    396
Glass Merchandising                                           1,254                   1,094                    570
Corporate                                                       191                      94                    188
                                                         -----------             -----------            ----------
Consolidated Capital Expenditures                       $     4,299             $     4,263            $     3,734
Depreciation and Amortization
-----------------------------
Industrial Services                                     $     3,339             $     4,458            $     4,850
Hardware Merchandising                                          401                     364                    392
Glass Merchandising                                           1,839                   2,271                  2,573
Corporate                                                        78                      49                    139
                                                         -----------             -----------            ----------
Consolidated Total                                      $     5,657             $     7,142            $     7,954
============================================  ======================  ====================== ======================

                                                                    EXHIBIT A
                                                                    ---------


                            GLOSSARY OF DEFINED TERMS
                            -------------------------


A Interests                        Class A limited partnership interests in the
                                   Partnership including depositary receipts therefor.

Appointment Event                  When the Trust has failed to make full
                                   distributions on the Trust Preferred
                                   Securities for 18 consecutive months or an Event of Default under the Declaration.

B Interests                        Class B limited partnership interests in the
                                   Partnership including depositary receipts therefor.

B Tax Distribution                 Distribution to B Interests from Cash
                                   Available for Distribution equal to the
                                   product of (i) 125% of the then applicable maximum Federal income tax rate for individuals and (ii) the taxable income allocable to the B Interests.

Business Trust Act                 Delaware Business Trust Act.

Cash Available for Distribution    All cash receipts of the Partnership less
                                   cash used to pay or establish a reserve for expenses.

Code                               Internal Revenue Code of 1986, as amended.
                                   Common Stock Common Stock, par value $.01 per share, of the Corporation. Contribution Agreement Contribution Agreement dated _______, 1997 between the Corporation and Lehman Brothers Holdings Inc.

Conversion                         The conversion of the Partnership to
                                   corporate form as generally described in this Proxy Statement/Prospectus and related transactions entered into pursuant to the Conversion Agreement.

Conversion Agreement               Agreement and Plan of Conversion, dated
                                   ______ 1997, among the Partnership, LPSub, the Operating Partnership, the General
                                   Partner, SunSub A and SunSub B.

Conversion Proposal                The proposal to convert the Partnership to
                                   corporate form.

Corporation                        SunSource Inc., a Delaware corporation.

Creditor Person to whom the Trust owes any debts, obligations, costs, expenses and taxes.

Declaration                        Declaration of trust of the Trust.

depositary receipts                Depositary receipts for A Interests or B
                                   Interests.

Delaware Trustee                   __________, an affiliate of the Indenture
                                   Trustee.

DGCL                               Delaware General Corporation Law.

Direct Participant                 Securities brokers and dealers, banks, trust
                                   companies, clearing corporations, and certain other organizations that are participants in DTC. Distributions Payments with respect to the Trust Preferred Securities.

DTC                                The Depository Trust Company

Effective                          Time The date on which the Conversion will
                                   become effective. The specific date will be determined by the General Partner and will be publicly announced no later than the date of the Special Meeting.

Event of Default                   Event of Default with respect to the Trust
                                   Securities.

Exchange Act                       Securities and Exchange Act of 1934, as
                                   amended.

Expiration Date

Guarantee Payments                 Payments on distributions guaranteed by the
                                   Corporation pursuant to the Preferred
                                   Securities Guarantee.

General Partner                    SDI Partners I, L.P., a Delaware limited
                                   partnership.

Indenture                          Indenture dated as of ______________, 1997
                                   between the Corporation and Bank of New York, as Trustee governing the Junior Subordinated
                                   Debentures.

Indenture Event of Default         Event of default under the Indenture with
                                   respect to the Junior Subordinated
                                   Debentures. Indenture Trustee Bank of New
                                   York

Indirect Participants              Securities brokers and dealers, banks and
                                   trust companies that clear through or
                                   maintain a custodial relationship with a Direct Participant of DTC, either directly or indirectly.

Interests                          Limited partnership interests in the
                                   Partnership.

Investment Company Event           The Regular Trustees shall have received a
                                   legal opinion that the Trust may be
                                   considered an investment company under the Investment Company Act of 1940, as amended.

IRS                                Internal Revenue Service

Junior Subordinated Debentures     Junior Subordinated Debentures of the
                                   Corporation.

Lehman Brothers                    Lehman/SDI and any of its affiliates.

Lehman/SDI                         Lehman/SDI, Inc., a Delaware corporation,
                                   general partner of the General Partner.

limited partners                   Holders of Interests, including holders that
                                   are admitted to the Partnership as limited partners, and holders who are merely assignees of the Interests.

Liquidation Distribution           Distribution on dissolution or liquidation of
                                   the Trust.

LPSub LPSub Inc., a wholly owned subsidiary of the Partnership.

Management Fee                     Management fee payable by the Operating
                                   Partnership to the General Partner of
                                   $3,330,000 annually.

Merger Merger of the Partnership, SunSub A and SunSub B with and into the Operating Partnership pursuant to the Conversion Agreement.

NYSE                               New York Stock Exchange.

Operating Partnership              SDI Operating Partners, L.P., a Delaware
                                   limited partnership.

Operating Partnership Agreement    Amended and Restated Agreement of Limited
                                   Partnership of the Operating Partnership.

Pari passu                         Equal in priority.

Partners Both the holder of the general partnership interest in the Partnership and holders of A Interests and B Interests.

Partnership                        SunSource L.P., a Delaware limited
                                   partnership.

Partnership Agreement              Amended and Restated Agreement of Limited
                                   Partnership of the Partnership.

Preferred Securities Guarantee     Guarantee by the Corporation on a
                                   subordinated basis of the payment of
                                   distributions on the Trust Preferred
                                   Securities and payments on liquidation of the Trust and redemption of Trust Preferred
                                   Securities. Preferred Securites Global
                                   Certificate

Preferred Share Fraction           One one-hundredth of a Preferred Share,
                                   carrying voting and dividend rights that are intended to produce the equivalent of one share of Common Stock.


Preferred Shares                   Series A Junior Participating Preferred
                                   Shares, par value $0.01 per share, of the Corporation. Priority Return Distribution to
                                   A Interests from Cash Available for
                                   Distribution annually of $1.10 simple
                                   cumulative return.

Pro Rata Basis                     Pro rata to each holder of Trust Securities
                                   according to the aggregate liquidation amount of the Trust Securities held by the relevant holder in relation to the aggregate liquidation amount of all Trust Securities outstanding.

Property Trustee                   Core Sates Bank N.A.

Record Date Close of business on March , 1997, for the determination of limited partners entitled to vote at the Special Meeting.

Redemption Price                   $25 plus accrued and unpaid distributions on
                                   the Trust Preferred Securities to the date of redemption.

Regular Trustees                   Three individual trustees of the Trust.

Rights Rights to purchase shares of Preferred Stock of the Corporation and, in certain cases, Common Stock of the Corporation, as described in the Rights Agreement.

SEC                                Securities and Exchange Commission.

Securities Act                     Securities Act of 1933, as amended.

Smith Barney                       Smith Barney, Inc., financial adviser to the
                                   Special Committee.

Special Committee                  Elected by the Board of Directors of
                                   Lehman/SDI to consider and advise the entire
                                   Board concerning the fairness to the limited partners of the terms of the Conversion related to the exchange of general and limited partnership interests in the
                                   Partnership. The members of the Special
                                   Committee are O. Gordon Brewer, Jr. and
                                   Ernest L. Ransome, III.

Special Event                      A Tax Event or Investment Company Event.

Special Meeting                    The Special Meeting of the limited partners
                                   of SunSource L.P., to be held at
                                   __________________, Philadelphia,
                                   Pennsylvania on April _____, 1997 at 10:00 a.m., local time. At the Special Meeting, the limited partners will vote upon the proposed
                                   Conversion.

Special Regular Trustee Trustee to be elected by holders of Trust Preferred Securities if distributions are in arrears for 18 consecutive months or there is an Event of Default. SunSource The Partnership, prior to the Conversion, and the Corporation, after the Conversion, including in each case their respective subsidiaries.

SunSub A SunSub A, Inc., a wholly owned subsidiary of the Corporation.

SunSub B SunSub B Inc., a wholly owned subsidiary of the Corporation.

Tax Event                          The Regular Trustees shall have received a
                                   tax opinion to the effect that the payment of interest to the Trust may be taxable to the Trust or interest payable by the Corporation on the Junior Subordinated Debentures may not be deductible by the Corporation for federal income tax.

Trust SunSource Capital Trust, a Delaware statutory business trust.

Trust Indenture Act                Trust Indenture Act of 1939, as amended.

Trust Common Securities            Common Securities of the Trust.

Trust Preferred Securities         11.6% Trust Preferred Securities of the
                                   Trust.

Trust Securities                   Trust Preferred Securities and Trust Common
                                   Securities.

                                                                    EXHIBIT B


                        AGREEMENT AND PLAN OF CONVERSION



         AGREEMENT AND PLAN OF CONVERSION, dated as of March __, 1997, by and among SunSource Inc., a Delaware corporation (the "Corporation"); SunSource L.P., a Delaware limited partnership (the "Partnership"); LPSub Inc., a Delaware corporation ("LPSub"); Lehman/SDI, Inc. a Delaware corporation ("Lehman/SDI"); and the limited partners of SDI Partners I, L.P. ("GP Limited Partners").



                               B A C K G R O U N D


         The Partnership is a master limited partnership whose general partner is SDI Partners I, L.P. ("the General Partner") and whose Class A and Class B limited partnership interests ("A Interests" and "B Interests") are publicly held. Lehman/SDI is the general partner of the General Partner. The parties desire to convert the Partnership to corporate form (the "Conversion") and to that end have newly formed the Corporation and LPSub, a wholly-owned subsidiary of the Partnership. The Partnership owns the limited partnership interest in SDI Operating Partners, L.P. (the "Operating Partnership") with the general partnership interest of the Operating Partnership being owned by the General Partner.
-------------------------------------------------------------------


         The parties have also newly formed SunSource Capital Trust, a Delaware statutory business trust (the "Trust"). The Corporation will contribute Junior Subordinated Debentures to the Trust in exchange for 11.6% Trust Preferred Securities (the "Trust Preferred Securities") and Trust Common Securities (the "Trust Common Securities").

         The parties desire to accomplish the Conversion through (i) the contribution by the Partnership of the limited partnership interest in the Operating Partnership to LPSub in exchange for shares of Class A Common Stock of LPSub; (ii) the contribution by Lehman/SDI of its general partnership interest in the General Partner to LPSub in exchange for shares of Class B Common Stock of LPSub; (iii) the contribution by the GP Limited Partners of their limited partnership interests in the General Partner to the Corporation in exchange for shares of Common Stock of the Corporation; and (iv) the merger provided for herein (the "Merger") by which the Partnership and LPSub will be merged into the Corporation and the A Interests will receive Trust Preferred Securities of the Trust and cash and the B Interests and Lehman/SDI will receive Common Stock of the Corporation.


         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Merger and the mode of carrying the same into effect, the parties hereto, intending to be legally bound, hereby agree as follows:


                                    ARTICLE I

                                 THE CONVERSION


         SECTION 1.1 The Contributions. Immediately prior to the Effective Time (as hereinafter defined) (i) the Partnership shall contribute the limited partnership interest in the Operating Partnership to LPSub in exchange for 1,000 shares of Class A Common Stock of LPSub; (ii) Lehman/SDI shall contribute its general partnership interest in the General Partner to LPSub in exchange for 1,000 shares of Class B Common Stock of LPSub; (iii) the GP Limited Partners shall contribute their limited partnership interests in the General Partner to the Corporation in exchange for an aggregate of 468,000 shares of Common Stock of the Corporation, provided that 75,000 of such shares shall be held in escrow until the second anniversary of the Effective Time and shall only be distributed to the GP Limited Partners if the Corporation is then current on distributions on the Trust Preferred Securities; and (iv) the Corporation shall contribute the limited partnership interests in the General Partner to a newly formed wholly owned subsidiary.

         SECTION 1.2 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Partnership and LPSub shall be merged with and into the Corporation (such parties to the Merger being sometimes hereinafter collectively referred to as the "Constituent Entities") pursuant to the Agreement of Merger attached hereto as Annex 1 (the "Merger Agreement") and the separate existence of the Partnership and LPSub shall cease. The Corporation shall be the surviving entity in the Merger (sometimes hereinafter referred to as the "Surviving Entity") and shall continue to be governed by the laws of the State of Delaware, and all rights, privileges, immunities and franchises of the Constituent Entities shall vest in the Surviving Entity and continue unaffected by the Merger.


         SECTION 1.3 Terms and Conditions of The Merger. The manner of converting the securities of the Constituent Entities shall be as set forth in
Section 5 of the Merger Agreement.

         SECTION 1.4 Timing

                  (a) Limited Partner Approval. The Partnership shall submit the proposal to convert to corporate form (the "Conversion Proposal") to its limited partners for approval and adoption at a meeting to be held as soon as practicable. In connection with such meeting, the Partnership shall take such reasonable steps as shall be necessary for the prompt preparation and filing by the Partnership of a proxy statement (the "Proxy Statement") under the Securities Exchange Act of 1934 (the "Exchange Act") and by the Corporation of a registration statement (the "Registration Statement") and prospectus (the "Prospectus") under the Securities Act of 1933 (the "Securities Act"), with the Securities and Exchange Commission ("SEC") and shall cause the Proxy Statement/Prospectus to be mailed to the limited partners of the Partnership as soon as practicable. Adoption of the Conversion Proposal requires (i) the approval of limited partners holding a majority of the outstanding A Interests and B Interests, each voting separately as a class, and (ii) the approval of unaffiliated limited partners (limited partners other than affiliates of the General Partner) holding a majority of the outstanding A Interests and B Interests held by unaffiliated limited partners, each voting separately as a class (the "Class Votes").


                  (b) Approval by Other Parties. The Partnership and Lehman/SDI, as stockholders of LPSub at the time of the Closing (as hereinafter defined) approve and adopt the Merger Agreement. The Partnership and the GP Limited Partners, as stockholders of the Corporation at the time of the Closing approve and adopt the Merger Agreement. LPSub, as general partner of the General Partner at the time of the Closing approves and adopts the Merger Agreement on behalf of the General Partner.

                  (c) Closing and Effective Time. Subject to the Conversion Proposal receiving the requisite approval by the limited partners and subject to the provisions of this Agreement, the parties shall hold a closing (the "Closing") on (i) the later of (A) the business day following the meeting of the limited partners of the Partnership to consider and vote upon the Conversion Proposal or (B) the business day on which the last of the conditions set forth in Article IV is fulfilled or waived or (ii) such other date as the parties hereto may agree (the "Closing Date"), at 10:00 A.M. (local time) at the offices of Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania, or at such other place or time as the parties hereto may agree. The Merger shall become effective as set forth in Section 3 of the Merger Agreement (the "Effective Time"). At the Closing, the contributions provided for in Section 1.1 hereof shall be made and immediately thereafter a certificate of merger shall be filed in the Office the Secretary of State of Delaware.

                  (d) Certificate of Incorporation and Bylaws. From and after the Effective Time, and pursuant to the Merger, the Certificate of Incorporation and Bylaws of the Corporation as attached as Annexes 2 and 3, respectively, shall continue to be the Certificate of Incorporation and Bylaws of the Corporation as the surviving entity without change or amendment until further amended in accordance with the provisions thereof and applicable law.



                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

         SECTION 2.1 Representations and Warranties by the Partnership. The Partnership represents and warrants to the other parties that:


                  (a) Organization and Good Standing of the Partnership, the Operating Partnership and LPSub. Each of the Partnership and the Operating Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. LPSub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  (b) Capitalization. The sole general partner of the Partnership is the General Partner and there are issued and outstanding 11,099,573 A Interests and 21,675,746 B Interests of the Partnership. The sole general partner of the Operating Partnership is the General Partner and the sole limited partner of the Operating Partnership is the Partnership. The authorized capital stock of LPSub consists of 1,001 shares of Class A Common Stock, par value $.01 per share, of which one share is outstanding and owned by the Partnership, and 1,000 shares of Class B Common Stock, of which no shares are outstanding.

                  There is no outstanding option, warrant or other agreement or commitment to which either the Partnership, the Operating Partnership or LPSub is a party or by which it is bound providing for the issuance of any additional securities of the Partnership, the Operating Partnership or LPSub.

                  (c) Authorization. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary partnership action on the part of the Partnership other than the approval of the Conversion Proposal by the limited partners of the Partnership and by all necessary corporate action on the part of LPSub. This Agreement has been duly executed and delivered by the Partnership and by LPSub and is enforceable against each of LPSub and the Partnership in accordance with its terms.


                  (d) Proxy Statement; Other Information. The Partnership represents that the Registration Statement, the Proxy Statement, the Schedule 13E-3 and all other filings with the SEC in connection with the Conversion comply in all material respects with the Securities Act and the Exchange Act, as the case may be, and that these materials do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading.


                  (e) Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Partnership and LPSub nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Agreement of Limited Partnership of the Partnership (the "Partnership Agreement"); (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority or body, except (A) pursuant to the Securities Act and the Exchange Act or the rules and requirements of any national securities exchange or the National Association of Securities Dealers, Inc., (B) the filing of a certificate of merger pursuant to the Revised Uniform Limited Partnership Act (the "Delaware RULPA") and the General Corporation Law of the State of Delaware (the "DGCL"), (C) filings under state securities laws or in connection with maintaining the good standing and qualification of the Corporation following the Effective Time, (D) Hart-Scott-Rodino Premerger Notification Act filings, if any or (E) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a material adverse effect on the Partnership or the Operating Partnership; (iii) result in a default (or give rise to any right of termination, unilateral modification or amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which the Partnership or the Operating Partnership is a party or by which the Partnership or the Operating Partnership or any of their respective assets may be bound, except for such defaults (or rights of termination, unilateral modification or amendment, cancellation or acceleration) which in the aggregate would not have a material adverse effect on the Partnership or the Operating Partnership; or (iv) violate any order, writ, injunction, decree, judgment, ordinance, statute, rule or regulation applicable to the Partnership or the Operating Partnership or any of their respective properties or businesses, except for violations (other than of orders, writs, injunctions or decrees) which would not in the aggregate have a material adverse effect on the Partnership or the Operating Partnership.


                  SECTION 2.2 Representations and Warranties by the Corporation. The Corporation represents and warrants to the other parties that:

                  (a) Organization and Good Standing of the Corporation and the Trust. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Trust is a statutory business trust duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  (b) Capitalization. The authorized capital stock of the Corporation consists of 1,000,000 shares of Preferred Stock, par value $.01 per share, of which none are outstanding, and 20,000,000 shares of Common Stock, par value $.01 per share, of which 1,000 shares are outstanding and owned by the Partnership. The authorized securities of the Trust consist of 4,217,837 shares of Trust Preferred Securities, of which none are outstanding, and 130,449 shares of Trust Common Securities, of which 1,000 shares are outstanding and owned by the Corporation.


                  There is no outstanding option, warrant or other agreement or commitment to which either the Corporation or the Trust is a party or by which it is bound providing for the issuance of any additional securities of the Corporation or the Trust except for the issuance by the Trust to the Corporation of 4,217,837 Trust Preferred Securities in exchange for Junior Subordinated Debentures and 130,449 Trust Common Securities for cash and except pursuant to this Agreement.


                  (c) Authorization. The execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary corporate action on the part of the Corporation. This Agreement has been duly executed and delivered by the Corporation and is enforceable against it in accordance with its terms.

                  (d) Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Corporation nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Corporation's Certificate of Incorporation or Bylaws; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority or body, except (A) pursuant to the Securities Act and the Exchange Act or the rules and requirements of any national securities exchange or the National Association of Securities Dealers, Inc., (B) the filing of a certificate of merger pursuant to the Delaware RULPA and the DGCL, (C) filings under state securities laws or in connection with maintaining the good standing and qualification of the Corporation following the Effective Time, (D) Hart-Scott-Rodino Premerger Notification Act filings, if any or (E) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a material adverse effect on the Corporation; (iii) result in a default (or give rise to any right of termination, unilateral modification or amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which the Corporation is a party or by which it or any of its assets may be bound, except for such defaults (or rights of termination, unilateral modification or amendment, cancellation or acceleration) which in the aggregate would not have a material adverse effect on the Corporation; or (iv) violate any order, writ, injunction, decree, judgment, ordinance, statute, rule or regulation applicable to the Corporation or any of its properties or businesses, except for violations (other than of orders, writs, injunctions or decrees) which would not in the aggregate have a material adverse effect on the Corporation.

         SECTION 2.3 Representations and Warranties by Lehman/SDI and the GP Limited Partners. Each of Lehman/SDI and the GP Limited Partners severally represents and warrants to the other parties that:

                  (a) Organization and Good Standing. It is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.


                  (b) Authorization. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action on its part. This Agreement has been duly executed and delivered by it.


                  (c) Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by it nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Agreement of Limited Partnership of the General Partner, the Partnership Agreement or its certificate of incorporation or bylaws, as the case may be; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority or body, except (A) pursuant to the Securities Act and the Exchange Act or the rules and requirements of any national securities exchange or the National Association of Securities Dealers, Inc., (B) the filing of a certificate of merger pursuant to the Delaware RULPA and DGCL, (C) filings under state securities laws or in connection with maintaining the good standing and qualification of the Corporation following the Effective Time, (D) Hart-Scott-Rodino Premerger Notification Act filings, if any or (E) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a material adverse effect on the General Partner or on it; (iii) result in a default (or give rise to any right of termination, unilateral modification or amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which it or the General Partner is a party or by which they or any of their assets may be bound, except for such defaults (or rights of termination, unilateral modification or amendment, cancellation or acceleration) which in the aggregate would not have a material adverse effect on it or on the General Partner; or (iv) violate any order, writ, injunction, decree, judgment, ordinance, statute, rule or regulation applicable to it or to the General Partner or any of its properties or businesses, except for violations (other than of orders, writs, injunctions or decrees) which would not in the aggregate have a material adverse effect on it or on the General Partner.


                  (d) Certain Agreements. Except as disclosed in the Registration Statement, (i) there are no agreements in effect between the General Partner or any of its affiliates, on the one hand, and the Partnership and the Operating Partnership, on the other; and (ii) there are no material written agreements in effect between Lehman Brothers or any of its affiliates, on the one hand, and any member of management, on the other.


                  (e) Ownership of Partnership Interests; Title. It is the owner of record and beneficially of the general or limited partnership interest in the General Partner. It has not received any notice of any adverse claim to the ownership of any such interest and does not have any reason to know of any such adverse claim that may be justified. On the Closing Date, it shall have good and transferable title to such interest, free and clear of all liens.

                                   ARTICLE III

                       ADDITIONAL COVENANTS AND AGREEMENTS

         SECTION 3.1 Legal Conditions to Conversion. Each of the parties hereto will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Conversion.

         SECTION 3.2 Affiliates. Prior to the Closing Date the Partnership shall deliver to the Corporation a letter identifying all persons who are, at the time the Conversion Proposal is submitted for approval to the limited partners of the Partnership, "affiliates" of the Partnership for purposes of Rule 145 under the Securities Act. The Partnership shall use its best efforts to cause each such person to deliver to the Corporation on or prior to the Closing Date executed affiliates' letters in customary form.

         SECTION 3.3 Fees and Expenses. Whether or not the Conversion is consummated, all costs and expenses incurred by the Partnership in connection with this Agreement and the transactions contemplated hereunder shall be paid by the Partnership.

         SECTION 3.4 Stock Exchange Listing. The Corporation shall use its best efforts to cause the Trust Preferred Securities and Common Stock to be issued in the Conversion to be approved for listing on the New York Stock Exchange (the "NYSE"), subject to official notice of issuance, prior to the Closing Date. The A Interests and the B Interests will be delisted at or immediately after the Effective Time.

         SECTION 3.5 Indemnification.

                  (a) The Partnership shall, and from and after the Effective Time, the Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director, partner, shareholder, agent or fiduciary of the Partnership, the Operating Partnership, the General Partner, Lehman/SDI or the Corporation (the "Companies") or an affiliate of such person (collectively, the "Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities or judgments, or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of, or in connection with, any claim, action, suit, proceeding or investigation ("Proceeding") based in whole or in part out of the fact that such person is or was an officer, director, partner or shareholder of one or more of the Companies or an affiliate of such person, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities") in each case to the full extent a partnership or a corporation is permitted under Delaware law to indemnify such persons or entities; and the Partnership (and after the Effective Time, the Corporation) will pay or reimburse expenses in advance of the final disposition of any such Proceeding to each Indemnified Party to the full extent permitted by law upon receipt of an undertaking to repay such expenses if and when requested to do so under applicable law. Without limiting the foregoing, in the event any such Proceeding is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them, (ii) the Partnership (and after the Effective Time, the Corporation) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (iii) the Partnership (and after the Effective Time, the Corporation) will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither the Partnership nor the Corporation shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 3.5, upon learning of any Proceeding, shall notify the Partnership (and after the Effective Time, the Corporation) (but the failure so to notify the Partnership or the Corporation, as the case may be, shall not relieve the Partnership or the Corporation from any liability which it may have under this Section 3.5 except to the extent such failure prejudices the indemnifying party) and shall deliver to the Partnership (and after the Effective Time, the Corporation) the undertaking referred to above. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.


                  (b) The provisions of this Section 3.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and the Indemnified Party's heirs, representatives, successors and assigns.


                                   ARTICLE IV

                          CONDITIONS TO THE CONVERSION

         SECTION 4.1 Conditions to Each Party's Obligation to Effect the Conversion. The respective obligations of the parties to effect the Conversion shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

                  (a) Representations and Warranties and Performance. The representations and warranties of each of the other parties herein contained shall be true and correct on the Closing Date with the same effect as though made at such time. Each of the other parties shall have performed in all material respects all obligations and complied in all material respects with all agreements, undertakings, covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

                  (b) Pending Litigation. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement.

                  (c) Limited Partner Approval. The Conversion Proposal shall have been approved and adopted by the requisite vote of the holders of the A Interests and B Interests pursuant to the Class Votes.

                  (d) Regulatory Approval. All authorizations, consents and permits required to perform this Agreement and the Merger Agreement shall have been obtained and the required statutory waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, shall have expired or been terminated.

                  (e) Registration Statement. The Registration Statement filed pursuant to Section 1.4 (a) shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order.

                  (f) NYSE Listing. The Trust Preferred Securities and the Common Stock to be issued in the Conversion shall have been approved for listing on the NYSE upon official notice of issuance.

                  (g) Blue Sky Compliance. The Corporation shall have complied with all requirements of state securities or "blue sky" laws with respect to the issuance of the securities in the Conversion.

                  (h) Special Committee Determination. The Special Committee shall not have withdrawn its determination that the Conversion is fair to the holders of A Interests and B Interests.

                  (i) Fairness Opinion. The fairness opinion delivered to the Partnership by Smith Barney Inc. and included as an exhibit to the Proxy Statement/Prospectus shall not have been rescinded prior to the Closing Date.

                  (j) Tax Opinion. The tax opinion of Morgan, Lewis & Bockius LLP delivered to the Partnership and filed as an exhibit to the Registration Statement shall not have been rescinded prior to the Closing Date.


                  (k) Validity Opinion. The securities law opinion of Richards, Layton & Finger regarding the validity of the Trust Preferred Securities delivered to the Trust and filed as an exhibit to the Registration Statement shall not have been rescinded prior to the Closing Date.


                  (l) Available Financing. The Corporation shall have available financing to refinance existing senior debt on terms acceptable to the Corporation and the General Partner or shall have received approval of the Conversion by the existing senior lenders.

                  (m) Deferred Compensation Plan. The Corporation shall have received from Donald T. Marshall, John P. McDonnell and Norman V. Edmonson ("Management") undertakings to defer into the Deferred Compensation Plan for Key Employees of the Operating Partnership all payments due under the previous Deferred Compensation Plans and Long Term Performance Share Plan of the Operating Partnership.

                  (n) Changes in Applicable Law. There shall have been no material change, in effect or pending, in applicable law , including with respect to the taxation of the Conversion, the Corporation or the Trust Preferred Securities.

                  (o) Contribution Agreement. The Corporation shall have entered into a Contribution Agreement with Lehman Brothers Inc. on terms satisfactory to the parties hereto.


                  (p) Stockholders Agreement. The Corporation, Lehman Brothers Inc. and Donald T. Marshall, John P. McDonnell, Norman V. Edmonson, Harold J. Cornelius, Max W. Hillman and Joseph M. Corvino shall have entered into a Stockholders Agreement on terms satisfactory to the parties hereto.

                  (q) Registration Rights Agreement. The Corporation, certain affiliates of Lehman Brothers Inc. and Management shall have entered into a Registration Rights Agreement on terms satisfactory to the parties hereto.

                  (r) Escrow Agreement. The Corporation and the Escrow Agent shall have entered into an Escrow Agreement on terms satisfactory to the parties hereto.

                  (s) Resale Agreement. The Corporation, certain affiliates of Lehman Brothers Inc. and Management shall have entered into an agreement regarding resale of the Corporation's Common Stock.

                  (t) Other Documentation. The parties hereto shall have entered into such other agreements as are contemplated by the Conversion, including, without limitation, the Indenture and Declaration of Trust in respect of the Junior Subordinated Debentures and Trust Preferred Securities, on terms satisfactory to the parties hereto.


                                    ARTICLE V

                           TERMINATION AND ABANDONMENT

         SECTION 5.1 Termination and Abandonment. This Agreement may be terminated and the Conversion may be abandoned at any time prior to the Effective Time, whether before or after approval by the limited partners of the Partnership, by action of the Board of Directors of Lehman/SDI.

         SECTION 5.2 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; provided, however, that after approval of the Conversion Proposal by the limited partners of the Partnership, no amendment may be made which decreases the amount or changes the type of consideration to which the limited partners of the Partnership are entitled under this Agreement or otherwise materially adversely affects the rights of the limited partners of the Partnership without the further approval of the limited partners.

         SECTION 5.3 Waiver. Any time prior to the Effective Time, whether before or after the meeting referred to in Section 1.4(a), any party hereto may waive compliance with any of the agreements of any other party or with any conditions to the obligations of such party; provided, however, that after approval of the Conversion Proposal by the limited partners of the Partnership, no waiver may be given which materially adversely affects the rights of the limited partners of the Partnership without the further approval of the limited partners . Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

                                   ARTICLE VI

                                 MISCELLANEOUS

      SECTION 6.1 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by telecopy or facsimile transmission (with hard copy to follow), registered or certified mail, postage prepaid, or Federal Express or similar overnight delivery services addressed, in the case of all parties at

                  2600 One Logan Square
                  Philadelphia, PA 19103
                  Attn:    Norman V. Edmonson

with required copies to:

                  Morgan, Lewis & Bockius LLP
                  2000 One Logan Square
                  Philadelphia, PA 19103
                  Attn:  Donald A. Scott, Esq.

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, NY 10017
                  Attn:  Andrew R. Keller, Esq.

                  Dechert Price & Rhoads
                  4000 Bell Atlantic Tower
                  1717 Arch Street
                  Philadelphia, PA 19103-2793
                  Attn:  William G. Lawlor, Esq.

or such other address as shall be furnished in writing by any party to the others prior to the giving of the applicable notice or communication.

         SECTION 6.2 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 6.3 Headings. The headings herein are for convenience of reference only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

         SECTION 6.4 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof.

         SECTION 6.5 Cooperation. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such governmental notifications and additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement and under applicable law to consummate and make effective the transactions contemplated by this Agreement.

         SECTION 6.6 No Rights, Etc.. Nothing in this Agreement express or implied is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

         SECTION 6.7 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware applicable to contracts made and to be performed in that State.

         SECTION 6.8 Special Committee. Any determination by the Corporation or the General Partner that any of the conditions in Article IV hereof have been satisfied or waived, or any amendment of this Agreement, shall require the affirmative vote of the Special Committee (as defined in the Registration Statement).

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Conversion to be duly executed as of the date first above written.

                                            SUNSOURCE INC.


                                            By_______________________________
                                                Chairman


                                            SUNSOURCE L.P.

                                            By SDI Partners I, L.P.
                                              Its General Partner

                                            By Lehman/SDI, Inc.
                                              Its General Partner

                                            By________________________________
                                                 Chairman


                                            PARTSUB INC.


                                            By________________________________
                                                 President

                                            LEHMAN/SDI, INC.


                                            By________________________________
                                                President

                                            DOTMAR CORP.


                                            By__________________________
                                                President

                                            JPM CORP.


                                            By___________________________
                                                President

                                            NORVED CORP.


                                            By___________________________
                                                 President

                                            DIACOR CORP.


                                            By___________________________
                                                 President

                                            HJC CORP.


                                            By___________________________
                                                 President

                                            MWH CORP.


                                            By___________________________
                                                 President

                                            LJC CORP.


                                            By__________________________
                                                 President

                                            CELAR CORP.


                                            By__________________________
                                                 President

                                                                        ANNEX 1


                               AGREEMENT OF MERGER

                                       OF

                                 SUNSOURCE L.P.
                        (a Delaware limited partnership)

                                       AND

                                  PARTSUB INC.
                            (a Delaware corporation)

                                  WITH AND INTO

                                 SUNSOURCE INC.
                            (a Delaware corporation)



         AGREEMENT OF MERGER, dated as of ___________, 1997, by and among SunSource L.P., a Delaware limited partnership (the "Partnership"), LPSub Inc., a Delaware corporation ("LPSub"; and together with the Partnership, the "Disappearing Entities"), and SunSource Inc., a Delaware corporation (the "Corporation"), with reference to the following RECITALS:

         A. The Partnership is a Delaware limited partnership whose general partner is LPSub. Its limited partnership interests are publicly held, consisting of 11,099,573 Class A limited partnership interests ("A Interests") and 21,675,746 Class B limited partnership interests ("B Interests).

         B. LPSub is a Delaware corporation whose authorized and outstanding stock consists of 1,001 shares of Class A Common Stock, par value $.01 per share, all of which are owned of record and beneficially by the Partnership, and 1,000 shares of Class B Common Stock, par value $.01 per share, all of which are owned of record and beneficially by Lehman/SDI, Inc., a Delaware corporation.


         C. The Corporation is a Delaware corporation whose authorized capital stock consists of 1,000,000 shares of Preferred Stock, par value $.01 per share, of which none are outstanding, and 20,000,000 shares of Common Stock, par value $.01 per share, of which 1,000 shares are outstanding and owned by the Partnership.

         D. The Corporation has organized SunSource Capital Trust, a Delaware statutory business trust (the "Trust"), which has authorized and issued 4,217,837 11.6% Trust Preferred Securities (the "Trust Preferred Securities") and 130,449 Trust Common Securities, all of which are owned by the Corporation.


         E. The partners of the Partnership and the Boards of Directors and stockholder of LPSub and the Corporation have approved and adopted resolutions approving and adopting this Agreement of Merger in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the Delaware Revised Uniform Limited Partnership Act (the "DRULPA").


         NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants herein contained and intending to be legally bound, agree as follows:

         1. Parties to Merger. The Disappearing Entities and the Corporation (such parties to the merger being hereinafter sometimes collectively referred to as the "Constituent Entities") shall effect a merger (the "Merger") in accordance with and subject to the terms and conditions of this Agreement of Merger (the "Agreement").

         2. Merger. At the Effective Time (as defined in Section 3 hereof), each of the Disappearing Entities shall be merged with and into the Corporation (which latter entity shall be, and is hereinafter sometimes referred to as, the "Surviving Entity").

         3. Filing and Effective Time. A certificate of merger and such other documents and instruments as are required by, and complying in all respects with, the DGCL and DRULPA shall be filed in the Office of the Secretary of State of Delaware. The Merger shall become effective, following the filing of all such documents and instruments, at 11:59 p.m. on __________, 1997 (the "Effective Time").

         4. Effect of Merger. At the Effective Time, the separate existence of each of the Disappearing Entities shall cease, the Surviving Entity shall continue to be a corporation organized and governed by the laws of the State of Delaware and the Merger shall have the effects provided therefor by the DGCL and DRULPA.

         5. Partnership Interests and Capital Stock. At the Effective Time:

                  (a) Each A Interest of the Partnership issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into 0.38 share of Trust Preferred Securities and $1.30 in cash;

                  (b) Each B Interest of the Partnership issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into 0.25 share of Common Stock of the Corporation;


                  (c) The shares of Class B Common Stock of LPSub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into 538,000 shares of Common Stock;

                  (d) The shares of Class A Common Stock of LPSub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled; and

                  (e) No fractional interests shall be issued in the Merger but in lieu thereof each holder of A Interests shall be entitled to receive cash in an amount equal to the fraction of a share of Trust Preferred Securities to which the holder is otherwise entitled multiplied by the average closing price of the Trust Preferred Securities for the five trading days following the Effective Time and each holder of B Interests shall be entitled to receive cash in an amount equal to the fraction of a share of Common Stock to which the holder is otherwise entitled multiplied by the average closing price of the Common Stock for the five trading days following the Effective Time.


         6. Exchange of Certificates. Promptly after the Effective Time, the Corporation will mail to all limited partners of record a letter of transmittal containing instructions with respect to the surrender of depositary receipts for A Interests in exchange for certificates representing shares of Trust Preferred Securities and cash and the surrender of depositary receipts for B Interests in exchange for certificates representing shares of Common Stock. Upon surrender to the Corporation of one or more depositary receipts, together with a properly completed letter of transmittal, there will be issued and mailed to former limited partners of record at the Effective Time a certificate or certificates representing the number of shares of Trust Preferred Securities and cash or a certificate or certificates for shares of Common Stock to which such holder is entitled. From and after the Effective Time, each depositary receipt will evidence only the right to receive shares of Trust Preferred Securities and cash or shares of Common Stock. No distributions or dividends with respect to the Trust Preferred Securities or Common Stock payable to the holders of record thereof after the Effective Time will be paid to the holder of any unsurrendered depositary receipts until such depositary receipts are surrendered for exchange, at which time accumulated distributions or dividends will be paid, without interest, subject to any applicable escheat laws.

         7. Further Assurances. Each of the Disappearing Entities shall at any time, or from time to time, as and when requested by the Surviving Entity, or by its successors and assigns, execute and deliver, or cause to be executed and delivered in its name by its last acting officers, or by the corresponding officers of the Surviving Entity, all such conveyances, assignments, transfers, deeds, or other instruments, and shall take, or cause to be taken, such further or other action as the Surviving Entity, or its successors and assigns, may deem required or convenient in order to evidence the transfer, vesting or devolution of any property, right, privilege, immunity, power or purpose, or to vest or perfect in or confirm to the Surviving Entity, or its successors and assigns, title to and possession of all the properties, rights, privileges, immunities, powers and purposes of the Disappearing Entities and otherwise to carry out the intent and purposes hereof.

         8. Termination. Notwithstanding approval by the partners and shareholders of the Constituent Entities of this Agreement, this Agreement may be terminated at any time prior to the Effective Time by action of the General Partner.


         9. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to principles of conflicts of law.


         IN WITNESS WHEREOF, the parties hereto, pursuant to the approval and authority duly given by resolutions approved and adopted by their respective partners and Boards of Directors and shareholder, have duly executed this Agreement of Merger as of the day and year first written above.

                                            SUNSOURCE L.P.


                                            By LPSub Inc.
                                              Its General Partner


                                            By________________________________
                                                 President


                                            LPSUB INC.



                                            By________________________________
                                                 President

                                            SUNSOURCE INC.


                                            By________________________________
                                                Chairman

                                                                 EXHIBIT C
                                                                 ---------

                         SMITH BARNEY FAIRNESS OPINION
                         -----------------------------

                                                               December 10, 1996




The Special Committee of the Board of Directors of Lehman/SDI, Inc. 2600 One Logan Square
Philadelphia, PA  19103

Attention:  O. Gordon Brewer, Jr. and Ernest L. Ransome, III The Special
            Committee of the Board of Directors of Lehman/SDI, Inc.

Gentlemen:

         In connection with the proposed conversion of SunSource L.P. ("SunSource" or the "Partnership") to corporate form (the "Conversion"), you have requested our opinion as to the fairness, from a financial point of view, to holders of SunSource's Class A Limited Partnership Interests ("Class A Interests") and Class B Limited Partnership Interests ("Class B Interests") of the Partnership of (i) the consideration to be received by holders of Class A Interests and holders of Class B Interests, respectively, and (ii) the General Partner Consideration (as defined herein) in the Conversion. The terms of the Conversion are summarized in the Summary Terms of the Conversion Proposal dated December 9, 1996 (the "Term Sheet") prepared by SDI Partners I, L.P (the "General Partner"). The Term Sheet provides that (i) holders of Class A Interests will receive in exchange for each Class A Interest, 0.38 shares of 11.6% Trust Preferred Securities, par value $25.00 per share (the "Preferred Securities") of SunSource Capital Trust and $1.30 in cash, (ii) holders of Class B Interests will receive in exchange for each Class B Interest one share of common stock, par value $.01 per share (the "Common Stock") of a newly formed Delaware corporation (the "Company"), and (iii) the General Partner will receive 4,000,000 shares of Common Stock in exchange for its general partnership interests in SunSource and the Operating Partnership (as defined below). The Common Stock to be received by the General Partner is referred to herein as the "General Partner Consideration."

In arriving at our opinion, we have reviewed the Term Sheet and the limited partnership agreements of the Partnership, SDI Operating Partners L.P. (the p"Operating Partnership"), and the General Partner, and held discussions with certain senior operating management of the Operating Partnership ("Management") and representatives and advisors of the Partnership, the Operating Partnership and the General Partner to discuss the business, operations and prospects of the Partnership. We have examined certain publicly available business and financial information relating to the Partnership as well as internal financial statements, forecasts and other financial and operating data concerning the Partnership prepared by Management. We have reviewed the financial terms of the Conversion as set forth in the Term Sheet in relation to, among other things: current and historical market prices and trading volumes of the Class A Interests and Class B Interests; historical and projected earnings and operating data of the Partnership; the capitalization and financial condition of the Partnership;

and the pro forma effect of the Conversion. We also considered, to the extent publicly available, the financial terms of certain other similar transactions which we considered comparable to the Conversion and analyzed certain financial, capital market and other publicly available information relating to the business of other companies whose operations we considered comparable to those of the Partnership. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information furnished to or otherwise reviewed by or discussed with us, we have been advised by Management that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of Management as to the expected future financial performance of the Partnership or the Company, as the case may be, and we further relied on the assurances of management that it is unaware of any facts that would make the information or forecasts provided to us incomplete or misleading.

We are not expressing any opinion as to what the value of the Preferred Securities or the Common Stock actually will be when issued to holders of Class A Interests and Class B Interests, respectively, or the prices at which the Preferred Securities or Common Stock will trade subsequent to the Conversion. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Partnership. We have not been asked to express an opinion as to the relative merits of the Conversion as compared to any alternative business strategies that might exist for the Partnership or the effect of any alternative transaction in which the Partnership might engage. We were not asked to solicit third-party indications of interest in acquiring all or any part of the Partnership. Our opinion is necessarily based upon financial, capital market and other conditions and circumstances existing and disclosed to us as of the date hereof.

We have been engaged to render financial advisory services to the Special Committee (the "Special Committee") of the Board of Directors of Lehman/SDI, Inc. in connection with the Conversion and will receive a fee for our services, including a fee for the delivery of this opinion. In the ordinary course of business, we and our affiliates may actively trade or hold the Class A Interests and Class B Interests for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this opinion is for the information of the Special Committee and the Board of Directors of Lehman/SDI, Inc. only and may not be used for any other purpose without prior written consent, except that this opinion may be included in any proxy statement, registration statement or similar document prepared in connection with a Conversion. Provided however, that the opinion shall be included in its entirety and any other reference to Smith Barney shall be accurate and complete and shall not be included without the consent of Smith Barney, which consent shall not be unreasonably withheld.

Based upon and subject to the foregoing, our experience as investment bankers and other factors we deemed relevant, we are of the opinion that, as of the date hereof, (i) the consideration to be received in the Conversion by the holders of Class A Interests is fair from a financial point of view to such holders, (ii) the consideration to be received in the Conversion by the holders of Class B Interests is fair from a financial point of view to such holders, and (iii) the General Partner Consideration to be received in the Conversion is fair from a financial point of view to the holders of Class A Interests and to the holders of the Class B Interests, respectively.


                                     Very truly yours,



                                     SMITH BARNEY INC.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

                  Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Article VII of the Registrant's Bylaws, requires the Registrant to indemnify directors and officers of the Registrant or any other authorized representative against expenses, judgments and any settlement amounts incurred in a third party proceeding brought by reason of the fact that the person is an authorized representative of the Registrant. The Bylaws also permit indemnification of expenses incurred by an authorized representative in connection with a proceeding brought in the name of the corporation. The Bylaws further specify procedures for such indemnification. Section 145 also empowers the Registrant to purchase and maintain insurance that protects its officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions.

Item 21. Exhibits and Financial Statement Schedules

         (a) Exhibits:

Exhibit
Number       Description
------       -------------

2.1*         Agreement and Plan of Conversion dated as of March __, 1997 among the Registrant, SunSource L.P., LPSub Inc., Lehman/SDI, Inc.
             and the limited partners of SDI Partners I, L.P.
3.1*         Amended and Restated Certificate of Incorporation
3.2*         Bylaws
4.1**        Indenture dated as of ___________, 1997 between the Registrant and Bank of
             New York
5.1**        Opinion of Morgan, Lewis & Bockius LLP regarding legality of the shares of common stock being registered
5.2**        Opinion of Richards, Layton & Finger regarding legality of the
             Trust Preferred Securities being registered
8.1*         Opinion of Morgan, Lewis & Bockius LLP regarding certain tax matters
10.1*        Registration Rights Agreement dated as of _____________, 1997 among the Registrant,
             Lehman Brothers and the Senior Executives
10.2*        Stockholders Agreement dated as of _____________, 1997 among the Registrant, Lehman
             Brothers and certain stockholders of the Registrant
10.3*        Contribution Agreement dated as of _____________, 1997 between the Registrant and Lehman
             Brothers
10.4**       Deferred Compensation Plan for Key Employees of SDI Operating Partners, L.P.
10.5*        Rights Agreement dated as of _____________, 1997 between the Registrant and
             _____________, as Rights Agent
23.1*        Consent of Coopers & Lybrand L.L.P.
23.2*        Consent of Morgan, Lewis & Bockius LLP (included in its opinions filed as Exhibits 5.1 and 8.1 hereto)
23.3**       Consent of Richards, Layton & Finger (included in its opinion filed as Exhibit 5.2 hereto)
23.4*        Consent of Smith Barney Inc.
24+          Powers of Attorney (included on the signature page)
27.1+        Financial Data Schedule
99.1**       Form of Proxy


------------------
*        Filed herewith.
**       To be filed by amendment.
+        Previously filed.


(b)      Financial Statement Schedules:

         Schedules are omitted because of the absence of conditions under which they are required or because the required information is given in the financial statements or notes thereto.

Item 22.  Undertakings

         (1)      The undersigned registrant hereby undertakes:

                  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)  To include any prospectus required by
                  section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (2) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (3) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (6)      The undersigned registrant hereby undertakes that:

                  (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Philadelphia, Pennsylvania on March 19, 1997.

                                         SUNSOURCE INC.


                                  By:  /s/ Donald T. Marshall
                                       -------------------------------------
                                       Donald T. Marshall
                                       President and Chief Executive Officer



            Signature                                      Title                             Date
           ----------                                      -----                             -----
 /s/ Donald T. Marshall                             President, Chief Executive           March 19, 1997
------------------------------                      Officer and Director
Donald T. Marshall                                  (principal executive officer)


 /s/ Joseph M. Corvino                              Vice President - Finance             March 19, 1997
------------------------------                      (principal financial and
Joseph M. Corvino                                   accounting officer)


 /s/ Norman V. Edmonson                             Director                             March 19, 1997
------------------------------
Norman V. Edmonson

------------------------------                      Director                             March 19, 1997
Eliot M. Fried


                                  EXHIBIT INDEX



Exhibit
Number       Description
------       -------------

2.1*         Agreement and Plan of Conversion dated as of March __, 1997 among the Registrant, SunSource L.P., LPSub Inc., Lehman/SDI, Inc. and
             the limited partners of SDI Partners I, L.P.
3.1*         Amended and Restated Certificate of Incorporation
3.2*         Bylaws
4.1**        Indenture dated as of ___________, 1997 between the Registrant and Bank of
             New York
5.1**        Opinion of Morgan, Lewis & Bockius LLP regarding legality of the shares of common stock being registered
5.2**        Opinion of Richards, Layton & Finger regarding legality of the
             Trust Preferred Securities being registered
8.1*         Opinion of Morgan, Lewis & Bockius LLP regarding certain tax matters
10.1*        Registration Rights Agreement dated as of _____________, 1997 among the Registrant,
             Lehman Brothers and the Senior Executives
10.2*        Stockholders Agreement dated as of _____________, 1997 among the Registrant, Lehman
             Brothers and certain stockholders of the Registrant
10.3*        Contribution Agreement dated as of _____________, 1997 between the Registrant and Lehman
             Brothers
10.4**       Deferred Compensation Plan for Key Employees of SDI Operating Partners, L.P.
10.5*        Rights Agreement dated as of _____________, 1997 between the Registrant and
             _____________, as Rights Agent.
23.1*        Consent of Coopers & Lybrand L.L.P.
23.2*        Consent of Morgan, Lewis & Bockius LLP (included in its opinions filed as Exhibits 5.1 and 8.1 hereto)
23.3**       Consent of Richards, Layton & Finger (included in its opinion filed as Exhibit 5.2 hereto)
23.4*        Consent of Smith Barney Inc.
24+          Powers of Attorney (included on the signature page)
27.1+        Financial Data Schedule
99.1**       Form of Proxy


------------------
*        Filed herewith.
**       To be filed by amendment.
+        Previously filed.